EXHIBIT 10.14

Execution Version

FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

WELLTOWER INC.,

VIDA MOB PORTFOLIO CO-INVEST LLC,

AND

VIDA JV LLC

August 24, 2020

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TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

A.	Escrow Agreement

B.	Debt Commitment Letter

C.	Holdings LLC Agreement

D.	Sources and Uses Table

E.	Welltower Contribution Agreement

F.	Form of CCR Estoppel Certificate

G.	Additional Matters

H.	Form of Space Tenant Estoppel Certificate

I.	Price Allocation

J.	Title Proformas

K.	Owner’s Affidavit

L.	Form of Subsequent Contribution Agreement

M.	Initial Facilities

N.	Post-Closing Action Items

FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of August 24, 2020 (this “Agreement”), is entered into among Welltower Inc., a Delaware corporation (“Welltower”), Vida MOB Portfolio Co-Invest LLC, a Delaware limited liability company (“Investor”) and Vida JV LLC (“Holdings”). Welltower, Holdings and Investor are sometimes referred to herein as the “Parties” and each individually as a “Party”.

A. Welltower indirectly owns, either in fee simple or in ground leasehold estates, a portfolio comprised of (i) twenty-two (22) medical office buildings, consisting of fifteen (15) Owned Facilities and seven (7) Leased Facilities; and (ii) the Parking Lot (such Facilities and the Parking Lot, the “Portfolio”).

B. Welltower and Investor desire to indirectly own or lease, as applicable, the Portfolio, or as many Facilities therein as may be transferred, 15% and 85%, respectively.

C. Holdings was formed solely for purposes of the Transaction, and Welltower currently holds all of its Membership Interests such that Holdings is currently treated as a “disregarded entity” for U.S. federal income tax purposes.

D. Welltower has formed, or prior to each relevant Closing will form each PropCo. Prior to the Initial Closing (and subject to the satisfaction by Investor of its obligations under Article II), Welltower will effect a reorganization such that (i) each Owned Facility or Leased Facility (and its respective Ground Lease) set forth on Exhibit M or listed in a notice provided to Investor (the “Initial Closing Notice”) at least ten (10) Business Days prior to the Initial Closing (each such Facility an “Initial Facility”) is owned by the PropCo set forth opposite its name on Section 1.01(a) of the Welltower Disclosure Letter and (ii) each such PropCo is owned by Holdings (collectively, the “Reorganization”). Any Facility not included in the Initial Closing Notice may be included in a subsequent notice provided by Welltower to Investor (the “Subsequent Closing Notice”) at least ten (10) Business Days prior to the applicable Subsequent Closing.

E. In connection with the Initial Closing, Holdings and its Subsidiaries will enter into the Debt Financing, and Holdings will issue to Investor an 85% Membership Interest in Holdings in exchange for the Initial Capital Contribution.

F. At the Initial Closing Holdings will distribute to Welltower the net proceeds received from the Debt Financing and the issuance of the Membership Interest to Investor.

G. In connection with each Subsequent Closing, the Parties will make the capital contributions and cause the appropriate Welltower Subsidiaries to take the actions set forth in Section 2.09.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties agree as follows:

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ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Appendix A to this Agreement. The definitions set forth in Appendix A or otherwise referred to in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

ARTICLE II

AGREEMENTS

Section 2.01 Consideration.

(a) Membership Interest Purchase. Subject to the terms and conditions contained herein, at the Initial Closing, Investor agrees to purchase from Holdings, and Holdings hereby agrees to issue and sell to Investor, an eighty five percent (85%) Membership Interest in Holdings, the consideration for which shall be the total amount of the Initial Capital Contribution, subject to adjustment in accordance with Section 7.2(b) of the Holdings LLC Agreement.

(b) Earnest Money Deposit. Subject to the terms and conditions contained herein, on the Effective Date, Investor shall deposit with the Escrow Agent the amount of Thirteen Million US Dollars ($13,000,000) (the “Deposit”) by wire transfer of immediately available funds as provided in the Escrow Agreement. The Escrow Agent shall hold the Deposit in an interest-bearing account maintained at Wells Fargo Bank, N.A., in such manner that the Deposit is, to the extent feasible, protected by federal deposit insurance. The Deposit and any interest earned thereon is hereinafter collectively referred to as the “Earnest Money.” The Earnest Money shall be held and delivered by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.02 Initial Capital Contribution.

(a) Payment of Initial Capital Contribution on the Initial Closing Date. Not later than 2:00 PM Eastern time on the Escrow Date, subject to the fulfillment, or waiver by Investor, of each condition to the obligation of Investor to consummate the Transaction (treating the Escrow Date as the Initial Closing Date for all purposes hereunder), Investor shall (i) deposit immediately available funds in an amount equal to Investor’s Initial Capital Contribution under the Holdings LLC Agreement (less the Earnest Money, all of which shall be applied as a credit against the amount of the Initial Capital Contribution due from Investor on the Initial Closing Date) plus Investor’s share of any closing costs by wire transfer to the Escrow Agent and (ii) execute and deposit the Transaction Documents to which it is a party with the Escrow Agent. The Escrow Agent shall transfer all such funds to Welltower on the Initial Closing Date.

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(b) Welltower Guaranty. The Parties have agreed that any Shortfall Payment (as defined in the Holdings LLC Agreement) (reduced but not below zero for any Excess Repayment (as defined in the Holdings LLC Agreement) in respect thereof) shall be characterized on the books and records of the Parties and of Holdings as a proportionate reimbursement of a portion of Investor’s Initial Capital Contribution hereunder resulting in a purchase price reduction as described in the Holdings LLC Agreement to Welltower directly, in each case, in accordance with Section 7.2(b) of the Holdings LLC Agreement. This Section 2.02(b) shall survive until the second anniversary of the Initial Closing Date (together with such additional period of time as may be necessary or required to effectuate the payment of the Shortfall Payment or Excess Repayment).

Section 2.03 Welltower Contributions. Not later than 2:00 PM Eastern time on the Escrow Date, subject to the fulfillment, or waiver by Welltower, of each condition to the obligation of Welltower to consummate the Transaction (treating the Escrow Date as the Initial Closing Date for purposes of determining the satisfaction of such conditions), including without limitation the performance and satisfaction by Investor of its obligations under Section 2.02, (i) Welltower shall execute and deposit the Transaction Documents to which it is a party with the Escrow Agent, (ii) Welltower shall cause Holdings and its Subsidiaries to execute and deposit each of the Transaction Documents to which each, respectively, is a party, with the Escrow Agent, and (iii) Welltower shall and shall cause Holdings and its Subsidiaries to effect the Reorganization.

Section 2.04 Initial Closing. On the Initial Closing Date, subject only to the satisfaction of the conditions in Sections 5.01, 5.02(d) and 5.03(f), (i) the Escrow Agent shall deliver copies of each of the Transaction Documents executed by each of the parties thereto to each of the Parties, (ii) the Escrow Agent shall release the Initial Capital Contribution to Welltower and Investor’s share of closing costs previously paid or payable by Welltower (as shown on the Closing Statement), if any, to Welltower, (iii) Holdings shall issue and deliver to Investor an 85% Membership Interest in Holdings (iv) Investor shall consummate each of the transactions contemplated by the Transaction Documents to be consummated by Investor at the Initial Closing, (v) Welltower shall consummate each of the transactions contemplated by the Transaction Documents to be consummated by Welltower at the Initial Closing and (vi) Welltower shall cause its Subsidiaries to consummate, as applicable, each of the transactions contemplated by the Transaction Documents to be consummated by each such Subsidiary at the Initial Closing.

Section 2.05 Other Agreements among the Parties and Holdings and its Subsidiaries. Except as otherwise set forth herein, on the Escrow Date or the Initial Closing Date, as applicable, the Parties shall, and shall cause each of their respective Subsidiaries to comply with the provisions of this Article II, to the extent applicable, and to effect the Transaction, including the payments contemplated by the Sources and Uses Table. No later than ten (10) Business Days prior to the Escrow Date, the Parties will agree upon a list (the “Subsequent Consent Exhibit”) of those Facilities in the Portfolio that are not Initial Facilities, including Excluded Facilities, (each such Facility a “Subsequent Facility”), taking into account that any Facility that forms part of a set of Grouped Facilities shall only be included in the Portfolio once all Facilities forming part of such set can be included in the Portfolio.

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Section 2.06 Closing Transactions; Extensions. The initial closing (the “Initial Closing”) shall take place on the Initial Closing Date remotely via the exchange of executed documents and other deliverables by electronic transmission and/or facsimile via an escrow through the office of the Escrow Agent, or at such other time or place as the Parties may mutually agree in their sole and absolute discretion. Notwithstanding the foregoing, (A) if as of the Escrow Date, the Ground Lessor Estoppel Certificate Condition or the Space Tenant Estoppel Certificate Condition has not been satisfied or Welltower has not obtained any waiver, consent, amendment or other agreement referred to in Section 2.07 that it is then seeking to obtain, either Party shall have the right to adjourn the Escrow Date (by providing written notice to the other Party of such adjournment) to a date that is no later than thirty (30) days after the initial Escrow Date in order to satisfy such conditions or obtain such waiver, consent amendment or other agreement; further, so long as Welltower is actively seeking to satisfy the Ground Lessor Estoppel Certificate Condition or the Space Tenant Estoppel Certificate Condition or to obtain any such waiver, consent amendment or other agreement, either Party shall have the right to adjourn the Escrow Date two (2) additional times for a period of up to thirty (30) days per adjournment (by providing written notice to the other Party of such adjournment), and (B) if the conditions to the Debt Financing (including any alternate financing) have not been satisfied, either Party shall have the right to adjourn the Escrow Date (by providing written notice to the other Party of such adjournment) to a date that is no later than thirty (30) days after the initial Escrow Date in order to satisfy such conditions. Further, so long as either Party is actively seeking to consummate the Debt Financing, either Party shall have the right to adjourn the Escrow Date two additional times for a period of up to thirty (30) days per adjournment. For the avoidance of doubt, subject to the conditions set forth in this paragraph, the Parties shall have the right to adjourn the Escrow Date, up to three times for up to thirty (30) days each time for a total of up to ninety (90) days. In all events, the Initial Closing Date shall occur the Business Day following the Escrow Date.

Section 2.07 Excluded Facilities. Notwithstanding anything contained herein, but in all cases subject to Sections 2.09, 4.02 and 5.03(h):

(a) Ground Lessor Transfer Consents. Section 2.07(a) of the Welltower Disclosure Letter lists each Leased Facility with respect to which the Ground Lease applicable thereto prohibits certain transfers to be effected by the Transaction. Any such Leased Facility shall not be (i) contributed to any Welltower Subsidiary on or before the Escrow Date, (ii) included in the Transaction, or (iii) considered one of the Facilities for purposes of this Agreement, unless, on or before the Escrow Date and in accordance with the applicable Ground Lease, the Ground Lessor that is a party to the Ground Lease for such Leased Facility provides to a Welltower Entity such Ground Lessor’s written consent (or its consent is deemed given) with respect to the transfer at issue. Notwithstanding the foregoing, Welltower may include any such Leased Facility so excluded in a Subsequent Closing, so long as such consent is obtained (or deemed obtained) on or before the date that is ten (10) Business Days prior to such Subsequent Closing.

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(b) Ground Lessor Purchase Rights. Section 2.07(b) of the Welltower Disclosure Letter lists each Leased Facility with respect to which the Ground Lease applicable thereto provides the Ground Lessor that is a party thereto the right to purchase the leasehold estate created by the applicable Ground Lease, either pursuant to a right of first offer, right of first refusal, or other form of purchase option, as a result of certain transfers to be effected by the Transaction (the “Ground Lessor Purchase Rights”). Any such Leased Facility shall not be (i) contributed to any Welltower Subsidiary on or before the Escrow Date, (ii) included in the Transaction, or (iii) considered one of the Facilities for purposes of this Agreement, unless, on or before the Escrow Date and in accordance with the applicable Ground Lease, the Ground Lessor that is a party to the Ground Lease for such Leased Facility provides to a Welltower Entity such Ground Lessor’s written waiver (or its waiver is deemed given) of such rights with respect to the transfer at issue. Notwithstanding the foregoing, Welltower may include any such Leased Facility so excluded in a Subsequent Closing, so long as such waiver is obtained (or deemed obtained) on or before the date that is ten (10) Business Days prior to such Subsequent Closing.

(c) CCR Purchase Rights. Section 2.07(c) of the Welltower Disclosure Letter lists each Facility with respect to which the real property improved by such Facility is subject to any declaration of covenants, condition, restriction, easement or similar instrument or encumbrance (“CCRs”) providing a third party the right to purchase such Facility or property (or an interest therein), either pursuant to a right of first offer, right of first refusal, or other form of purchase option, as a result of certain transfers to be effected by the Transaction (the “CCR Purchase Rights”). Any such Facility shall not be (i) contributed to any of the Welltower Subsidiaries on or before the Escrow Date, (ii) included in the Transaction, or (iii) considered one of the Facilities for purposes of this Agreement, unless, on or before the Escrow Date and in accordance with the applicable CCRs, the party possessing such CCR Purchase Right provides to a Welltower Entity such party’s written waiver (or its waiver is deemed given) of such rights with respect to the transfer at issue. Notwithstanding the foregoing, Welltower may include any such Leased Facility so excluded in a Subsequent Closing, so long as such waiver is obtained (or deemed obtained) on or before the date that is ten (10) Business Days prior to such Subsequent Closing.

(d) Ground Lease Financing Amendments and Recognition Agreements. Certain of the Leased Facilities are the subject of Ground Leases (x) that will need to be amended, and/or (y) with respect to which the Ground Lessor thereunder will need to enter into a recognition agreement with a lender, to effect the Debt Financing. Any such Leased Facility shall not be (i) contributed to any Welltower Subsidiary on or before the Escrow Date, (ii) included in the Transaction, or (iii) considered one of the Facilities for purposes of this Agreement, unless, on or before the Escrow Date and in accordance with the applicable Ground Lease, the Ground Lessor that is a party to the Ground Lease for such Leased Facility enters into any written amendment or recognition agreement needed to effect the Debt Financing, as applicable. Notwithstanding the foregoing, Welltower may include any such Leased Facility so excluded in a Subsequent Closing, so long as any such amendment or recognition agreement is entered into on or before the date that is ten (10) Business Days prior to such Subsequent Closing.

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(e) Ground Lessor Estoppel Certificate Condition. In the event that the Ground Lessor Estoppel Certificate Condition is not satisfied with respect to any Leased Facility, then at Investor’s option, which option Investor shall exercise by delivering notice thereof to Welltower at least five (5) Business Days prior to the Initial Closing, such Facility shall not be (i) contributed by Welltower or any Affiliate of Welltower to any of the Welltower Subsidiaries on or before the Escrow Date, (ii) included in the Transaction, or (iii) considered one of the Facilities for purposes of this Agreement. Notwithstanding the foregoing, Welltower may include any such Leased Facility so excluded in a Subsequent Closing, so long as the Ground Lessor Estoppel Certificate Condition for such Leased Facility is satisfied on or before the date that is ten (10) Business Days prior to such Subsequent Closing.

(f) Tenant Purchase Rights. Section 2.07(f) of the Welltower Disclosure Letter lists each Facility with respect to which a Space Lease applicable thereto provides the Space Tenant that is a party thereto the right to purchase such Facility (or an interest therein), either pursuant to a right of first offer, right of first refusal, or other form of purchase option, as a result of certain transfers to be effected by the Transaction (the “Space Tenant Purchase Rights”). Any such Facility shall not be (i) contributed to any of the Welltower Subsidiaries on or before the Escrow Date, (ii) included in the Transaction, or (iii) considered one of the Facilities for purposes of this Agreement, unless, on or before the Escrow Date and in accordance with the applicable Space Lease, the Space Tenant that is a party to the Space Lease for such Facility provides to a Welltower Entity such tenant’s written waiver (or its waiver is deemed given) of such rights with respect to the transfer at issue. Notwithstanding the foregoing, Welltower may include any such Leased Facility so excluded in a Subsequent Closing, so long as such waiver is obtained (or deemed obtained) on or before the date that is ten (10) Business Days prior to such Subsequent Closing.

(g) Title Objection. In the event that Investor elects to terminate this Agreement with respect to a Facility in accordance with, the terms and conditions of Section 4.01(f), then such Facility shall not be (i) contributed to any Welltower Subsidiary on or before the Escrow Date, (ii) included in the Transaction, or (iii) considered one of the Facilities for purposes of this Agreement. Notwithstanding the foregoing, Welltower may include any such Leased Facility so excluded in a Subsequent Closing, so long as the relevant Title Objection is eliminated or modified on or before the date that is ten (10) Business Days prior to such Subsequent Closing.

(h) Casualty and/or Condemnation. In the event that there is a casualty or Condemnation and the Investor elects to exclude the Damaged Facility from this Transaction in accordance with Section 4.14 of this Agreement, then such Facility shall not be contributed by Welltower or any Affiliate of Welltower to any of the Welltower Subsidiaries, shall not be included in the Transaction, and shall not be considered one of the Facilities for purposes of this Agreement.

(i) Facilities not Financeable. In the event that Investor elects to terminate this Agreement with respect to a Facility in accordance with the terms and conditions of Section 4.08(d), then such Facility shall not be (i) contributed to any Welltower Subsidiary on or before the Escrow Date, (ii) included in the Transaction, or (iii) considered one of the Facilities for purposes of this Agreement. Notwithstanding the foregoing, Welltower may include any such Facility so excluded in a Subsequent Closing, so long as the Parties are able to obtain alternative financing for such Facility on or before the date that is ten (10) Business Days prior to such Subsequent Closing.

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(j) [Reserved]

(k) Ground Lessor Management Consents. Section 2.07(k) of the Welltower Disclosure Letter lists each Leased Facility with respect to which the Ground Lease applicable thereto provides the Ground Lessor thereunder with certain rights to consent to the property manager and/or leasing agent for such Facility. Any such Leased Facility shall not be (i) contributed to any Welltower Subsidiary on or before the Escrow Date, (ii) included in the Transaction, or (iii) considered one of the Facilities for purposes of this Agreement, unless, on or before the Escrow Date and in accordance with the applicable Ground Lease, the Ground Lessor that is a party to the Ground Lease for such Leased Facility provides to a Welltower Entity such Ground Lessor’s written consent (or its consent is deemed given) with respect to the proposed property manager and/or leasing agent to be engaged with respect to such Leased Facility from and after the Initial Closing or Subsequent Closing, as applicable. Notwithstanding the foregoing, Welltower may include any such Leased Facility so excluded in a Subsequent Closing, so long as such consent is obtained (or deemed obtained) on or before the date that is ten (10) Business Days prior to such Subsequent Closing.

(l) Effect of Excluded Facility. To the extent any Facility is excluded in accordance with this Section 2.07 (any such facility, an “Excluded Facility”), (a) the Initial Capital Contribution shall be reduced by forty two and one-half percent (42.5%) of the value attributed to each such Facility in the Price Allocation, and the amount of the Debt Financing drawn down at the Initial Closing shall be reduced in accordance with the provisions of the Debt Financing Agreements, provided, that, to the extent that the reduction in the amount of the Debt Financing drawn down is greater than fifty percent (50%) of the value attributed to the Excluded Facility in the Price Allocation, the Initial Capital Contribution will be increased by the difference between (x) the amount by which the draw down was reduced and (y) fifty percent (50%) of the value attributed to the Excluded Facility in the Price Allocation.

Section 2.08 Escrow Agent. The Parties agree that the Initial Capital Contribution, plus Investor’s share of closing costs and each of the Transaction Documents deposited by any of the Parties or their Affiliates, shall be held by the Escrow Agent, in trust, pursuant to an Escrow Agreement, in form and substance as set forth on Exhibit A (the “Escrow Agreement”), which the Parties are executing and delivering concurrently with the execution and delivery of this Agreement.

Section 2.09 Subsequent Closings.

(a) The Parties acknowledge and agree that it is their intent that Welltower contribute each Subsequent Facility to Holdings by transfer to a PropCo or transfer of an Existing PropCo to Holdings in up to two (2) additional transactions (the consummation of each such transaction is referred to herein as a “Subsequent Closing”). The first such Subsequent Closing shall take place on a date not more than ninety (90) days after the Initial Closing Date (i.e., Wednesday, December 23, 2020). Thereafter, if there are remaining Subsequent Facilities, the second (and final) Subsequent Closing may take place on a date (the “Long Stop Date”) not more than one hundred thirty-five (135) days after the Initial Closing Date (i.e., Monday, February 8, 2021). The value attributable to each such Subsequent Facility shall be that set forth in the Price Allocation. Unless otherwise agreed by the Parties, any Subsequent Facility not contributed

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pursuant hereto by the Long Stop Date, shall not be transferable hereunder. Welltower shall use good faith efforts to keep Investor informed as to its progress in obtaining the Subsequent Consents for each Subsequent Facility. If Welltower wishes to initiate a Subsequent Closing, Welltower may give Investor no less than ten (10) Business Days’ written notice that it intends to hold a Subsequent Closing as to those Subsequent Facilities where the Subsequent Consents have been obtained, listing the Subsequent Facilities to be included and specifying the date of such Subsequent Closing (the “Subsequent Closing Date”). Following the provision of such notice of a Subsequent Closing, the following shall apply, subject to the applicable conditions set forth in Section 5.04, Section 5.05 and Section 5.06:

(b) Not later than 2:00 PM Eastern on each Subsequent Closing Date, (i) the Parties will cause a PropCo to be formed for each Subsequent Facility (or each set of Subsequent Facilities that constitutes a set of Grouped Facilities), each with a limited liability company agreement in the same form used for the other PropCo and with Holdings as the sole member of each PropCo, (ii) the Parties will cause the relevant Welltower Subsidiary(ies) to execute and deliver a contribution agreement (“Subsequent Contribution Agreement”) in substantially the form of Exhibit L for the contribution of any Subsequent Facilities in connection with such Subsequent Closing and (iii) Investor shall make an additional capital contribution (an “Additional Capital Contribution”) to Holdings equal to approximately forty two and one half percent (42.5%) of the aggregate purchase price of the Facilities included in such Subsequent Closing, which shall be distributed to Welltower in a special distribution.

(c) At the Subsequent Closing, the Parties will cause the relevant Welltower Subsidiaries to (i) satisfy the Joinder Project Advance Conditions (as such term is defined in Section 2.1(e) of the Loan Agreement between Lender and the Welltower Subsidiaries), (ii) execute and submit a Joinder Project Advance Request to the Administrative Agent (as defined in the Loan Agreement between Lender and the Welltower Subsidiaries) requesting that Lender disburse a Joinder Project Advance (as such term is defined in Section 2.1(e) of the Loan Agreement between Lender and the Welltower Subsidiaries) to be used to fund a special distribution to Welltower in accordance with the applicable Subsequent Contribution Agreement and (iii) consummate the Subsequent Closing. All costs and expenses of the Parties or Holdings incurred in connection with any Subsequent Closing shall be allocated and paid in accordance with the Parties’ “Sharing Ratios” as defined in the Holdings LLC Agreement. Each Subsequent Closing shall take place on relevant Subsequent Closing Date remotely via the exchange of executed documents and other deliverables by electronic transmission and/or facsimile via an escrow through the office of the Escrow Agent, or at such other time or place as the Parties may mutually agree in their sole and absolute discretion.

Section 2.10 Post-Closing Adjustments.

(a) Within ninety (90) days following the Initial Closing Date, Welltower will prepare and deliver to Investor a final closing statement containing the actual amounts of any line items estimated for purposes of preparing the Closing Statement, together with reasonable back-up documentation for such amounts. Said final closing statement shall be subject to Investor’s reasonable approval. Within ten (10) Business Days of delivery of such final closing statement to Investor, the applicable Party will then make any payments, if any, required to be made to the other Parties hereto such that the total amounts paid and received by each of the Parties are the same as they would have been had such final closing statement been the Closing Statement hereunder and, if necessary, the Parties will cause Holdings to make any distributions necessary to accomplish the foregoing.

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(b) Within ninety (90) days following any Subsequent Closing, Welltower will prepare and deliver to Holdings a final closing statement containing the actual amounts of any line items estimated for purposes of preparing the Closing Statement (as defined in the applicable Subsequent Contribution Agreement), together with reasonable back-up documentation for such amounts. Said final closing statement shall be subject to Holdings’ reasonable approval. Within ten (10) Business Days of delivery of such final closing statement to Holdings, the applicable Party will then make any payments, if any, required to be made to the other Parties hereto such that the total amounts paid and received by each of the Parties are the same as they would have been had such final closing statement been the Closing Statement under the applicable Subsequent Contribution Agreement. For the avoidance of doubt, if the Distribution (as defined in the applicable Subsequent Contribution Agreement) amount was too low, Investor shall make a capital contribution to Holdings in the amount of the shortfall and such amount shall be distributed to Welltower and if the amount was too high then Welltower shall make a capital contribution to Holdings in an amount equal to the excess and such amount shall be distributed to Investor. Any contribution and distribution pursuant to this Section 2.10(b) shall be treated as a purchase price adjustment for U.S. federal income tax purposes.

Section 2.11 COVID Closing Delay.

(a) Except as expressly required by the terms of the Transaction Documents, no Welltower Entity shall have any obligation to provide any affidavits, personal undertakings or title indemnities to the Title Company respecting the issuance of the Title Policies or any endorsements to the Title Policies in order to cause the Closing to occur; provided, that if (and only if) any of the recording offices for any jurisdiction in which a Facility is located are closed for recording (including electronic recording) on the Closing Date, the applicable Welltower Entity (other than Holdings) will provide the Title Company with a personal undertaking or owner’s affidavit (collectively, an “Owner’s Affidavit”) with respect to its Facilities, in the form annexed hereto as Exhibit K, but solely with respect to the jurisdictions in which no recording is possible on the Closing Date.

(b) If as a result of COVID-19 either (i) the Title Company will not agree to issue the Title Policy on the Closing Date in the form required by this Agreement because it is unable to record recordable Closing Deliverables as a result of the closure of recording offices despite delivery of the Owner’s Affidavit or (ii) if nationally recognized financial institutions or the Lenders are not completing wire transfers of immediately available funds or issuing certified checks for amounts required to be paid under this Agreement to satisfy the conditions to the obligations of the Parties hereto to consummate the Closing (including the net proceeds received from the Debt Financing) (the events in clauses (i) and (ii), each a “COVID Closing Delay”), then the Closing Date shall be automatically extended to the date which is two (2) Business Days following the first Business Day on which the applicable COVID Closing Delay no longer exists. For the avoidance of doubt, no Welltower Entity shall have any obligation to deliver indemnities other than those set forth in the Owner’s Affidavit in order to cause the Closing to occur if it would otherwise be extended under the immediately preceding sentence.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Welltower Representations. Except as set forth in the Welltower Disclosure Letter, Welltower represents and warrants to Investor and Holdings as follows:

(a) Existence; Good Standing. Welltower (i) is a corporation duly organized, validly existing under the laws of its jurisdiction of incorporation and has all corporate power and authority required to carry on its business as now conducted and to own and operate its business as now owned and operated by it and (ii) is qualified to conduct business and is in good standing in each jurisdiction in which it conducts business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; Enforceability. (i) Welltower has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (ii) the execution and delivery by Welltower of this Agreement and each of the other Transaction Documents to which Welltower is a party, and the performance by Welltower of its obligations contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, and (iii) this Agreement has been and, when executed, the other Transaction Documents will have been, duly and validly executed and delivered by Welltower and, assuming the due execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the other parties thereto, this Agreement constitutes, and as of their execution, each of the other Transaction Documents to which Welltower is a party will constitute, the legal, valid and binding agreement of Welltower, enforceable against Welltower in accordance with their respective terms, except to the extent that their enforceability may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(c) Governmental Authorization. The execution, delivery and performance by Welltower of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, require no Governmental Approval.

(d) Non-Contravention; Consents. The execution, delivery and performance by Welltower of this Agreement and the other Transaction Documents to which Welltower is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) contravene or conflict with the certificate of incorporation, bylaws or other organizational documents of Welltower; (ii) contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to Welltower or the Facilities; or (iii) (A) constitute (either directly or upon the passage of time or the providing of notice or both) a default or an event of default under, give rise to any right of termination, cancellation, modification, acceleration of, or a loss of any benefit under any Contract to which Welltower or any of its Subsidiaries is a party, (B) result in the creation or imposition of any Lien (other than Permitted Liens) on the Facilities or any portion thereof, (C) constitute a breach, default or violation of any settlement agreement, judgment, injunction or decree applicable to Welltower or the Facilities, or (D) require the consent or approval of any counter-party to, or any third party in connection with, any Contract to which Welltower is a party.

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(e) Litigation. As of the date hereof, there is no Proceeding or court order currently in effect, pending or, to the Knowledge of Welltower, threatened, in each case, by or against Welltower or any of the Welltower Subsidiaries preventing, enjoining, altering, delaying, or seeking to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Transaction Documents. (i) Each of the Welltower Subsidiaries has complied in all material respects with all court orders that are applicable to its assets or business; (ii) no Welltower Subsidiary is in material violation of Applicable Law; and (iii) as of the date hereof, there is no Proceeding pending or, to the Knowledge of Welltower, threatened that questions the legality or validity of the transactions contemplated by this Agreement or that would reasonably be expected to impair the ability of Welltower or any Welltower Subsidiary to perform any of its obligations hereunder or under any of the Transaction Documents or reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby or thereby or that would reasonably be expected to have a Material Adverse Effect.

(f) Bankruptcy. Neither Welltower nor any of the Welltower Subsidiaries has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by any of their respective creditors, (iii) suffered the appointment of a receiver to take possession of any of the Initial Facilities or all, or substantially all, of their respective other assets, (iv) suffered the attachment or other judicial seizure of any Initial Facility or all, or substantially all, of their respective other assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(g) Patriot Act. Welltower is in material compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(h) OFAC. None of: (i) Welltower, nor (ii) any Person who owns a controlling interest in or otherwise controls Welltower, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(i) Senior Foreign Political Figure. Welltower is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure. Further, Welltower is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and, to the Knowledge of Welltower, none of the ten percent (10%) or greater direct or indirect owners of Welltower (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

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(j) Certain Representations Relating to the Welltower Subsidiaries. At the Initial Closing:

(i) Organization; Existence; Good Standing. Each of the Welltower Subsidiaries will be duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of the Welltower Subsidiaries will be duly qualified to transact business and be in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary. Each of the Welltower Subsidiaries will have the entity power and authority to own or lease and operate its assets and to carry on the business of owning or leasing any Facility which it owns or leases.

(ii) Authorization; Enforceability. Each Welltower Subsidiary will have all requisite entity power and authority to execute and deliver each of the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Welltower Subsidiary of each of the Transaction Documents to which such Welltower Subsidiary is a party, and the performance by such Welltower Subsidiary of its obligations contemplated thereby, will be when executed, duly and validly authorized by all necessary corporate or limited liability company action. When executed, such Transaction Documents will have been, duly and validly executed and delivered by each Welltower Subsidiary party thereto, and, assuming the due execution and delivery of the Transaction Documents to which each such Welltower Subsidiary is a party by the other parties thereto, will constitute, the legal, valid and binding agreement of such Welltower Subsidiary, enforceable against such Welltower Subsidiary in accordance with their respective terms, except to the extent that their enforceability may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(iii) Non-Contravention; Consents. The execution, delivery and performance by each Welltower Subsidiary of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) contravene or conflict with the certificate of incorporation, bylaws, certificate of formation, operating agreement or other organizational documents of such Welltower Subsidiary; (ii) contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to such Welltower Subsidiary or the Facilities; or (iii) except in those cases that would not reasonably be expected to have a Material Adverse Effect (A) constitute an event of default under, give rise to any right of termination, cancellation, modification, acceleration of, or a loss of any benefit under any Contract to which such Welltower Subsidiary is a party, (B) result in the creation or imposition of any Lien (other than Permitted Liens) on the Facilities or any portion thereof, (C) constitute a breach, default or violation of any settlement agreement, judgment, injunction or decree applicable to such Welltower Subsidiary or the Facilities, or (D) require the consent or approval of any counter-party to, or any third party in connection with, any Contract to which such Welltower Subsidiary is a party.

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(iv) Capital Structure. Immediately prior to the Initial Closing, Welltower will own all of the outstanding Membership Interests, free and clear of all Liens. Upon consummation of the Initial Closing in accordance with the terms hereof, the Membership Interest issued to Investor will be duly authorized and validly issued. Except as contemplated by this Agreement, there are no commitments to issue or sell any Membership Interests or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from Welltower or Holdings, any Membership Interests, and no such securities or obligations are outstanding.

(v) Ownership of Each PropCo. Holdings will own directly all of the outstanding membership interests of each PropCo, free and clear of all Liens, other than those created under applicable securities laws or pursuant to the limited liability company agreement of the relevant entity. All such membership interests will be duly authorized and validly issued. No PropCo has any commitment to issue or sell any of its membership interests or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from such entity, any membership interests, and no such securities or obligations are outstanding.

(vi) Title to Properties, Leases, Contracts, and Other Property-Related Items.

(A) Immediately prior to the Initial Closing, the PropCos will be the owners of, in each case free and clear of all Liens, except for Permitted Liens, good and insurable fee simple title to the real property and all buildings, structures and other improvements thereon constituting those Initial Facilities that are Owned Facilities, as listed opposite such PropCo’s name on Section 1.01(a) of the Welltower Disclosure Letter.

(B) Immediately prior to the Initial Closing, the PropCos will be the owners of, in each case free and clear of all Liens, except for Permitted Liens, valid leasehold interests in the real property and all buildings, structures and other improvements thereon constituting those Initial Facilities that are Leased Facilities, as listed opposite such PropCo’s name on Section 1.01(a) of the Welltower Disclosure Letter.

(C) Each Welltower Subsidiary has good title to (i) its assets other than equity securities free and clear of Liens other than Permitted Liens other than where the failure to have the same would not reasonably be expected to have a Material Adverse Effect on the use or operation of any Facility and (ii) the equity of its direct Subsidiaries free and clear of Liens other than those created under applicable securities laws or pursuant to the limited liability company agreement of the relevant entity.

(vii) Patriot Act. Each Welltower Subsidiary will be in material compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

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(k) OFAC. None of: (i) the Welltower Subsidiaries; nor (ii) any Person (other than Persons that hold an interest in a publicly traded entity) for whom a Welltower Subsidiary is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(l) Senior Foreign Political Figure. No Welltower Subsidiary is or will be a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

(m) Domestic Person. Neither Welltower nor any Welltower Subsidiary is a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

(n) Operations of Welltower Subsidiaries. Other than the Existing PropCos, none of the Welltower Subsidiaries has ever conducted any business, or incurred any Liabilities, other than (A) incident to its formation, (B) as contemplated by this Agreement or any Transaction Document or (C) as consented to by Investor in writing. As of the Initial Closing Date none of the Existing PropCos have any Liabilities in respect of which such Existing PropCo is or may be liable on or after the Initial Closing Date except those incurred in connection with the operation of the Facility owned by such Existing PropCo in the ordinary course of business consistent with past practice.

(o) Certain Representations Relating to the Initial Facilities.

(i) Proceedings. As of the date hereof, there is no litigation or Claim pending or, to the Knowledge of Welltower, threatened with respect to any Initial Facility that would reasonably be expected to have a Material Adverse Effect or seeks to enjoin the transactions contemplated by this Agreement. A true and correct list of all litigation pending or, to the Knowledge of Welltower, threatened as of the date hereof with respect to any Initial Facility is set forth on Section 3.01(o)(i) of the Welltower Disclosure Letter.

(ii) Compliance with Law. None of the Welltower Entities has received any written notice of a material violation of any Applicable Law with respect to any Initial Facility, including any applicable building codes, zoning law or land use law, building law, fire law, Environmental Law or regulation, or any applicable local, state or federal law or regulation relating to any Initial Facility, which material violation has not been dismissed, cured or remedied in accordance with Applicable Law prior to the Effective Date or which will not be cured in accordance with all Applicable Laws at or prior to the Initial Closing. With respect to the Initial Facilities set forth on Section 3.01(o)(ii) of the Disclosure Letter, to the Knowledge of Welltower, as of the date hereof, none of such Initial Facilities is in material violation of any Applicable Law, including any applicable building codes, zoning law or land use law, building law, fire law, Environmental Law or regulation, or any applicable local, state or federal law or regulation relating to any Initial Facility, which material violation has not been dismissed, cured or remedied in accordance with Applicable Law prior to the Effective Date or which will not be cured in accordance with all Applicable Laws at or prior to the Initial Closing.

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(iii) Authorizations. None of the Welltower Entities has received any written notice of a material default or violation with respect to any material Authorization, and (i) all material Authorizations are in full force and effect, (ii) all material requirements and conditions of the material Authorizations have been complied with, and (iii) no event has occurred which, merely by notice or the passage of time or both, would render the Welltower Entities, any of their respective Subsidiaries, or any Initial Facility in material breach of such requirements and conditions. Each of the Welltower Entities owns and/or possesses all Authorizations that are required for its businesses, assets and operations except where the failure to so own or possess such Authorizations would not reasonably be excepted to have a Material Adverse Effect. None of the Welltower Entities has received written notice that any material suspension, modification or revocation of any material Authorizations is pending or threatened.

(iv) Takings; Commitments. None of the Welltower Entities has received any written notice of any pending action to take all or any portion of the real property or buildings, structures and other improvements thereon constituting the Initial Facilities, nor has any Welltower Entity received any written offer to purchase or other written expression of intent from any Governmental Authority to purchase all or any portion of the real property or buildings, structures and other improvements thereon constituting the Initial Facilities in lieu of Condemnation, nor has any Welltower Entity agreed or committed to dedicate any part of any Facility.

(v) Taxes. Each of Holdings and each PropCo has at all times since its formation been, and will at all times immediately prior to and at the Initial Closing be, properly treated as a disregarded entity under Treasury Regulation Section 301.7701-3(b)(1)(ii). Each of Holdings and each PropCo has filed all material Tax Returns which are required to be filed and has paid all material Taxes required to be paid (whether or not shown on any Tax Return) under Applicable Laws. All such Tax Returns are complete and accurate in all material respects.

(vi) Rent Roll. Set forth in the Welltower Disclosure Letter is the most recent rent roll for each Initial Facility (the “Rent Roll”) received by Welltower or its Subsidiaries or Affiliates of all of the Space Tenants at each of the Initial Facilities. To the Knowledge of Welltower, all information set forth in the Rent Roll is true and correct in all material respects as of its date.

(vii) Lease Agreements and Properties:

(A) Each of the Ground Leases constitutes or will constitute as of the Initial Closing (assuming the due execution and delivery thereof by the other parties thereto) a valid and binding obligation of the parties thereto and is in full force and effect, except to the extent that its enforceability may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity. Each of the Material Space Leases constitutes a valid and binding obligation of the landlord thereunder, and to the Knowledge of Welltower, the Material Space Tenants thereunder, and is in full force and effect, except to the extent that its enforceability may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity. To Welltower’s Knowledge, none of the PropCos, the Ground

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Lessor under any Ground Lease or any Space Tenant under its applicable Space Lease is directly, or would be upon the passage of time or the providing of notice or both, in default in any material respect or undergoing an event of default under any Ground Lease or Space Lease, as applicable. Other than the Ground Leases and the Space Leases set forth on Section 3.01(o)(vii)(A) of the Welltower Disclosure Letter, there are no leases, subleases, licenses, concessions or other occupancy agreements pursuant to which any Welltower Entity has granted any Person the right to use or occupy any Initial Facility.

(B) (1) Welltower has not received any written notice of any material default of any of its (or any of its Subsidiaries’) obligations under any of the Space Leases or Ground Leases which has not been cured or waived, (2) no Space Tenant under any Space Lease is in arrears in the payment of base rent for any period in excess of thirty (30) days, (3) none of Welltower or its Subsidiaries has delivered to any such Space Tenant a written notice of any material default on the part of such Space Tenant under its Space Lease, which default remains uncured or has not been waived, and (4) none of Welltower or its Subsidiaries has delivered to any Ground Lessor a written notice of any material default on the part of such Ground Lessor under its Ground Lease, which default remains uncured or has not been waived.

(C) Welltower has delivered to Investor copies of all of the Ground Leases and Space Leases, including any and all amendments thereto and related guarantees, that are in Welltower’s possession or control and the copies so delivered are duplicates of what Welltower so possesses or controls.

(D) None of the Welltower Entities has assigned or pledged any Ground Lease or Space Lease, or rents or any interest therein, to any Person other than the lenders in connection with mortgage loans with respect to the Facilities and except for Permitted Liens.

(E) To Welltower’s Knowledge, no lessee under any of the Space Leases, and no Ground Lessor under any of the Ground Leases, has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by any of their respective creditors, (iii) suffered the appointment of a receiver to take possession of any of any Initial Facility or all, or substantially all, of their respective other assets, (iv) suffered the attachment or other judicial seizure of any of any Initial Facility or all, or substantially all, of their respective other assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(F) As of the date hereof, no Welltower Entity has received any written notification from any party to any Ground Lease or any Space Lease of an intent or desire to terminate such Ground Lease or Space Lease entirely or with respect to any of the Facilities.

(viii) Except as provided in the Welltower Disclosure Letter:

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(A) Except for Authorizations required to be obtained by Space Tenants under their respective Space Leases, the Welltower Entities have all Authorizations necessary for the ownership, use and operation of the Initial Facilities as currently used, including all certificates of occupancy necessary for the occupancy of the Initial Facilities, and there exists no restriction, condition or covenant in regard to the Initial Facilities or any part thereof or the operations thereon other than the CCRs;

(B) Except for Authorizations required to be obtained by Space Tenants under their respective Space Leases, all of the Authorizations are in full force and effect, and none of the Welltower Entities has received any written notice of an intention to revoke, suspend or limit any Authorization;

(C) None of the Welltower Entities has received any written notice from any insurance company or underwriter of any defects that would adversely affect the insurability of the Initial Facilities or cause an increase in insurance premiums beyond a de minimis extent; and

(D) None of the Welltower Entities has received any written notice of violation of any restrictive covenants or other encumbrances on any Initial Facility, which has not been remedied and which, if not remedied, would reasonably be expected to have a Material Adverse Effect.

(ix) Environmental.

(A) Except as disclosed in the environmental reports set forth in Section 3.01(o)(ix)(A) of the Welltower Disclosure Letter (the “Environmental Reports”), Welltower has no Knowledge of any violation of any Environmental Law related to the real property and all buildings, structures and other improvements thereon constituting the Initial Facilities or of any presence or release of any Hazardous Materials in or from the real property and the buildings, structures and other improvements thereon constituting the Initial Facilities in violation of or requiring remedial action pursuant to Environmental Laws. Except for de minimis amounts of Hazardous Materials used, stored, handled, generated and disposed of in accordance with Environmental Laws and used in connection with the ordinary maintenance and operation of the Initial Facilities, none of the Welltower Entities has, nor, to its Knowledge and except as disclosed in the Environmental Reports, has any other party, (i) manufactured, introduced, released or discharged any Hazardous Materials (including asbestos) from or onto the Initial Facilities, or (ii) used the Initial Facilities or any part thereof for the generation, treatment, storage, handling or disposal of such Hazardous Materials. Except as set forth in the Environmental Reports, to Welltower’s Knowledge, there are no underground storage tanks located on the real property constituting the Initial Facilities. Except for the Environmental Reports, none of the Welltower Entities has in its possession or control any environmental assessments or studies prepared on behalf of any of the Welltower Entities with respect to the real property or any buildings, structures and other improvements thereon constituting the Initial Facilities.

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(B) None of the Welltower Entities has received any written notice from a third party concerning (i) any violation or alleged violation of any Environmental Law that has not been corrected to the satisfaction of the applicable Governmental Authority or (ii) alleged liability pursuant to applicable Environmental Law, in either case in connection with any real property or any buildings, structures and other improvements thereon constituting the Initial Facilities, or relating to Hazardous Materials transported to, from or across any real property or any buildings, structures and other improvements thereon constituting the Initial Facilities, excluding any liability that has been fully resolved with no further liability or material obligations on the part of any of the Welltower Entities. No injunction, decree, order or judgment to which any Welltower Entity is a party relating to the foregoing is outstanding. There is no Proceeding pending or, to the Knowledge of Welltower, threatened, against any of the Welltower Entities relating to any alleged violation of Environmental Law or a spill or release of any Hazardous Materials on any real property constituting the Initial Facilities.

(C) To the Knowledge of Welltower, each Initial Facility has in place all material Authorizations required pursuant to Environmental Laws for its operations as currently conducted and all such environmental Authorizations applicable to the Welltower Entities are in full force and effect. Each of the Welltower Entities has been in compliance with all terms and conditions of such environmental Authorizations in all material respects, and there is no Proceeding pending, or the Knowledge of Welltower, threatened in writing against any of the Welltower Entities to revoke or adversely modify such environmental Authorizations.

(D) To the Knowledge of Welltower, neither the execution and delivery of this Agreement by Welltower nor compliance by the Welltower Entities with any of the provisions herein will result in the termination or revocation of, or right of termination or cancellation under, any environmental Authorization with respect to the Initial Facilities or the Welltower Entities’ operations. Welltower has delivered to Investor true, correct and complete copies of all of the Environmental Reports.

(E) The representations and warranties set forth in clauses (A) – (D) above are the sole and exclusive representations of the Welltower Entities relating to Environmental Laws, Authorizations required under Environmental Laws, Hazardous Materials or other environmental matters.

(x) Utility Services. To the Knowledge of Welltower, all utilities servicing the Initial Facilities are publicly provided and maintained.

(xi) Condition of Facilities. To the Knowledge of Welltower, each Initial Facility is in working order sufficient for the ordinary course operation of such Initial Facility, consistent with its current use by its Space Tenant(s) and is free from any material structural defects.

(xii) Purchase Rights. There are no outstanding agreements, contracts, commitments, options, or rights of first refusal granted to third parties to purchase any Initial Facility, or any portion thereof or interest therein as a result of the Transaction, except for the Ground Lessor Purchase Rights, the CCR Purchase Rights, and the Space Tenant Purchase Rights. To Welltower’s Knowledge, there are no pending Proceedings to change or redefine the zoning or land use classification for all or any portion of any Initial Facility and none of the Welltower Entities has received written notice of any threatened Proceeding of such kind in each case that would reasonably be expected to have a Material Adverse Effect.

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(p) Brokerage. No Welltower Entity nor any Person acting on behalf of a Welltower Entity has dealt with any finder, broker, investment banker, or financial advisor in connection with any of the transactions contemplated by this Agreement or any other Transaction Document, and no finder, broker, investment banker, or financial advisor is entitled to any brokerage, finders’ or other fees or commissions in connection with any of the transactions contemplated by this Agreement or any other Transaction Document, based upon arrangements made by or on behalf of any Welltower Entity.

(q) Material Contracts.

(i) Section 3.01(q) of the Welltower Disclosure Letter lists each of the following written Contracts (such contracts as described in this Section 3.01(q) being “Material Contracts”):

(A) All assignable Contracts relating to the Initial Facilities, other than (i) Contracts that are terminable upon thirty (30) or fewer-days’ prior written notice without payment of any fees or penalty, (ii) national Contracts also relating to Welltower real estate assets other than the Initial Facilities, (iii) Contracts that provide for payment or receipt by any Welltower Entity of less than $75,000 or (iv) the Ground Leases and the Space Leases;

(B) All joint venture, partnership or similar Contracts with third parties relating to the ownership of the Initial Facilities that are in Welltower’s possession or control or as to which Welltower has actual knowledge; and

(C) The Ground Leases and the Space Leases.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each Material Contract is in full force and effect, and (B) no Welltower Entity is in breach of, or default under, any Material Contract to which it is a party.

(r) Employees. None of the Welltower Subsidiaries has any employees at any of the Initial Facilities, and all services at the Initial Facilities are performed by the property managers of the PropCos.

(s) ERISA. Welltower is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code. The assets of Welltower do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code. Welltower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Welltower do not constitute plan assets of one or more such plans. The Transaction is not in violation of state statutes applicable to Welltower’s regulating investments of and fiduciary obligations with respect to governmental plans. The performance or discharge of Welltower’s obligations hereunder shall not contravene any requirements of any applicable provisions of the Code, ERISA or other Applicable Law.

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(t) Parties in Possession. There are no parties in possession of any Initial Facility, other than (i) the Welltower Entities and (ii) Space Tenants who are in possession of space to which they are entitled (and any Persons occupying by, through or under such Space Tenants).

(u) CFIUS. Welltower represents and warrants that it does not produce, design, test, manufacture, fabricate, or develop any “critical technologies” as defined at 31 C.F.R. § 800.215; does not operate or own any “critical infrastructure” as defined in 31 C.F.R § 800.214, and does not maintain or collect any sensitive personal data, as defined in 31 C.F.R. § 800.241 such that a mandatory declaration is required pursuant to 31 C.F.R Part 800.

(v) Reliance. Welltower acknowledges that (i) the representations and warranties of Investor contained in Section 3.02 and in the other Transaction Documents constitute the sole and exclusive representations and warranties of Investor to Welltower in connection with this Agreement and the Transaction, and (ii) all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against Investor.

Section 3.02 Investor Representations. Investor represents and warrants to Welltower as follows:

(a) Existence and Good Standing. Investor (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all limited liability company power and authority required to carry on its business as now conducted and to own and operate its business as now owned and operated by it, and (ii) is qualified to conduct business and is in good standing in each jurisdiction in which it conducts business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; Enforceability. (i) Investor has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (ii) the execution and delivery by Investor of this Agreement and each of the other Transaction Documents to which Investor is a party, and the performance by Investor of its obligations contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action and (iii) this Agreement has been and, when executed, the other Transaction Documents will have been, duly and validly executed and delivered by Investor, assuming the due execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the other parties thereto. This Agreement constitutes, and as of their execution, each of the other Transaction Documents to which Investor is a party will constitute, the legal, valid and binding agreement of Investor, enforceable against Investor in accordance with their respective terms, except to the extent that their enforceability may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(c) Governmental Authorization. The execution, delivery and performance by Investor of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, require no Governmental Approval.

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(d) Non-Contravention; Consents. The execution, delivery and performance by Investor of this Agreement and the other Transaction Documents to which Investor is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) contravene or conflict with the certificate of formation, operating agreement or other organizational documents of Investor; (ii) contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to Investor; or (iii) (A) constitute an event of default under, or give rise to any right of termination, cancellation, modification, acceleration of, or a loss of any benefit under any contract to which Investor is a party, (B) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets of Investor, (C) constitute a breach, default or violation of any settlement agreement, judgment, injunction or decree applicable to Investor or any of its assets, or (D) require the consent or approval of any counter-party to, or any third party in connection with, any contract to which Investor is a party except as would not reasonably be expected to materially impair or delay the ability of Investor to consummate the transactions contemplated hereby and the other Transaction Documents.

(e) Litigation. As of the date hereof, there is no Proceeding or court order currently in effect, pending or, to the Knowledge of Investor, threatened by or against VIDA MOB PORTFOLIO CO-INVEST, LLC, a Delaware limited liability company, VIDA IF MEMBER LLC, a Delaware limited liability company, or VIDA IR MEMBER LLC, a Delaware limited liability company, preventing, enjoining, altering, delaying, or seeking to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Transaction Documents.

(f) Equity Financing and Resources. As of the Effective Date, Investor has received from certain limited partner equity investors commitments to provide cash equity for the transactions contemplated hereby (the “Equity Financing” and, together with the Debt Financing (as defined in Section 4.08 below), the “Financing”), in an amount greater than or equal to the full amount of the cash equity required to consummate such transactions on the terms contemplated by the Transaction Documents.

(g) Brokerage. Neither Investor nor any Person acting on its behalf has dealt with any finder, broker, investment banker, or financial advisor in connection with any of the transactions contemplated by this Agreement or any other Transaction Document, and no finder, broker, investment banker, or financial advisor is entitled to any brokerage, finders’ or other fees or commissions in connection with any of the transactions contemplated by this Agreement or any other Transaction Document, based upon arrangements made by or on behalf of Investor.

(h) Patriot Act. Investor is in material compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

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(i) OFAC. None of: (i) Investor; nor (ii) any Person who owns a controlling interest in or otherwise controls Investor; nor (iii) any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Investor; nor (iv) any Person (other than Persons that hold an interest in a publicly traded entity) for whom Investor is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(j) Senior Foreign Political Figure. Investor is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure. Further, Investor is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and, none of the direct or indirect owners of Investor (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure. All of the holders of equity in Investor are advisory clients of Invesco Advisors, Inc.

(k) Investor’s Independent Investigation. Investor has been given a full opportunity to inspect and investigate each and every aspect of the Welltower Subsidiaries and the Initial Facilities, either independently or through agents of Investor’s choosing, including, without limitation:

(l) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

(i) The physical condition and aspects of the Initial Facilities, including, without limitation, the interior, the exterior, the square footage within the improvements constituting the Facilities and within each tenant space therein, the structure, the paving, the utilities, and all other physical and functional aspects of the Initial Facilities, including, without limitation, an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Investor at Investor’s sole expense;

(ii) Any easements and/or access rights affecting the Facilities;

(iii) Any Ground Leases, Space Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay rent;

(iv) The Contracts, the Authorizations and Permits, and any other material documents or agreements affecting the Welltower Subsidiaries and the Initial Facilities; and

(v) All other matters of material significance affecting the Welltower Subsidiaries and the Initial Facilities or delivered to Investor by Welltower as set forth in Article IV of this Agreement, or which Investor otherwise reasonably considers to be relevant to the transactions contemplated hereby.

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(vi) THE TRANSACTION AND THE TRANSACTION DOCUMENTS HAVE BEEN NEGOTIATED BY AND BETWEEN WELLTOWER AND INVESTOR, THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REFLECT THE MUTUAL AGREEMENT OF WELLTOWER AND INVESTOR, AND INVESTOR HAS CONDUCTED INVESTOR’S OWN INDEPENDENT EXAMINATION OF WELLTOWER, THE WELLTOWER SUBSIDIARIES AND THE INITIAL FACILITIES. OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS SUCH MAY BE LIMITED BY ARTICLE VII HEREOF, INVESTOR HAS NOT RELIED UPON AND SHALL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF WELLTOWER OR ANY OF WELLTOWER’S AGENTS OR REPRESENTATIVES, AND INVESTOR HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, WELLTOWER SPECIFICALLY DISCLAIMS, AND NEITHER WELLTOWER NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO INVESTOR AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY WELLTOWER OR RELIED UPON BY INVESTOR WITH RESPECT TO THE WELLTOWER SUBSIDIARIES AND THE INITIAL FACILITIES, INCLUDING THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE INITIAL FACILITIES, OR ANY PORTION THEREOF, FURTHER INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF INVESTOR UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY INVESTOR FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT, NOW OR HEREAFTER EXISTING, WITH RESPECT TO THE INITIAL FACILITIES, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE WELLTOWER SUBSIDIARIES AND THE INITIAL FACILITIES AND (g) THE COMPLIANCE OR LACK THEREOF OF THE WELLTOWER SUBSIDIARIES AND THE INITIAL FACILITIES OR ANY PORTION THEREOF WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF WELLTOWER AND INVESTOR THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, THE INITIAL FACILITIES WILL BE CONVEYED AND TRANSFERRED TO THE WELLTOWER SUBSIDIARIES, “AS IS” AND “WHERE IS”, WITH ALL FAULTS.

(vii) Investor represents that it is a knowledgeable, experienced and sophisticated real estate investor (and investor in equity related thereto), and that Investor is relying solely on the express representations and warranties set forth in this Agreement and the other Transaction Documents and the covenants hereunder and thereunder of Welltower and Investor’s own expertise and that of Investor’s consultants in entering into the transactions contemplated hereby. Investor acknowledges and agrees that Investor has been given the opportunity to conduct such inspections, investigations and other independent examinations of the Welltower Subsidiaries and the Initial Facilities and related matters, including but not limited

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to the physical and environmental conditions thereof and shall rely upon the same and not upon any statements of Welltower or of any member, manager, officer, director, employee, agent or attorney of Welltower, except for the express representations and warranties set forth in this Agreement and the other Transaction Documents and the covenants hereunder and thereunder of Welltower. Investor acknowledges that all information obtained by Investor shall be obtained from a variety of sources and Welltower shall not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Due Diligence Items or other such information heretofore or hereafter furnished to Investor. Upon any Closing, Investor shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Investor’s inspections and investigations and Investor, upon any Closing, shall be deemed to have waived, relinquished and released each Welltower Entity (and each Welltower Entities’ officers, members, employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) of any and every kind or character, known or unknown, which Investor might have asserted or alleged against Welltower (and Welltower’s officers, members, employees and agents) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any Applicable Laws and any and all other acts, omissions, events, circumstances or matter regarding the Initial Facilities or the Facilities other than claims based on the a breach of Welltower’s express representations and warranties in this Agreement and the Transaction Documents or fraud, gross negligence or willful misconduct of a Welltower Entity. Investor acknowledges and agrees that Welltower shall sell and convey to the Welltower Subsidiaries, and, except as otherwise provided in this Agreement, the Welltower Subsidiaries shall accept the Initial Facilities, “AS IS, WHERE IS,” with all faults. Investor further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting Welltower, the Welltower Subsidiaries or the Initial Facilities, by Welltower, any broker or other agent of Welltower or any third party. Welltower is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Welltower Subsidiaries and/or the Initial Facilities furnished by any real estate broker, agent, employee, servant or other Person, unless the same are specifically set forth or referred to herein. INVESTOR, WITH INVESTOR’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. INVESTOR ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN AND THEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND THAT WELLTOWER WOULD NOT HAVE AGREED TO TRANSACTIONS CONTEMPLATED HEREBY WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

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ARTICLE IV

DILIGENCE; COVENANTS

Section 4.01 Investor’s Due Diligence.

(a) The terms and conditions of the Access Agreement are hereby incorporated herein by reference as if fully set forth herein. Subject to the limitations as may be imposed by the Access Agreement and/or Section 4.01(c) below, each of Investor and Holdings may conduct such examinations, inspections, testing, studies and investigations (collectively, the “Due Diligence”) of the Facilities, the Welltower Subsidiaries and the ownership thereof, all facts, circumstances, and matters relating to the Facilities (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with Applicable Laws, environmental conditions, engineering and structural matters), title and survey matters and all other matters that Investor deems necessary or appropriate for purposes of consummating the Transaction. Investor acknowledges and agrees that its satisfaction with any Due Diligence is not a condition to its closing obligations hereunder and that no matter discovered during any Due Diligence shall give rise to any right to terminate this Agreement.

(b) Each of the Parties shall hold, and shall cause its representatives to hold, in confidence all documents and information furnished to it by or on behalf of another Party in connection with the Transaction and any Subsequent Closing pursuant to the terms of the Confidentiality Agreement and this Agreement.

(c) Investor acknowledges that prior to the date hereof, Welltower delivered to Investor, and/or made available to Investor for inspection in a digital room maintained by Welltower, all documents requested by Investor relating to the Facilities or the Transaction or Subsequent Closings (the “Due Diligence Items”).

(d) Investor acknowledges and agrees that all Due Diligence Items furnished to or made available to Investor pursuant to this Section 4.01 have been furnished or made available to Investor for information purposes only and without any representation or warranty by Welltower with respect thereto, express or implied, except as may otherwise be expressly set forth in Section 3.01 hereof and as limited by Section 3.02(k) and (l), and all Due Diligence Items are expressly understood by Investor to be subject to the Confidentiality Agreement and the terms of this Agreement.

(e) Investor shall defend, indemnify, and hold harmless each of the Welltower Entities and their respective managers, officers, partners, shareholders and members, as applicable from and against all losses, costs, damages, claims, and liabilities (whether arising out of injury or death to persons or damage to any Facility or otherwise) including, but not limited to, costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and reasonable attorneys’ fees, arising out of or in connection with Investor’s Due Diligence, Investor’s breach of its obligations under Section 4.01(b) or Investor’s or any of Investor’s employees or agents entry upon any of the Facilities, except to the extent directly caused by the gross negligence or willful misconduct of Welltower or any of its managers, officers, partners, shareholders and members, as applicable, or arising out of the mere discovery of an existing condition at or affecting the Portfolio. The provisions of this Section 4.01(e) shall survive the Initial Closing Date with respect to the Initial Facilities for the duration of one (1) year, and shall survive the Subsequent Closing Dates with respect to the Subsequent Facilities for the duration of one (1) following the applicable Subsequent Closing Date (it being the intention that the one (1) year survival period with respect to each Facility shall run from the applicable Closing Date for such Facility).

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(f) Prior to the execution of this Agreement, Investor has reviewed (i) the Due Diligence Items, (ii) the Title Commitments, (iii) the Surveys, and (iv) the Title Proformas. Investor acknowledges and agrees that it hereby approves of, and will purchase the Portfolio, subject to all matters set forth in the Title Proformas (collectively, the “Permitted Encumbrances”).

(g) Notwithstanding anything contained in the Confidentiality Agreement, including without limitation any provision thereof that purports to terminate the Confidentiality Agreement upon the execution of this Agreement or any other agreement, the Confidentiality Agreement shall continue in full force and effect until the Long Stop Date, at which time such Confidentiality Agreement shall terminate; provided, however, that if for any reason this Agreement is terminated prior to the Initial Closing Date, the Confidentiality Agreement shall continue in full force and effect for one (1) year following the termination of this Agreement.

(h) Environmental Due Diligence.

(i) In accordance with the terms and conditions of the Access Agreement, Welltower is authorizing Investor to conduct the following Due Diligence at the Facilities from the date hereof until the date that is three (3) Business Days prior to the Escrow Date:

(A) The Due Diligence proposed in that certain Limited Site Investigation proposal from Targus Associates, LLC to Invesco Advisers, Inc., regarding Dignity Glendale, dated July 28, 2020 (revised);

(B) The Due Diligence proposed in that certain Limited Site Investigation proposal from Targus Associates, LLC to Invesco Advisers, Inc., regarding HCA 310 Nashville, dated July 28, 2020 (revised); and

(C) The Due Diligence proposed in that certain Limited Site Investigation proposal from Targus Associates, LLC to Invesco Advisers, Inc., regarding Tenet Lakewood, dated July 31, 2020 (revised).

(ii) Subject to Section 4.01(h)(iii), no later than three (3) Business Days prior to the Escrow Date, Investor must provide Welltower, with respect to each of Dignity Glendale, HCA 310 Nashville, and Tenet Lakewood, written notice regarding whether the Due Diligence permitted by this Section 4.01(h) with respect to each of the three aforementioned Facilities, respectively, was either “to the satisfaction” (a “Satisfactory Environmental Diligence Notice”) or “not to the satisfaction” (an “Unsatisfactory Environmental Diligence Notice”) of Investor, in Investor’s sole and absolute discretion, except that Investor must deliver a Satisfactory Environmental Diligence Notice (A) with respect to Dignity Glendale, if the Due Diligence permitted by this Section 4.01(h) does not identify Hazardous Materials in indoor air or soil vapor at concentrations above two-thirds the applicable remedial action standard or human health exposure standard prescribed by Environmental Law; (B) with respect to Tenet Lakewood, if the Due Diligence permitted by this Section 4.01(h) does not identify Hazardous Materials in indoor air or soil vapor at concentrations above two-thirds the applicable remedial action standard or human health exposure standard prescribed by Environmental Law; and (C) with respect to HCA 310 Nashville, if the Due Diligence permitted by this Section 4.01(h) does not identify Hazardous Materials in soil, soil gas, or groundwater at concentrations above two-thirds

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the applicable remedial action standard prescribed by Environmental Law. For the avoidance of doubt, upon delivery of a Satisfactory Environmental Diligence Notice with respect to any of the aforementioned Facilities Investor shall not be permitted to request, orally or in writing, with respect to the applicable Facility, (A) any additional Due Diligence, (B) any corrective, mitigating or remedial action, (C) any modifications to this Agreement or any written agreements related thereto or (D) or any new agreements related to any indoor or outdoor environmental issues at the applicable Facility. In the event that Investor fails to timely deliver a Satisfactory Environmental Diligence Notice or an Unsatisfactory Environmental Diligence Notice with respect to any of the aforementioned Facilities, Investor shall automatically be deemed to have issued an Unsatisfactory Environmental Diligence Notice.

(iii) Investor agrees not to provide either a Satisfactory Environmental Diligence Notice or an Unsatisfactory Environmental Diligence Notice to Welltower with respect to HCA 310 Nashville until such time as Welltower has informed Investor in writing that the party possessing the CCR Purchase Right in respect of this Facility has provided to the applicable Welltower Entity such party’s written waiver of such CCR Purchase Right (or such party’s waiver has been deemed given) or such CCR Purchase Right has otherwise terminated or expired.

(iv) Prior to Closing, Investor shall not, orally or in writing, communicate with, or otherwise provide any information to, Welltower regarding the results of the Due Diligence outlined in this Section 4.01(h) (e.g., regarding any indoor or outdoor environmental sampling or investigation findings or results) without Welltower’s prior written consent; provided, for the avoidance of doubt, that, subject to Section 4.01(h)(iii), Investor’s submission of a Satisfactory Environmental Diligence Notice or an Unsatisfactory Environmental Diligence Notice, as applicable, which simply states that Due Diligence was conducted “to the satisfaction” or “not to the satisfaction” of Investor shall not constitute a breach of this Section 4.01(h)(iv).

(v) In the event Investor has delivered an Unsatisfactory Environmental Diligence Notice in respect of any such Facility, Investor and Welltower shall negotiate in good faith the terms under which such Facility can be included in a Subsequent Closing, which terms must be satisfactory to Investor in its sole and absolute discretion and the agreement to such terms shall constitute a “Subsequent Consent” for such Facility, provided, that, notwithstanding the foregoing, if Welltower agrees in writing, at its sole cost and expense, to investigate and remediate the Hazardous Materials at the Facility identified by the Due Diligence permitted by this Section 4.01 (h) which formed the basis for the delivery of the Unsatisfactory Environmental Diligence Notice and obtain a no further action determination (if Hazardous Materials are present in indoor air, soil vapor, soil or groundwater at concentrations above the applicable remedial action standard or human health exposure standard prescribed by Environmental Law) from the applicable regulatory agency (collectively “Environmental “Work”), then the Facility shall be treated as if a Satisfactory Environmental Diligence Notice had been delivered for such Facility and if such remediation was required by applicable Environment Law, then following such investigation and/or remediation Welltower agrees to seek a “no further action” letter from the applicable regulatory agency concurring that the relevant issues have been investigated or remediated as required by Environmental Law. Welltower shall diligently conduct any investigation or remediation undertaken pursuant to the proceeding sentence in a commercially reasonable manner and (i) if such remediation was required by Environmental Law, shall remediate until the applicable legal standard is satisfied, (ii) if such remediation was not so

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required, shall remediate until the standards in Section 4.01(h)(ii) are met or as otherwise agreed by Welltower and Investor, (iii) Welltower shall provide for Investor’s reasonable approval a remediation plan and detailed timeline to perform and complete the Environmental Work, Investor shall have ten (10) Business Days to approve such plan and timeline and if Investor does not respond prior to the end of such period, the plan and timeline shall be deemed approved, if Investor wishes to withhold its approval of such plan and timeline it must provide, in writing, a detailed statement of the aspects of the plan and timeline with which it disagrees prior to the end of such ten (10) Business Day period, together with its proposed alternatives, in which case Welltower and Investor shall meet and confer in good faith for a period of ten (10) Business Days to attempt to create a mutually acceptable plan and timeline and, if they are unable to reach such an agreement, the provisions of Article VIII relating to dispute resolution shall apply, and (iv) upon approval, which shall not be unreasonably withheld, conditioned or delayed, Welltower shall (A) commence and diligently use commercially reasonable efforts to perform the Environmental Work in accordance with the approved timeline, (B) use commercially reasonable efforts to keep Investor fully informed throughout the performance of the Environmental Work including providing copies of all reports and submittals, and (C) use commercially reasonable efforts to not interfere with the operations at the Facility. Welltower shall promptly provide Investor with each of the contracts which it enters into for the performance of the Environmental Work. In the performance of the Environmental Work, Welltower shall timely pay for all Environmental Work, subject to any rights and remedies or dispute resolution mechanisms that may be contained in the contracts pertaining to the Environmental Work and shall not permit any liens to be placed on any Facility, other than Permitted Liens. Welltower shall perform the Environmental Work pursuant to the property management agreement between the Parties and shall charge no fees for such work. If at any time Welltower discontinues using commercially reasonable efforts to undertake such remediation or materially deviates from the approved timeline and does not resume such efforts or take commercially reasonable actions to comply with the timeline within ten (10) Business Days after written notice from Investor to resume such efforts or comply with such timeline, then Investor shall be entitled to assume control of such efforts and continue such remediation in accordance with the approved plan and timeline at Welltower’s sole cost and expense, provided that the timeline shall be modified to account for any time lost during Welltower’s period of noncompliance and any time required to transfer control of the remediation efforts to Investor.

Section 4.02 Commercially Reasonable Efforts. Each Party shall, subject to the limitations set forth in Section 4.03, cooperate and use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions (and to make, or cause to be made, all filings and notifications necessary, proper or advisable under Applicable Law) to consummate and make effective the Transaction as promptly as practicable and to consummate the Subsequent Closings, including commercially reasonable efforts to satisfy all closing and transfer conditions set forth in Article V and to obtain, as promptly as practicable, all Authorizations and any other third-party consents and waivers as are necessary for the consummation of the Transaction and all Subsequent Consents; provided, however, that no Party shall have any obligation to offer or pay any consideration (other than customary or legally required filing, administrative or other similar fees) in order to obtain same.

Section 4.03 Certain Consents and Filings; Further Assurances; CFIUS.

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(a) Each Party agrees to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and to take, or cause to be taken, such other commercially reasonable actions as may be necessary or desirable in order to obtain from any Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each Party shall, as soon as reasonably practicable after the date hereof, (i) use commercially reasonable efforts to identify, and advise the other Party of, each jurisdiction in which it is required to make any relevant filing or notification or obtain any Competition Law Approval (in each case in which such Competition Law Approval has not previously been obtained and is not pending) and (ii) with respect to any jurisdiction identified pursuant to the preceding clause (i), make all necessary filings and notifications and supply as promptly as practicable (and in observance of any applicable local timing requirements) any additional information or documentary material that may be reasonably requested to comply with any applicable Competition Law. Subject to Applicable Laws, and as necessary to address reasonable privilege or confidentiality concerns, prior to (A) any substantive communication with any Governmental Authority regarding any other applicable Competition Law and any of the transactions contemplated by this Agreement and the other Transaction Documents or (B) the making or submission of any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal by or on behalf of any Party in connection with Proceedings under or relating to any applicable Competition Law, each Party shall consult and cooperate with one another, and shall consider in good faith the views of one another, in connection with any such communications, analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals. In this regard but without limitation, each Party shall promptly inform the other of any material communication between such Party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Authority regarding the transactions contemplated by this Agreement or the other Transaction Documents. Nothing in this Agreement or any of the other Transaction Documents, however, shall require or be construed to require any Party, in order to obtain the consent or successful termination of any review of any such Governmental Authority regarding the transactions contemplated by this Agreement, to (x) sell or hold separate, or agree to sell or hold separate, before or after any Closing Date, any assets or businesses or any interests in any assets or businesses of such Party or any of its Affiliates (or to consent to any sale, or agreement to sell, any assets or businesses, or any interests in any assets or businesses), (y) agree to any change in or restriction on the operation by such Party or any of its Affiliates of any assets or businesses of such Party or any of its Affiliates, or (z) enter into any agreement or be bound by any obligation concerning the benefits to such Party of the transactions contemplated by this Agreement, and no Party shall take any of the actions set forth in clauses (x)–(z) that is binding upon the other Party, Holdings, or any of the other Party’s or Holding’s Affiliates, assets, or businesses as a condition for obtaining any such consent or termination of any review except with the prior written consent of the other Party. Each Party shall have responsibility for its respective filing fees associated with the filings under any filings required under the Competition Laws of any jurisdictions in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

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(b) The Parties do not anticipate making a voluntary filing with CFIUS; however, in the event that CFIUS inquires about the Transaction and recommends that the Parties notify CFIUS of the Transaction, the Parties shall, jointly submit a filing to CFIUS with respect to the Transaction. The Parties shall respond fully, appropriately and timely to any request for information from CFIUS throughout the CFIUS process and in accordance with the CFIUS regulations at 31 C.F.R. Parts 800-802. In addition, as consistent with any CFIUS requests for confidentiality, each Party shall cooperate and each Party shall have the opportunity to attend (or have its representatives participate) in any meetings with CFIUS member agencies, attend any on-site visit by CFIUS member agencies to a Party’s facility, and take any other commercially reasonable action in furtherance of the CFIUS process. Each Party shall keep the other Party reasonably apprised of the content and status of any communications with, and communications from, CFIUS and shall permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed substantive communication by such Party to CFIUS (except to the extent such communication contains confidential or proprietary information not directly related to the Transaction). If required, the Parties shall, and shall cause each of their respective Affiliates to, take any and all commercially reasonable actions necessary, proper or advisable, to obtain CFIUS Approval as soon as is practicable and feasible, in accordance with the CFIUS timetable; provided, however, nothing in the foregoing shall serve to require Investor or any Affiliate of Investor or Holdings (i) to take any action that could reasonably be expected to have a Material Adverse Effect or (ii) other than in circumstances where Investor determines in its sole discretion to do so, enter into any divestiture, hold separate obligation or agree to or adopt any other remedy, condition, restriction or constraint which it believes is adverse to the commercial activities of Investor, any of Investor’s Affiliates or Holdings. Notwithstanding any other provision in this Agreement, should CFIUS require Investor, any Affiliate of Investor or Holdings to commit to a mitigation agreement, letter of assurance, national security agreement or similar agreement or arrangement in order for the CFIUS Condition to be met where such agreement or arrangement would result in any event described in (i) or (ii) of the immediately preceding proviso, Investor may terminate this Agreement and abandon the Transaction and receive a refund of the Earnest Money.

Section 4.04 Press Releases. Other than as provided in Section 4.05, neither Party shall issue any press release or make any public disclosure, announcement, or statement with regard to this Agreement, any of the other Transaction Documents, or the Transaction, without the prior written consent of the other Party; provided, however, nothing contained herein shall prohibit Welltower Inc. from making public disclosures consistent with its policies and prior practice if required or advisable to be made under applicable securities law or regulation (including the regulations of any securities exchange); provided, however, that Welltower shall not cause or allow the public disclosure of (i) the identity of any direct or indirect owner of Investor, or (ii) the value allocated to each Facility hereunder or otherwise by Holdings, unless in each of the foregoing cases, such public disclosure is required by law or otherwise advised by counsel for Welltower; provided, further, that Investor shall be entitled to issue a press release of substantially the same form and substance as the press release issued by Welltower pursuant to the immediately preceding clause so long as Investor has provided Welltower with a reasonable opportunity to review and comment on such press release prior to the issuance of the same and Investor has considered in good faith any comments thereto provided by Welltower.

Section 4.05 Other Disclosures.

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(a) If any Party determines, with the advice of counsel, that it is required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, the NASDAQ Stock Market, the New York Stock Exchange or any other U.S. or non-U.S. securities exchange on which any securities of such Party are then listed or quoted, to publicly disclose this Agreement, any of the other Transaction Documents or any of the transactions contemplated by this Agreement or any of the other Transaction Documents, it shall be entitled to make such disclosure and shall, to the extent reasonably practicable, a reasonable time before making any public disclosure, consult with the other Party regarding such disclosure and seek confidential treatment for such information to be so disclosed, as may be reasonably requested by the other Party.

(b) If any Party determines to make any public statements with respect to this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby in accordance with the terms of this Agreement, then the other Party shall be entitled to make a public statement following such determination; provided, that it coordinates the timing thereof with the other Party and obtains such other Party’s prior written approval of the contents thereof, not to be unreasonably withheld or delayed.

(c) Welltower may announce the execution of this Agreement to the employees, customers, vendors and strategic partners of Welltower at such time and in such form as it determines in its reasonable discretion. Any disclosure of the existence or terms of this Agreement, any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby to any Person from whom consent shall be required, to whom notice shall be provided, or from whom waiver shall be sought in order to comply with the requirements of this Agreement or any of the other Transaction Documents shall be made at such time and in such form and with such content as is mutually agreed upon by the Parties.

(d) Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the Parties agree that Welltower may disclose the final form of this Agreement and/or an executed copy of this Agreement and/or a summary of the terms of this Agreement, with third parties to the extent necessary to obtain the consents, waivers, amendments, lease extensions and/or recognition agreements referenced in Section 2.07 or the Subsequent Consents. The Parties further agree that they shall reasonably cooperate to provide all information and documentation to any Ground Lessor or Space Tenant as required under any Ground Lease or Space Lease in connection with the foregoing.

Section 4.06 Certain Deliveries and Notices. From the Effective Date through the first to occur of the final Subsequent Closing and the Long Stop Date, each Party shall promptly inform in writing the other Party upon becoming aware of any event or matter that would reasonably be expected to cause a condition to the other Party’s obligation to consummate the Initial Closing or any Subsequent Closing to not be satisfied. Welltower shall have the right from time to time prior to the Initial Closing to supplement or amend the Welltower Disclosure Letter with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in the Welltower Disclosure Letter and also with respect to events or conditions arising after the date hereof and prior to the Initial Closing. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of

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the indemnification provided for in Article VII hereof, but if such supplemental or amended disclosure is material and adverse shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Article V have been satisfied. If prior to the Initial Closing Investor shall have reason to believe that any breach of a representation or warranty of Welltower has occurred (other than through notice from Welltower), Investor shall promptly so notify Welltower, in reasonable detail. Nothing in this Agreement, including this Section, shall imply that Welltower is making any representation or warranty as of any date other than the date of this Agreement and the Initial Closing Date.

Section 4.07 Operation Prior to Closings.

(a) Between the Effective Date and the first to occur of the Initial Closing or Subsequent Closing relating to a specific Subsequent Facility and the Long Stop Date, except as contemplated by this Agreement or any other Transaction Document or as set forth in the Welltower Disclosure Letter, or unless Investor shall otherwise consent in writing, Welltower shall, and shall cause its Subsidiaries to, maintain its ownership of each Facility in all material respects in the ordinary course of business and consistent with past practice. It shall not be a default by Welltower or its Subsidiaries under this Section 4.07(a) if such Person is unable to perform its obligations pursuant to the immediately preceding sentence as a result of (i) any governmental order or mandate related to the COVID-19 virus which renders such performance illegal, impossible or commercially unreasonable (i.e., stoppage of construction due to the COVID-19 virus) or (ii) the rules or regulations instituted by any tenant under a Space Lease in response to COVID-19 (i.e., a tenant restricting access to its premises) and not instituted at the request of Welltower or its Subsidiaries, which renders such performance impossible or commercially unreasonable.

(b) From and after the Effective Date through the Initial Closing Date, the Parties shall cooperate in good faith to prepare each Welltower Subsidiary to commence its operations immediately following the Initial Closing. Notwithstanding anything to the contrary contained herein, from and after the Effective Date through the Initial Closing, the Parties shall not take any action or execute any agreement or document that would result in any Welltower Subsidiary, other than any Welltower Subsidiary existing on the Effective Date, conducting commercial operations or engaging in the conduct of business (other than preparatory activities intended to allow them to commence business operations following the Initial Closing).

(c) Between the Effective Date and the first to occur of the Initial Closing or Subsequent Closing relating to a specific Subsequent Facility and the Long Stop Date, Welltower shall, and shall cause its Subsidiaries to, keep each Facility insured under its current or comparable policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about such Facility.

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(d) Between the Effective Date and the first to occur of the Initial Closing or Subsequent Closing relating to a specific Subsequent Facility and the Long Stop Date, neither Welltower nor any of its Subsidiaries shall enter into any service contract with a third party or a Welltower Affiliate relating to any Facility, except those that are (i) on terms and conditions approved by Investor, which approval may be granted or denied in Investor’s reasonable discretion, (ii) terminable upon thirty (30) or fewer-days’ prior written notice without payment of any fees or penalty, (iii) national Contracts also relating to Welltower real estate assets other than such Facility, or (iv) Contracts that provide for payment or receipt by any Welltower Entity of less than $75,000, provided, that, with respect to the contracts described in clauses (ii) and (iv) they are also entered into in the ordinary course of business, consistent with past practice and they do not violate the provisions of Schedule 3.2 to the Holdings LLC Agreement. If Welltower enters into any such contract, it shall promptly provide written notice thereof to Investor.

(e) Between the Effective Date and the first to occur of the Initial Closing or Subsequent Closing relating to a specific Subsequent Facility and the Long Stop Date, neither Welltower nor any of its Subsidiaries shall voluntarily enter into, or otherwise permit, any further material encumbrance on any Facility except on terms and conditions approved by Investor, which approval may be granted or denied in Investor’s reasonable discretion.

(f) Between the Effective Date and the first to occur of the Initial Closing or Subsequent Closing relating to a specific Subsequent Facility and the Long Stop Date, neither Welltower nor any of its Subsidiaries will lease any space outside the ordinary course of business and pursuant to a lease covering in excess of thirty-five thousand (35,000) square feet in such Facility except on terms and conditions approved by Investor, which approval may be granted or denied in Investor’s reasonable discretion.

(g) Between the Effective Date and the first to occur of the Initial Closing or Subsequent Closing relating to a specific Subsequent Facility and the Long Stop Date, neither Welltower nor any of its Subsidiaries will grant any consent or waiver under, or amend or terminate, any ground lease pursuant to which a Facility is leased directly or indirectly by Welltower (as lessee) or any Material Space Lease outside of the ordinary course of business, without Investor’s consent, not to be unreasonably withheld.

In any circumstance where Investor’s consent is required hereunder, Welltower shall request such consent in writing (which may be by email). Investor shall have five (5) Business Days to respond to such request and, if a response is not received in that period, Investor shall be deemed not to have consented.

Section 4.08 Financing.

(a) Attached hereto as Exhibit B is a true and complete copy of an executed commitment letter (including any related fee letters or side letters) dated June 29, 2020 (the “Debt Commitment Letter”) from Capital One Healthcare on behalf of Capital One, National Association, in its capacity as administrative agent, sole lead arranger and sole book runner, for certain lenders (collectively, the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions contained therein, to provide debt financing for the Transaction in an aggregate amount of up to $232,500,000 (the “Debt Financing”).

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(b) Subject to the limitations set forth below, the Parties shall cooperate to arrange the Debt Financing to be consummated contemporaneously with the Initial Closing in respect of the Transaction. Such cooperation will include using commercially reasonable efforts to make appropriate officers available for participation in meetings and due diligence sessions, assistance in the preparation of offering memoranda, private placement memoranda and similar documents, and the execution and delivery of any definitive financing documents as may be reasonably requested by Investor or any prospective lender to Holdings. The Parties agree that the effectiveness of any documents executed by or on behalf of Holdings or any Subsidiary in connection with the Debt Financing shall be subject to, and not effective until, the consummation of the Initial Closing. Holdings shall, immediately following the Initial Closing, promptly, upon request by either Welltower or Investor, reimburse Welltower and Investor for all reasonable out-of-pocket costs and expenses (including attorney’s fees and expenses and disbursements) incurred by Welltower or Investor, respectively, in connection with the cooperation contemplated by this Section 4.08 (“Financing Costs”). For the avoidance of doubt, such out-of-pocket costs and expenses shall not include any brokerage, finders’ or other fees owed to any broker, finder, investment banker or other financial advisor, including any such fees set forth on Section 3.02(g) of the Investor Disclosure Letter.

(c) Each Party shall use its commercially reasonable efforts to arrange the Debt Financing as promptly as practicable on the terms and conditions described in the Debt Commitment Letter, including using its commercially reasonable efforts to (i) negotiate commercially reasonable definitive agreements with respect thereto on terms and conditions contained therein (which agreements must be consistent with the Debt Commitment Letter), (ii) satisfy on a timely basis all conditions and obligations applicable to Investor and Welltower in such definitive agreements that are within its control, (iii) consummate the Debt Financing at the Initial Closing, and (iv) enforce any rights under the Debt Commitment Letter. Terms of the Debt Financing not addressed in the Debt Commitment Letter shall be mutually agreed by the Parties, in their reasonable discretion. Terms of the Debt Financing that contradict the terms of the Debt Commitment Letter must be mutually agreed by the Parties, each in their sole discretion.

(d) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter due to either a breach by the Lenders and/or one or more Lenders failing to fund the entirety of the Debt Financing (notwithstanding any term to the contrary set forth in the Debt Commitment Letter), or otherwise, the Parties shall use commercially reasonable efforts to obtain alternative financing for any such portion from alternative sources as promptly as practicable following the occurrence of such event on comparable or more favorable terms to Holdings and Investor (and in any event not containing any material conditions to funding that were not conditions to the funding of the Debt Financing). If any new Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the following clause (ii); and (ii) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the new Debt Commitment Letter to the extent still then in effect (together with any accompanying fee letter). Any Party which has Knowledge of any breach by any party to any Debt Commitment Letter or any termination of any Debt Commitment Letter, or any failure of Lenders to fund the entirety of the Debt Financing, shall promptly upon becoming aware of any such breach or termination provide notice of such breach or termination to the other Party. For the avoidance of doubt, to the extent that the portion of the Debt Financing that becomes unavailable relates to a specific Facility or Facilities and the Parties are unable to obtain alternative financing for such Facility or Facilities, Investor may (as its sole and exclusive remedy) deem such Facility to be an Excluded Facility in accordance with Section 2.07 of this Agreement.

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(e) Each Party shall keep the other informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing. Neither Party shall permit any amendment or modification to be made to, nor any waiver of any provision or remedy under, the Debt Commitment Letter without obtaining the other Party’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

Section 4.09 Notices of Certain Welltower Events. From the Effective Date through the first to occur of (A) the Initial Closing or Subsequent Closing relating to a specific Subsequent Facility and (B) the Long Stop Date, Welltower shall promptly notify Investor of:

(a) any notice or other communication from any Person alleging the consent of such Person is or may be required in connection with the Transaction or the contribution or transfer of any Subsequent Facility;

(b) any notice or other communication from any Governmental Authority regarding any Governmental Approval required to be obtained in connection with the Transaction or the contribution or transfer of any Subsequent Facility; or

(c) any material damage, destruction or other material casualty loss to any Facility.

Section 4.10 Notices of Certain Investor Events. From the Effective Date through the first to occur of (A) the Initial Closing or Subsequent Closing relating to a specific Subsequent Facility and (B) the Long Stop Date, Investor shall promptly notify Welltower of:

(a) any notice or other communication from any Person alleging the consent of such Person is or may be required in connection with the Transaction or the contribution or transfer of any Subsequent Facility; or

(b) any notice or other communication from any Governmental Authority regarding any material Governmental Approval required to be obtained in connection with the Transaction or the contribution or transfer of any Subsequent Facility.

Section 4.11 Tax Election; Transfer Tax.

(a) Any real property transfer or gains Tax, sales Tax, stamp Tax or other similar Tax (“Transfer Taxes”) imposed in connection with the Transaction contemplated by the Transaction Documents and the Contribution Agreement shall be borne by Welltower. The Parties will cooperate in good faith and will use commercially reasonable efforts to minimize any such Transfer Taxes that may be due, including filing for any applicable exemptions or relief that may be available. Each Tax Return required to be filed by the parties hereto with respect to the Transfer Taxes shall be prepared and filed by Welltower and shall be agreed upon by the parties as to form and substance prior to filing on the Escrow Date.

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(b) It is intended by Welltower and the Investor that the transactions with respect to the Initial Closing shall, for U.S. federal income tax purposes, be treated as though Investor purchased an eighty-five percent (85%) interest in the direct or indirect assets of Holdings transferred pursuant to the Initial Closing (which assets shall be treated as held directly by Welltower for U.S. federal tax purposes immediately prior to the Initial Closing), and immediately thereafter, Welltower and Investor contributed their respective interests in such assets to Holdings in exchange for membership interests in Holdings, pursuant to IRS Revenue Ruling 99-5 (Situation 1), 1999-1 C.B. 434.

(c) The total price for the Portfolio shall be allocated to each Facility in accordance with Exhibit I attached hereto (the “Price Allocation”). Each of Welltower, Investor and Holdings agrees to file its Tax Returns in a manner consistent with such Price Allocation. In the event that the Price Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall cooperate in good faith in responding to such dispute.

(d) Welltower and Investor shall, and shall cause Holdings to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Tax matters relating to Holdings and/or the direct or indirect assets or Subsidiaries of Holdings (including by the provision of reasonably relevant records or information). The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party and/or Holdings, as applicable.

Section 4.12 Certain Real Property Covenants.

(a) CCR Estoppels. Certain of the real property improved by a Facility is subject to CCRs governing or affecting the use, operation, maintenance, management or improvement of such real property or Facility. In connection therewith Welltower shall use commercially reasonable efforts to obtain and deliver prior to or at the Initial Closing or any Subsequent Closing in which such Facility is to be included each of the estoppel certificates set forth on Section 4.12(a) of the Welltower Disclosure Letter, which estoppels shall be in substantially the forms to be attached hereto as Exhibit F (each, a “CCR Estoppel Certificate”), from the declarant, association, committee, agent and/or other Person named therein. Notwithstanding anything to the contrary contained in this Section 4.12(a) the Parties agree that if an agreed form of estoppel is included in or attached to any CCR, then the provisions of such estoppel shall satisfy any obligation under this Section 4.12(a).

(b) Ground Lessor Estoppel Certificates. Welltower shall use commercially reasonable efforts to obtain and deliver prior to or at the Initial Closing or any Subsequent Closing in which such Facility is to be included an estoppel certificate with respect to each Leased Facility that is subject to a Ground Lease that is set forth on Section 1.01(a) of the Welltower Disclosure Letter, provided that as to any Ground Lessors who customarily provide an estoppel certificate on their own form or who are Lessors under a Ground Lease that prescribes a form of estoppel certificate, the estoppel certificate may be in such form so long as such estoppel certificate does not disclose a default or other adverse information that contradicts information disclosed to Investor in the Welltower Disclosure Letter (which contradiction is not of a de minimis variety or extent) (each, a “Ground Lessor Estoppel Certificate”) from the Ground Lessor at issue. Investor’s receipt of Ground Lessor Estoppel Certificates that satisfy the requirements of the first sentence of this Section 4.12(b) shall be referred to herein as the “Ground Lessor Estoppel Certificate Condition” and Welltower shall be deemed to have satisfied

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the Ground Lessor Estoppel Certificate Condition when it has delivered to Investor, Ground Lessor Estoppel Certificates that satisfy the requirements set forth in the first sentence of this Section 4.12(b). Welltower shall prepare the Ground Lessor Estoppel Certificates and distribute them to the applicable Ground Lessors reasonably promptly following the date on which the Parties and the Lenders agree as to the form of such Ground Lessor Estoppel Certificates (and any document of which they form a part).

(c) Space Tenant Estoppel Certificates. Subject to Section 4.12(d), Welltower shall obtain and deliver prior to or at the Initial Closing or any Subsequent Closing in which such Facilities are to be included, estoppel certificates with respect to Space Leases which in the aggregate represent at least seventy five percent (75%) of the aggregate leased area of those Facilities transferred at the relevant Closing, which estoppel shall be in substantially the form of estoppel certificate attached hereto as Exhibit H and dated no earlier than sixty (60) days prior to the Initial Closing or Subsequent Closing (as applicable), provided that as to any Space Tenants who customarily provide an estoppel certificate on their own form or who are lessees under a Space Lease that prescribes a form of estoppel certificate, the estoppel certificate may be in such form so long as such estoppel certificate does not disclose a default or other adverse information that contradicts information disclosed to Investor in the Welltower Disclosure Letter (which contradiction is not of a de minimis variety or extent) (each, a “Space Tenant Estoppel Certificate”), from the Space Tenant at issue; provided, that an estoppel certificate shall not be deemed to contradict information disclosed to Investor in the Welltower Disclosure Letter if such estoppel certificate discloses a COVID Related Issue. Subject to Section 4.12(d), it shall be a condition precedent to Investor’s closing obligations hereunder that Investor shall have received the percentage of Space Tenant Estoppel Certificates in the form required under this Section 4.12(c). Investor’s receipt of Space Tenant Estoppel Certificates that satisfy the requirements of the first two sentences of this Section 4.12(c) shall be referred to herein as the “Space Tenant Estoppel Certificate Condition” and Welltower shall be deemed to have satisfied the Space Tenant Estoppel Certificate Condition when it has delivered to Investor, Space Tenant Estoppel Certificates that satisfy the requirements set forth in the first two sentences of this Section 4.12(c).

(d) Replacement Estoppel Certificates. Notwithstanding anything else contained herein, in lieu of obtaining any Space Tenant Estoppel otherwise required under this Agreement, Welltower may instead deliver a Replacement Estoppel Certificate, which shall be deemed for all purposes hereunder (including without limitation satisfying any condition) to be an Estoppel in the required form, provided, that, (i) Welltower may not deliver Replacement Estoppel Certificates for Space Leases which in the aggregate represent greater than five percent (5%) of the aggregate leased area of those Facilities transferred at the relevant Closing, and (ii) the representations and warranties of Welltower set forth in the Replacement Estoppel Certificates shall survive Closing indefinitely and shall not be subject to Liability Cap, the Basket Amount, or any other limitations set forth in Section 7.02 of this Agreement, provided that notwithstanding the foregoing, such representations and warranties shall become null and void as set forth in the definition of Replacement Estoppel Certificate.

Section 4.13 Prorations. The following items shall be pro-rated and adjusted at the Initial Closing as of the close of business on the day immediately preceding the Initial Closing Date, the Initial Closing Date being a day of income and expense to Holdings and its Subsidiaries:

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(a) Rent and Other Revenue Under Space Leases. On the Initial Closing Date, Holdings and its Subsidiaries shall receive from Welltower a credit for any collected rent and other revenue received by Welltower prior to the Initial Closing (and any applicable state or local tax on rent) under the Space Lease of such Space Tenant, that applies to any period from and after the Initial Closing Date. After the Initial Closing, Holdings and its Subsidiaries shall apply and distribute all rent and revenue collected by Holdings and its Subsidiaries from any Space Tenant first to the costs of such collection, then to such tenant’s current monthly rental and then to arrearages in the reverse order in which they were due, remitting to Welltower any balance properly allocable to Welltower’s period of ownership. If rents or any portion thereof received by Welltower or Holdings or its Subsidiaries after the Initial Closing are payable to the other party by reason of this allocation, the appropriate sum shall be paid within ten (10) Business Days to the other Party. Holdings and its Subsidiaries shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but Holdings and its Subsidiaries shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages or to terminate any Space Lease. Any rent or other revenue received by Welltower after the Initial Closing which applies to any period from and after the Initial Closing Date shall be held in trust and remitted to Holdings and its Subsidiaries promptly after receipt. Welltower shall have the right to pursue any Space Tenant to collect any rent arrearages after the Initial Closing (except for receivables purchased by Holdings and its Subsidiaries at the Initial Closing, if any); provided, however, that no such action shall result in termination of any Space Lease or eviction of any Space Tenant. If any audit by a Space Tenant or common area maintenance or operating expense reconciliation indicates that a Space Tenant is owed any amount of money under its Space Lease for any time period prior to the Initial Closing Date, then subject to any rights Welltower or any Affiliate of Welltower may have under such Space Lease to contest the results of any such audit or reconciliation, Welltower shall promptly pay any amount it is finally determined to owe under such Space Lease to Holdings, and Holdings (or the applicable Subsidiary) shall thereafter pay such amount to such Space Tenant.

(b) Security Deposits Under Space Leases. At the Initial Closing, all unapplied and unforfeited Security Deposits (together with any refundable interest, if any, thereon) held by any Welltower Entity shall be itemized by Welltower, and the Welltower Subsidiaries shall receive a credit for same at the Initial Closing. If any Welltower Entity is holding any Security Deposit wholly or partially in the form of a letter of credit (each, a “Letter of Credit,” and collectively, the “Letters of Credit”), the Welltower Subsidiaries shall not receive a credit for such Security Deposits, but rather, on the Initial Closing Date, Welltower shall deliver to Holdings all original Letters of Credit, with all amendments thereto, and shall execute and deliver such instruments as the issuers of such Letters of Credit may require to effectuate the transfer of such Letters of Credit (or the issuance of a replacement Letter of Credit) to the applicable Welltower Subsidiary, together with payment in full of all fees due and payable in connection with such transfer of any Letter of Credit. In the event a Letter of Credit cannot be transferred to Holdings or its applicable Subsidiary or a replacement Letter of Credit cannot be issued to Holdings or its applicable Subsidiary as of the Initial Closing Date, Welltower agrees to cooperate in good faith with the Welltower Subsidiaries in its pursuit to have such Letter of Credit transferred or a replacement thereof issued to the applicable Welltower Subsidiary (the “New Letter of Credit”).

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Until the New Letter of Credit is transferred or issued, as applicable, Welltower shall not cancel the existing Letter of Credit and, at the applicable Welltower Subsidiary’s direction and to the extent authorized by the applicable Space Lease, upon written request by the applicable Welltower Subsidiary, the applicable Welltower Entity shall make draws on the existing Letter of Credit on behalf of the applicable Welltower Subsidiary as landlord under the Space Lease and immediately remit such funds to the applicable Welltower Subsidiary. Holdings shall indemnify, defend and hold Welltower harmless from any loss, cost, expense, claim or demand related to (i) Security Deposits actually turned over or credited to any Welltower Subsidiary at the Initial Closing, and (ii) Security Deposits in the form of Letters of Credit that are transferred to any Welltower Subsidiary by Welltower at or after the Initial Closing, except in the case of gross negligence or willful misconduct of Welltower.

(c) Other Amounts Under Space Leases. Welltower shall be responsible for: (i) paying, at or prior to the Initial Closing, any brokerage or leasing commissions, tenant improvement allowances, or other compensation that is due or payable with respect to any Space Lease, regardless of whether same is due or payable prior to or after the Initial Closing Date; and (ii) any and all amounts of free rent due to any Space Tenant under any Space Lease, other than brokerage or leasing commissions, tenant improvement allowances, or other compensation relating to (x) renewals or extensions of existing Space Leases exercised after the Effective Date, and (y) new leases or modifications, supplements, waivers, amendments approved by Investor, (such amounts payable by Welltower, collectively, the “Space Tenant Amounts”). To the extent any Space Tenant Amount set forth under clause (i) or (ii) is not paid as of the Initial Closing, then Holdings (or the applicable Welltower Subsidiary) shall receive a credit at the Initial Closing in the amount of the applicable Space Tenant Amount that has not been paid by Welltower at or prior to the Initial Closing.

(d) Ground Lease Rent. Ground Lease rent for the month in which the Initial Closing Date occurs shall be prorated as of the Initial Closing Date.

(e) Security Deposits Under Ground Leases. At the Initial Closing, all unapplied and unforfeited security and other deposits paid by any Ground Lessee under any Ground Lease (together with any refundable interest, if any, thereon) shall be itemized by Welltower, and Welltower shall receive a credit for same at the Initial Closing.

(f) Taxes. General real estate taxes for the then current tax period and relating to each Initial Facility shall be prorated as of the Initial Closing Date. If the Initial Closing shall occur before the tax rate is fixed for the then current tax period for any Initial Facility, the apportionment of taxes shall be upon the basis of the tax rate for the immediately preceding tax period. Within thirty (30) days after the actual taxes for the tax period in which the Initial Closing occurs are determined, Welltower and Holdings (or the applicable Subsidiary) shall adjust the proration of such taxes and Welltower or Holdings (or the applicable Subsidiary), as the case may be, shall pay to the other any amount required as a result of such adjustment. At the Initial Closing, Welltower shall ensure that all tax reserves and tax escrow accounts held by it or any third-party escrow agent in accordance with the Ground Leases and/or Space Leases shall be transferred to or at the direction of Holdings and its Subsidiaries or credited to Holdings and its Subsidiaries in accordance with the Contribution Agreement. For the avoidance of doubt, nothing contained in this subsection shall apply to taxes payable by the tenant pursuant to the

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terms of its Space Lease. Welltower shall be responsible for Taxes other than general real estate taxes arising with respect to the Initial Facilities or the Existing PropCos transferred at the Initial Closing as follows: (i) in the case of Taxes attributable to a taxable period ending prior to the Initial Closing Date, all of such Taxes; and (ii) in the case of Taxes attributable to a taxable period that begins before and ends after the Initial Closing Date (a “Straddle Period”), the portion of such Taxes (A) as to income, receipts or similar Taxes, based on an interim closing of the books as of the close of business on the Initial Closing Date, and (B) as to all other Taxes, based on a daily proration. For purposes of any Taxes determined based on a daily proration basis, the amount of such Taxes for which Welltower is responsible shall be the full, actual amount of such Taxes multiplied by a fraction the numerator of which is the number of days in the taxable period ending on (and including) the Initial Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(g) Other Income and Expenses. All other income from, and expenses of, the Initial Facilities, including but not limited to public utility charges, interest, maintenance charges, service charges, amounts due under any CCRs, and amounts due under the Contracts, shall be prorated as of the Initial Closing Date.

Section 4.14 Casualty and Condemnation.

(a) If after the Effective Date and prior to the Escrow Date (as to any Initial Facility) or the Subsequent Closing Date at which such Subsequent Facility is intended to be contributed (as to any Subsequent Facility), any material portion of a Facility is destroyed or damaged, or if any condemnation proceeding is commenced against any material portion of a Facility (such damaged, destroyed or condemned Facility, a “Damaged Facility”), then Welltower shall give written notice thereof to Investor within five (5) Business Days following the date on which Welltower first learns of the destruction or damage or the date on which Welltower first receives written notice of the condemnation proceeding (the “Damage Notice”), and the rights and obligations of the parties by reason of such event shall be as follows:

(i) If, and only if, such event constitutes a Material Loss, Investor shall be entitled to deem the Damaged Facility to be an Excluded Facility in accordance with Section 2.07 of this Agreement and the Facility shall not be included in the Initial Closing or any Subsequent Closing. Investor shall make such election, in Investor’s reasonable discretion, by delivering written notice thereof to Welltower within five (5) Business Days following receipt of the Damage Notice, and (if necessary) the Initial Closing Date or Subsequent Closing Date, as applicable, shall automatically be extended to afford Investor the full time to make such election.

(ii) If Investor does not elect (or is not permitted to elect) to deem such Damaged Facility to be an Excluded Facility, (1) if the Damage Notice relates to a condemnation proceeding (x) Investor shall be entitled to participate in such condemnation proceeding and (y) all of Welltower’s assignable right, title and interest, if any, in and to the award of the condemning authority shall be assigned to Holdings under the Contribution Agreement or Subsequent Contribution Agreement, as applicable, and there shall be no reduction in the Initial Capital Contribution or any capital contribution required under the relevant Subsequent Contribution Agreement and (2) if the Damage Notice relates to destruction or damage to a Facility, (x) Investor shall be entitled to participate in any insurance settlement discussion and

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(y) all of Welltower’s right, title and interest, if any, in and to the proceeds of any insurance covering such damage destruction (less an amount equal to any expenses and costs incurred by Welltower to repair or restore such Facility and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from such Facility for the period prior to the relevant Closing, all of which shall be payable to Welltower) shall be assigned to Holdings under the Contribution Agreement or Subsequent Contribution Agreement, as applicable, and there shall be no reduction in the Initial Capital Contribution or any capital contribution required under the relevant Subsequent Contribution Agreement.

(iii) EXCEPT AS SPECIFICALLY SET FORTH HEREIN BUYER HEREBY WAIVES ANY RIGHT, STATUTORY OR OTHERWISE, TO TERMINATE THIS AGREEMENT IN THE EVENT OF A CONDEMNATION OR CASUALTY OF OR TO ANY PROPERTY.

(iv) The term “Material Loss” shall mean any damage or destruction that costs more than twenty five percent (25%) of the valuation allocated to the Damaged Facility in the Price Allocation to repair, based on an estimate by a contractor reasonably acceptable to Investor.

Section 4.15 Post-Closing Action Items. In the event any of the action items set forth in Exhibit N (the “Post-Closing Action Items”) has not been completed prior to the applicable Closing Date for the Facility as to which such Post-Closing Action Item relates, Welltower shall use commercially reasonable, diligent efforts to, at its sole cost and expense, complete any such Post-Closing Action Item reasonably promptly following the applicable Closing Date but in all events before the outside date set forth on Exhibit N (failing which, Investor may elect, in its sole and absolute discretion, to pursue the completion of any Post-Closing Action Item(s) that then remain outstanding, at Welltower’s sole cost and expense).

ARTICLE V

CONDITIONS TO CLOSING

Section 5.01 Conditions to Obligations of All Parties to Consummate the Transaction. The respective obligations of each of the Parties under this Agreement to consummate the Transaction will be subject to the satisfaction, at or prior to the Initial Closing Date, of the following conditions:

(a) No Violation. No Governmental Authority shall have enacted, issued, promulgated or entered any Applicable Law which is in effect on the Initial Closing Date that has or would have the effect of prohibiting, restraining or enjoining the consummation of the Transaction. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority that has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction or imposing upon any Party material fines or penalties in respect thereof, shall be in effect as of the Initial Closing Date, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to prohibit the Transaction by this Agreement or the other Transaction Documents or the consummation of the Initial Closing.

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(b) Governmental Approvals. The waiting period (and any extension thereof) under any Competition Law Approvals shall have expired or been terminated such that any Governmental Approvals required under any such Applicable Laws prior to the consummation of the transactions contemplated hereby shall have been obtained.

(c) CFIUS Condition. The CFIUS Condition shall have been satisfied.

Section 5.02 Conditions to Obligations of Welltower to Consummate the Initial Closing. The obligations of Welltower to consummate the Initial Closing are subject to the satisfaction or waiver of each of the following additional conditions:

(a) Performance by Investor. (i) Investor shall have performed and satisfied in all material respects its obligations and covenants hereunder to the extent such obligations and covenants are required to be performed and satisfied by it at or prior to the Initial Closing and (ii) the representations and warranties of Investor contained in Section 3.02 shall be true and correct in all material respects at the Initial Closing.

(b) Officer Certificate. Escrow Agent shall have received a certificate signed by a duly authorized executive officer of Investor to the effect of Section 5.02(a).

(c) Certain Documents. Investor shall have (i) executed and delivered to the Escrow Agent each of the Transaction Documents to which it is a party and (ii) performed and satisfied in all material respects its obligations and covenants under each of the Transaction Documents to the extent such obligations and covenants are required to be performed and satisfied by it at or prior to the Initial Closing.

(d) Debt Financing. All conditions to the consummation of the Debt Financing shall have been satisfied (other than the Initial Closing), and the Lenders shall be ready, willing and able to fund the amount of the Debt Financing allocable to the Initial Closing.

(e) Satisfactory Environmental Diligence Notices. With respect to each of the Dignity Glendale, HCA 310 Nashville, and/or Tenet Lakewood Facilities only, Investor shall have delivered a Satisfactory Environmental Diligence Notice to Welltower in respect of such Facility; provided, for the avoidance of doubt, that (i) if the party possessing the CCR Purchase Right in respect of HCA 310 Nashville has notified the applicable Welltower Entity in writing that it is exercising such CCR Purchase Right, then this condition shall only apply in respect of each of the Dignity Glendale Facility and the Tenet Lakewood Facility and (ii) in the event this condition is not satisfied in respect of any of the Facilities as to which it applies, then any such Facility shall be included in a Subsequent Closing (provided that the applicable condition is satisfied or waived prior to the applicable Subsequent Closing Notice).

Section 5.03 Conditions to Obligations of Investor to Consummate the Initial Closing. The obligations of Investor to consummate the Initial Closing are subject to the satisfaction or waiver of each of the following additional conditions:

(a) Performance by Welltower. (i) Welltower shall have performed and satisfied in all material respects its obligations and covenants hereunder to the extent such obligations and covenants are required to be performed and satisfied by it at or prior to the Initial Closing and (ii) the representations and warranties of Welltower contained in Section 3.01 shall be true and correct in all material respects at the Initial Closing.

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(b) Officer Certificate. Escrow Agent shall have received a certificate signed by a duly authorized executive officer of Welltower to the effect of Section 5.03(a).

(c) Certain Documents. Each of Welltower, Holdings and each PropCo, as the case may be, shall have (i) executed and delivered to Escrow Agent each of the Transaction Documents to which each is a party, and (ii) performed and satisfied in all material respects its obligations and covenants under each of the Transaction Documents to the extent such obligations and covenants are required to be performed and satisfied by it at or prior to the Initial Closing.

(d) Ground Lessor Estoppel Certificate Condition. The Ground Lessor Estoppel Certificate Condition shall have been satisfied at least ten (10) Business Days prior to the Initial Closing.

(e) Space Tenant Estoppel Certificate Condition. The Space Tenant Estoppel Certificate Condition shall have been satisfied at least ten (10) Business Days prior to the Initial Closing.

(f) Debt Financing. All conditions to the consummation of the Debt Financing shall have been satisfied (other than the Initial Closing), and the Lenders shall be ready, willing and able to fund the amount of the Debt Financing allocable to the Initial Closing.

(g) FIRPTA. Welltower shall have delivered to Escrow Agent an Internal Revenue Service Form W-9.

(h) Title Policies. The Title Company shall be irrevocably and unconditionally prepared, upon payment of the applicable title premium and charges therefor, to issue title policies for each of the Facilities in accordance with the Title Proformas, subject only to the Permitted Liens (collectively, the “Title Policies”).

(i) Additional Matters. With respect to each Facility set forth therein only, Welltower shall have delivered to Investor evidence in form and substance reasonably satisfactory to Investor that the matters set forth on Exhibit G hereto with respect to such Facility have been satisfied. For the avoidance of doubt, in the event this condition is not met in respect of any such Facility, then the applicable Facility (and only the applicable Facility) shall be excluded from the Initial Closing and included in a Subsequent Closing (provided that the applicable condition is satisfied prior to the applicable Subsequent Closing Notice).

(j) Initial Closing Notice. Welltower shall have delivered the Initial Closing Notice to Investor, indicating which Facilities will constitute Initial Facilities, at least ten (10) Business Days prior to the Initial Closing.

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(k) Satisfactory Environmental Diligence Notices. With respect to each of the Dignity Glendale, HCA 310 Nashville, and/or Tenet Lakewood Facilities only, Investor shall have delivered a Satisfactory Environmental Diligence Notice to Welltower in respect of such Facility; provided, for the avoidance of doubt, that (i) if the party possessing the CCR Purchase Right in respect of HCA 310 Nashville has notified the applicable Welltower Entity in writing that it is exercising such CCR Purchase Right, then this condition shall only apply in respect of each of the Dignity Glendale Facility and the Tenet Lakewood Facility and (ii) in the event this condition is not satisfied in respect of any of the Facilities as to which it applies, then any such Facility shall be included in a Subsequent Closing (provided that the applicable condition is satisfied prior to the applicable Subsequent Closing Notice).

Section 5.04 Conditions to Obligations of All Parties to Consummate Subsequent Closings. The respective obligations of each of the Parties under this Agreement to take the actions set forth in Section 2.09 to cause the consummation of a Subsequent Closing as to any particular Subsequent Facility to be included in such Subsequent Closing are subject to the satisfaction, at or prior to the relevant Subsequent Closing Date, of the following condition:

(a) No Violation. No Governmental Authority shall have enacted, issued, promulgated or entered any Applicable Law which is in effect on the Subsequent Closing Date that has or would have the effect of prohibiting, restraining or enjoining the purchase and sale of such Subsequent Facility. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority that has the effect of making the purchase and sale of such Subsequent Facility illegal or otherwise prohibiting consummation of such purchase and sale or imposing upon any Party material fines or penalties in respect thereof, shall be in effect as of the Subsequent Closing Date, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to prohibit the Subsequent Closing.

(b) Subsequent Consents. The Subsequent Consents relating to such Subsequent Facility shall have been obtained.

(c) Title Policies. The Title Company shall be irrevocably and unconditionally prepared, upon payment of the applicable title premium and charges therefor, to issue title policies for each of the Subsequent Facilities to be included in the Subsequent Closing in accordance with the Title Proformas, subject only to the Permitted Liens.

Section 5.05 Conditions to Obligations of Welltower To Consummate Subsequent Closings.

The obligations of Welltower to take the actions set forth in Section 2.09 to cause the consummation of a Subsequent Closing as to any particular Subsequent Facility to be included in such Subsequent Closing are subject to the satisfaction or waiver of each of the following additional conditions:

(a) Additional Capital Contribution. Investor shall have made the Additional Capital Contribution in accordance with Section 2.09.

(b) Debt Financing. The Lenders or their authorized agent shall have executed a joinder to the Debt Financing allowing debt proceeds to be drawn down and used to pay approximately fifty percent (50%) of the purchase price under the relevant Subsequent Contribution Agreement, and all conditions to the consummation of funding the Joinder Project Advance (as such term is defined in the Loan Agreement) for the applicable Subsequent Facilities shall have been satisfied or waived by Lenders, pursuant to the Loan Agreement, provided that it is acknowledged that this condition will be satisfied concurrently with such Subsequent Closing.

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Section 5.06 Conditions to Obligations of Investor to Consummate Subsequent Closings. The obligations of Investor to take the actions set forth in Section 2.09 to cause the consummation of a Subsequent Closing as to any particular Subsequent Facility to be included in such Subsequent Closing are subject to the satisfaction or waiver of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Welltower contained in the Subsequent Contribution Agreement for such Subsequent Closing and relating to Welltower and to such Subsequent Facility, shall be true and correct in all material respects as of the Subsequent Closing Date. In addition, from and after the Effective Date of this Agreement, through and including the applicable Subsequent Closing Date, there shall not be any material adverse change in the information provided in the version of the Welltower Disclosure Letter dated as of the Effective Date with respect to any of the Facilities included in a Subsequent Closing.

(b) Ground Lessor Estoppel Certificate Condition. The Ground Lessor Estoppel Certificate Condition shall have been satisfied as to such Subsequent Facility at least ten (10) Business Days prior to the applicable Subsequent Closing.

(c) Space Tenant Estoppel Certificate Condition. The Space Tenant Estoppel Certificate Condition shall have been satisfied at least ten (10) Business Days prior to the applicable Subsequent Closing.

(d) Debt Financing. The Lenders or their authorized agent shall have executed a joinder to the Debt Financing allowing debt proceeds to be drawn down and used to pay approximately fifty percent (50%) of the purchase price under the relevant Subsequent Contribution Agreement, and all conditions to the consummation of funding the Joinder Project Advance (as such term is defined in the Loan Agreement) for the applicable Subsequent Facilities shall have been satisfied or waived by Lenders, pursuant to the Loan Agreement.

(e) FIRPTA. Welltower shall have delivered to Investor an Internal Revenue Service Form W-9.

(f) Additional Matters. With respect to each Facility set forth therein only, Welltower shall have delivered to Investor evidence in form and substance reasonably satisfactory to Investor that the matters set forth on Exhibit G hereto with respect to such Facility have been satisfied. For the avoidance of doubt, in the event this condition is not met in respect of any such Facility, then the applicable Facility (and only the applicable Facility) shall be excluded from the applicable Subsequent Closing and included in a Subsequent Closing (if any remain hereunder) provided that the applicable condition is satisfied prior to the applicable Subsequent Closing Notice.

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(g) Subsequent Closing Notice. Welltower shall have delivered a Subsequent Closing Notice to Investor, indicating which Facilities will constitute Subsequent Facilities, at least ten (10) Business Days prior to the applicable Subsequent Closing (it being acknowledged and agreed that in order to be included in a Subsequent Closing Notice, all Subsequent Consents with respect to the applicable Facility must have been obtained (or deemed obtained) as of the date of the Subsequent Closing Notice).

ARTICLE VI

TERMINATION

Section 6.01 Termination.

(a) This Agreement may be terminated at any time prior to the Escrow Date:

(i) by mutual written agreement of the Parties;

(ii) by written notice from any Party to the other Party if:

(A) subject to the right of either Party to extend the Escrow Date (and thereby extend the Initial Closing Date) as set forth in Section 2.06, the Initial Closing has not been consummated on or prior to the close of business on the Initial Closing Date; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations contained in this Agreement shall have been the cause of, or shall have resulted in, the failure of the Initial Closing to have occurred on or prior to such date;

(B) any Applicable Law shall be enacted or become applicable that makes the Transaction or the consummation of the Initial Closing illegal or otherwise prohibited;

(C) any judgment, injunction, order or decree enjoining any Party from consummating the Transaction or the Initial Closing is entered, and such judgment, injunction, order or decree shall have become final and nonappealable; or

(D) the other Party is in material breach or material default of any covenant contained herein or there are any material inaccuracies or material misrepresentations in such other Party’s representations or warranties herein, and such material breach or material default or such inaccuracy or misrepresentation is incapable of being cured prior to the Escrow Date; provided, however, that the terminating Party is not then in material breach of this Agreement and not then in material breach of its obligations hereunder in respect of the Debt Financing;

(iii) by Welltower, if Investor shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Investor that would cause the condition set forth in Section 5.02(d) not to be satisfied; provided, however, that Welltower is not then in material breach of its obligations hereunder in respect of the Debt Financing;

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(iv) by Investor, if Welltower shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Welltower that would cause the condition set forth in Section 5.03(f) not to be satisfied; provided, however, that Investor is not then in material breach of its obligations hereunder in respect of the Debt Financing; or

(v) by Welltower, if Investor fails to consummate the Transaction as contemplated herein, after all conditions precedent to Investor’s obligation to do so have been satisfied or waived by Investor, for any reason other than the default of any Welltower Entity.

(b) If Welltower willfully fails to consummate the purchase and sale of the Initial Facilities as contemplated herein, after all conditions precedent to Welltower’s obligation to do so have been satisfied or waived by Welltower, for any reason other than the default of Investor, Investor may as its sole and exclusive remedy elect to do one of the following: (i) pursue an action for specific performance or (ii) terminate this Agreement, whereupon the Earnest Money shall be returned to Investor.

(c) If Investor terminates this Agreement pursuant to Sections 6.01(a)(ii) or (a)(iv) or the Parties agree to terminate this Agreement pursuant to Section 6.01(a)(i) upon such a termination, and as Investor’s sole and exclusive remedy, the Earnest Money shall be returned to Investor.

(d) If Welltower terminates this Agreement pursuant to Sections 6.01 (a)(iii) or (a)(v), as Welltower’s sole and exclusive remedy, Welltower shall receive payment of the Earnest Money in accordance with the Escrow Agreement. The retention by Welltower of the Earnest Money as provided above shall be considered liquidated damages, it being agreed that while substantial, the exact amount of damages to be sustained by Welltower in the event of a default by Investor may be difficult to ascertain with mathematical precision and the Earnest Money represents a reasonable measure as to such damages and that the foregoing liquidated damages represent an agreed upon measure of damages and are not to be deemed a forfeiture or penalty.

Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01, all obligations of the Parties hereunder (except for this Section 6.02, Article VIII (Miscellaneous) and any other obligations or liabilities that expressly survive the termination of this Agreement) shall terminate without Liability of any Party to any other Party (other than as set forth in Section 6.01) and the representations and warranties made herein shall not survive beyond a termination of this Agreement; provided, however, that no Party shall be released from Liability hereunder to the extent this Agreement is terminated and the Transaction is abandoned by reason of the fraud or willful misconduct of such Party and, provided, further, that if all conditions to Welltower’s obligation to close hereunder have been satisfied, the Lenders are willing to fund the Debt Financing, Investor has not breached any term or condition of this Agreement or any other agreement entered into in connection herewith and Welltower willfully fails to consummate the Transaction, then Welltower shall reimburse Investor for reasonable legal expenses incurred in connection with its due diligence investigation of the Facilities, not to exceed $400,000 (net of any due diligence expenses reimbursed to Invesco Advisors, Inc. by Welltower pursuant to the Access Agreement).

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ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.01 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of each Party set forth in this Agreement are made as of the Effective Date, and each Party shall be deemed to have remade all of its respective representations and warranties as of the Initial Closing Date. No representations or warranties shall be deemed to be merged into or waived by the Parties’ instruments or deliveries at the Initial Closing.

(b) Except for the Statute Representations and the Property Level Representations, all of the representations and warranties of Welltower set forth in this Agreement shall survive the Initial Closing until the date that is six (6) months after the Initial Closing Date; provided, however that the Statute Representations shall survive the Initial Closing until the expiration of the statute of limitations applicable to the Liability or Loss incurred or suffered in respect of a breach of any such Statute Representation; provided, further, that the Property Level Representations shall survive the Initial Closing until the date that is nine (9) months after the Initial Closing Date.

(c) Except for the representations and warranties of Investor contained in Section 3.02(a)(i) and Section 3.02(b)(i) which shall survive the Initial Closing until the expiration of the statute of limitations applicable to the Liability or Loss incurred or suffered in respect of a breach of any such representation, all of the representations and warranties of Investor set forth in this Agreement shall survive until the date that is six (6) months after the Initial Closing Date.

(d) None of the covenants or other agreements contained in this Agreement will survive the Initial Closing other than those which by their terms contemplate performance after the Initial Closing(including without limitation all obligations pertaining to the Subsequent Closings), and each such surviving covenant and agreement will survive the Initial Closing for the period contemplated by its terms or, if no such period is contemplated, until such covenant and agreement is fully and finally performed. Welltower’s indemnity obligations under 7.02(a)(ii) shall survive until the expiration of the statute of limitations for third party claims under the applicable Environmental Law.

(e) Notwithstanding the foregoing, the indemnification obligations under this Article VII with respect to Losses arising prior to the applicable survival termination date set forth above in this Section 7.01 shall not terminate if an indemnification claim with respect to such Losses is made by the Indemnified Party in accordance with this Agreement prior to such applicable survival termination date, and any such claim that has been asserted in accordance with this Article VII and that is pending on the such applicable survival termination date may continue to be asserted until fully and finally resolved.

Section 7.02 Indemnification Obligations of Welltower. From and after the Initial Closing, Welltower will indemnify, defend and hold harmless Holdings from and against any and all Losses incurred by Holdings caused by, relating to or arising out of:

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(a) (i) any breach of or inaccuracy in any representation or warranty of Welltower and (ii) any third-party claim related to or based upon the presence (A) with respect to Dignity Glendale, of Hazardous Materials in indoor air or soil vapor at concentrations above two-thirds the applicable remedial action standard or human health exposure standard prescribed by Environmental Law; (B) with respect to Tenet Lakewood, of Hazardous Materials in indoor air or soil vapor at concentrations above two-thirds the applicable remedial action standard or human health exposure standard prescribed by Environmental Law; and (C) with respect to HCA 310 Nashville, of Hazardous Materials in indoor air, soil, soil gas, or groundwater at concentrations above two-thirds the applicable remedial action standard or human health exposure standard prescribed by Environmental Law; and

(b) any breach or non-performance by Welltower of any of its covenants or agreements contained in this Agreement.

Notwithstanding any other provision of this Agreement to the contrary: (i) the cumulative indemnification obligation of Welltower under Section 7.02(a) when combined with all indemnification obligations under all Subsequent Contribution Agreements shall in no event exceed $5,500,000 in the aggregate (the “Liability Cap”) and (ii) Welltower shall not be liable to Holdings or any of its Subsidiaries or Investor for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from Welltower equals or exceeds $275,000 (the “Basket Amount”), in which case Welltower shall be liable for the full amount of such Losses from the first dollar thereof.

Section 7.03 Indemnification Obligations of Investor. From and after the Initial Closing, Investor will indemnify, defend and hold harmless Holdings from and against any and all Losses incurred by Holdings caused by, relating to or arising out of:

(a) any breach of or inaccuracy in any representation or warranty of Investor; or

(b) any breach or non-performance by Investor of any of its covenants or agreements contained in this Agreement.

Notwithstanding any other provision of this Agreement to the contrary: (i) the cumulative indemnification obligation of Investor under Section 7.03(a) when combined with all indemnification obligations under all Subsequent Contribution Agreements, shall in no event exceed $5,500,000 in the aggregate and (ii) Investor shall not be liable to Holdings or any of its Subsidiaries or Welltower for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from Investor equals or exceeds $275,000, in which case Investor shall be liable for the full amount of such Losses from the first dollar thereof.

Section 7.04 Indemnification Procedures. The following provisions govern all claims for indemnification under this Article VII. Holdings when making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claim is asserted under this Article VII is referred to as the “Indemnitor”.

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(a) If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnitor prompt written notice thereof. The failure to give such prompt written notice will not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all written evidence thereof and all correspondence from or to such third party (or its representatives), in each case to the extent in the possession of the Indemnified Party, related to the matter giving rise to such Third-Party Claim and will indicate the estimated amount, if reasonably practicable or estimable, of the Loss that has been or is reasonably expected to be sustained by the Indemnified Party. The Indemnitor will have the right to participate in or, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnitor’s receipt of the notice of a Third-Party Claim, to assume and control the defense of such Third-Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel, and the Indemnified Party will use commercially reasonable efforts to cooperate in good faith in such defense. In the event that the Indemnitor assumes the defense of any Third-Party Claim in accordance with this Section 7.04(a), and subject to the provisions of this Section 7.04(a) and Section 7.04(b), (i) it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party; provided, however, that if (i) a conflict of interest arises that, under applicable principles of legal ethics or Applicable Law, in the judgment of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnitor and the Indemnified Party in connection with the defense of such Third-Party Claim, or (ii) the Indemnitor fails to take reasonable steps necessary to defend diligently such Third-Party Claim in the reasonable judgment of the Indemnified Party, then the Indemnified Party may participate in its own defense, and the Indemnitor will be liable for all documented reasonable costs or expenses paid or incurred in connection with hiring one counsel for such defense. Indemnitor and the Indemnified Party will cooperate with each other in all commercially reasonable respects in connection with the defense of any Third-Party Claim.

(b) Notwithstanding any other provision of this Agreement, neither the Indemnitor nor the Indemnified Party will enter into settlement of, or consent to the entry of any judgment with respect to, any Third-Party Claim without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed), except as otherwise provided in this Section 7.04(b). The Indemnitor shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim without the consent of any Indemnified Party; provided, that the Indemnitor shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, including by virtue of any injunctive or other equitable relief and (iii) obtain, as a condition of any settlement or other resolution, a complete release of claims, with prejudice, for any Indemnified Party potentially affected by such Third-Party Claim; provided further that such settlement or entry of judgment shall not give rise to any amounts payable in excess of the maximum amount for which the Indemnitor is required to indemnify the Indemnified Party at the time of such settlement.

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(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party giving the Indemnitor prompt written notice thereof. The failure to give such prompt written notice will not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all written evidence thereof to the extent such evidence is in the possession of the Indemnified Party and will indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party. The Indemnitor will have 45 -days after its receipt of such notice to respond in writing to such Direct Claim. During such 45-day period, the Indemnified Party will allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party will use commercially reasonable efforts to assist the Indemnitor’s investigation by giving such information and assistance as the Indemnitor or any of its professional advisors may reasonably request. If the Indemnitor does not so respond within such 45-day period, the Indemnitor will be deemed to have rejected such claim, in which case the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement.

Section 7.05 Exclusive Remedies. Except with respect to any equitable remedies contemplated by Section 8.13 or in the event of fraud, Welltower and Investor acknowledge and agree that, following the Initial Closing, the indemnification provisions of Article VII shall be the sole and exclusive remedies of any Indemnified Party for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by Investor or Welltower, respectively, or any failure by Investor or Welltower, respectively, to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. The provisions of this Section were specifically bargained for among the parties and were taken into account by the parties in arriving at the Initial Capital Contribution and the terms and conditions of this Agreement. Welltower and Investor have each specifically relied upon the provisions of this Section in agreeing to the Initial Capital Contribution and the terms and conditions of this Agreement. No Person who is not a party hereto, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, Liabilities or causes of action arising under, out of, in connection with, or related in any manner to the this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Applicable Law, each Party hereby waives and releases all such claims, Liabilities and causes of action against any such Persons.

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Section 7.06 Mitigation. Holdings shall, and shall cause its Affiliates to, take commercially reasonable steps to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 7.07 Limitation on Liability. In no event shall any party have any liability to the other for any consequential, special, incidental, indirect or punitive damages. The amount of any and all Losses under this Article VII shall be determined net of any insurance, indemnity, reimbursement arrangement, contract or other recovery available to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (each, an “Alternative Recovery”). In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnitor hereunder, the Indemnified Party will promptly refund an equal amount to the Indemnitor.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, by electronic mail transmission, sent by nationally-recognized overnight courier or mailed by U.S. registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail transmission, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the fifth Business Day following that on which the piece of mail containing such communication is posted to the address provided herein or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Notices to Parties pursuant to this Agreement shall be given to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.01):

(a)	to Welltower:

4500 Dorr Street

Toledo, Ohio 43615-4040

Attention: General Counsel

E-Mail: info@welltower.com

Telephone No.: (419) 247-2800

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with	a copy to (which shall not constitute notice to Welltower):

Gibson Dunn & Crutcher

200 Park Avenue

New York, NY 10166-0193

Attn: Steven Klein

J. Keith Biancamano

E-Mail: sklein@gibsondunn.com

kbiancamano@gibsondunn.com

Telephone No.: (212) 351-4000

(b)	to Investor:

2001 Ross Avenue, Suite 3400

Dallas, TX 75201

Attn: Scott Wyatt

E-Mail: Scott.wyatt@invesco.com

Telephone No.: (972) 715-7430

with	a copy to (which shall not constitute notice to Investor):

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Miami, FL 33133

Attn: Richard J. Giusto, Esq.

E-Mail: giustor@gtlaw.com

Telephone No.: (305) 579-0559

Section 8.02 Amendments; Waivers.

(a) Any provision of this Agreement or any other Transaction Document may be amended or waived if, and only if, such amendment or waiver is in writing and signed in the case of an amendment, by all Parties to such agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under Applicable Law.

Section 8.03 Expenses. Except as set forth in the Sources and Uses Table set forth in Exhibit D attached hereto or otherwise expressly provided in this Agreement or in any other Transaction Document, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and in closing and carrying out the Transaction shall be paid by the Party incurring such cost or expense, provided however, that contingent upon the Initial Closing and the making of the Initial Capital Contribution by Investor to Holdings, Holdings shall reimburse Investor for reasonable legal expenses incurred in connection with its due diligence investigation of the Facilities, not to exceed $400,000 net of any due diligence expenses reimbursed to Invesco Advisors, Inc. by Welltower pursuant to the Access Agreement.

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Section 8.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns. No Party may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, whether directly or indirectly, by operation of law, merger or otherwise, without the prior written approval of the other Party. No such transfer or assignment shall relieve the transferring or assigning Party of its obligations hereunder if such transferee or assignee does not perform such obligations.

Section 8.05 Governing Law. This Agreement shall be construed in accordance with, and this Agreement and any disputes or controversies related hereto shall be governed by, the internal laws of the State of Delaware without giving effect to any conflicts of laws principles thereof that would apply the laws of any other jurisdiction.

Section 8.06 Counterparts; Effectiveness; Telecopy or PDF Signature. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy or email attachment, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. This Agreement may be signed by telecopy, DocuSign, or .pdf signature and a telecopy, DocuSign, or .pdf signature will constitute an original for all purposes.

Section 8.07 Entire Agreement. This Agreement (including the schedules and exhibits referred to herein, and the Access Agreement, which has been incorporated by reference herein), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, express or implied, between and among the Parties with respect to the subject matter of this Agreement. No representation, warranty, promise, inducement or statement of intention has been made by either Party that is not embodied in this Agreement or such other documents, and neither Party shall be bound by, or liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

Section 8.08 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.09 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect so long as, after excluding the portion deemed to be unenforceable, the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, unenforceable or void, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated to the greatest extent practicable in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

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Section 8.10 Consent to Jurisdiction. All disputes and litigation arising out of or related to this Agreement, including matters connected with its performance, shall be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in New Castle County, Delaware or, if such court does not have jurisdiction, of the other courts of the State of Delaware and the United States of America, in each case sitting in New Castle County, Delaware. Each of the Parties hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 8.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12 Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any other Person, including any employee or former employee of Welltower or Investor or any of their respective Affiliates (including any beneficiary or dependent thereof).

Section 8.13 Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, shall cause irreparable injury to the other Party, for which damages, even if available may not be an adequate remedy. Accordingly, subject to the limitations on remedies set forth in Section 6.01, each Party hereby shall have the right to seek injunctive relief from any court of competent jurisdiction, without the necessity of proving actual monetary loss, to compel performance of a Party’s obligations (including without limitation the obligation to engage in the Subsequent Closings) and each Party consents to the grant by any court of the remedy of specific performance of its obligations hereunder.

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Section 8.14 No Presumption Against Drafting Party. Welltower and Investor acknowledge that each of the Parties has been represented by counsel in connection with the negotiation and execution of this Agreement and the other Transaction Documents. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.15 Section 1031 Exchanges. Investor hereto agrees to cooperate with Welltower in effecting one or more Section 1031 Exchanges with respect to the Initial Facilities, including executing and delivering any and all documents required by one or more exchange trustees, qualified intermediaries or exchange accommodation titleholders retained by Welltower and Welltower shall have the right to assign this Agreement to an entity established in order to effectuate such exchange (including a qualified intermediary, an exchange accommodation title holder or one or more single member limited liability companies that are owned by any of the foregoing persons); provided, however, that (a) Investor shall not be obligated to incur any liability, cost, expense, delay or other detriment in connection with the implementation of any such Section 1031 Exchange unless Welltower agrees to reimburse and/or indemnify Investor for any such liability, cost, expense, delay or other detriment and (b) Welltower will not be relieved from its obligations under this Agreement following any such assignment.

Section 8.16 Audit Information. Investor has advised Welltower that Investor must comply with Securities and Exchange Commission Regulations S-X (17 C.F.R. § Part 210) (“Regulation S-X”), including, but not limited to, Item 3-14 thereof, which requires Investor to cause to be prepared three (3) years of audited income statements for the Facilities. Welltower shall provide Investor, at Investor’s expense, any reasonable non-confidential financial information, financial statements and supporting documentation in Welltower’s possession or under Welltower’s control relating to the Facilities transferred in an Initial Closing or Subsequent Closing as are reasonably necessary for Investor’s auditors to prepare such audited income statements in compliance with Regulation S-X. The provisions of this Section 8.16 shall survive the Initial Closing.

* * * * * * *

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

WELLTOWER INC.

By:	/s/ Mary Ellen Pisanelli
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

[FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

VIDA MOB PORTFOLIO CO-INVEST LLC

By:	_/s/ Duncan Walker
Name: Duncan Walker
Title: Vice President

[FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

VIDA JV LLC

By:	/s/ Mary Ellen Pisanelli
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

[FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE]

APPENDIX A

DEFINITIONS

“Access Agreement” means that certain Access Agreement, dated as of June 17, 2020, by and between Welltower, Inc., a Delaware corporation, and Invesco Advisers, Inc., a Delaware corporation.

“Affiliate”, with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, such Person; provided, however, that, except as otherwise expressly provided in this Agreement, (i) with respect to Holdings and its Subsidiaries, “Affiliates” shall be deemed to expressly exclude Investor and Welltower and each of their Affiliates, (ii) with respect to Welltower and its Subsidiaries, “Affiliates” shall be deemed to expressly exclude Holdings and its Subsidiaries, and (iii) with respect to Investor and its Subsidiaries, “Affiliates” shall be deemed to expressly exclude Holdings and its Subsidiaries. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the introduction to this Agreement

“Alternative Recovery” has the meaning set forth in Section 7.07 of this Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, managers (in the case of a limited liability company), employees, consultants or agents.

“Authorizations” means all licenses, permits, concessions and approvals required by any Governmental Authority, as defined herein with respect to the ownership, operation, leasing, maintenance, or use of any Initial Facility.

“Basket Amount” has the meaning set forth in Section 7.02(b) of this Agreement.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CCR Estoppel Certificate” has the meaning set forth in Section 4.12(a) of this Agreement.

“CCRs” has the meaning set forth in Section 2.07(c) of this Agreement.

A-i

“CCR Purchase Rights” has the meaning set forth in Section 2.07(c) of this Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States, and each member agency thereof, acting in such capacity.

“CFIUS Approval” means (i) CFIUS has concluded that the Transaction is not a “Covered Real Estate Transaction” or otherwise a “Covered Transaction” and is not subject to review under the Section 721 of the Defense Production Act, as amended; (ii) CFIUS has issued a written notice that it has completed a review or investigation of the declaration or notice provided pursuant to the DPA with respect to the Transaction, and has concluded all action under the DPA; (iii) CFIUS has informed the parties that it is unable to conclude action under the DPA with respect to the Transaction on the basis of the CFIUS filing (or any resubmission thereof or subsequent filing thereto), but CFIUS has not requested that the parties file a written notice of the Transaction, and the 30-day assessment period established by CFIUS for the review of the CFIUS filing (or any resubmission thereof or subsequent filing thereto) shall have elapsed, or (iv) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the proposed action or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“CFIUS Condition” means, if the Parties have submitted a filing to CFIUS with respect to the Transaction, CFIUS Approval shall have been obtained.

“Claims” means all rights to causes of action, claims, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate.

“Close Associate” shall mean a person who is widely and publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a Person who is in a position to conduct substantial United States and non-United States financial transactions on behalf of the Senior Foreign Political Figure.

“Closing” means the Initial Closing or a Subsequent Closing.

“Closing Date” means the Initial Closing Date or a Subsequent Closing Date, as applicable.

“Closing Deliverables” means (i) with respect to the Initial Closing, the documents and instruments required to be delivered pursuant to Section 2.2 of the Contribution Agreement and (ii) with respect to each Subsequent Closing, the documents and instruments required to be delivered pursuant to Section 2.2 (or its substantive equivalent) of the applicable Subsequent Contribution Agreement.

“Closing Statement” means the preliminary closing statement approved by the Parties prior to the Escrow Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Law” means all domestic or foreign Applicable Laws passed by a domestic or foreign Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Competition Law Approvals” means, to the extent applicable, any approvals required under the Competition Laws of any relevant jurisdiction.

“Condemnation” means any action by which any Governmental Authority commences condemnation proceedings, taking by power of eminent domain or any similar action.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 10, 2020 between Welltower and Invesco Advisers, Inc., a Delaware corporation.

“Contract” means each Ground Lease, Space Lease, contract, agreement, option, lease, license, cross-license, sale and purchase order, commitment and other instrument of any kind, whether written or oral.

“Contribution Agreement” means the Contribution Agreement, to be entered into by and among Welltower, Holdings and each PropCo on the Initial Closing Date, in the form attached hereto as Exhibit E.

“COVID Related Issue” means a claim made in an estoppel certificate with respect to a Space Lease that solely as a result of COVID-19: (i) a tenant of such Space Lease has requested a forbearance or deferral of rent, and/or (ii) a tenant of such Space Lease has missed a payment of rent.

“Debt Commitment Letter” has the meaning set forth in Section 4.08(a) and Section 4.08(d) of this Agreement.

“Debt Financing” has the meaning set forth in Section 4.08(a) and Section 4.08(d) of this Agreement.

“Debt Financing Agreements” means the definitive agreements necessary or appropriate to effect the Debt Financing to be entered into by Holdings and the PropCos on the Initial Closing Date.

“Deposit” has the meaning set forth in Section 2.01(b) of this Agreement.

“Direct Claim” has the meaning set forth in Section 7.04(c) of this Agreement.

“Due Diligence” has the meaning set forth in Section 4.01(a) of this Agreement.

“Due Diligence Items” has the meaning set forth in Section 4.01(c) of this Agreement.

“Earnest Money” has the meaning set forth in Section 2.01(a) of this Agreement.

“Effective Date” means the date of this Agreement.

“Environmental Laws” shall mean and refer to the following: all federal, state, county, municipal, local and other statutes, laws, ordinances and regulations which relate to or deal with human health or the environment, all as may be amended form time to time.

“Environmental Reports” has the meaning set forth in Section 3.01(o)(ix)(A) of this Agreement.

“Equity Financing” has the meaning set forth in Section 3.02(f) of this Agreement.

“ERISA” has the meaning set forth in Section 3.01(s) of this Agreement.

“Escrow Agent” means Commonwealth Land Title Insurance Company, having an address at 2651 N. Harwood Street, Suite 260, Dallas, TX 75201.

“Escrow Agreement” has the meaning set forth in Section 2.08 of this Agreement, in form attached hereto as Exhibit A.

“Escrow Date” means that date which is thirty (30) days after the date hereof (i.e., Thursday, September 24, 2020), subject to the Parties’ respective rights to extend such date.

“Estoppel” means any of a CCR Estoppel Certificate, Ground Lessor Estoppel Certificate, or Space Tenant Estoppel Certificate.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Facility” has the meaning set forth in Section 2.07(l) of this Agreement.

“Existing PropCos” means each of (a) HCRI 10301 Hagen Ranch Properties, LLC, (b) Windrose Congress II Properties, L.P., (c) Windrose 310 Properties, L.L.C., (d) (e) 19016 Stone Oak Pkwy LLC, (e) 7115 Greenville Ave LLC and (f) 3903 Wiseman Blvd LLC.

“Facilities” means the Leased Facilities, the Owned Facilities, and the Parking Lot, collectively.

“Financing” has the meaning set forth in Section 3.02(f) of this Agreement.

“Financing Costs” has the meaning set forth in Section 4.08(b) of this Agreement.

“Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Authority.

“Governmental Authority” means any United States or non-United States federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Ground Lease” means each of the ground leases (or subground leases, as applicable) pursuant to which a PropCo is the ground lessee (or subground lessee, as applicable) of an Initial Facility or the Parking Lot, as applicable, together with all amendments, restatements, supplements and modifications thereto, as each of such ground leases and their amendments, restatements, supplements and modifications thereto.

“Ground Lessee” means each ground lessee (or subground lessee, as applicable) under any Ground Lease that ground leases (or subground leases, as applicable) any Initial Facility from a Ground Lessor.

“Ground Lessor” means any ground lessor (or subground lessor, as applicable) under any Ground Lease that ground leases (or subground leases, as applicable) any Initial Facility to a PropCo.

“Ground Lessor Estoppel Certificate” has the meaning set forth in Section 4.12(b) of this Agreement.

“Ground Lessor Estoppel Certificate Condition” has the meaning set forth in Section 4.12(b) of this Agreement.

“Ground Lessor Purchase Rights” has the meaning set forth in Section 2.07(b) of this Agreement.

“Grouped Facilities” means each of the following sets of Facilities (i) Physicians Plaza and the Parking Lot, (ii) FMC Land O’Lakes and FMC Land O’Lakes II, (iii) Tenet Stone Oak and Tenet Stone Oak II and (iv) Broward Coral Springs I and Broward Coral Springs II.

“Hazardous Materials” means any and all petroleum products and fractions thereof, asbestos, asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radioactive materials and all other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials, substances and wastes listed or identified in, or regulated by, any Environmental Law.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Holdings Ancillary Agreements” means the Holdings LLC Agreement, the Contribution Agreement, and the Debt Financing Agreements.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement among Investor, Welltower and Holdings in substantially the form attached hereto as Exhibit C.

“Immediate Family Member” shall mean the parents, siblings, spouse, children and in-laws of a Senior Foreign Political Figure.

“Indemnified Party” has the meaning set forth in Section 7.04 of this Agreement.

“Indemnitor” has the meaning set forth in Section 7.04 of this Agreement.

“Initial Capital Contribution” means $181,940,275 plus Investor’s share of Holding’s closing costs as shown on the Closing Statement.

“Initial Closing Date” means the Escrow Date.

“Initial Closing Notice” has the meaning set forth in Recital D of this Agreement.

“Initial Facility” has the meaning set forth in the recitals to this Agreement.

“Investor” has the meaning set forth in the preamble to this Agreement.

“Investor Ancillary Agreements” means the Holdings LLC Agreement.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person. Notwithstanding the foregoing, with respect to any Person that is a corporation, limited liability company, partnership or other business entity, actual knowledge shall be deemed to mean the actual knowledge of all directors (or managers in the case of a limited liability company) and executive officers of any such Person; provided, however, that with respect to Welltower, “Knowledge” shall be deemed to be solely the actual knowledge, after reasonable investigation, of both Ryan Rothacker, VP, Operations, Team Leader and Brian Dunlay, Vice President, Asset Strategy, and with respect to Investor “Knowledge” shall be deemed to be solely the actual knowledge, after reasonable investigation, of Scott Wyatt, Senior Director, Transaction Services. Provided, however, that the Parties acknowledge and agree that neither Ryan Rothacker, Brian Dunlay nor Scott Wyatt shall have any personal liability with respect to any representations or warranties made herein.

“Leased Facilities” means the real property and improvements described on Section 1.01(a) of the Welltower Disclosure Letter and by this reference incorporated herein, in which Welltower owns, directly or indirectly, ground leasehold interests pursuant to the Ground Leases. Such descriptions include the legal descriptions for the Leased Facilities based on the Surveys.

“Lenders” has the meaning set forth in Section 4.08(a) of this Agreement.

“Letter of Credit” has the meaning set forth in Section 4.13(b) of this Agreement.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, absolute, contingent, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Liability Cap” has the meaning set forth in Section 7.02 of this Agreement.

“Lien” means, with respect to any asset, any lien, mortgage, pledge, hypothecation, right of others, Claim, security interest, encumbrance, lease, sublease, license, interest, option, charge or other restriction or limitation of any nature whatsoever in respect of such asset.

“Losses” means any and all deficiencies, judgments, settlements, demands, Claims, suits, actions or causes of action, Proceedings, assessments, liabilities, losses, damages, interest, fines, penalties, costs, Taxes and expenses (including reasonable legal, accounting and other costs and expenses) incurred in connection with investigating, defending, settling or satisfying any and all demands, Claims, actions, causes of action, suits, Proceedings, assessments, judgments or appeals, and in seeking indemnification therefor.

“Material Adverse Effect” means any event, change, occurrence or effect that would have a material adverse effect on the business, financial condition or results of operations of the Portfolio, taken as a whole, other than any event, change, occurrence or effect arising out of, attributable to or resulting from, alone or in combination, (i) general changes or developments in any of the industries in which the Welltower Entities operate, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, or any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) natural disasters or calamities, including any epidemic, pandemic, disease outbreak or public health crisis or the response of any Governmental Authority thereto (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or Competition Laws for the consummation of the transactions contemplated hereby, (v) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof, (vi) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Welltower Entities due to the announcement and performance of this Agreement or the identity of the Parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (vii) any action taken by any Welltower Entity, in each case which is required or permitted by or resulting from or arising in connection with this Agreement, or (viii) any actions taken (or omitted to be taken) by or at the request of the Investor or (ix) any existing event, occurrence or circumstance of which the Investor has knowledge as of the date hereof. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Facilities, and not against any forward-looking statements, financial projections or forecasts of the Facilities.

“Material Contracts” has the meaning set forth in Section 3.01(q) of this Agreement.

“Material Space Leases” means any Space Lease of more than fifty thousand (50,000) rentable square feet at any Facility.

“Material Space Tenant” means any Space Tenant under a Material Space Lease.

“Membership Interest” has the meaning set forth in the Holdings LLC Agreement.

“New Letter of Credit” has the meaning set forth in Section 4.13(b) of this Agreement.

“OFAC List” shall mean any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the SDN List and/or other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

“Operating Cash Flow” has the meaning set forth in the Holdings LLC Agreement.

“Owned Facilities” means the real property and improvements described on Section 1.01(a) of the Welltower Disclosure Letter, which Welltower owns, directly or indirectly, in fee simple absolute title. Such descriptions include the legal descriptions for the Owned Facilities based on the Surveys.

“Owner’s Affidavit” has the meaning set forth in Section 2.11 of this Agreement.

“Parking Lot” means that certain real property described in Section 1.01(a) of the Welltower Disclosure Letter, in which Welltower owns, directly or indirectly, a ground leasehold interest pursuant to the Parking Lot Ground Lease.

“Parking Lot Ground Lease” means that certain ground lease pursuant to which a PropCo is the ground lessee of the Parking Lot, together with all amendments, restatements, supplements and modifications thereto.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Permits” means all permits, licenses, franchises, approvals, certificates, certifications, clearances, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 4.01(f) of this Agreement.

“Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet delinquent or which are both (A) being contested in good faith, and (B) described in reasonable detail on a Schedule to the applicable Transaction Document, (ii) statutory Liens of landlords and statutory Liens of carriers, warehousemen, mechanics or materialmen incurred in the ordinary course of business which are either for sums not yet due or are immaterial in amount, (iii) zoning, entitlement, and other land use laws, and (iv) easements and other encumbrances, in each case, that do not materially detract from the value of the relevant Facility or materially interfere with any present or intended use of such Facility.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Portfolio” has the meaning set forth in the recitals to this Agreement.

“Price Allocation” has the meaning set forth in Section 4.11(c) of this Agreement, and as provided on Exhibit I attached hereto.

“Proceeding” means any action, suit, Claim, charge, hearing, arbitration, audit, or proceeding (public or private).

“PropCo” means a special purpose limited liability company holding fee simple title to a single Owned Facility (other than any Grouped Facility), holding a lessee’s interest under a Ground Lease relating to a single Leased Facility (other than any Grouped Facility), or holding fee simple title to any Owned Facility and/or a lessee’s interest under a Ground Lease relating to any Leased Facility, as applicable, in respect of any Facilities that form part of a single set of Grouped Facilities, and includes the Existing PropCos.

“Property Level Representations” means the representations and warranties set forth in Sections 3.01(j)(vi)(A), 3.01(o)(vii)(A) and 3.01(o)(vii)(C) of this Agreement.

“Regulation S-X” has the meaning set forth in Section 8.16 of this Agreement.

“Rent Roll” has the meaning set forth in Section 3.01(o)(vi) of this Agreement.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Replacement Estoppel Certificate” means a certificate executed by Welltower certifying the information contemplated in one or more Space Tenant Estoppels that satisfies the requirements of Section 4.12. The Replacement Estoppel Certificate will be deemed for all purposes to be a representation and warranty by Welltower of the truth and accuracy of the matters set out in the Replacement Estoppel Certificate. If, within a period of ninety (90) days after the relevant Closing Date, Welltower delivers to Holdings an Estoppel from a particular Space Tenant, then the representations and warranties of Welltower pursuant to the Replacement Estoppel Certificate in respect of the relevant tenant will be deemed null and void except in the case of a material conflict of information contained in such Estoppel and in the Replacement Estoppel Certificate.

“Section 1031 Exchange” means a tax-deferred exchange in accordance with Section 1031 of the Code, as structured by Welltower and its tax advisors.

“Security Deposits” means any refundable security deposits, prepaid rent, or damage deposits or similar amounts, including without limitation, any letters of credit or similar financial instruments (other than rent paid for the month in which the Initial Closing occurs), and other forms of credit enhancements, with respect to any of the Space Leases.

“Senior Foreign Political Figure” shall mean a senior official of a major non-United States political party or a senior executive of a government-owned corporation not organized within the United States. In addition, a “Senior Foreign Political Figure” includes any corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure.

“Sources and Uses Table” means the table setting forth the sources and uses of funds at the Initial Closing, including the proceeds of the Debt Financing and the Initial Capital Contribution payable to Welltower as contemplated by the Holdings LLC Agreement, substantially in the form attached hereto as Exhibit D.

“Space Leases” means, individually or collectively, any leases, subleases, occupancy agreements, and any other agreements for the use, possession, or occupancy of all or any portion of an Initial Facility (including, without limitation, signage rights) as to which a Welltower Subsidiary is the landlord or lessee (it being understood that Ground Leases shall not be included in this definition of “Space Leases”).

“Space Tenant” means any tenant under any a Space Lease.

“Space Tenant Amounts” has the meaning set forth in Section 4.13(c) of this Agreement.

“Space Tenant Estoppel Certificate” has the meaning set forth in Section 4.12(c) of this Agreement.

“Space Tenant Estoppel Certificate Condition” has the meaning set forth in Section 4.12(c) of this Agreement.

“Space Tenant Purchase Rights” has the meaning set forth in Section 2.07(f) of this Agreement.

“SRO” means self-regulatory organization or authority.

“Statute Representations” means the representations and warranties set forth in Section 3.01(a)(i) (Organization), Section 3.01(b)(i) (Authority) and Section 3.01(o)(v) (Taxes) of this Agreement.

“Straddle Period” has the meaning set forth in Section 4.13(f) of this Agreement.

“Subsequent Closing” has the meaning set forth in Section 2.09(a) of this Agreement.

“Subsequent Closing Date” has the meaning set forth in Section 2.09(a) of this Agreement.

“Subsequent Consent Exhibit” has the meaning set forth in Section 2.05 of this Agreement.

“Subsequent Closing Notice” has the meaning set forth in Recital D of this Agreement.

“Subsequent Consents” means as to each Subsequent Facility, the consents, waivers or agreements listed next to the name of such Facility on the Subsequent Consent Exhibit. For the avoidance of doubt, any Subsequent Consent (a) in substantially the form (i) agreed by the Parties as of the Effective Date or (ii) attached to a Ground Lease (if applicable), and (b) executed by the third party proposed to execute the same, shall satisfy the requirement to obtain such Subsequent Consent.

“Subsequent Facility” has the meaning set forth in Section 2.05 of this Agreement. For the avoidance of doubt, once a Subsequent Facility is sold pursuant to a Subsequent Closing, it shall no longer be a Subsequent Facility for purposes hereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company or other similar entity as to which more than 50% of the outstanding capital stock or other securities having voting rights or power is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s direct or indirect subsidiaries.

“Survey” means those certain surveys of the Facilities listed on Section 1.01(c) of the Welltower Disclosure Letter.

“Tax Returns” means all reports and returns (including elections, declarations, disclosures, schedules, estimates, information returns and claims for refund and any related or supporting information and any amendment to any of the foregoing) required to be supplied to a taxing authority with respect to Taxes.

“Taxes” means (i) all foreign, federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, value added tax, goods and services tax, social service tax, import tax, export tax, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any Liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes; and the term “Tax” means any one of the foregoing Taxes.

“Third-Party Claim” has the meaning set forth in Section 7.04(a) of this Agreement.

“Title Commitments” means those certain commitments for title insurance on the Facilities prepared by the Title Company listed on Section 1.01(d) of the Welltower Disclosure Letter, which the Parties agree will be updated when finalized after the Effective Date.

“Title Company” means the Escrow Agent.

“Title Policies” has the meaning set forth in Section 5.03(h) of this Agreement.

“Title Proformas” means those certain proforma policies of title insurance for all of the Facilities, prepared by the Title Company and attached as Exhibit J.

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, this Agreement, the Welltower Ancillary Agreements, the Investor Ancillary Agreements and the Holdings Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 4.11(a) of this Agreement.

“Welltower” has the meaning set forth in the preamble to this Agreement.

“Welltower Ancillary Agreements” means the Holdings LLC Agreement and the Contribution Agreement.

“Welltower Disclosure Letter” means the disclosure letter, as delivered by Welltower to Investor as of the Effective Date, containing the Schedules contemplated by the provisions of this Agreement.

“Welltower Entities” means, collectively, Welltower, Holdings and each PropCo, and a “Welltower Entity” means any one of the foregoing, without distinction.

“Welltower Subsidiaries” means, collectively, Holdings and each PropCo, and a “Welltower Subsidiary” means any one of the foregoing, without distinction.

EXHIBIT A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of August     , 2020 (this “Escrow Agreement”) is entered into among Welltower Inc., a Delaware corporation (“Welltower”), Vida MOB Portfolio Co-Invest LLC, a Delaware limited liability company (“Investor”, and together with Welltower, each a “Transaction Party” and, together, the “Transaction Parties”) and Commonwealth Land Title Insurance Company with an address at 2651 N. Harwood Street, Suite 260, Dallas, TX 75201 (the “Escrow Agent”). Each of the Transaction Parties and the Escrow Agent may be referred to as a “Party” and collectively as the “Parties.” All capitalized terms used herein and not herein defined shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Transaction Parties are party to that certain Formation and Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Welltower will issue Investor an 85% Membership Interest in Holdings in exchange for the Initial Capital Contribution;

WHEREAS, in accordance with the terms of the Purchase Agreement, the Initial Closing is conditioned on, among other things, the receipt of the Escrow Agent of the following: (i) from Investor, immediately available federally wired funds in the amount of Thirteen Million US dollars ($13,000,000.00) on the Effective Date of the Purchase Agreement (the “Deposit”); (ii) from Investor, not later than 2:00PM Eastern time on the Escrow Date, subject to the terms of the Purchase Agreement, immediately available federally wired funds in the amount equal to the Investor’s Initial Capital Contribution under the Holdings LLC Agreement (less the Earnest Money (as defined below)), plus Investor’s share of any closing costs due under the Purchase Agreement (collectively, the “Initial Investor Contribution”); and (iii) from each Transaction Party, not later than 2:00PM Eastern time on the Escrow Date, subject to the terms of the Purchase Agreement, the executed Transaction Documents for the Initial Closing to which such Transaction Party is a party (the “Transaction Documents”);

WHEREAS, the Transaction Parties and the Escrow Agent wish to enter into this Escrow Agreement to provide for the terms under which the Earnest Money, the Initial Investor Contribution and the Transaction Documents will be held and disbursed; and

WHEREAS, the Transaction Parties wish to appoint the Escrow Agent to act as the escrow agent under the terms of this Escrow Agreement, and the said Escrow Agent has agreed to accept such appointment under the terms of this Escrow Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) cash in hand paid and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Appointment. The Transaction Parties hereby appoint and designate the Escrow Agent as the escrow agent for the purposes herein set forth, and the Escrow Agent hereby accepts said appointment. The Escrow Agent acknowledges receipt of a copy of the Purchase Agreement, and to the extent any provisions thereof apply to the Deposit, the Earnest Money, the Initial Investor Contribution, the Transaction Documents, this Escrow Agreement or the Escrow Agent, the Escrow Agent agrees to comply with and be bound by, the terms thereof. All terms and provisions contained in the Purchase Agreement relating to any of the foregoing are hereby incorporated herein by this reference.

2. Delivery to Escrow Agent; Escrow Account. In accordance with the obligation to do so contained in the Purchase Agreement, Investor will deliver the Deposit to the Escrow Agent on the Effective Date of the Purchase Agreement. Upon receipt of the Deposit, the Escrow Agent shall provide written notice to the Transaction Parties acknowledging such receipt. The Deposit shall be placed in an interest-bearing account under the exclusive supervision of the Escrow Agent established at Wells Fargo Bank, N.A. (the “Escrow Account”), and the Deposit and any interest earned thereon shall collectively be referred to as the “Earnest Money.” In accordance with the obligation to do so contained in the Purchase Agreement (but, for the avoidance of doubt, subject to the terms thereof), no later than 2:00PM Eastern time on the Escrow Date, (i) Investor will deliver to the Escrow Agent the Initial Investor Contribution, and the Escrow Agent shall accept and hold the Initial Investor Contribution in the Escrow Account, and (ii) the Transaction Parties shall deliver the Transaction Documents to the Escrow Agent.

3. Disbursements from Escrow Agent. The Escrow Agent shall hold the Earnest Money, the Initial Investor Contribution, and the Transaction Documents pending its receipt of either (a) joint written instructions (the “Escrow Disbursement Instructions”) from the Transaction Parties specifying the agreement of the Parties with respect to payments from the Escrow Account following the occurrence of any of the events listed in Section 4(a)-(c), below (each an “Escrow Disbursement Event”) or (b) receipt by the Escrow Agent of a written notice from Welltower or Investor stating that the issue of whether and which Escrow Disbursement Event with respect to the Earnest Money had occurred was submitted to a court having jurisdiction on the matter in accordance with Section 5, and that a binding judgment with respect to such matter has been rendered, which notice shall (i) specify whether the Earnest Money should be paid to Welltower or Investor, (ii) be accompanied by a copy of the binding judgment with regard to the Escrow Disbursement Event in question and (iii) include a statement by counsel for the submitting Party that such decision is final, binding upon the Transaction Parties, not subject to further proceedings and non-appealable (such notice, decision and statement, collectively, an “Escrow Disbursement Determination Order”). The Transaction Parties acknowledge and agree that the Escrow Agent shall conclusively rely upon the Escrow Disbursement Determination Order and shall have no obligation to review the decision or order contained in such order or to verify that such order is final, binding upon the Transaction Parties, not subject to further proceedings and non-appealable. A copy of such Escrow Disbursement Determination Order shall also be sent by the submitting Transaction Party to the other Transaction Party concurrently with the delivery thereof to the Escrow Agent. Promptly following receipt of Escrow Disbursement Instructions the Escrow Agent shall disburse the Earnest Money in accordance with such instructions, as set forth therein. Promptly following receipt of an Escrow Disbursement Determination Order, the Escrow Agent shall provide written notice to the non-submitting Transaction Party and disburse the Earnest Money five (5) Business Days thereafter in accordance with such order, as set forth therein.

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4. Escrow Disbursement Events.

a) If Welltower terminates the Purchase Agreement pursuant to Section 6.01(a)(iii) or Section 6.01(a)(v), the Transaction Parties shall issue written instructions to the Escrow Agent to immediately release the Earnest Money to Welltower.

b) If (i) Welltower willfully fails to consummate the purchase and sale of the Initial Facilities as contemplated under the Purchase Agreement, after all conditions precedent to Welltower’s obligation to do so have been satisfied or waived by Welltower, for any reason other than the default of Investor, and Investor has elected to terminate the Purchase Agreement pursuant to Section 6.01(b) of the Purchase Agreement, (ii) Investor terminates the Purchase Agreement pursuant to Section 6.01(a)(ii) or Section 6.01(a)(iv) or the Parties agree to terminate the Purchase Agreement pursuant to Section 6.01(a)(i), or (iii) if CFIUS requires Investor, any Affiliate of Investor or Holdings to commit to a mitigation agreement, letter of assurance, national security agreement or similar agreement or arrangement in order for the CFIUS Condition to be met where such agreement or arrangement would result in any event described in clause (i) or (ii) of Section 4.03(b) of the Purchase Agreement and Investor terminates the Purchase Agreement, the Transaction Parties shall issue written instructions to the Escrow Agent to immediately release the Earnest Money to Investor.

c) On the Initial Closing Date, subject only to the satisfaction of the conditions in Sections 5.01, 5.02(d) and 5.03(f) of the Purchase Agreement, the Transaction Parties shall issue written instructions to the Escrow Agent to immediately (i) deliver copies of each of the Transaction Documents executed by each of the parties thereto to each of the Transaction Parties and (ii) release the Earnest Money and the Initial Investor Contribution to Welltower.

5. Releases; Security Procedures.

a) Notwithstanding anything to the contrary set forth in Section 8 below, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Earnest Money or the Initial Investor Contribution, must be in writing executed by the appropriate Transaction Party or Transaction Parties as evidenced by the signatures of the person or persons signing this Escrow Agreement or one of their designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedules 1-A and 1-B (each an “Authorized Representative”), and delivered to Escrow Agent only by confirmed facsimile or as a Portable Document Format (“PDF”) attached to an email on a Business Day only at the fax number or email address set forth in Section 8 below. Each Designation of Authorized Representatives shall be signed by the secretary, an assistant secretary or other duly authorized officer of the named Transaction Party. No instruction for or related to the transfer or distribution of the Earnest Money or the Initial Investor Contribution shall be deemed delivered and effective unless Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 8 below and as evidenced by a confirmed transmittal to the Transaction Party’s or Transaction Parties’ transmitting fax number or email address. Escrow Agent shall not be liable to any

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Transaction Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Earnest Money or the Initial Investor Contribution if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of Escrow Agent.

b) The Transaction Parties each acknowledge that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Welltower or to Investor pursuant to written instruction in accordance with Section 5(a):

WELLTOWER:	Bank: Key Bank Cleveland, Ohio ABA Number: 041001039 Account Name: Welltower Inc. Account Number: 353321001011 Notify: Tim Lordan Phone: (419) 247-2800

INVESTOR:

Account Name: Invesco REIT Operating

Partnership LP

Bank: State Street Bank and Trust Co.

Bank Routing #: 011000028

Bank Swift/BIC: SBOSUS33

ACCT #: 11255163

Fund No: KGUX

Account Name: Invesco U.S. Income REIT, LLC

Bank: Bank of America, N.A.

ACCT #: 488038445233

ABA Number: 026009593

6. Further Assurances. The Transaction Parties each agree to deliver to the Escrow Agent, upon request, such further instruments and documents as may be reasonably requested by the Escrow Agent in order to effectuate the terms and conditions of this Escrow Agreement or supervise the Escrow Account.

7. Limitation of Liability; Indemnity. In no event shall the Escrow Agent be liable for any act or failure to act under the provisions of the Purchase Agreement or this Escrow Agreement except where Escrow Agent’s acts are the result of its fraud, gross negligence or willful misconduct. Accordingly, the Escrow Agent shall not incur any such liability with respect to (a)

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any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Escrow Agreement or the Purchase Agreement, or (b) any action taken or omitted in reliance on any instrument, including any written notice or instruction provided for in the Purchase Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a person or persons having authority to sign or present such instrument, and to conform with the provisions of this Escrow Agreement. Welltower and Investor hereby jointly and severally indemnify the Escrow Agent against any loss, liability, or damage (including costs of litigation and reasonable attorneys’ fees) arising from and in connection with the performance of the Escrow Agent’s duties under the Escrow Agreement, whether such dispute arises between the Parties hereto and others, or merely between themselves, it being understood and agreed that the Escrow Agent may interplead such dispute and Welltower and Investor will hold the Escrow Agent harmless and indemnify it against all consequences and expenses which may be incurred by the Escrow Agent in connection therewith, except those consequences and expenses arising by reason of the Escrow Agent’s fraud, gross negligence or willful misconduct.

8. Notices. All notices and other communications pursuant to this Escrow Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, emailed, sent by nationally-recognized overnight courier or mailed by U.S. registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier delivery, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the fifth (5th) Business Day following that on which the piece of mail containing such communication is posted to the address provided herein or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Notices to Parties pursuant to this Escrow Agreement shall be given to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8):

If to Welltower:

4500 Dorr Street Toledo, Ohio 43615-4040 Attention: General Counsel E-Mail: info@welltower.com Telephone No.: (419) 247-2800

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with a copy to (which shall not constitute notice to Welltower): Gibson Dunn & Crutcher
200 Park Avenue New York, NY 10166-0193 Attn: Steven Klein E-Mail: sklein@gibsondunn.com Telephone No.: (212) 351-2602
If to Investor:
2001 Ross Avenue, Suite 3400
Dallas, TX 75201
Attn: Scott Wyatt
E-Mail: Scott.wyatt@invesco.com
Telephone No.: (972) 715-7430 with a copy to (which shall not constitute notice to Investor):
Greenberg Traurig, P.A. 333 SE 2nd Avenue
Miami, FL 33133
Attn: Richard J. Giusto, Esq.
E-Mail: giustor@gtlaw.com
Telephone No.: (305) 579-0559

If to Escrow Agent:
Commonwealth Land Title Insurance Company 2651 N. Harwood Street, Suite 260
Dallas, TX 75201
Attn: Bev Griesse
E-Mail: bgriesse@cltlt.com
Telephone No.: (214) 855-8436

9. Entire Agreement. This Escrow Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, express or implied, among the Parties with respect to the subject matter of this Escrow Agreement. No representation, warranty, promise, inducement or statement of intention has been made by any Party that is not embodied in this Escrow Agreement and no Party shall be bound by, or liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein.

10. Governing Law. This Escrow Agreement shall be construed in accordance with, and this Escrow Agreement and any disputes or controversies related hereto shall be governed by, the internal laws of the State of Delaware without giving effect to any conflicts of laws principles thereof that would apply the laws of any other jurisdiction.

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11. Dispute Resolution. All disputes and litigation arising out of or related to this Escrow Agreement, including matters connected with its performance, shall be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in New Castle County, Delaware or, if such court does not have jurisdiction, of the other courts of the State of Delaware and the United States of America, in each case sitting in New Castle County, Delaware. Each of the Parties hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

12. Severability. If any provision of this Escrow Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Escrow Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect so long as, after excluding the portion deemed to be unenforceable, the economic or legal substance of the transactions contemplated by this Escrow Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, unenforceable or void, the Parties shall negotiate in good faith to modify this Escrow Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated to the greatest extent practicable in substantially the same manner as originally set forth at the later of the date this Escrow Agreement was executed or last amended.

13. Amendments; Waivers. Any provision of this Escrow Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed in the case of an amendment, by all Parties, or in the case of a waiver, by the Party or Parties against which the waiver is to be effective.

14. Counterparts. This Escrow Agreement may be signed in any number of counterparts and the signatures delivered by telecopy or email attachment, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Escrow Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties.

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IN WITNESS WHEREOF, the Parties hereto have set their hands and seals as of the date herein before written.

WELLTOWER INC.

By:
	Name:	Mary Ellen Pisanelli
	Title:	Authorized Signatory

[ESCROW AGREEMENT SIGNATURE PAGE]

VIDA MOB PORTFOLIO CO-INVEST LLC, a Delaware limited liability company

By: Vida MOB Portfolio Co-Invest Manager LLC, a Delaware limited liability company, its Manager

By:
Name:
	Title:	Vice President

[ESCROW AGREEMENT SIGNATURE PAGE]

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:
Name:
Title:

[ESCROW AGREEMENT SIGNATURE PAGE]

Schedule 1-A

Welltower

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, Mary Ellen Pisanelli, being the duly elected, qualified and acting Authorized Signatory of Welltower Inc. (“Welltower”), does hereby certify:

1.

That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated July     , 2020, by and among Welltower, Vida MOB Portfolio Co-Invest LLC and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & EMAIL

Mary Ellen Pisanelli		(419) 247-2791 (Email) mpisanelli@welltower.com

Keith Konkoli		(561) 352-4859 (Email) kkonkoli@welltower.com

Shankh Mitra		(419) 214-632 (Email) smitra@welltower.com

2.

That pursuant to Welltower’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Welltower, and that the undersigned has so executed this Designation this      day of July, 2020.

Signature:
Name:	Mary Ellen Pisanelli
Title:	Authorized Signatory

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-A.

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Transaction Party.

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

Schedule 1-B

Investor

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned,                     , being the duly elected, qualified and acting                      of Vida MOB Portfolio Co-Invest LLC, a Delaware limited liability company (“Investor”), does hereby certify:

1.

That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated July     , 2020, by and among Welltower Inc., Investor and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & EMAIL
Jason Geer		(972) 740-2019 (Email) Jason.geer@invesco.com

Scott Wyatt		(214) 232-4838 (Email) scott.wyatt@invesco.com

Brooke Hudspeth		(405) 245-8327 (Email) brooke.hudspeth@invesco.com

2.

That pursuant to Investor’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Investor, and that the undersigned has so executed this Designation this      day of July, 2020.

Signature:
Name:
Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-B

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Transaction Party.

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

RIDER 10.14-C:

EXHIBIT C

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made as of the      day of August, 2020, by and among Welltower Inc., a Delaware corporation (“Sponsor”), Vida MOB Portfolio Co-Invest LLC, a Delaware limited liability company (“Investor”), and Vida MOB Portfolio Manager LLC, a Delaware limited liability company (“Investor Manager”).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Act by the filing of the Certificate and the entering into of the Limited Liability Company Agreement of the Company, dated as of August     , 2020 (the “Original LLC Agreement”) by Sponsor, as the sole member thereof;

WHEREAS, as of the date hereof Investor has been admitted as a Member of the Company;

WHEREAS, the Company has indirectly acquired and intends to own, operate, manage, develop, redevelop and lease the Project, consisting of, among other things, a portfolio of up to twenty-two (22) properties and a parking lot each either owned in fee simple or subject to a ground lease (each, a “Property” and together, the “Properties”), located in various locations in the United States; and

WHEREAS, the parties hereto desire to continue the Company as a limited liability company under the Act and amend and restate the Original LLC Agreement in its entirety to set forth herein their respective rights, duties and responsibilities with respect to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual agreements set forth herein, the parties hereto, intending to be legally bound, do hereby agree as set forth below.

ARTICLE I

DEFINITIONS

Section 1.1    Certain Defined Terms. The following terms wherever used in this Agreement shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time.

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 1

“Additional Capital Contribution” means any contribution to the capital of the Company made by a Member pursuant to Section 5.1(b).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of an Adjustment Period or other date, after giving effect to the following adjustments:

(a)

Such Capital Account shall be increased to reflect the amounts, if any, such Member is obligated to restore to the Company or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)	Such Capital Account shall be reduced to reflect any items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adjustment Period” means a period of time as determined in this definition. The first Adjustment Period shall commence on the Effective Date. Each succeeding Adjustment Period shall commence on the day immediately following the last day of the immediately preceding Adjustment Period. Each Adjustment Period shall end on the earliest to occur after the commencement of such Adjustment Period of (i) the last day of each Taxable Year, (ii) any date on which the Book Value of the Company’s assets are adjusted in accordance with the definition thereof, (iii) the date of the “liquidation” of a Member’s interest in the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations), or (iv) the date on which the Company is terminated under Article IX.

“Affiliate” means, with respect to any Person (“Person A”), (i) solely for purposes of Section 3.3(a)(10) and Section 3.4(d), any Person in which such Person A owns, directly or indirectly, more than a twenty-five percent (25%) interest, (ii) solely for purposes of Section 3.3(a)(10) and Section 3.4(d), any Person that owns, directly or indirectly, more than a twenty-five percent (25%) interest in such Person A, (iii) any Person who is an officer, director, managing general partner or managing member of Person A or who otherwise acts in a similar capacity (specifically excluding, however, direct or indirect holders of the publicly-traded securities of Welltower Inc.), but only for so long as such Person serves in such capacity, or (iv) any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person A. As used in this paragraph only, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any interest, by contract or otherwise. Notwithstanding anything contained in this Agreement to the contrary (including the provisions in Section 3.2 or Section 3.3), for purposes of Section 3.4(d), clause (iii) above shall be deemed to include any Person who is an agent, officer, director, fiduciary, employee, manager, member, partner or shareholder (or any member of the family of any agent, officer, director, employee, manager, member, partner or shareholder) of such Person A (specifically excluding, however, direct or indirect holders of the publicly-traded securities of Welltower Inc.).

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 2

“Affiliate Property Management Agreement” has the meaning assigned to it in Section 3.8.

“Agreement” has the meaning assigned to it in the preamble of this Agreement.

“Anti-Money Laundering Laws” has the meaning assigned to it in Section 2.11(d).

“Applicable Rate” means the per annum rate of simple interest equal to eighteen percent (18%), compounded monthly; provided, however, in no event shall the Applicable Rate exceed the highest rate permitted by applicable law. All loans to the Company to which the Applicable Rate applies shall be considered made under and governed by Delaware law.

“Appraised Value” has the meaning assigned to it in Section 10.4(d).

“Approve,” “Approval” and “Approved” when referring to a party to this Agreement means approval in writing by that party, which approval may be withheld, delayed or conditioned in that party’s sole discretion (unless a different standard is provided for in this Agreement), and if any party is requested to approve any item or matter pursuant to this Agreement and such party fails to approve such item in writing, that failure shall constitute and be deemed a rejection of the applicable request. Where so designated, in lieu of writing, Approval may be provided by Electronic Submission.

“Approved TRS” has the meaning assigned to in Section 3.4.

“Auditor” means such national accounting firm of independent certified public accountants that shall be selected by Investor Manager and engaged annually to audit the books and records of the Company and prepare the tax returns of the Company.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“Base Price” has the meaning assigned to it in Section 10.4(c).

“Book Depreciation” for each Adjustment Period means an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to a Company asset for such Adjustment Period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Adjustment Period, Book Depreciation with respect to that asset shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to that asset for such Adjustment Period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction with respect to that asset for such Adjustment Period is zero, Book Depreciation shall be determined with reference to such beginning Book Value using any reasonable method determined by the Managers.

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“Book Gain” and “Book Loss” means the gain or loss recognized by the Company for book purposes in any Adjustment Period by reason of a sale or other disposition of any Company asset. Such Book Gain and Book Loss shall be computed by reference to the Book Value of such asset as of the date of such sale or other disposition, rather than by reference to the tax basis of the asset as of such date. If a Company asset is distributed to a Member, the difference between the fair market value of such asset and its Book Value shall be considered a Book Gain or a Book Loss.

“Book Value” of a Company asset means, as of any particular date, the value at which the asset is properly reflected on the books of the Company, as of such date in accordance with the provisions of Section 1.704-1(b) of the Regulations.

(a)

The initial Book Value of any asset (i) purchased by the Company shall be the gross cost of such asset and (ii) contributed by a Member to the Company shall be the gross fair market value of such asset, as jointly determined by Sponsor and Investor Manager.

(b)

The respective Book Values of all Company assets shall be adjusted to equal their respective gross fair market values as of the time of (i) the acquisition of an additional interest in the Company (other than upon the initial formation of the Company) by any new or existing Member in exchange for more than a de minimis capital contribution or as consideration for the performance of services on behalf of the Company (if Sponsor and Investor Manager jointly determine that such an adjustment is necessary or appropriate to properly reflect the economic interests of the Members in the Company); (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company (if Sponsor and Investor Manager jointly determine that such an adjustment is necessary or appropriate to properly reflect the economic interests of the Members in the Company); and (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations.

(c)	The Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as jointly agreed to by Sponsor and Investor Manager.

(d)	At such other times as Sponsor and Investor Manager shall reasonably determine necessary or advisable in order to comply with the Regulations.

(e)

Book Value of the assets of the Company shall be increased (or decreased, as applicable) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 732(d), Section 734(b) or Section 743(b) of the Code, but only to the extent such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Book Value shall not be adjusted

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pursuant to this clause (e) to the extent that Sponsor and Investor Manager determine that an adjustment pursuant to clauses (a) through (d) is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (e).

(f)

Book Value shall be adjusted for Book Depreciation with respect to such assets, rather than for the cost recovery deductions to which the Company is entitled for income tax purposes with respect to such assets.

“Business Day” means any day other than Saturday, Sunday or a day which in Illinois, New York or Texas is either a legal holiday or a day upon which banking institutions are authorized by law to remain closed for the entire day.

“Call Right Threshold” means the Company has sold at least eighty-five percent (85%) of the Project (as calculated by reference to value).

“Capital Account” means the Capital Account maintained by the Company for each Member. The balance of each Member’s Capital Account, as of any particular date, shall be an amount equal to:

(a)	The cumulative amount of cash that has been contributed to the capital of the Company by such Member as of such date; plus

(b)

The agreed upon net fair market value (meaning net of any indebtedness encumbering the contributed property) as of the date of contribution of any property other than cash that has been contributed to the capital of the Company by such Member as of such date; plus

(c)

The cumulative amount of Gross Income, Net Profit and other items of income and gain for all Adjustment Periods ending on or prior to such date that have been, or are required to be, allocated to such Member under Article VI; minus

(d)

The cumulative amount of Net Loss and other items of loss and deduction for all Adjustment Periods ending on or prior to such date that have been, or are required to be, allocated to such Member under Article VI; and minus

(e)

The cumulative amount of cash and the agreed upon net fair market value (as of the date of distribution and net of any indebtedness encumbering the distributed property) of all other property that has been distributed to such Member by the Company as of such date under Article VII.

A Member’s Capital Account shall also be increased or decreased as of such date to reflect any items described in Section 1.704-1(b)(2)(iv) of the Regulations that are required to be reflected in such Member’s Capital Account under such Regulation (including Section 1.704-1(b)(2)(iv)(g) if Section 704(c) of the Code applies to any property of the Company) and that are not otherwise taken into account in computing such Capital Account under this definition.

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“Capital Transaction” means the sale, exchange, condemnation (or similar eminent domain taking or disposition in lieu of such transaction), destruction by casualty, refinancing or disposition of the Project or any portion of the Project or any interest in any Subsidiary.

“Castle Rock Properties” means the Properties which are located at (i) Meadows Boulevard, Castle Rock, CO 80109, and (ii) 2352 Meadows Boulevard, Castle Rock, CO 80109, as set forth on Schedule 1.1A.

“Certificate” means the Certificate of Formation for the Company filed with the Secretary of State of Delaware, pursuant to Section 18-201 of the Act, on July 6, 2020, as such Certificate may be amended from time to time.

“Closing Costs” means the (i) Diligence Costs actually incurred by Investor, (ii) Investor’s legal fees incurred in performing its due diligence investigation of the Project in connection with its investment in the Company, up to a maximum amount of $400,000, (iii) title insurance premiums and expenses, (iv) title company closing fees, (v) survey costs, and (vi) costs to obtain any Loan on the Initial Closing Date or any Subsequent Closing Date, including legal fees, but, other than as set forth in clauses (ii) and (vi) above, Closing Costs shall exclude all legal fees incurred by each Member in connection with the negotiation and finalization of this Agreement, the MIPA, any Property Management Agreements, the formation of the Company, the acquisition of the Project or otherwise in connection with the transactions contemplated by the MIPA. The Closing Costs shall be as set forth on the closing statements prepared by Sponsor and Approved by Investor Manager at least two (2) Business Days prior to the Initial Closing Date and each Subsequent Closing Date.

“Closing Date” means either the Initial Closing Date or any Subsequent Closing Date, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Vida JV LLC, a limited liability company formed under the laws of the State of Delaware, and any successor thereto.

“Company Assets” means, as of any date of determination, the Project and all other assets of the Company, or any Subsidiary (other than cash) then owned by the Company or any Subsidiary.

“Company Minimum Gain” means the amount computed under Regulations Section 1.704-2(d).

“Company Nonrecourse Deductions” means any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or portion of such items, that is attributable to nonrecourse liabilities of the Company as defined in Regulations Section 1.752-1(a)(2).

“Company Representative” has the meaning set forth in Section 3.6(a).

“Confidential Information” means any information that is acquired by Investor Manager or a Member pertaining to the Company or its assets (including the Project and the

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 6

existence and terms of this Agreement), and that had not become part of the body of public information prior to its disclosure in violation of this Agreement. For clarification purposes, the Members hereby agree and acknowledge that the identity of the direct and indirect owners of Investor and Investor Manager shall be Confidential Information.

“Contributing Member” has the meaning assigned to it in Section 5.1(b).

“Coral Springs Properties” means the Properties which are located at (i) 2901 Coral Hills Drive, Coral Springs, FL 33065, and (ii) 3001 Coral Hills Drive, Coral Springs, FL 33065, as set forth on Schedule 1.1A.

“Covered Person” means: (i) any Member; (ii) Investor Manager; (iii) any Affiliate of a Member or Investor Manager; (iv) any Officers; (v) any members, partners, shareholders, directors, officers, employees, representatives or agents of a Member, Investor Manager or any Affiliate of a Member or Investor Manager ; (vi) any employee or agent of the Company or its Affiliates (including the Company Representative and the Designated Individual); and/or (vii) any Company Representative of the Company.

“Designated Individual” has the meaning assigned to it in Section 3.6(a).

“Diligence Costs” means the reasonable, third-party, out-of-pocket expenses of Investor in connection with the due diligence activities related to the Project, excluding Investor’s legal fees.

“Effective Date” means the date first written above.

“Electronic Submission” means the submission of materials by electronic means Approved by Manager, which may include using DocuSign or similar program.

“Emergency Expenses” means third-party costs or expenses reasonably necessary in order to avoid or minimize the imminent threat of (i) loss or impairment of life or personal injury due to any accident, damage or casualty, (ii) material damage to any Property, (iii) the failure to comply with all Governmental Requirements enacted, imposed or enforced by any Governmental Authority with respect to any Property, the Company or any Subsidiary, or (iv) invalidating or conflicting with any insurance policy for any Property, the Company or any Subsidiary.

“Equity Contributions” means the contributions to the capital of the Company made by the Members pursuant to Section 5.1(a).

“Equity Contributions Account” means an account to be maintained by the Company for each Member and to which will be credited Equity Contributions made by such Member and from which will be debited the amount of any distributions to such Member pursuant to Section 7.3(c)(1) and 7.4(e) (to the extent attributable to Section 7.3(c)(1)).

“Event of Bankruptcy” means (a) the filing of a voluntary or involuntary petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Code (as now or in the future amended) or an admission seeking the relief therein provided, and (with respect only to an involuntary bankruptcy) the failure to have such petition dismissed

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 7

within sixty (60) calendar days of the date of filing; (b) making a general assignment for the benefit of the debtor’s creditors; (c) consenting to the appointment of, or the entry of a court order appointing, a receiver or trustee for all or a substantial part of the debtor’s property; or (d) the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of the debtor’s property.

“Event of Default” means any of the following with respect to the relevant Member:

(a)

a Member Party commits a crime constituting a felony, commits fraud, misappropriates funds, or engages in conduct that constitutes gross negligence or willful misconduct, in each case relating to the Project or the Company, provided that such act will not constitute an Event of Default if, within ten (10) days of the date on which Sponsor (if the act or conduct involved a Sponsor Party) or Investor or Investor Manager (if the act or conduct involved an Investor Party) becomes aware of such act, the relevant Member provides restitution of all Losses and removes from the Project and the Company the Member Party who committed such act;

(b)

an Event of Bankruptcy occurs with respect to (i) a Member, or (ii) any direct or indirect owner of a Member (excluding any owner of publicly traded securities), but only to the extent such Event of Bankruptcy materially and adversely impacts the Company or the Project; or

(c)

the occurrence of a material default (beyond all applicable notice or cure periods) or material misrepresentation by any Member Party under any (a) agreement affecting the Company or the Project and to which such Member Party, on the one hand, and the Company, any Subsidiary, any Investor Party or any Sponsor Party, on the other hand, is a party, provided, that, a material default or material misrepresentation under the MIPA shall not be an Event of Default hereunder, although the non-defaulting Member shall have the remedies set forth under Section 10.3, (b) Loan Document, or (c) Lease (including any space lease or ground lease), provided that (if such default is capable of being cured, the relevant Member diligently pursues such cure, and the applicable agreement does not provide a notice and cure period for such default) such default shall not constitute an Event of Default under this Agreement if (i) the Member cures such default within thirty (30) days after receiving written notice of the default from a Manager, or (ii) the act or failure to act that caused such default was not within the control of such Member or its Affiliate.

“Extraordinary Cash Flow” has the meaning assigned to it in Section 7.1(b) below.

“Fiscal Year” means the fiscal year of the Company, as set forth in Section 4.2.

“FMC Properties” means the Properties which are located at (i) 2020 Town Center Boulevard, Brandon, FL 33511, (ii) 2100 Via Bella, Land O Lakes, FL 34639, (iii) 2150 Via Bella, Land O Lakes, FL 34639, (iv) 12500 N. Dale Mabry, Tampa, FL 33618 and (v) 2352 Bruce B Downs Boulevard, Zephyrhills, FL 33544, as set forth on Schedule 1.1A.

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“Governmental Authority” means the United States of America, the state, county, city and other political subdivision in which the Project is located, and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them. Governmental Authority also includes any Person who has rights or control over an area of a Property pursuant to a title document or ground lease related to such Property.

“Governmental Requirements” means all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of the United States, the state, the county, the city, or any other political subdivision in which any portion of the Project is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the Company, the Members, or the Project, and any restrictive covenants and deed restrictions applicable to the Project.

“Gross Income” means, for each Adjustment Period, an amount equal to the Company’s gross income as determined for federal income tax purposes for such Adjustment Period but computed with the adjustments specified in paragraphs (a) and (d) of the definition of Net Profit or Net Loss.

“Gross Receipts” means, for the applicable period, all routine revenues generated and accrued by the Company in accordance with US GAAP (as determined by Sponsor) during such period, including, but not limited to, cash rental income, CAM income, reimbursements from tenants, interest income and other miscellaneous income; provided that, with respect to any Leases entered into after the NOI Closing Date pursuant to which free rent is provided, rental income shall be calculated on a straight-line basis as follows: (a) for any month (or portion thereof) of free rent (i.e., where no rent is actually paid), the rental income shall be the free rent adjustment for such month (or portion thereof); and (b) for any other month (or portion thereof), the rental income shall be the difference between (i) the rent actually paid during such month (or portion thereof) minus (ii) the quotient of (A) the sum of all free rent under such Lease divided by (B) the number of months in the term of such Lease during which there is no free rent (provided that, for the avoidance of doubt, with respect to any portion of a month, the amount of clause (ii) shall be prorated for the applicable number of days in such portion).

“Improvements” means the buildings and all other improvements, structures and fixtures now or hereafter constructed on the Land.

“Initial Closing Date” has the meaning assigned to such term under the MIPA.

“Intended Use” means use, operation and occupation as a medical office building and any and all ancillary uses relating thereto.

“Invesco Real Estate” means Invesco Advisers, Inc., a Delaware corporation, or its successor pursuant to Section 8.2.

“Investor” means Vida MOB Portfolio Co-Invest LLC, a Delaware limited liability company.

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“Investor Funds” means Inveso U.S. Income REIT, LLC and Invesco REIT Operating Partnership LP.

“Investor Manager” means Vida MOB Portfolio Manager LLC, a Delaware limited liability company, and any successor or replacement thereto appointed by Investor. Investor Manager (i) is wholly owned by Investor, and (ii) shall be a manager of the Company as defined in the Act.

“Investor Party” means Investor, Investor Manager and any of their respective Affiliates.

“IRR” means the annual discount rate, compounded monthly, that, when subtracting the sum of the present values of all amounts contributed by Investor to the Company pursuant to Sections 5.1(a) and 5.1(b) from the sum of the present values of all amounts distributed to Investor under (or by reference to) Section 7.3(c)(1), results in a difference of zero (0). All IRR calculations shall be made using the XIRR function of the most current version of Microsoft Excel as of the date of determination.

“Land” means the real estate portion of each Property located at the applicable address set forth on Schedule 1.1A.

“Leases” means all existing and future leases, including subleases, and any and all extensions, renewals, modifications, and replacements of existing and future leases and subleases, upon any part of the Project.

“Leasing Guidelines” means the leasing program, standard forms of lease and pricing and rental guidelines for the Project (or any portion of the Project) as jointly Approved by Investor Manager and Sponsor from time to time. The Leasing Guidelines shall require Investor Manager’s Approval before entering into any Major Lease.

“Lender” means the lender under any Loan.

“Liquidating Trustee” has the meaning assigned to it in Section 9.3.

“Loan” means any mortgage indebtedness incurred by the Company.

“Loan Documents” means all documents evidencing, securing, guaranteeing or governing a Loan.

“Loss” means collectively, and individually, any liability, claim, demand, cause of action, suit, damage, loss, cost, judgment or expense (including reasonable attorneys’ fees, reasonable accountants’ fees, costs of court and expert witness fees).

“Major Lease” means any Lease of more than thirty-five thousand (35,000) rentable square feet at any Property.

“Manager” or “Managers” has the meaning assigned to such terms in Section 3.1(b).

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“Member” or “Members” means Sponsor and Investor, and such successors, assigns or additional Members as may be admitted to the Company pursuant to the terms of this Agreement.

“Member Nonrecourse Debt” means any nonrecourse debt of the Company for which any Member bears the economic risk of loss as determined pursuant to Regulations Sections 1.704-2(b)(4) and 1.752-2.

“Member Nonrecourse Debt Minimum Gain” means the minimum gain attributable to Member Nonrecourse Debt as determined under Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” means any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or portion of such items, that is attributable to a Member Nonrecourse Debt as determined under Regulations Section 1.704-2(i)(2).

“Member Party” means an Investor Party or a Sponsor Party.

“Membership Interest” means all of a Member’s right, title and limited liability company interest in the Company, including the Member’s right to allocations of Net Profit (or items of Net Profit), Net Loss (or items of Net Loss), and distributions from the Company.

“MIPA” means that certain Formation and Membership Interest Purchase Agreement dated as of August    , 2020, by and among the Company, Sponsor and Investor.

“Net Profit” or “Net Loss” means, for each Adjustment Period, the Company’s taxable income or taxable loss for such Adjustment Period, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Regulations (and for this purpose all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or taxable loss), but with the following adjustments:

(a)

Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such Adjustment Period shall be taken into account in computing such taxable income or taxable loss as if it were taxable income.

(b)

Any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Adjustment Period, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account in computing such taxable income or taxable loss as if they were deductible items.

(c)

Book Depreciation for such Adjustment Period shall be taken into account in computing such taxable income or taxable loss in lieu of any amortization, depreciation or cost recovery deduction to which the Company is entitled for such Adjustment Period with respect to Company assets.

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(d)

Any Book Loss or Book Gain recognized by the Company during such Adjustment Period by reason of a sale or other disposition of all or part of the Project shall be taken into account in computing such taxable income or taxable loss in lieu of any tax gain or tax loss recognized by the Company during any Adjustment Period by reason of such sale or other disposition.

(e)

Any Gross Income and item of income, gain, loss or deduction required to be allocated to the Members under Sections 6.4 and 6.5 shall not be taken into account in computing such taxable income or taxable loss.

If the Company’s taxable income or taxable loss for such Adjustment Period, as adjusted in the manner provided in paragraphs (a) through (e) above, is a positive amount, such amount shall be the Company’s Net Profit for such Adjustment Period; and if negative, such amount shall be the Company’s Net Loss for such Adjustment Period.

“NOI” means, for the applicable period, Gross Receipts for such period less Operating Expenses for such period. For avoidance of doubt, (a) any depreciation, amortization, straight-line ground rent expense, the Oversight Fee, interest expense relating to the Loan, tax preparation fees, audit fees, income taxes, capital expenditures, tenant improvements, leasing commissions and escrow payments are excluded from the definition of NOI, (b) each of any revenue or costs (i) associated with non-routine events, such as a refinance or sale of a property, and (ii) for replacement reserves, shall be excluded from the calculation of NOI and (c) any rent deferral as to which all or a portion of such deferral is anticipated to be paid in a different NOI Year and that results directly from COVID-19 and related financial impacts, as reasonably determined by Sponsor, shall be (i) included as rent in the NOI calculation for the applicable period, and (ii) excluded from the NOI calculated for the applicable period when such deferred rent is ultimately paid (i.e., deferred rent shall not be double counted).

“NOI Closing Date” means the Initial Closing Date.

“NOI Deficiency” means, for each calendar month during an NOI Year, the amount (if any) equal to the lesser of the following (but only if it is a positive number) (a) the difference between (i) the NOI Target for such calendar month minus (ii) the NOI for such calendar month and (b) the difference between (i) the NOI Rolling Target for such portion of the applicable NOI Year ending at the end of the calendar month minus (ii) the sum of (A) the cumulative NOI for the portion of the applicable NOI Year ending at the end of such calendar month plus (B) any Shortfall Payments made by Sponsor during such NOI Year. For any partial calendar month during an NOI Year (i.e., a portion of such calendar month is outside the applicable NOI Year), the NOI Deficiency shall be calculated on a prorated basis.

“NOI Rolling Target” means, for the applicable period, the product of (a) five and one-half percent (5.5%) multiplied by (b) the Weighted Average Purchase Price for such period multiplied by (c) the number of months in such period divided by (d) twelve (12).

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“NOI Surplus” means, for the applicable NOI Year, if such amount is positive, the difference between (a) the sum of (i) NOI for such NOI Year plus (ii) any Shortfall Payments made by Sponsor during such NOI Year minus (b) the NOI Rolling Target for such NOI Year.

“NOI Target” means, for the applicable calendar month, an amount equal to (a) five and one-half percent (5.5%) multiplied by (b) the Weighted Average Purchase Price for such calendar month divided by (c) 12. For any partial calendar month during an NOI Year (i.e., a portion of such calendar month is outside the applicable NOI Year), the NOI Target shall be calculated on a prorated basis.

“NOI Year” means each of (i) the period that begins on the NOI Closing Date and ends on the first anniversary of the NOI Closing Date and (ii) the period that begins on the day following the first anniversary of the NOI Closing Date and ends on the second anniversary of the NOI Closing Date.

“Noncontributing Member” has the meaning assigned to it in Section 5.1(b).

“OFAC” has the meaning assigned to it in Section 2.11(d)(1).

“Operating Budget” means the annual operating budget (and any amendment or modification to such annual operating budget) for (i) each Property currently within the Project, and (ii) the operation of the Project, prepared by Sponsor in accordance with the Invesco Real Estate Commercial Budget Preparation Guide and Approved by Investor Manager. Each Operating Budget shall provide a twelve (12) month projection (except the first budget shall be for the remainder of the Fiscal Year as to which it applies) of Company income from all sources and an estimate of Company expenses, including both operating expenses and estimated capital expenses.

“Operating Cash Flow” has the meaning assigned to it in Section 7.1(a).

“Operating Expenses” means, for the applicable period, costs and expenses incurred and accrued by the Company in accordance with US GAAP for routine operations of the Company during such period, including but not limited to compensation, marketing, utilities, repairs and maintenance, landscaping and grounds maintenance, insurance, real estate taxes, franchise, gross receipts, margin and similar taxes (in each case, as imposed on the Company and/or its Subsidiaries), cash ground rent expense, bad debt expense and any fee due in connection with any Property Management Agreement.

“Oversight Fee” has the meaning assigned to it in Section 3.9.

“Patriot Act” has the meaning assigned to it in Section 2.11(d).

“Person” means any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, statutory trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto.

“Price Allocation” has the meaning assigned to it in Section 3.9.

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“Project” means the Land and Improvements consisting of twenty-two (22) Properties either owned in fee simple or subject to a ground lease and a parking lot, such easements, agreements, and other rights appurtenant to the Land and Improvements that are necessary for or useful in the use and operation of the Improvements for the Intended Use, all equipment and other personal property necessary or incidental to the use and operation of the Land and Improvements, and all escrows or reserves established for the use and operation of the Land and Improvements.

“Property Manager” has the meaning assigned to it in Section 3.8.

“Property Management Agreements” has the meaning assigned to it in Section 3.8.

“Property Manager Criteria” means the criteria for selecting a replacement Property Manager set forth on Schedule A to this Agreement.

“Property Manager Standards” has the meaning assigned to it in Section 3.3(a)(10).

“Regulations” means the Treasury Regulations promulgated under the Code.

“REIT” means a real estate investment trust as defined in Section 856 of the Code.

“Section 10.4 Notice” has the meaning assigned to it in Section 10.4(a).

“Sharing Ratios” means eighty-five percent (85%) in the case of Investor and fifteen percent (15%) in the case of Sponsor.

“Sponsor” means Welltower Inc., a Delaware corporation.

“Sponsor Party” means Sponsor, Property Manager and any of their Affiliates who (or that) provide services to (or for the benefit of) the Company, any Subsidiary and/or the Project.

“Stone Oak Properties” means the Properties which are located at (i) 19016 Stone Oak Pkwy., San Antonio, TX 78258, and (ii) 540 Stone Oak Centre Drive, San Antonio, TX 78258, as set forth on Schedule 1.1A.

“Subsequent Closing” has the meaning assigned to such term under the MIPA.

“Subsequent Closing Date” has the meaning assigned to such term under the MIPA.

“Subsidiary” means any subsidiary or investment vehicle owned by the Company.

“Taxable Year” means the taxable year of the Company, as set forth in Section 4.2.

“Tenant Managed Property Management Agreement” has the meaning assigned to it in Section 3.8.

“Third Party Property Management Agreement” has the meaning assigned to it in Section 3.8.

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 14

“Transfer” has the meaning assigned to it in Section 8.1(a).

“Weighted Average Purchase Price” means, for any applicable period, the quotient of (a) the sum of (i) the Price Allocation for each Property held by the Company during all or any portion of such period multiplied by (ii) the number of days during such period such Property was held by the Company divided by (b) the number of days in such period.

Section 1.2    Other Terms. All terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement.

Section 1.3    Schedules. Any Schedule to this Agreement may be affixed to this Agreement after its execution, provided that each such schedule is signed by each Member and Investor Manager indicating its Approval of such Schedule.

ARTICLE II

FORMATION AND PURPOSE

Section 2.1    Continuation.

(a)

The Company was formed by the filing of the Certificate and the entering into of the Original LLC Agreement, and the Members hereby continue the Company under and pursuant to the provisions of the Act and on the terms and conditions set forth in this Agreement. The rights, duties and liabilities of all Members shall be as provided under the Act and this Agreement. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Act in the event of any inconsistency or contradiction between them. The fact that the Certificate is on file in the office of the Secretary of State of the State of Delaware shall constitute notice that the Company is a limited liability company, pursuant to Section 18-207 of the Act.

(b)

In order to maintain the Company as a limited liability company under the laws of the State of Delaware, the Managers shall, from time to time, take appropriate action, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by law, including action to reflect any correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein (including the name of the Company) in order that it shall accurately represent the agreement among the Members.

(c)

To the extent reasonably necessary, each Member shall further execute, and the Company shall file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates, statements or other instruments as may be necessary under the laws of the State of Delaware in connection with the formation of the Company and the commencement and carrying on of its business. Effective as of the date of this Agreement, the sole members of the Company are Sponsor and Investor.

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Section 2.2    Name. The name of the Company shall be Vida JV LLC, and all business of the Company shall be conducted in such name. The Certificate was executed, delivered and filed by an “authorized person” of the Company within the meaning of the Act. Such execution, delivery and filing are hereby ratified and approved. The Members hereby agree that each of the Managers is an “authorized person” of the Company within the meaning of the Act. The Managers shall execute, deliver and file any other certificates (and any amendments or restatements of such Certificate) necessary for the Company to qualify to do business in any jurisdiction where the Project is located (and in any other jurisdiction in which the Company may wish to conduct business) and to protect the limited liability of the Members. Such filings may include registration under assumed or fictitious name statutes or similar laws.

Section 2.3    Place of Business, Registered Agent and Registered Office. The business office of the Company shall be located at 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201 or at such other place as may be designated from time to time by Investor Manager. The name of the initial registered agent of the Company in Delaware is The Corporation Trust Company. The address of the initial registered office of the Company in Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. Investor Manager may change such registered agent and registered office, and may determine the Company’s registered agent and registered office in the State of Delaware.

Section 2.4    Purpose.

(a)

The sole purpose of the Company shall be to (1) directly or indirectly acquire, own and hold for production of income, improve, operate, renovate, lease, and manage the Project, (2) sell, encumber, finance, pledge, and otherwise deal in and with the Project, (3) undertake any and all actions necessary or incidental to any of the foregoing activities, and (4) take or cause to be taken all actions, and perform or cause to be performed all functions, necessary or appropriate to promote the business of the Company and to realize and carry out its purposes. The Company shall also be permitted to form subsidiaries for purposes of engaging in all or any of the foregoing. This Agreement shall be interpreted in a manner such that the definitions in Section 1.1 and the other provisions of this Agreement, including Sections 3.1, 3.2 and 3.3, take into account that the Subsidiary or Subsidiaries shall be so used and references in this Agreement to the “Company” shall include the Subsidiary or Subsidiaries where appropriate.

(b)

The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than income tax purposes, and this Agreement may not be construed to suggest otherwise.

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(c)	No Member shall have the power to bind, to act for or to assume any obligation or responsibility on behalf of the other Members or the Company, except as specifically authorized by this Agreement.

(d)

The credit and assets of the Company shall be used solely for the benefit of the Company and shall not be used to further the personal gain of any Member unless specifically provided for under the terms of this Agreement or any other agreement entered into by the Company in accordance herewith. No asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member unless specifically provided for under the terms of this Agreement. If any of the Company, Investor Manager or any Member incurs any Losses as a result of or in connection with personal obligations or liabilities of one of the others unconnected with Company business, then Investor Manager or Member (whichever one’s personal obligations caused a Loss to the Company, Investor Manager or another Member), as the case may be, shall be liable to and shall reimburse the Company, Investor Manager or the other Members who experienced such Loss for all such Losses actually incurred, without any double counting (e.g. A Member may not recover indirect Losses incurred as a Member of the Company if the Company has been compensated for such Losses), provided that Investor and Investor Manager shall be jointly and severally liable for any obligations of Investor Manager under this Agreement.

Section 2.5    Payment of Closing Costs; Reimbursement. The Closing Costs shall be paid by the Company on the Initial Closing Date and each Subsequent Closing Date, as applicable.

Section 2.6    Members. Investor and Sponsor shall be the only Members. No other Person may become a Member, except by way of a Transfer permitted under and effected in compliance with this Agreement or as otherwise provided under this Agreement. Any Person admitted as an additional or substituted member of the Company in accordance with the terms and conditions of this Agreement shall be deemed automatically admitted upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

Section 2.7    Duration. The term of the Company commenced upon the filing for record of the Certificate in the office of the Secretary of State of Delaware. The Company shall continue as a separate legal entity until cancellation of the Certificate as provided in the Act. The Company shall dissolve upon the first to occur of the following events:

(a)	In accordance with the terms of this Agreement or by the written agreement of Investor and Sponsor;

(b)

The sale, exchange or other disposition by the Company of all of the Project, unless such sale or other disposition involves the acquisition of any additional property or any deferred payment of the consideration for

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 17

such sale or disposition, in which latter event the Company shall dissolve on the last Business Day of the month during which the balance of such deferred payment is received by the Company;

(c)	Entry of a decree of judicial dissolution under the Act;

(d)	The joint decision of the Managers to dissolve the Company; or

(e)	Any other event of dissolution specified in the Act;

provided, that the Company shall not be dissolved but shall continue if the Company is continued pursuant to the Act.

Section 2.8    Disclosure; Conflicts Waiver.

(a)

Except as otherwise expressly provided elsewhere in this Agreement, nothing in this Agreement shall be deemed to restrict in any way the rights of Investor Manager, any Member, or of any their respective Affiliates, to conduct any business or activity whatsoever (including the acquisition, development, management, sale, and operation of real property for any purpose) without any accountability to the Company or to any Member even if such business or activity competes with the business of the Company, it being understood by each Member that the other Member, Investor Manager and their respective Affiliates may be interested, directly or indirectly, in various other businesses and undertakings not included in the Company.

(b)

Each Member understands and acknowledges that the conduct of the business of the Company may involve business dealings with other businesses or undertakings of Investor Manager, a Member or their respective Affiliates, including the entering into of contracts or other agreements with such businesses or undertakings. The formation of the Company and the assumption by Investor Manager and each of the Members of their respective duties hereunder shall be without prejudice to their respective rights (or the rights of their respective Affiliates) to maintain such other interests and activities and to receive and enjoy profits or compensation therefrom, and each Member waives any rights it might otherwise have to share or participate in such other interests or activities of Investor Manager, any Member or their respective Affiliates.

(c)

Except as otherwise required by any Governmental Requirement, or as authorized or permitted by the other Members, neither Investor Manager nor any Member shall disclose or permit the disclosure of any Confidential Information to anyone other than (1) to the other Members, Investor Manager or any Member’s direct and indirect owners, Affiliates of and advisors to Investor Manager, any Member, and their respective direct and indirect owners, any such Persons’ and the Company’s counsel,

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attorneys, accountants and other professionals who are similarly bound to obligations of confidentiality, or Persons designated by the Company’s counsel, (2) as reasonably required to carry out the duties of Investor Manager or any Member under this Agreement, including the acquisition, development, management, leasing, financing, sale, marketing or other use of the Project or to enforce the terms of this Agreement, or (3) in connection with any action or proceeding commenced by Investor Manager or any Member as a result of any other Person’s breach of this Agreement; provided, however, that either Member may share information about the Company and the Project with any of its current or prospective investors or lenders. Investor Manager and each Member, as the case may be, shall immediately notify the others of any court order or subpoena requiring disclosure of Confidential Information, shall cooperate with the Company’s counsel in the appeal or challenge of any such order or subpoena, and, except to the extent failure to comply with such order could give rise to sanctions or other liability to such party, shall not disclose any Confidential Information pursuant to such court order or subpoena until the Company has exhausted any lawful and timely appeal or challenge that the Company elects to file or make. Each Member covenants and agrees that it will not issue any press releases or make similar disclosures to any reporting publication disclosing the terms of this Agreement, except as may be required by law or with the other Member’s prior written consent (which consent shall be in such Member’s sole discretion). For the avoidance of doubt, nothing contained herein shall prohibit Welltower Inc. from making public disclosures consistent with its policies and prior practice if required or advisable to be made under applicable securities law or regulation (including the regulations of any securities exchange); provided, however, that Sponsor shall not cause or allow the public disclosure of (i) the identity of any direct or indirect owner of Investor, or (ii) the value allocated to each Property under the MIPA or otherwise by the Company, unless in each of the foregoing cases, such public disclosure is required by law or otherwise advised by counsel for Sponsor. Notwithstanding the foregoing, nothing contained herein shall prohibit the Members from making disclosures permitted under the MIPA, including without limitation in connection with seeking to obtain any Subsequent Consents (as defined in the MIPA).

(d)

Except to the extent set forth above in this Section 2.8, and to the fullest extent permitted by law, to the extent that, at law or in equity, Investor Manager or any Member owes any fiduciary duty to the Company, any other Member or any assignee pursuant to this Agreement, such duty is hereby eliminated pursuant to Section 18-1101(c) and Section 18-1101(e) of the Act, it being the express intent of the Members that neither Investor Manager nor any Member shall owe any fiduciary duties of any nature whatsoever to the Company, the other Members or any assignee; provided, however, that notwithstanding any provision of this Agreement, all such Persons shall be subject to the implied contractual covenant of good faith and fair dealing.

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Section 2.9    Statutory Compliance. The Company shall exist under and be governed by this Agreement, which shall be construed in accordance with the applicable laws of the State of Delaware. The Company shall make all filings and disclosures required by, and shall otherwise comply with, all such laws.

Section 2.10    Title to Company Property and Nature of Membership Interest. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes.

Section 2.11    Mutual Representations and Warranties. Investor Manager and each Member hereby makes the following representations and warranties, as to itself only and not on behalf of any other Person:

(a)

Brokers and Commissions. Other than (i) as disclosed in the MIPA, and (ii) with respect to any mortgage broker Approved by the Members in connection with a Loan, such Person has not dealt with any broker, arranger, consultant, agent or finder in connection with the transactions contemplated hereunder or thereunder.

(b)

Existence; Authority. Such Person is duly organized and legally existing under the laws of the state of its organization. The execution and delivery of, and their performance under, this Agreement are within such Person’s powers and have been duly authorized by all requisite action. The person executing this Agreement on behalf of such Person has the authority to do so. This Agreement constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to laws applicable generally to creditor’s rights.

(c)

No Consent. No consent or approval of any person or entity or of any Governmental Authority that has not already been obtained is required with respect to the execution and delivery of this Agreement by such Person or the consummation by such Person of the transactions contemplated hereby or the performance by each party of its obligations hereunder.

(d)	Compliance with International Trade Control Laws and OFAC Regulations.

(1)

Such Person, and any direct or indirect owner of such Person (specifically excluding, however, the direct and indirect shareholders of Welltower Inc., an Affiliate of Sponsor), is not now, nor shall it be at any time, an individual or entity with whom

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 20

a Person subject to the laws of the United States or its territories is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to persons that have been designated by executive order or by the sanction regulations of OFAC as persons with whom U.S. persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.

(2)

Such Person has taken, and shall continue to take, such measures as are required by law to assure that any funds used to contribute capital to the Company are derived (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(3)

To such Person’s knowledge, after making due inquiry, neither such Person nor its Affiliates (i) is under investigation by any Governmental Authority for, or has been charged with or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; or (iv) is not in compliance with any applicable provisions of the USA PATRIOT ACT of 2001, Pub. L. No. 107-56 (the “Patriot Act”). The term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or persons otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 21

1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(e)

U.S. Persons. Such Person, or, if it is a disregarded entity for United States federal income tax purposes, its owner for United States federal income tax purposes, is a “United States person” for all United States federal income tax purposes and is not treated as a grantor trust for United States federal income tax purposes.

(f)

No Conflicting Agreements. Such Person’s execution and delivery of, and its performance and compliance with the terms and provisions of, this Agreement do not violate any of the terms, conditions or provisions of (i) its certificate of formation, certificate of limited partnership, limited partnership agreement, limited liability company agreement or other applicable organizational agreements or governing instruments, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which it is subject or by which any of its assets are bound, or (iii) any agreement or contract to which such Person is a party or to which it or its property is subject.

ARTICLE III

CONTROL AND MANAGEMENT

Section 3.1    Managers.

(a)

The Company is and will continue to be a “manager-managed” limited liability company for purposes of the Act. Except as otherwise provided in this Agreement or the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, managers.

(b)

There shall initially be two managers of the Company. The Members hereby designate Investor Manager and Sponsor as the initial managers of the Company for purposes of the Act (each, a “Manager” and together, the “Managers”). Accordingly, Investor is not and will not be a manager of the Company for purposes of the Act. Investor Manager and Sponsor shall manage and control the Company and its business and affairs subject to the limitations set forth in this Agreement and shall have such authority and responsibilities as set forth in this Agreement.

(c)

Notwithstanding anything contained in this Agreement to the contrary, the Company shall comply at all times with Schedule 3.1, provided that (i) any action (or omission) Approved by Sponsor, to the extent a violation of the Company’s obligation to comply with Schedule 3.1, shall be treated as a waiver by Sponsor of both the Company’s and Investor Manager’s

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obligation to comply with Schedule 3.1 with respect to such action (or omission), and (ii) any action (or omission) Approved by Investor Manager, to the extent a violation of the Company’s obligation to comply with Schedule 3.1, shall be treated as a waiver by Investor of both Company’s and Sponsor’s obligation to comply with Schedule 3.1 with respect to such action (or omission).

Section 3.2    Authority of Sponsor.

(a)

Subject to the provisions of Section 3.3, Section 3.4, Schedule 3.1 and the Loan Documents, and provided that the Company has sufficient funds available to pay the applicable expenses, Sponsor shall perform the duties and shall have the authority to make the decisions (the third-party costs of which shall be borne by the Company) set forth below.

(1)

Preparing (i) the Operating Budget for each Property, and (ii) the omnibus Operating Budget for the Project, and submitting (no later than October 1 of each Fiscal Year) such budgets to Investor Manager for its Approval. Operating each Property in accordance with, and to the extent fully specified in, the applicable Operating Budget, with permitted variances (i) for Emergency Expenses (in which event Sponsor shall promptly provide Investor Manager with notice of the applicable emergency, the actions taken and the expenditures made), and (ii) otherwise, not to exceed the lesser of (A) 110% for an Operating Budget for any Property or (B) 105% of the omnibus Operating Budget for the Project.

(2)	Leasing any Property in compliance with the Leasing Guidelines. Engaging leasing counsel to handle leasing matters.

(3)	Using reasonable best efforts to ensure that the Company and each Subsidiary is operating in compliance with Schedule 3.1 attached to this Agreement.

(4)

Settling any claims for (a) insurance proceeds (after taking into account insurance deductibles) on behalf of the Company for property damage or condemnation awards that do not exceed $250,000, (b) other insurance proceeds under $250,000, (c) uninsured losses under $50,000, (d) disputes with service providers under service contracts, and (e) disputes with tenants that do not exceed $50,000.

(5)	Making decisions regarding lawsuits or other disputes that do not exceed $250,000.

(6)	Making decisions to restore a Property after a casualty or condemnation if the restoration cost does not exceed $250,000.

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(7)	Establishing and maintaining bank accounts for the Company, and each Subsidiary (if any), and making distributions as required under their respective organizational documents.

(8)	Ensuring the Company and each Subsidiary performs its obligations under its agreements, including Leases and Loan Documents.

(9)	Making capital calls required to perform the Company’s or a Subsidiary’s obligations under an agreement or for matters expressly contemplated by an Operating Budget.

(10)	Performing the accounting and reporting obligations required under this Agreement.

(11)	Obtaining all required state licenses for Sponsor Parties and any applicable Subsidiary to operate each Property.

(12)	Performing any other reasonable duties as requested by Investor Manager, to the extent such duties are customary for operating members of a limited liability company.

(b)

All decisions and actions taken by Sponsor under the authority of this Section 3.2 shall be binding upon all of the Members and the Company. Each Member shall promptly execute instruments reasonably determined by Sponsor to be appropriate to evidence the authority of Sponsor to consummate any transaction permitted by this Section 3.2.

(c)	If the Members Approve a Loan, then Sponsor is authorized to execute all Loan Documents.

Section 3.3    Authority of Investor Manager.

(a)

Except as otherwise limited or restricted by a non-waivable provision of the Act, and subject to the provisions of Section 3.4, Schedule 3.1 and the Loan Documents, Investor Manager shall have the authority to make the decisions set forth under this clause (a) without the Approval of Sponsor (provided, however, that Investor Manager shall first consult with Sponsor regarding any such decision). Without limiting the preceding provisions of this Section 3.3, the following decisions shall be made solely by Investor Manager, and all documentation binding the Company in connection with such decisions shall be signed solely by Investor Manager as a Manager of the Company or as Manager of the Company on behalf of the Company in the Company’s position as a shareholder, member or partner of a subsidiary. For the avoidance of doubt and in furtherance of the provisions of Section 2.4, to the extent that Investor Manager has sole authority under this Section 3.3 to act on behalf of the Company, Investor

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Manager is hereby authorized to act on behalf of the Company in the Company’s position as a shareholder, member or partner of a subsidiary, and if a unanimous decision is made by all of the Members pursuant to Section 3.4, then whichever of Investor Manager or Sponsor is so authorized pursuant to such unanimous decision shall, and is authorized to, act on behalf of the Company in the Company’s position as a shareholder, member or partner of a subsidiary to the extent any such unanimous decision affects such subsidiary.

(1)	The exercise or waiver of any right pursuant to the MIPA.

(2)

Except for obtaining the initial Loan to be obtained pursuant to the MIPA, obtaining future first mortgage, nonrecourse financings on market terms to the Company in an amount up to the greater of (i) the amount that provides loan proceeds sufficient to repay the existing debt secured by the applicable Properties, and (ii) the amount that, as of the date such debt is incurred, would result in a loan-to-value ratio that does not exceed fifty percent (50%).

(3)

Approving each Operating Budget proposed by Sponsor. Approving any modification to an Operating Budget requested by Sponsor (it being understood that any permitted variances set forth herein are not considered modifications to an Operating Budget). If, however, Investor Manager and Sponsor cannot agree upon an Operating Budget under the foregoing within thirty (30) calendar days after such budget is proposed by Sponsor, then the Company shall proceed with an Operating Budget with (i) the line items in the Operating Budget proposed by Sponsor that Investor Manager has Approved, (ii) the non-discretionary items in the Operating Budget proposed by Sponsor, which shall be adjusted, as needed, to equal the actual cost of each item, and (iii) the discretionary items in the Operating Budget proposed by Sponsor that would equal zero (0) until such items are agreed upon by Investor Manager and Sponsor.

(4)

Making calls for Additional Capital Contributions that Investor Manager reasonably believes are necessary or appropriate; provided, however, that (i) Sponsor and Investor Manager may each call for Additional Capital Contributions to fund Emergency Expenses with respect to the Project, and (ii) Investor Manager may call for up to $1,000,000 (as calculated in the aggregate on an annual basis) of Additional Capital Contributions for discretionary purposes if Investor fully funds its proportionate share of each such call with equity.

(5)

Causing a Subsidiary to enter into a Lease that does not comply with the Leasing Guidelines, provided that each such Lease does not have a net effective rent that is more than ten percent (10%) below what is permitted under the Leasing Guidelines.

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(6)

Settling any claims for (a) insurance proceeds for property damage or condemnation awards that exceed $250,000, (b) other insurance proceeds over $250,000, (c) uninsured losses over $50,000, and (d) disputes with tenants that exceed $50,000.

(7)	Making decisions regarding lawsuits or other disputes that exceed $250,000; specifically excluding, however, the settlement of any tax claims, which shall require Sponsor’s Approval.

(8)	Making decisions to restore a Property after a casualty or condemnation if the restoration cost exceeds $250,000.

(9)

Making capital expenditures not contemplated by an Operating Budget, which expenditures would fund capital repairs or replacements (but not upgrades or refurnishes) up to a maximum amount not to exceed, in the aggregate, One Million Dollars ($1,000,000) in any calendar year.

(10)

Exercising rights and remedies under any agreement with Sponsor or its Affiliate, including the replacement of Sponsor or its Affiliate if such agreement is terminated. Notwithstanding the foregoing, while Sponsor is a Member of the Company, each Affiliate Property Management Agreement and Tenant Managed Property Agreement may be terminated only for cause (as defined therein). If Investor elects to terminate an Affiliate Property Management Agreement or Tenant Managed Property Agreement for cause, then Investor shall have the right and authority to designate a replacement property manager and cause the Company to enter into a new property management agreement, provided that such replacement property manager is either (i) selected from a list of nationally recognized property managers Approved by Investor and Sponsor, which list is attached as Schedule B hereto, or (ii) satisfies the Property Manager Criteria and, in either event, is not included as a competitor of Sponsor as set forth on Schedule D attached to this Agreement or publicly traded REIT (such standards for selecting a replacement property manager, the “Property Manager Standards”). For the avoidance of doubt, nothing contained herein shall give Investor, Investor Manager or the Company the right to terminate, withhold or cease to pay the Oversight Fee; provided, however, that following an Event of Default with respect to any Sponsor Party, Investor Manager shall have the right and authority to terminate, withhold or cease to pay the Oversight Fee.

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(11)	Except for leasing counsel, engaging attorneys, consultants, accountants, auditors, mortgage brokers, and sale brokers.

(12)	Making decisions related to any actual or threatened environmental contamination at a Property or violation of any applicable environmental law, including environmental testing.

(13)	Determining the type and amount of any insurance maintained by the Company or any Subsidiary, including the insurer(s).

(14)	Performing any duty under Section 3.2 if Sponsor is not diligently performing such duty.

(b)

Each of Investor Manager and Sponsor may, with the prior written consent of the other in its sole and absolute discretion, delegate its authority and responsibility for management of the business affairs of the Company to third parties, but such delegation shall not relieve either Investor Manager or Sponsor, as applicable, of any of their obligations or liabilities under this Agreement and Investor Manager and Investor (if Investor Manager is delegator) or Sponsor (if Sponsor is delegator) shall be responsible for all acts and omissions of any such delegee to the same extent as if such party had committed the act or omission itself. Investor Manager and Sponsor may jointly appoint individuals (each, an “Officer”) with such titles as Investor Manager and Sponsor may elect, including the titles of Chief Executive Officer, President, Vice President, Treasurer and Secretary, to act on behalf of the Company with such power and authority as Investor Manager and Sponsor may delegate in writing to such Person provided that no Party may delegate authority greater than that which it possesses hereunder. Each Officer will have such duties and responsibilities as jointly determined by Investor Manager and Sponsor from time to time and shall serve in such capacities until he or she resigns from such office or is jointly removed from such office by Investor Manager and Sponsor.

(c)

All decisions and actions taken by Investor Manager under the authority of this Section 3.3 shall be binding upon all of the Members and the Company. This includes amending or waiving any rights in any agreement to which the Company is a party for which Investor Manager has authority under this Section 3.3 to execute. Each Member shall promptly execute instruments reasonably determined by Investor Manager to be appropriate to evidence the authority of Investor Manager to consummate any transaction permitted by this Agreement.

(d)

To the extent Investor Manager makes any decision or takes any action hereunder or has the authority to make any decision or take any action hereunder, it shall use reasonable best efforts to ensure that the Company is in compliance with Schedule 3.1.

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Section 3.4    Matters Requiring Unanimous Approval. Notwithstanding anything contained in this Agreement to the contrary (including the provisions in Section 3.2 or Section 3.3), the decisions set forth under this Section 3.4 shall require the unanimous approval of Investor Manager and Sponsor. Either Investor Manager or Sponsor shall have the right to propose any of the decisions in this Section 3.4 for consideration by Investor Manager and Sponsor.

(a)	A sale or transfer of any Property, except as provided under Section 12.1.

(b)

Entering into, terminating or amending any service contract that (i) is not thirty (30) days’ cancellable without a fee, or (ii) is for more than $50,000, provided, that, if the agreement is of a type and in an amount that is provided for in the Operating Budget or a permitted variance thereto, the entering into, termination or amendment of such contract shall be governed by Section 3.2(a)(1). The entering into any construction or architectural agreement or approving any plans, specifications or drawings for construction.

(c)	Approving the Leasing Guidelines.

(d)	Executing any contract with an Affiliate of Investor or Sponsor.

(e)	Except for in connection with a Loan, making, or permitting the Company or any Subsidiary to make, enter into or agree to any guaranty, indemnity or bond.

(f)	Making any amendment to an organizational document of the Company or any Subsidiary.

(g)	Issuing additional interests in, raising new equity capital for, redeeming any equity or debt interest in, or admitting additional members of the Company or any Subsidiary.

(h)	Filing a petition for bankruptcy, making an assignment for the benefit of creditors, applying for the appointment of a custodian, and similar actions.

(i)	Dissolving, merging, consolidating, winding up or reorganizing the Company or any Subsidiary.

(j)	Forming any direct or indirect subsidiary of the Company or any Subsidiary.

(k)	Except as expressly set forth in an approved Operating Budget, approving or establishing the amount of any reserves.

(l)	Acquiring an additional property.

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(m)	Changing the principal business purpose of the Company or any Subsidiary or changing the Intended Use of any Property.

(n)	Hiring any employee of the Company or any Subsidiary.

(o)	Partitioning any Property.

(p)	Seeking or consenting to any change in (or variance related to) the zoning, subdivision, site plan or other land use regulations affecting any Property, or any similar action.

(q)	Except as related to a Loan, approving any matter that will be filed in the real property records against any Property.

(r)	Any other decision not designated solely to Sponsor, Investor or Investor Manager under this Agreement.

(t)

The acquisition by the Company of any assets other than its interests in the PropCos (as such term is defined in the MIPA), cash, cash equivalents and government securities that would count as “good assets” for purposes of the seventy-five percent (75%) requirement set forth in section 856(c)(4)(A) of the Code.

Notwithstanding the foregoing, (i) Investor Manager shall have the exclusive right and authority to make any decision with respect to an agreement between the Company and an Affiliate of Sponsor (including designating a replacement contractor and executing any related agreement in connection therewith if such agreement is terminated pursuant to its terms), and (ii) Sponsor shall have the exclusive right and authority to make any decision with respect to an agreement between the Company and an Affiliate of Investor (including designating a replacement contractor and executing any related agreement in connection therewith if such agreement is terminated pursuant to its terms).

Notwithstanding any provisions of this Section 3.4 to the contrary, Investor Manager in its sole discretion, at any time after the occurrence of an Event of Default with respect to any Sponsor Party (and without prejudicing any other rights or remedies of Investor Manager or Investor under this Agreement), may terminate Sponsor’s approval rights under clauses (f) (but only as it relates to the Company), (g), (h) and (i) (but only as it relates to mergers) of this Section 3.4.

Notwithstanding the foregoing, at the request of either Manager but subject to the consent of the other Manager (such consent not to be unreasonably withheld, conditioned or delayed and it being understood that it will be considered unreasonable to withhold, condition or delay such consent if as a result the Company could reasonably be expected to be prevented from complying with any provision of Schedule 3.1), the Managers shall form a Subsidiary taxable as a corporation (provided, however, that such Subsidiary shall elect to be treated as a taxable REIT subsidiary (as such term is defined in Section 856(l) of the Code)) in order to undertake certain activities that would generate income which (i) would not be (or would cause any rents to not be) treated as qualifying income under Section 856(c) of the Code, or (ii) would be treated as “net

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income derived from prohibited transactions” within the meaning of Section 857(b)(6) of the Code (such entity, an “Approved TRS”). In addition, the Managers shall cause such Subsidiary to enter into arm’s-length agreements for purposes of compensating such Subsidiary for undertaking any activities referred to in the preceding sentence.

Section 3.5    No Compensation. Neither Investor Manager nor Sponsor shall be entitled to any compensation or reimbursement for the performance of its duties in this Agreement, except for amounts expressly permitted under Section 3.6 or any other expense Approved in advance by all Members in an Approved Operating Budget.

Section 3.6    Company Representative.

(a)

Sponsor shall be the “partnership representative” for purposes of Section 6223(a) of the Code (and similar provisions of state or local law) (the “Company Representative”) for each Taxable Year. Sponsor is specifically directed and authorized to take whatever steps Sponsor deems necessary or desirable to perfect any such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Regulations. Sponsor shall designate a “designated individual” for each Taxable Year (as described in Section 301.6223-1(b)(3)(ii) of the Regulations and similar provisions of state or local law) (such person, the “Designated Individual”), which designation shall be subject to the Approval of Investor Manager. Sponsor may require that, as a condition of an individual’s appointment as a designated individual, the Designated Individual shall agree that Sponsor may cause the Designated Individual to resign. The Company Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance, and may delegate its authority under this Section 3.6(a) to the Designated Individual.

(b)

The Company shall pay, or to the extent the Company Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by applicable law, the Company Representative or Designated Individual for all reasonable costs and expenses, including legal and accounting fees (as such fees are incurred).

(c)	The Company shall make the election “out” under Section 6221(b) of the Code if such an election is available.

(d)

If, in any Taxable Year in which the Company does not elect out as provided in Section 3.6(c), a Governmental Authority makes an adjustment to an item of income, gain, loss, deduction, or credit of the Company (or any Member’s distributive share thereof) that would result in an “imputed underpayment” within the meaning of Section 6225 of the Code or similar provision of state or local law (such imputed underpayment, together with any associated interest and penalties, an

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“Imputed Underpayment”), the Company shall, with the consent of both Investor Manager and Sponsor, timely and properly make the election to “push out” any adjustments to the Members pursuant to Section 6226 of the Code, such that the Company shall not be liable for any Imputed Underpayment resulting from such adjustment. Regardless of whether the Company is able to make the election to “push out” any adjustments under Section 6226 of the Code, the Company Representative and the Members shall take shall take commercially reasonable efforts to reduce the amount of the adjustment or Imputed Underpayment, including by seeking a modification of the Imputed Underpayment pursuant to Section 6225(c) of the Code (and similar provisions of state or local law) as a result of a Member or Affiliate of a Member being a “tax-exempt entity” as defined in Section 168(h)(2) of the Code and by seeking any other reduction that would be available as a result of a Member or Affiliate of a Member being a “tax-exempt entity” as defined in Section 168(h)(2) of the Code.

(e)

If the Company incurs an Imputed Underpayment and the Company is not able to elect to “push out” the adjustments under Section 6226 of the Code, the Members shall bear the economic benefits and burdens of the Imputed Underpayment in the manner reasonably determined by Sponsor with the consent of Investor Manager determined in good faith. In determining the manner in which any Member bears the economic benefits and burdens of an adjustment, the Company shall take into account the Member’s actions and status (including by allocating the benefit of any reduction in the Imputed Underpayment that results from a Member or Affiliate of a Member being a “tax-exempt entity” as defined in Section 168(h)(2) of the Code to such Member) to the extent relevant. The Company shall divide any adjustment and/or Imputed Underpayment into such categories and shall determine the amounts in each category attributable to each Member (or former Member) in the manner the Company determines best gives effect to the principles of this Section 3.6(e). Section 6.8 shall govern the repayment of any amounts determined pursuant to this Section 3.6(e).

(f)

In the event of an income tax audit of the Company by a taxing authority (excluding an audit related to local property tax matters), the Company Representative or Designated Individual, if any, shall (i) keep Investor Manager reasonably informed as to the status of such audit and any material developments therein, (ii) timely provide Investor Manager with copies of all material correspondence in connection with such taxing authority, (iii) allow Investor Manager to participate to the maximum extent permitted by law, and (iv) not take any material action in connection with such audit (including, without limitation, agreeing to any proposed adjustment by a tax authority) without the prior written consent of Investor Manager.

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(g)

Except as required by applicable law or as provided herein, each Member further agrees that such Member shall not independently act with respect to any tax audits or tax litigation affecting or arising from the Company, except to the extent that any such tax audits or tax litigation are directly related to such Member or any of its direct or indirect owners.

Section 3.7    Indemnification of the Members and Investor Manager . To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person provided that: (a) any such action was undertaken in good faith on behalf of the Company and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company; (b) any such action was reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement; and (c) with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe his action or omission was unlawful; provided, however, that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of fraud, gross negligence, criminal acts, intentional misrepresentation, misappropriation of funds or willful misconduct with respect to such acts or omissions or a material breach of this Agreement; and provided, further, that any indemnity under this Section 3.7 shall be provided out of and to the extent of Company assets only (including the proceeds of any insurance policy obtained in accordance with this Agreement), and no Covered Person shall have any personal liability on account thereof. This Section 3.7 shall not apply to taxes, or interest and penalties thereon, unless such taxes, and interest and penalties thereon, arise from a non-tax claim.

Section 3.8    Property Management . On the Initial Closing Date and each Subsequent Closing Date, as applicable, each Subsidiary that acquires a Property on such date shall (i) with respect to the Properties which, as of the date immediately prior to the applicable Closing Date, are managed by an Affiliate of Sponsor, enter into a new property management agreement in the form attached hereto as Exhibit A (each, an “Affiliate Property Management Agreement”) with such Affiliate of Sponsor (the “Property Manager”), (ii) with respect to the Properties which, as of the date immediately prior to the applicable Closing Date, are leased by a single tenant (or as otherwise Approved by Sponsor and Investor), enter into a new property management agreement in the form attached hereto as Exhibit B (each, a “Tenant Managed Property Management Agreement”) with such tenant, or (iii) with respect to the Properties which, as of the date immediately prior to the applicable Closing Date, are managed by Shames Makovsky Property Management, LLC, enter into an Affiliate Property Management Agreement with Property Manager and, in accordance with Section 2.24 of the Affiliate Property Management Agreement, Property Manager shall engage as its subcontractor Shames Makovsky Property Management, LLC or any other third party that is Approved by Investor and Sponsor (each such subcontract, a “Third Party Property Management Agreement”, and together with the Affiliate Property Management Agreements and the Tenant Managed Property Management Agreements, collectively, the “Property Management Agreements”).

Section 3.9    Oversight Fee. The Company shall pay Sponsor (or an Affiliate of Sponsor) an annual oversight fee (the “Oversight Fee”) in an amount equal to (A) $431,700

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multiplied by (B) a fraction the numerator of which is the aggregate purchase price (as set forth in the price allocation attached to the MIPA, the “Price Allocation”) attributable to all Facilities transferred to the Company or one of its Subsidiaries under the Contribution Agreement or in a Subsequent Closing and the denominator of which is the aggregate purchase price for all Facilities as set forth in the Price Allocation, which fee shall be paid in quarterly installments; provided, however, that upon a sale of any Property, the oversight fee shall be reduced as determined by the Managers on a proportionate basis by reference to the value of such Property as compared to all of the other Properties, as scheduled in the Price Allocation. Such fee shall be prorated for any partial year or quarter.

Section 3.10    Loan Guaranties .

(a)

Sponsor or its Affiliate may, in its sole discretion, provide a guaranty of nonrecourse carve-outs with respect to a Loan. However, without Investor Manager’s Approval, neither Investor Manager, nor Investor, nor any of their respective Affiliates, shall be required to sign any guaranty, back-stop agreement or reimbursement agreement related to a Loan. Subject to approval by Lender, the Members shall use good faith efforts to obtain environmental insurance rather than provide Lender with any environmental indemnity. Notwithstanding the foregoing, (i) any payments and costs under any such guaranties that are triggered as a result of any Member’s or its Affiliate’s fraud, gross negligence, criminal acts, intentional misrepresentation, misappropriation of funds or other willful misconduct or breach of this Agreement (together, “Bad Acts”), shall be the borne by such Member, (ii) any payments and costs under such guaranties that are not triggered as a result of any respective Member’s or its Affiliate’s Bad Acts will be borne by Sponsor and Investor in proportion to their Sharing Ratios, (iii) if any Member is liable for any costs and payments with respect to a guaranty, then recourse for such liability shall be limited solely to such Member, so that no party with a direct or indirect interest in such Member shall bear any responsibility for the payment of such costs, (iv) the Company will work with its mortgage broker to seek financing with Lenders that will not require a recourse guaranty, and (v) Investor and Investor Manager hereby agree not to take any action hereunder that would trigger a liability to Sponsor or its Affiliates under a Loan guaranty.

(b)

In connection with certain title insurance policies to be issued by the title company in connection with the Loan to be made by Capital One, National Association in its capacity as administrative agent for the Lenders (as defined under the MIPA), and the Lenders on or about each Closing Date, Sponsor shall provide a certain personal undertaking to the title company in order to induce the title company to issue such title insurance policies without exceptions to title related to statutory liens and/or rights for labor, services or materials rendered during the one hundred eighty (180) day period prior to the applicable Closing Date or thereafter (the

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 33

“Mechanics Lien Indemnity Agreement”). It is hereby agreed that any payments and costs under the Mechanics Lien Indemnity Agreement will be borne by Sponsor and Investor in proportion to their respective Sharing Ratios; provided, however, that any payments and costs that arise under the Mechanics Lien Indemnity Agreement as the result of (i) the gross negligence or willful misconduct of Sponsor (or any of its Affiliates) shall be borne entirely by Sponsor, or (ii) the gross negligence or willful misconduct of Investor or Investor Manager (or any of their Affiliates) shall be borne entirely by Investor.

Section 3.11    REOC. The Members will cooperate with the Managers to allow the Managers to manage and operate the Company and any Subsidiary in a manner that will allow certain direct and indirect owners of the Company and any Subsidiary to qualify as a real estate operating company within the meaning of the U.S. Department of Labor regulations located at 29 C.F.R. Section 2510.3-101.

ARTICLE IV

ACCOUNTING

Section 4.1    Tax Returns; Reporting to Members. Except as delegated to Sponsor pursuant to this Agreement, Investor Manager shall prepare (or cause to be prepared) financial reports for the Company as deemed appropriate by Investor Manager. Subject to Approval by Investor Manager, each return and other statement to be filed by the Company with the U.S. Internal Revenue Service or any other taxing authority shall be prepared by the Auditor at the direction of Sponsor. Each of the Members shall, in its respective income tax return and other statements filed with the U.S. Internal Revenue Service, report taxable income or loss in accordance with the Company returns and statements. As soon as practicable after the end of each Taxable Year of the Company, Sponsor shall furnish each Member, at the expense of the Company, with an estimated statement of the Member’s distributive share of income, gains, losses, deductions and credits for such Taxable Year. Prior to the filing of the Company’s federal income tax return and no later than February 28 after the end of the Taxable Year, Sponsor shall provide Investor with a draft copy of the Company’s federal income tax return and Schedule K-1 for such Taxable Year for Investor’s consent. Sponsor agrees to consider in good faith any amendments or changes to the Company’s federal income tax return requested by Investor; provided that Investor requests such amendment or change within ten (10) Business Days after receipt of such tax return for its review and comment and such amendment or change is not inconsistent with the terms of this Agreement; and provided, further, that any disagreement between Sponsor and Investor relating to Investor’s timely requested changes is referred by the Company to Auditor for Auditor’s timely resolution. If Investor does not provide any comments to the Company’s federal income tax return within the foregoing ten (10) Business Day period, Investor shall be deemed to have consented to the filing of the Company’s federal income tax return for such year (and, for the avoidance of doubt, to the filing of any tax elections contained therein). Subject to Sponsor receiving any necessary consents of Investor on a timely basis, Sponsor shall furnish each Member, at the expense of the Company, with (i) a final statement of the Member’s distributive share of income, gains, losses, deductions and credits for such Taxable Year on a Schedule K-1 no later than ninety (90) calendar days after the end of the Taxable Year

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and copies of any tax returns that have been filed by the Company for the prior Taxable Year promptly (but in no even later than thirty (30) calendar days) after the date on which Sponsor delivers the Company’s annual audited financial statements pursuant to Section 4.9(a)(1), (ii) a calculation of the Company’s taxable income for the prior Taxable Year, accompanied by the supporting data used to prepare such calculation, by no later than February 15 after the end of the Taxable Year and (iii) such other information as is reasonably necessary for a Member to complete such Member’s applicable U.S. federal, state, local and foreign income tax returns as soon as reasonably practicable; provided, however, that Sponsor shall cause Investor Manager and Invesco Real Estate to be forwarded an estimate of the Company’s current year taxable income as of each calendar quarter no later than (I) March 31, (II) June 30, (III) September 30, and (IV) December 31. In addition, the Company shall provide the Members with the following information:

(a)

copies of the relevant work papers and accounting data and such other information as would enable a Member to reasonably determine its compliance with the income and asset tests contained in Section 856(c) of the Code (treating the Company as a REIT for such purpose) within twenty (20) days of the end of each quarter;

(b)	periodically as reasonably requested by Sponsor, a completed copy of a REIT questionnaire provided by Sponsor and relating to the Project or its operation;

(c)

quarterly estimates of taxable income and loss expected to be allocated to Sponsor that enables Sponsor to take appropriate measures to ensure that it and/or its direct or indirect owners comply with the distribution requirement contained in Section 857(a) of the Code; and

(d)

such other information as is reasonably requested by a Member to determine the effect of the Member’s ownership of a Membership Interest on the Member’s (or its direct or indirect owners’) status as a REIT as well as such information reasonably requested by the Member to conduct any REIT reporting, testing or similar REIT compliance related activity.

All reasonable costs and expenses incurred in complying with this Section 4.1 shall be borne by the Company.

Section 4.2    Fiscal Year; Taxable Year. Each of the Fiscal Year and the Taxable Year of the Company shall be the year ending December 31, unless otherwise Approved by Investor Manager and Sponsor.

Section 4.3    Accountants. The initial Auditor shall be designated as provided in Section 1.1. Investor Manager shall have the right, in its reasonable discretion to change the Auditor to another nationally recognized audit firm that is not then currently the auditor for any Investor Party.

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Section 4.4    Company Books. Proper books of account shall be kept for the Company on an accrual basis in accordance with accounting standards designated by Investor Manager from time to time. The Company shall use the accounting software of Sponsor; provided, however, that Sponsor shall upload the accounting books and records of the Company onto the accounting software designated by Investor Manager on a monthly basis and in the manner reasonably acceptable to Investor Manager.

Section 4.5    Financial Statements. Investor Manager may create, obtain and deliver to the Members such financial statements and reports as deemed appropriate by Investor Manager, which shall be in addition to those prepared by Sponsor pursuant to Section 4.9.

Section 4.6    Tax Elections. All elections required or permitted to be made by the Company under the Code or any other state or local tax laws, including the election of methods of depreciation, shall be timely determined by Sponsor and shall be made by the Company in accordance with said timely determination. Sponsor shall provide Investor with notice of Sponsor’s intention to cause the Company to make any material tax election and shall not make such election if Investor provides notice to Sponsor, within ten (10) Business Days of Investor receiving notice of Sponsor’s intention to cause the Company to make such election, of Investor’s non-consent to such election.

Section 4.7    Company Funds. The funds of the Company will be kept in such banking and other accounts as jointly selected by the Managers and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement. Withdrawals from any account will be made on the manual or facsimile signature of one or more individuals jointly designated by the Managers. There shall be no commingling of the assets of the Company with the assets of any other Person. At no time shall any Company funds be advanced or loaned to any Member or Investor Manager (or any of their respective Affiliates) without the prior written consent of all Members, which may be withheld in any such Member’s sole and absolute discretion. Sponsor shall establish accounts at banks Approved by the Managers and disburse funds on behalf of the Company. For purposes of the foregoing, KeyBank, Bank of America, Wells Fargo, JPMorgan Chase and any bank required by Lender shall be treated as Approved by the Managers.

Section 4.8    Appraisal of Project. Investor Manager shall have the right to obtain an appraisal of the Project on an annual basis at such times as determined by Investor Manager. Such appraisals shall be made by an M.A.I. appraiser at the expense of the Company (and may be obtained more frequently if required by applicable law or governmental regulation) but any more than one such appraisal a Fiscal Year shall be paid by Investor.

Section 4.9    Sponsor Reporting Obligations. Sponsor shall create, prepare, and maintain the books and records for the Company in accordance with the requirements in this Section 4.9, at the Company’s sole cost and expense. Sponsor will deliver the following documents to Investor and Investor Manager as follows:

(a)	On an annual basis within ninety (90) calendar days after each Fiscal Year (or such other time designated by Investor Manager):

(1)	Annual audited statements of the operation of the Company including the following: (A)Statement of Net Assets (Balance Sheet); (B) Statement of Operations; (C) Statement of Cash Flows;

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(D) Statement of Changes in Members’ Capital; provided, however, that (I) all of the foregoing shall be certified as correct by Sponsor and by the Auditor together with the opinion of the Auditor that (i) such annual statements fairly represent the financial condition of the Company, (ii) such statements have been prepared in accordance with GAAP (or as otherwise selected by Investor Manager) consistently applied, and (iii) an examination has been made by the Auditor in accordance with generally accepted auditing standards and includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, with a detailed explanation of any qualifications contained in such opinion, and (II) with regard to any of the deliveries contemplated in (A) through (D) above, Sponsor shall cause drafts of such documents to be forwarded to Investor Manager and Invesco Real Estate no later than ten (10) Business Days (or such other time designated by Investor Manager) before the documents are due hereunder for Investor Manager’s review and approval, and final deliveries shall incorporate any reasonable changes requested by Investor Manager; and

(2)	Such additional financial statements, reports and other information (other than tax returns) as Investor Manager may reasonably request.

Sponsor shall cause drafts of all such documents to be forwarded to Investor Manager and Invesco Real Estate no later than ten (10) Business Days before the documents are due pursuant to this Agreement for Investor Manager’s review and Approval, and final deliveries shall incorporate any reasonable changes requested by Investor Manager.

(b)

On a monthly basis, by the fifteenth (15th) Business Day of each calendar month (or such other time designated by Investor Manager) for the current calendar month, a reporting package in the templates and format set forth on Schedule C attached to this Agreement, and any other statements, reports and information as Investor Manager may reasonably request (including, without limitation, any reports required by the Securities and Exchange Commission).

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(c)	For so long as any Sponsor Party that is not a public company is a guarantor of, or is otherwise personally obligated on, any Loan encumbering any portion of the Project:

(1)

Sponsor shall cause such guarantor to provide to Invesco Compliance (at the same address as provided for Investor Manager under Section 11.1) any financial statements required to be delivered by such guarantor to the Lender which made such Loan; and

(2)

Sponsor shall use commercially reasonable efforts to the extent and only to the extent required to be so provided to such Lender, to provide written notice to Invesco Compliance upon the occurrence of any material adverse change with respect to the financial condition of such guarantor, provided, however, the failure by Sponsor to cause such guarantor to provide the written notice required under this clause (2) shall not constitute an Event of Default.

For purposes of this Section 4.9(c), the term “material adverse change” means a change that actually has had a material adverse impact on the financial condition of the guarantor. Each financial statement provided under this Section 4.9(c) shall be delivered to Invesco Compliance at the same time such statement is delivered to the Lender.

ARTICLE V

CAPITAL

Section 5.1    Capital Contributions.

(a)

Sponsor Equity Contributions and Investor Equity Contributions. Each Member shall make Equity Contributions to the Company as set forth below. On the relevant dates set forth in the MIPA and in accordance therewith, the following shall occur: (i) Investor shall fund Equity Contributions as required under Section 2.01, Section 2.02 and Section 2.09 of the MIPA; (ii) Sponsor shall fund (or be deemed to have funded) Equity Contributions under Section 2.03 and Section 2.09 of the MIPA; (iii) Investor’s Equity Contributions shall be released to Sponsor; and (iv) the Capital Account and Equity Contributions Accounts of each Member shall be credited with the amount of the Equity Contributions funded (or deemed funded) by such Member. For U.S. federal income tax purposes, it is intended that the contribution and distribution occurring as of the Initial Closing Date shall be treated as a part sale by Sponsor to Investor of a proportionate share (as determined by reference to Investor’s Sharing Ratio) of each of the Company Assets transferred to the Company at the Initial Closing Date followed by the contribution by Sponsor and Investor of their respective interests in such Company Assets to the Company, pursuant to IRS Revenue Ruling 99-5 (Situation 1) and that the contributions and distributions occurring as of any Subsequent Closing Dates shall be treated as Investor purchasing from Sponsor a proportionate share (as determined by reference to Investor’s Sharing Ratio) of each of the Company Assets transferred to the Company at such Subsequent Closing Date in a transaction governed by Section 707(a)(2)(B) of the Code.

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(b)

Additional Capital Contributions. Investor Manager or Sponsor may call for Additional Capital Contributions to the Company as provided in Section 3.2 or 3.3 or as mutually agreed upon by the Managers. Subject to the provisions of this Section 5.1(b), the Members shall contribute such Additional Capital Contributions in cash in proportion to their respective Sharing Ratios within ten (10) days after the call therefor. If a Member (“Noncontributing Member”) fails to contribute its proportionate share of Additional Capital Contributions called pursuant to the provisions of this Section 5.1(b) and the other Member (“Contributing Member”) makes its proportionate share of such Additional Capital Contributions, then the Contributing Member may (A) withdraw such Additional Capital Contributions contributed by the Contributing Member, or (B) contribute the delinquent proportionate share of Additional Capital Contributions on behalf of the Noncontributing Member and elect (by notice to the Noncontributing Member) either (1) to treat such Additional Capital Contributions contributed on behalf of the Noncontributing Member as a loan to the Noncontributing Member (a “Member Default Loan”) by the Contributing Member repayable by the Noncontributing Member, together with interest at the Applicable Rate, from distributions pursuant to Article VII which would otherwise be made to the Noncontributing Member, or (2) to treat all of its Additional Capital Contributions related to such call (including the Additional Capital Contributions made on behalf of the Noncontributing Member) as a preferred equity investment in the Company (a “Priority Equity Investment”) by the Contributing Member repayable by the Company, together with a return at the Applicable Rate, prior to any distribution to the Members hereunder. In no event, however, shall the failure or refusal of a Noncontributing Member to make any Additional Capital Contributions hereunder constitute a default by the Noncontributing Member under this Agreement or any other agreement to which such Noncontributing Member or its Affiliate is a party or result in an adjustment of the Sharing Ratios of the Members, and the only recourse if a Member fails to make an Additional Capital Contribution shall be as provided in this Section 5.1(b). Investor agrees not to treat any amount paid or received in connection with a Priority Equity Investment as a guaranteed payment for United States federal income tax purposes without the prior written consent of Sponsor.

(c)	Benefit of Obligations. Any obligation of the Members to make capital contributions hereunder shall not inure to the benefit of any Person other than the Company and the Members.

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(d)

Company Borrowings. Subject to Section 3.3(a)(2), if the Company incurs any costs, expenses or charges that it does not have sufficient funds to satisfy, the Managers may seek to cause the Company to borrow the equivalent of such expenses. Each Member shall cooperate with respect to any such borrowing.

(e)

Withdrawal of Capital. Except as specifically provided in this Agreement, no Member may contribute capital to, or withdraw capital from, the Company without the joint Approval of the Managers and subject to the Act. To the extent any monies that any Member is entitled to receive pursuant to Article VII or any other provision of this Agreement would constitute a return of capital, each of the Members and the Managers hereby consents to the withdrawal of such capital.

(f)

Member Loans. Except as provided in Section 5.1(b), no loan shall be made by a Member to the Company without the prior joint Approval of the Managers. Loans by any Member to the Company shall not be considered contributions to the capital of the Company and shall not increase the Capital Account of the lending Member.

(g)	Interest on Capital Contributions. No interest shall be paid on any capital contribution to the Company by any Member.

Section 5.2    No Further Capital Contributions. Except as provided in Section 5.1(a), The Members shall not be required to contribute additional capital to the Company. Without limiting any obligations of Sponsor under any separate agreement with the Company, each of Investor’s and Sponsor’s obligations under this Agreement will be non-recourse to such Member and will be limited to such Member’s Membership Interest.

Section 5.3    Deficit Capital Accounts. If, upon distribution of liquidation proceeds, any Member has a deficit in its Capital Account, such Member shall not be required to restore such deficit amount to the Company, and no Member shall have any liability to make any contribution to any Member or the Company for any deficit balance that may exist in such Member’s Capital Account at any time; provided that this provision shall not prevent the Company from requiring the return of any distributions that were not made in accordance with this Agreement or that are required to be returned by Delaware law.

ARTICLE VI

ALLOCATIONS

Section 6.1    Allocation of Net Profit and Net Loss. Except as otherwise provided in this Agreement, Net Profit and Net Loss of the Company shall be allocated between the Members in a manner such that, after giving effect to the special allocations set forth in Sections 6.3, 6.4 and 6.5, the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Members if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each

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nonrecourse liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 7.2 or 7.3 (as reasonably determined by the Managers) to the Members immediately after making such allocation, minus (ii) any amount such Member is obligated to return to the Company, such Member’s share of Company Minimum Gain, and such Member’s share of Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 6.2    Limitation on Allocation of Net Loss. Notwithstanding the provisions of Section 6.1, if the amount of Net Loss for any Adjustment Period that would otherwise be allocated to a Member under Section 6.1 would cause or increase an Adjusted Capital Account Deficit of such Member as of the last day of such Adjustment Period, then a part of such Net Loss, equal to such excess shall be allocated to the other Member (except to the extent such allocation would cause the other Member to have an Adjusted Capital Account Deficit), and the remainder of such Net Loss, if any, shall be allocated to such Member.

Section 6.3    Special Allocations. The following special allocations shall be made in the following order before allocations of Net Profit or Net Loss are made:

(a)

Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, if in any Adjustment Period there is a net decrease in Company Minimum Gain, then each Member shall first be allocated items of Gross Income for such Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations, that is attributable to the disposition of Company property subject to one or more nonrecourse liabilities of the Company that are not Member Nonrecourse Debts; provided, however, if there is insufficient Gross Income in an Adjustment Period to make the above allocation for all Members for such Adjustment Period, the Gross Income shall be allocated between the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for such Adjustment Period.

(b)

Minimum Gain Chargeback for Member Nonrecourse Debt. Notwithstanding any other provision of this Agreement to the contrary other than Section 6.3(a), if in any Adjustment Period there is a net decrease in Member Nonrecourse Debt Minimum Gain, then each Member shall first be allocated items of Gross Income for such Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to the portion of such Member’s share of the net decrease in such Member Nonrecourse Debt Minimum Gain during such Adjustment Period (as determined in accordance with Section 1.704-2(i) of the Regulations) attributable to the disposition of Company property subject to one or more Member Nonrecourse Debts; provided, however, if there is insufficient Gross Income in an Adjustment Period to make the above allocation for all Members for such year, the Gross Income shall be

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allocated among the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for such Adjustment Period.

(c)

Qualified Income Offset. After application of Sections 6.3(a) and 6.3(b), if in any Taxable Year a Member unexpectedly receives any adjustment, allocation or distribution described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and if the Member has an Adjusted Capital Account Deficit, items of Gross Income shall be allocated to the Member in the amount and in the manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 6.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.3(c) were not in this Agreement.

(d)

Gross Income Allocation. In the event a Member has an Adjusted Capital Account Deficit at the end of any Adjustment Period, items of Gross Income will be allocated to the Member in the amount and in the manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation under this Section 6.3(d) will be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in Sections 6.1-6.3 have been tentatively made as if Section 6.4(c) and this Section 6.3(d) were not in this Agreement.

(e)	Company Nonrecourse Deductions. Company Nonrecourse Deductions for any Adjustment Period shall be allocated among the Members in proportion to their respective Sharing Ratios.

(f)

Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Adjustment Period or other period shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(g)

Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Section 732(d), Section 734(b) or Section 743(b) of the Code, is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Members in proportion to their respective Sharing Ratios (in the event Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(3) of the Regulations applies) or to the Member to whom such distribution was made (in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

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Section 6.4    Curative Allocations. If any Gross Income, Net Profit (or items of Net Profit), or Net Loss (or items of Net Loss) are allocated pursuant to Sections 6.2 or 6.3 subsequent Gross Income, Net Profit (or items of Net Profit), or Net Loss (or items of Net Loss) will first be allocated (subject to Sections 6.3 and 6.3) to the Members in a manner that will result in each Member having a Capital Account balance equal to that which would have resulted if the original allocation of Gross Income, Net Profit (or items of Net Profit), or Net Loss (or items of Net Loss) or deductions pursuant to Sections 6.2 or 6.3 had not occurred; provided, however, no allocations pursuant to this Section 6.4 that are intended to offset allocations pursuant to Sections 6.3(a) or 6.3(b) shall be made prior to the Taxable Year during which there is a net decrease in Member Nonrecourse Debt Minimum Gain or Company Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Member Nonrecourse Debt Minimum Gain or Company Minimum Gain, and no such allocation pursuant to this Section 6.4 shall be made to the extent that Investor Manager reasonably determines that it is likely to duplicate a subsequent mandatory allocation pursuant to Section 6.3(a) or 6.3(b).

Section 6.5    Tax Allocations – Code Section 704(c).

(a)

Except as provided in subsections (b) and (c) of this Section 6.6 or as otherwise required by the Code or Regulations, solely for federal income tax purposes, items of taxable income, gain, loss and deduction of the Company for each Adjustment Period shall be allocated among the Members in the same manner as each correlative item of income, gain, loss and deduction, as determined for Capital Account purposes, is allocated pursuant to Sections 6.1-6.4.

(b)

In accordance with Section 704(c) of the Code and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated, solely for tax purposes, among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Book Value of the property. Any elections or other decisions relating to allocations under this Section 6.5 shall be made in any manner that Sponsor determines reasonably reflects the purpose and intention of this Agreement.

(c)

If the Book Value of any asset of the Company is adjusted pursuant to paragraph (b) of the definition of Book Value, subsequent allocations of income, gain, loss and deduction for tax purposes with respect to such asset shall take account of any variation between the Book Value of such asset immediately prior to such adjustment and the Book Value of such asset immediately after such adjustment, in any manner permitted under Section 704(c) of the Code and the applicable Regulations that Sponsor determines reasonably reflects the purpose and intention of this Agreement.

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Section 6.6    Other Allocation Rules. For purposes of determining the Net Profit, Net Loss, or any other item allocable to any period, Net Profit, Net Loss, and any such other item shall be determined on a daily, monthly, or other basis, as determined by Sponsor using any permissible method under Section 706 of the Code and the related Regulations.

Section 6.7    Compliance with Code Section 704(b). It is the intent of the Members that the allocations of Net Profit, Net Loss and portions of such items are in accordance with the “partners’ interests in the partnership” (i.e., the Members’ interests in the Company) within the meaning of Section 704 of the Code and the Regulations or similar authority promulgated under the Code or Regulations. The allocations set forth in this Agreement shall be interpreted consistently with the foregoing intent, and shall be amended, if necessary, in order to accomplish this purpose.

Section 6.8    Tax Withholding. The Company shall be authorized to pay, on behalf of any Member or as otherwise required by tax laws, any amounts to any federal, state or local taxing authority, as may be necessary for the Company to comply with tax provisions of the Code or of any applicable state or local tax laws, rules or regulations. To the extent the Company pays any such amounts that it may be required to pay on behalf of a Member and such amounts are based on the residence or other status of a Member or such amounts represent an Imputed Underpayment allocable to such Member under Section 3.6, such amounts shall be treated as a cash distribution to such Member and shall reduce the amount of Operating Cash Flow or Extraordinary Cash Flow, as applicable, otherwise distributable to such Member. If the Company itself (i) pays or incurs any tax (including penalties or interest) or similar charge directly or indirectly in respect of any Member (as reasonably determined by Sponsor and Approved by Investor Manager, which Approval shall not be unreasonably withheld, conditioned or delayed), (ii) pays or incurs any amount (including any tax, penalties or interest) in respect of any failure to pay or withhold any tax or similar charge in respect of any Member as required by applicable law, directly or indirectly, that is not withheld from distribution to such Member, or (iii) pays or incurs an Imputed Underpayment, and which, in the case of clause (i) or (ii), such tax or other amount is based on the residence or other status of a Member, such Member shall, on demand, reimburse the Company for such amounts plus interest thereon (accruing from the date such payment was made by the person entitled to reimbursement) at the rate of twelve percent (12%) per annum, compounded quarterly on the first day of each calendar quarter, from and after the date on which the Company has given notice to such Member. A Member’s reimbursement obligation arising under this Section 6.8 shall survive a transfer by such Member of its interest in the Company or a withdrawal by such Member and shall survive the dissolution and winding up of the Company.

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ARTICLE VII

DISTRIBUTIONS

Section 7.1    Definitions; Timing of Distributions.

(a)

Operating Cash Flow Defined. The cash flow available for distribution by the Company with respect to operations (“Operating Cash Flow”) for any Fiscal Year shall mean the amount by which gross cash receipts from operations (excluding cash proceeds from Capital Transactions and any security or lease deposits until forfeited or otherwise applied to rent due under any Leases) of the Company during such Fiscal Year exceed the aggregate of (i) all operating costs and expenses (excluding interest on borrowed money but including gross receipts, franchise, margin and similar taxes imposed on the Company and/or its Subsidiaries) of the Company paid in cash during such Fiscal Year (without deduction for any charge for cost recovery, depreciation or other expenses not paid in cash), (ii) the cost of debt service paid during such Fiscal Year, (iii) any amounts that the Company requires for working capital, for tenant improvements and for leasing commissions as determined by the Managers in their reasonable discretion, (iv) the amount of any reserves as determined by the Managers in their reasonable discretion and (v) any indemnity payments made by the Company pursuant to Section 3.7. Any amounts previously set aside as reserves shall be additions to Operating Cash Flow when such reserves are no longer necessary to the proper conduct of the affairs of the Company as determined by the Managers in their reasonable discretion. For the purpose of computing Operating Cash Flow, (i) to the extent any accrual for taxes exceeds the credit given to a purchaser on a sale of the Project, such excess shall be considered an addition to Operating Cash Flow, (ii) to the extent the Company receives any refund of insurance premiums as a result of the termination of any coverage upon a sale of any portion of the Project, such refund shall be considered an addition to Operating Cash Flow, and (iii) upon a sale of any portion of the Project, a determination shall be made by the Managers of the amount of all forfeited security deposits that shall be an addition to Operating Cash Flow to the extent not previously included in Operating Cash Flow.

(b)

Extraordinary Cash Flow Defined. “Extraordinary Cash Flow” shall mean the cash proceeds (including any applicable condemnation, insurance, financing and refinancing proceeds) realized by the Company as a result of a Capital Transaction, increased by the cash interest payments received on such proceeds, decreased by the sum of the following: (i) the amount of such proceeds used, set aside or committed by the Company for restoration and repair of any portion of the Project; (ii) any additions to the reserve for taxes and insurance premiums; (iii) any expenses, costs or liabilities incurred by the Company in effecting or obtaining any such Capital Transaction or the proceeds thereof (including

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attorneys’ fees, accountants’ fees, court costs, brokerage fees, commissions, recording fees, transfer or mortgage taxes, and loan fees and expenses), (iv) any debt payments required in connection with such Capital Transaction, all of which expenses, costs and liabilities shall be paid from the gross amount of such cash proceeds to the extent thereof and (v) any indemnity payments that were required to be made by the Company pursuant to Section 3.7 and were not paid from gross cash receipts from operations and considered in Section 7.1(a)(v).

(c)	Timing of Distributions. Distributions of Operating Cash Flow and Extraordinary Cash Flow, as applicable, shall be made on a monthly basis by the tenth (10th) calendar day of each calendar month.

Section 7.2    Distribution of Operating Cash Flow.

(a)	Except as provided in Section 3.7, Section 5.1(b), Section 7.2(b), Section 7.4 and Section 10.3, Operating Cash Flow shall be distributed by the Company in the following order of priority:

(1)

First, to the payment of accrued and unpaid return on Priority Equity Investments by the Members or their Affiliates in the Company, to the extent such investments are permitted hereunder, pro rata in the ratio of the accrued but unpaid return; and then

(2)

Second, to the payment of principal on any Priority Equity Investments made by the Members or their Affiliates in the Company, to the extent such investments are permitted hereunder, pro rata in the ratio of the outstanding balances of such Priority Equity Investments; and then

(3)	Third, to the Members in proportion to their respective Sharing Ratios.

(b)

NOI. Not later than the fifteenth (15) Business Day after the end of each calendar month during an NOI Year, Sponsor shall deliver to Investor Manager a written notice (each, a “Monthly NOI Notice”) setting forth the NOI and NOI Target for such calendar month, the cumulative NOI

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during the portion of the applicable NOI Year ending at the end of such calendar month and the NOI Rolling Target for the portion of the applicable NOI Year ending at the end of such calendar month. If (i) the Company fails to generate NOI sufficient to achieve the NOI Target during a calendar month within an NOI Year, and (ii) the cumulative NOI during the portion of the applicable NOI Year ending at the end of such calendar month is less than the NOI Rolling Target for such portion of the applicable NOI Year, then the following shall occur:

(1)

Within fifteen (15) Business Days after the delivery of the applicable Monthly NOI Notice, Sponsor shall pay an amount to the Company equal to the NOI Deficiency for such calendar month, and the Company shall distribute the Shortfall Payment to the Members in accordance with their respective Sharing Ratios. Any such amount distributed to the Investor pursuant to this clause (1) is herein referred to as a “Shortfall Payment”);

(2)

Within fifteen (15) Business Days after the Monthly NOI Notice for the last calendar month of an NOI Year is Approved or deemed Approved pursuant to Section 7.2(c), if there is an NOI Surplus for an NOI Year, then Investor shall pay an amount (the “Excess Repayment”) to the Company equal to the lesser of (x) the aggregate Shortfall Payments during such NOI Year and (y) Investor’s Sharing Ratio of such NOI Surplus, and the Company shall distribute such Excess Repayment to Sponsor. For the avoidance of doubt, the Excess Repayment shall not impact the calculation of the NOI during any subsequent period;

(3)

The aggregate Shortfall Payments in any NOI Year (reduced but not below zero by any Excess Repayment in such NOI Year) made under the foregoing shall be treated as a purchase price reduction for the benefit of Investor under the MIPA (i.e., as if such purchase price were reduced by an amount equal to the aggregate Shortfall Payments in such NOI Year (reduced but not below zero by any Excess Repayments in such NOI Year)); and

(4)	The payments described under this clause (b) shall be calculated in accordance with the examples set forth on Schedule 7.2(b).

(c)

NOI Disputes. Notwithstanding anything to the contrary in this Agreement (including the preceding Section 7.2(b)), within ten (10) Business Days following Investor Manager’s receipt of the Monthly NOI Notice for (i) the first (1st) calendar month after the NOI Closing Date, (ii) the sixth (6th) calendar month of each NOI Year, and (iii) the last calendar month of each NOI Year, Investor Manager may dispute Sponsor’s proposed calculations set forth in such Monthly NOI Notice by delivering a written dispute notice (the “Dispute Notice”) setting forth in detail any disputed items and Investor Manager’s calculations of such disputed items (including reasonable support for such calculations). If Investor Manager fails to deliver a timely Dispute Notice under the foregoing, then Investor Manager shall be deemed to have Approved such Monthly NOI Notice. If Investor Manager delivers a timely Dispute Notice under the foregoing, then such dispute shall be resolved as set forth below.

(1)	During the 30-day period following delivery of a Dispute Notice, Investor Manager and Sponsor in good faith shall seek to resolve

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in writing any differences that they may have with respect to the calculations set forth in such Monthly NOI Notice. Any disputed items resolved in writing within such 30-day period shall be final and binding with respect to such items.

(2)

If Investor Manager and Sponsor have not resolved all such differences by the end of such 30-day period, Investor Manager and Sponsor shall submit to Ernst & Young, or, if such firm is unable or unwilling to act, an independent public accounting firm agreed upon in writing by Investor Manager and Sponsor (the “Independent Accounting Firm”), written materials detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Accounting Firm shall make a written determination as to each such disputed item. Investor Manager and Sponsor shall use cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in Investor Manager’s and Sponsor’s respective calculations that are identified as being items and amounts to which Investor Manager and Sponsor have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the applicable defined terms and the examples set forth on Schedule 7.2(b) and the Independent Accounting Firm shall not make any other determination. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party. The Independent Accounting Firm’s determination shall be based solely on written materials submitted by Investor Manager and Sponsor (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.11. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.

(3)	The costs of any dispute resolution pursuant to this Section 7.2(c), including the fees and expenses of the Independent Accounting

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Firm and of any enforcement of the determination thereof, shall be borne by Investor Manager and Sponsor in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the representatives of each party incurred in connection with the preparation or review of such Monthly NOI Notice, preparation or review of any Dispute Notice and preparation or review of any written materials provided to the Independent Accounting Firm, as applicable, shall be borne by such party.

(4)

Investor Manager and Sponsor shall, and shall cause the Company (in the case of Sponsor) from and after the date of delivery of such Monthly NOI Notice through the resolution of any dispute pursuant to this Section 7.2(c)) to, afford the other party and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of such party and any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 7.2(c).

Section 7.3    Distributions of Extraordinary Cash Flow. Except as provided in Section 3.7, Section 5.1(b), Section 7.4, Section 7.6 and Section 10.3, Extraordinary Cash Flow shall be distributed by the Company (after distributions for the same period pursuant to Section 7.2) in the following order of priority:

(a)

To the payment of accrued and unpaid return on Priority Equity Investments made by the Members or their Affiliates in the Company, to the extent such investments are permitted hereunder, pro rata in the ratio of the accrued but unpaid return; and then

(b)

To the payment of principal on Priority Equity Investments made by the Members or their Affiliates in the Company, to the extent such investments are permitted hereunder, pro rata in the ratio of the outstanding balances of such Priority Equity Investments; and then

(c)	To the Members as follows:

(1)

First, to the Members on a proportionate basis (as determined by reference to the outstanding balances of their Equity Contributions Account) until their Equity Contributions Accounts are reduced to zero (0); and then

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(2)	Second, to the Members in proportion to their Sharing Ratios until Investor has achieved an IRR equal to twelve percent (12%); and then

(3)	Third, to the Members as follows: (i) eighty percent (80%) to the Members in proportion to their respective Sharing Ratios; and (ii) twenty percent (20%) to Sponsor.

Notwithstanding the prior provisions of this Section 7.3, if distributions under this Section 7.3 are being made as a result of a cross reference under Section 7.4, then immediately after the final distribution of Operating Cash Flow and Extraordinary Cash Flow, each Member shall pay to the Company, which amount shall promptly be distributed to the other Member, an amount such that the Member does not receive distributions of Operating Cash Flow and Extraordinary Cash Flow, net of such payback, in excess of the amount that such Member otherwise would receive if all distributions of Operating Cash Flow and Extraordinary Cash Flow had been made on the date of the final distribution of funds of any character by the Company pursuant to Section 7.3.

Section 7.4    Distributions in Liquidation. Subject in all cases to the Act, including Section 18-804 of the Act, except as provided in Section 3.7, Section 5.1(b) and Section 10.3, distributions in connection with the liquidation and winding up of the Company shall be made in the following order of priority:

(a)	To the reasonable expenses incurred in dissolution and termination;

(b)

To the payment of creditors of the Company (excluding Members or their Affiliates), other than secured creditors whose obligations will be assumed or otherwise transferred on a liquidation of the Company property or assets, and to the establishment of and reserve for contingent or unmatured liabilities of the Company as the Managers determine are reasonable, any such reserve to be returned and distributed as provided in this Section 7.4 at such time as the Managers determine it is no longer required;

(c)

To the payment of accrued and unpaid interest on any loans made by the Members or their Affiliates to the Company, to the extent such loans are permitted hereunder, pro rata in the ratio of the accrued but unpaid interest;

(d)

To the payment of principal on any loans made by the Members or their Affiliates to the Company, to the extent such loans are permitted hereunder, pro rata in the ratio of the outstanding balances of such loans; and

(e)	In accordance with the provisions of Section 7.3(c) (including the last sentence of Section 7.3).

Section 7.5    In-Kind Distribution. Except as otherwise provided in this Agreement, the Company Assets shall not be distributed in kind to the Members unless Approved by all

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Members. If any Company Assets are distributed to the Members in kind, such assets shall be valued on the basis of the fair market value of such assets on the date of distribution, and any Member entitled to any interest in such assets shall receive such interest as a tenant-in-common with the other Member. The fair market value of such assets shall be determined by an independent appraiser Approved by all Members.

Section 7.6    Call Right.

(a)

At any time after the Call Right Threshold has been achieved, Sponsor shall have the right to purchase all (but not less than all) of the Membership Interest of Investor; provided, however, (1) Sponsor shall not be entitled to invoke the provisions of this Section 7.6 (x) during the sixty (60) day period following the Members’ mutual written agreement to sell the remainder of the Project to a third party, (y) while a contract of sale is in effect or under negotiation with a third party with respect to the remainder of the Project, or (z) while an exclusive period under a letter of intent for the sale of the remainder of the Project to a third party is in effect, and (2) Sponsor shall not be entitled to invoke the provisions of this Section 7.6 if an Event of Default has occurred and is continuing (beyond all applicable notice or cure periods, if any, set forth in the “Event of Default” definition) with respect to any Sponsor Party.

(b)

If Sponsor elects to purchase Investor’s Membership Interest pursuant to this Section 7.6, then Sponsor shall provide written notice (the “Section 7.6 Notice”) to Investor. The purchase price for Investor’s Membership Interest, the documents to be delivered in connection with the transfer thereof and the time period and method in which such Membership Interest is to be purchased, shall be as set forth in Section 10.4.

ARTICLE VIII

TRANSFER OF MEMBERSHIP INTERESTS

Section 8.1    Restrictions on Transfer of Membership Interests.

(a)

Except as expressly provided for in this Agreement, no Member may, without the consent of the other Member (which consent may be withheld in the sole discretion of the other Member), sell, convey, transfer, assign, mortgage, pledge, hypothecate or otherwise encumber in any way (referred to herein as a “Transfer”), directly or indirectly, all or any portion of its Membership Interest or withdraw or retire from the Company. Investor may not transfer any direct or indirect interest in Investor Manager without the prior written consent of Sponsor in its sole discretion. Any such attempted Transfer, withdrawal or retirement not permitted hereunder shall be null and void. In no event shall a Member have any rights to distributions pursuant to §18-604 of the Act without the other Member’s Approval.

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(b)

Notwithstanding anything to the contrary in this Agreement, at law or in equity, no Member shall Transfer or otherwise deal with any Membership Interest or allow a Transfer of any direct or indirect ownership interest in such Member in a way that would cause a default under any agreement to which the Company is a party or by which it is bound or would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(c)

Notwithstanding the restrictions contained in Section 8.1(a), without the consent of Investor Manager, (1) a Transfer of any interests in Sponsor, directly or indirectly, will be permitted, provided that after giving effect to such Transfer(s), Welltower Inc. shall (i) own (directly or indirectly) at least seventy-five percent (75%) of the economic interests in Sponsor, and (ii) retain control of Sponsor, and (2) for the avoidance of doubt, nothing contained in this Agreement shall in any way restrict any Transfer of any direct or indirect interests in Welltower Inc.

Section 8.2    Permitted Transfers by Investor. Notwithstanding the restrictions contained in Section 8.1 (other than Section 8.1(c)), without the consent of Sponsor, a Transfer of direct or indirect interests in Investor may occur, provided that (i) either of the Investor Funds owns (directly or indirectly) fifty percent (50%) or more of Investor, and (ii) if Invesco Real Estate is replaced as the investment advisor for either of the Investor Funds, then Invesco Real Estate is replaced by a registered investment advisor with at least One Billion Dollars ($1,000,000,000) of assets under management.

Section 8.3    Admission of Transferee as Substituted Member. Upon compliance with the provisions of this Article VIII, any permitted transferee of a Membership Interest (who is not already a Member) pursuant to Section 8.1, Section 8.2 or Section 10.4 shall be admitted to the Company as a substituted Member under this Agreement.

Section 8.4    General Transfer Provisions. All Transfers of Membership Interests shall (a) be by instruments in form and substance satisfactory to counsel for the Company, (b) shall contain an obligation by the assignee to accept and assume all of the terms and provisions of this Agreement, as the same may have been amended, and (c) shall provide for the payment by the assignor of all reasonable expenses incurred by the Company in connection with such assignment, including the necessary amendments to this Agreement to reflect such transfer. The transferor shall execute and acknowledge all such instruments, in form and substance reasonably satisfactory to the Company’s counsel, as may be reasonably deemed necessary or desirable to effectuate such Transfer. In no event shall the Company dissolve or terminate upon the admission of any Member to the Company or upon any permitted assignment of a Membership Interest by any Member. To the fullest extent permitted by law, each Member hereby waives its right to dissolve, liquidate or terminate the Company in such event. In the event of any Transfer pursuant to this Article VIII, the Membership Interest so transferred shall remain subject to all restrictions and rights contained in this Article VIII. Any Member requesting a consent under this Article VIII shall pay all costs incurred by the other Member, Manager or the Company in granting or denying such request.

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Section 8.5    Tax Allocations and Cash Distributions. If a Membership Interest is transferred, the Gross Income, Net Profit or Net Loss or other items of income, gain, loss or deduction allocable to the holder of such Membership Interest for the then Taxable Year shall be allocated proportionately between the transferor and the transferee based upon the number of days during such Taxable Year for which each party was the owner of the transferred Membership Interest; provided that any extraordinary, non-recurring items of the Company shall be allocated by closing the books of the Company with respect to such items. However, if such parties agree that such Gross Income, Net Profit or Net Loss (or other items) are to be allocated based upon an interim closing of the Company’s books, and such parties agree to pay all expenses incurred by the Company in connection therewith and so notify the nontransferring Member, then all such Gross Income, Net Profit or Net Loss (or other items) shall be allocated between the transferor and transferee based upon an interim closing of the Company’s books and records. The transferor shall be entitled to all cash distributed by the Company on or prior to the date of Transfer and the transferee shall be entitled to all cash distributed by the Company after the date of Transfer.

ARTICLE IX

TERMINATION OF THE COMPANY

Section 9.1    Events of Dissolution. The Company shall dissolve as provided in Section 2.7; provided the Company shall not be dissolved but shall continue if the Company is continued pursuant to the Act.

Section 9.2    Effect of Dissolution. Upon dissolution of the Company pursuant to Section 9.1, the Company shall not terminate but shall continue solely for the purposes of winding-up its affairs and liquidating all of the assets owned by the Company (until all such assets have been sold or liquidated) and collecting the proceeds from such sales and all receivables of the Company until the same have been collected or written off as uncollectible. Upon dissolution, the Company shall engage in no further business thereafter other than that necessary to cause the Project to be operated on an interim basis and for the Company to collect its receivables, liquidate its assets and pay or discharge its liabilities all in accordance with the Act, this Agreement and applicable law.

Section 9.3    Sale of Assets by Liquidating Trustee.

(a)

Upon dissolution of the Company, the “Liquidating Trustee” shall proceed diligently to wind up the affairs of the Company and apply and distribute its assets in accordance with the Act and Section 7.4 of this Agreement. The Liquidating Trustee shall be Investor Manager or (if Investor Manager declines such role) another Person appointed by the Members. The Liquidating Trustee shall promptly after dissolution obtain an appraisal of the Company Assets by a real estate appraiser who is a member of the American Institute of Real Estate Appraisers and selected by the Members. Subject to Section 3.4, all of the Company Assets, if any, other than cash, shall be offered promptly for sale upon such terms as the Liquidating Trustee shall reasonably determine, using the above appraisal as a guide. Subject to Section 3.4, the decision to accept or

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reject an offer to purchase Company Assets shall be made solely by the Liquidating Trustee. Notwithstanding anything else contained herein (including without limitation Section 2.8, which shall not apply to the Liquidating Trustee in its capacity as such even if such Liquidating Trustee is a Member or Investment Manager), all decisions of the Liquidating Trustee shall be made in accordance with the fiduciary duty owed by the Liquidating Trustee to the Company and each of the Members. In winding up the affairs of the Company, the Liquidating Trustee shall pay the liabilities of the Company in such order of priority as provided by law.

(b)	In the discretion of the Liquidating Trustee, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to Section 7.4 may be:

(1)

distributed to a trust established for the benefit of the Members for the purposes of liquidating Company Assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidating Trustee, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 7.4; or

(2)

withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

ARTICLE X

EVENT OF DEFAULT; REMEDIES

Section 10.1    Event of Default.

(a)

If an Event of Default shall occur with respect to a Member (the “Defaulting Member”) and not with respect to the other Member (the “Non-Defaulting Member”), the Non-Defaulting Member (so long as no Event of Default has occurred and is continuing with respect to the Non-Defaulting Member beyond all applicable notice or cure periods, if any, set forth in the “Event of Default” definition) shall have the remedies set forth in this Article X in addition to all other rights and remedies provided in this Agreement or otherwise available at law or in equity. All such rights and remedies shall be cumulative, and the exercise of one or more remedies shall not prejudice or waive the exercise of any other remedies.

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(b)

Subject to the provisions of this Section 10.1(b), if an Event of Default with respect to any Member has occurred and is continuing (beyond all applicable notice or cure periods, if any, set forth in the “Event of Default” definition), the Non-Defaulting Member may, upon delivery of written notice to the Defaulting Member within forty-five (45) calendar days of the Non-Defaulting Member becoming aware of such purported Event of Default, eliminate any of the duties or obligations of the Defaulting Member or its Affiliates under Section 3.2 (if Sponsor is the Defaulting Member) or Section 3.3 (if Investor is the Defaulting Member) if (and so long as) the Non-Defaulting Member simultaneously exercises its right under Section 10.4 by delivery of a Section 10.4 Notice to the Defaulting Member and otherwise complies with all of the terms and provisions thereof. For the avoidance of doubt, if at any time following the exercise of its right to eliminate duties and obligations of the Defaulting Member hereunder, the Non-Defaulting Member fails to comply with the provisions of Section 10.4, including with all of the deadlines set forth therein, the Defaulting Member shall have all of its rights under this Agreement restored and the Non-Defaulting Member shall not thereafter be permitted to exercise its rights under this Section 10.1(b) with respect to the applicable Event of Default.

Section 10.2    Termination of Fees. Following the occurrence of any Event of Default with respect to Sponsor, Investor Manager shall have the right to terminate the Oversight Fee payable to any Sponsor Party by the Company pursuant to Section 3.9.

Section 10.3    Right of Offset. Following the occurrence of either (i) an Event of Default that results in a Loss as to which the Company is entitled to compensation from the Defaulting Member hereunder, or (ii) a material default or material misrepresentation by a Member Party (the “MIPA Defaulting Party”) under the MIPA that results in a Loss for which the Company is entitled to indemnity under the MIPA, the Non-Defaulting Member (which, for purposes of this Section 10.3, shall include the Member that is not an Affiliate of the MIPA Defaulting Party) shall have the right to cause the Company to withhold any distributions, or payments of money, by the Company, to the Defaulting Member (which, for purposes of this Section 10.3, shall include the Member that is an Affiliate of the MIPA Defaulting Party) or any Affiliate of the Defaulting Member until such time as the Event of Default is cured or until the recoverable Loss has been paid to the Company, either pursuant to such withholding or otherwise. The Members shall cause the Company to apply such withheld amounts to pay such recoverable Loss to the Company and any amounts withheld in excess of such amount shall be promptly released and paid to the Member who would have received such distribution but for the provisions of this Section 10.3.

Section 10.4    Right to Purchase the Membership Interest of Defaulting Member.

(a)

Following the occurrence of any Event of Default, the Non-Defaulting Member may, subject to Section 10.5, purchase the Defaulting Member’s Membership Interest. Such option to purchase shall be exercisable by delivery of notice in writing to the Defaulting Member (“Section 10.4 Notice”).

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(b)

The purchase price to be paid by the Non-Defaulting Member under this Section 10.4 shall equal (i) the Base Price, less (ii) the amount of any Loss suffered (or otherwise incurred) by the Company, any Subsidiary, the Non-Defaulting Member and/or any Affiliate of the Non-Defaulting Member as a direct or indirect result of the Event of Default, less (iii) any other amount then owed by the Defaulting Member or any Affiliate of the Defaulting Member to the Company, the Non-Defaulting Member or any Affiliate of the Non-Defaulting Member, but only in the case of clauses (ii) and (iii) if such Loss or other amount was not taken into account in determining the Appraised Value. The purchase price shall be payable in cash or other immediately available funds at the time of the consummation of the sale. The sale shall be consummated at a time designated by the Non-Defaulting Member, but no later than one hundred twenty (120) days after the Section 10.4 Notice; provided, however, that the Non-Defaulting Member may revoke any Section 10.4 Notice (and its exercise of the rights under this Section 10.4) at any time. The Defaulting Member shall execute and deliver such deeds, assignments and other documents, with reasonable warranties of title, as shall be necessary to convey the Membership Interest of the Defaulting Member, and the interest of the Defaulting Member in the Project and all other Company Assets, to the Non-Defaulting Member. If the Defaulting Member fails or refuses to execute any such document, then the Non-Defaulting Member is hereby granted irrevocable powers of attorney, which shall be binding on the Defaulting Member as to all third Persons, to execute and deliver on behalf of the Defaulting Member such document. The aforesaid powers, which are coupled with an interest, are irrevocable by dissolution or otherwise. The Non-Defaulting Member may assign its rights to acquire the Membership Interest of the Defaulting Member to any Person.

(c)

For purposes of Section 10.4(b), except as otherwise set forth below, the “Base Price” shall equal the amount that would have been received by the Defaulting Member pursuant to Section 7.4 (but, if an Event of Default has occurred with respect to a Sponsor Party under clause (a) of the “Event of Default” definition, any and all distributions to the Defaulting Member pursuant to Section 7.3(c)(3) as a result of references thereto pursuant to Section 7.4 shall be made at Sharing Ratios) had the Company Assets been sold for its Appraised Value (as defined under Section 10.4(d)) as of the closing date of the purchase pursuant to this Section 10.4, and had the Company then (A) paid in full all of its debts and liabilities and all other loans and encumbrances to which the Project is subject, (B) made customary apportionments as of the closing date of the purchase pursuant to this Section 10.4 in the closing of real estate transactions in the metropolitan areas in which the Project is located,

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including market-rate brokerage fees and other customary closing costs, (C) not established any reserves, and (D) distributed all remaining cash pursuant to Section 7.4 (but, if an Event of Default has occurred with respect to a Sponsor Party under clause (a) of the “Event of Default” definition, any and all distributions to the Defaulting Member pursuant to Section 7.3(c)(3) as a result of references thereto pursuant to Section 7.4 shall be made at Sharing Ratios).

(d)	The term “Appraised Value” shall mean the fair market value of the Project or such portion thereof then owned by the Company as determined by an appraisal conducted as follows:

(1)

The Members shall seek to determine the Appraised Value of the Project for a fifteen (15) day period after the Section 10.4 Notice. If the Members are unable to reach an agreement within such period, then the Non-Defaulting Member and the Defaulting Member each shall designate by written notice to the other, a Person to act as the appraiser for the purpose of establishing the Appraised Value of the Project within five (5) Business Days following the expiration of the fifteen (15) day period set forth in the first sentence of this Section 10.4(d)(1). If either the Non-Defaulting Member or the Defaulting Member fails to timely appoint an appraiser, then the American Arbitration Association (in any location where the Project is located) shall appoint an appraiser on behalf of such Member. If the appraisers are timely appointed by the Non-Defaulting Member and the Defaulting Member, then the two appraisers shall proceed to determine the Appraised Value of the Project. The appraisers shall have fifteen (15) days after the appraisers have been designated to agree upon the Appraised Value of the Project. If there is a five percent (5%) or less variance between the two appraisers’ opinions as to the Appraised Value, the Appraised Value shall be the arithmetic average of the two appraisers’ figures. If there is a greater than five percent (5%) variance between the two appraisers’ opinions as to the Appraised Value, then the two appraisers shall jointly appoint a third appraiser within five (5) Business Days following the date of the issuance of the appraisers’ opinions. If a third appraiser is not timely appointed, then the American Arbitration Association (in any location where the Project is located) shall appoint the third appraiser. The third appraiser shall have ten (10) days following his or her appointment to determine which of the two appraisers’ opinions shall be selected as the Appraised Value. Each party shall have the responsibility for the payment of the expenses of each of their appraisers and each shall pay one-half of the expenses of the third appraiser, if one is appointed.

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(2)

The appraiser or appraisers appointed pursuant to Section 10.4(d)(1) shall specialize in the appraisal of real estate projects similar to the Project in the regions where the Project is located, shall have no less than five years’ experience in such field and shall be recognized as ethical and reputable. The appraiser or appraisers appointed pursuant to Section 10.4(d)(1) shall not have any personal or financial interest as would disqualify any such appraiser from exercising an independent and impartial judgment as to the value of the Project. Unless the Members themselves have agreed upon the Appraised Value as provided in the first sentence of Section 10.4(d)(1), the Appraised Value of the Project shall be equal to the valuation of the Project as determined by the appraiser or appraisers appointed pursuant to Section 10.4(d)(1). The appraisal shall be submitted to the Non-Defaulting Member and the Defaulting Member in accordance with Section 10.4(d)(1). The decision of the appraiser(s) shall be binding on the Members.

(3)

In determining the Appraised Value of the Project, the appraiser(s) shall be instructed to assume that the Project is sold in an arm’s length transaction, as though unencumbered by any financing, and without consideration of any costs, expenses, or taxes that would be incurred in connection with the sale.

(4)	Each Member shall have the right to submit written information, requests, arguments, supporting data, and other relevant matters to the appraiser(s).

Section 10.5    Expedited Arbitration. If there is a dispute between the Members regarding the occurrence of an Event of Default, then the Non-Defaulting Member shall not deliver the Section 10.4 Notice to the Defaulting Member and initiate the purchase process under Section 10.4 or be entitled to exercise any other rights or remedies that would otherwise arise hereunder as a result of an Event of Default, until the alleged Event of Default is finally determined to have occurred in a binding award issued by an arbitrator pursuant to the expedited arbitration process set forth under this Section 10.5. As its exclusive method of disputing that such Event of Default has occurred, the Member that is alleged to be the Defaulting Member shall have the right, within ten (10) Business Days after receiving written notice of such Event of Default from the other Member, to initiate a proceeding for final and binding arbitration in accordance with the following provisions of this Section 10.5.

(a)

Any arbitration under this Section 10.5 shall be conducted in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures as those Rules exist on the effective date of this Agreement, including Rules 16.1 and 16.2 of those Rules (or, if JAMS is no longer in existence, then administered by National Arbitration and Mediation in accordance with its Comprehensive Dispute Resolution Rules and Procedures in effect at that time; and if National Arbitration and

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Mediation is no longer in existence, then administered by the American Arbitration Association under its Expedited Procedures of its Commercial Arbitration Rules in effect at that time; and if none of the preceding remains in existence, by any succeeding or substantially similar dispute resolution organization in accordance with its expedited arbitration procedures then in effect). A single arbitrator will be selected pursuant to such rules and procedures (the “Arbitrator”).

(b)

The sole matters to be determined by the Arbitrator shall be whether the alleged Event of Default had occurred and was continuing (beyond all applicable notice or cure periods, if any, set forth in the “Event of Default” definition) with respect to the Defaulting Member and, if alleged, that no Event of Default had occurred and was continuing with respect to the Non-Defaulting Member at the time Non-Defaulting Member attempted to enforce its remedies under Article X and other matters related to whether the rights and remedies under Article X were properly exercised, and the Arbitrator shall not render a decision with respect to any other matter, nor award any monetary damages or any other form of relief. The Arbitrator shall determine whether the applicable Event of Default has occurred in accordance with the law of the State of Delaware and in rendering its decision, will be bound by the provisions of this Agreement and will not have the power to add to, subtract from or otherwise modify such provisions.

(c)

The arbitration (and all hearings related to the arbitration) shall be conducted in Delaware. The arbitration shall be conducted in the English language. The decision of the Arbitrator shall be final and binding on the parties. Either Member may enforce the decision of the Arbitrator in the Delaware Court of Chancery.

(d) (1)

If the Arbitrator determines that the applicable Event of Default occurred, then the Defaulting Member shall be solely responsible for paying any fees and disbursements due to JAMS and the Arbitrator, as well as all costs and expenses reasonably incurred by the Non-Defaulting Member (including reasonable attorney’s fees and disbursements), in connection with the arbitration proceeding.

(2)

If the Arbitrator determines that the applicable Event of Default has not occurred, then the Member that delivered written notice of the alleged Event of Default to the other Member shall be solely responsible for paying any fees and disbursements due to JAMS and the Arbitrator, as well as all costs and expenses reasonably incurred by the Member alleged to have committed such Event of Default (including reasonable attorney’s fees and disbursements), in connection with the arbitration proceeding.

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(e)

The process set forth in this Section 10.5 shall be the exclusive procedure for resolving a dispute between the Members regarding the existence of an Event of Default and the exercise of the remedies set forth in this Agreement in connection therewith.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Notices. All notices required or permitted by this Agreement shall be in writing and may be delivered in person to either party or may be sent by registered or certified mail, with postage prepaid, return receipt requested, or may be sent by Federal Express or other commercial, overnight carrier, or may be sent by electronic mail transmission and addressed in the case of Investor to:

Vida MOB Portfolio Co-Invest LLC

2001 Ross Avenue

Suite 3400

Dallas, Texas, 75201

Attn: Asset Manager for Vida MOB Portfolio

with a copy to:

Invesco Advisers, Inc.

2001 Ross Avenue

Suite 3400

Dallas, Texas, 75201

Attn: Scott Wyatt

with a copy to:

Greenberg Traurig, P.A.

333 Avenue of the Americas

Miami, Florida 33131

Attn: Richard J. Giusto, Esq.

and in the case of Investor Manager to:

Vida MOB Portfolio Manager LLC

c/o Invesco Advisers, Inc.

2001 Ross Avenue

Suite 3400

Dallas, Texas, 75201

Attn: Asset Manager for Vida MOB Portfolio

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with a copy to:

Invesco Advisers, Inc.

2001 Ross Avenue

Suite 3400

Dallas, Texas, 75201

Attn: Scott Wyatt

with a copy to:

Greenberg Traurig, P.A.

333 Avenue of the Americas

Miami, Florida 33131

Attn: Richard J. Giusto, Esq.

and in the case of Sponsor to:

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

Attn: General Counsel

with a copy to:

Gibson Dunn & Crutcher

200 Park Avenue

New York, New York 10166-0193

Attn: Steven Klein

or such other address as shall, from time to time be supplied in writing by any party to the other. Notice properly sent shall be deemed given when received or delivery has been attempted and refused by addressee; provided that notice sent by electronic mail transmission shall be deemed to have been delivered and received on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested).

Section 11.2    Estoppel Certificates. Each Member shall, within twenty (20) days after receipt of the written request of any Member, deliver to the requesting Member a certificate stating (a) whether or not this Agreement is in full force and effect; (b) that this Agreement has not been modified except by any instrument or instruments identified in said certificate; and (c) that the Member executing such certificate is not aware of any default hereunder by the requesting Member, or if there is such a default, the certificate shall specify the nature and extent of the default.

Section 11.3    Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

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Section 11.4    Waiver of Partition. To the fullest extent permitted by law, unless otherwise expressly authorized in this Agreement, (a) no Member will, either directly or indirectly, take any action to require partition or appraisement of the Company or of any of its assets or properties or cause the sale of any Company property, and (b) notwithstanding any provisions of applicable law to the contrary, each Member (and its legal representative, successor or assign) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its interest in, or with respect to any assets or properties of the Company.

Section 11.5    No Oral Modifications; Amendments. No oral amendment of this Agreement shall be binding on the Members and the Managers. Except as set forth in Section 6.8, any modification or amendment of this Agreement must be in writing signed by all the Members and the Managers.

Section 11.6    Captions. Any article, section, paragraph titles or captions contained in this Agreement and the table of contents are for convenience of reference only and shall not be deemed a part of this Agreement.

Section 11.7    Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural as the identity of the Person or Persons may in the context require. Any reference to the Code or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned. Unless otherwise specified, all references to “Section” or “Article” contained in this Agreement shall be deemed to refer to sections or articles of this Agreement. The term “including” shall mean “including without limitation”. All dollar amounts are in U.S. currency unless otherwise expressly noted.

Section 11.8    Invalidity. If any provision of this Agreement shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

Section 11.9    Counterparts; Telecopy or PDF Signature. This Agreement may be executed in counterparts and the signatures delivered by telecopy or email attachment, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the Members, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. This Agreement may be signed by telecopy or .pdf signature and a telecopy or .pdf signature will constitute an original for all purposes.

Section 11.10    Further Assurances. The parties hereto agree that they will cooperate with each other in good faith and will execute and deliver, or cause to be delivered, all such other instruments, and will take all such other actions, as either party hereto may reasonably request from time to time in order to effectuate the provisions and purposes of this Agreement.

Section 11.11    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware and the United States of America (without giving effect to the conflicts of laws and principles of those jurisdictions). This choice of governing law shall not be determinative of the site of venue for any litigation between the Members arising out of or

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connected with this Agreement. Each of the Members irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in any Delaware state or federal court and each of the Members hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. This Section 11.11 shall be subject to Section 10.5.

Section 11.12    Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Managers and the Members, and supersedes all prior written and oral statements, with respect to the subject matter of this Agreement.

Section 11.13    Attorneys’ Fees. If any litigation is initiated by any party hereto against another party hereto relating to this Agreement or the subject matter hereof, the party prevailing in such litigation shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs, reasonable attorneys’ fees and litigation expenses incurred in connection therewith. Attorney’s fees and other costs and expenses incurred in connection with an arbitration brought pursuant to Section 10.5 hereof shall be governed by the provisions of that Section.

Section 11.14    Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company, a Member or Investor Manager. No creditor of the Company, a Member or Investor Manager will be entitled to require the Managers to solicit or accept any loan or additional capital contribution for the Company or to enforce any right that the Company, any Member or Investor Manager may have against the Company, a Member or Investor Manager, whether arising under this Agreement or otherwise. No third party shall have the right to enforce any provisions of this Agreement, nor shall any third party be entitled to any rights, remedies or benefits afforded to any Manager or any Member under this Agreement.

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ARTICLE XII

FORCED SALE

Section 12.1    Forced Sale.

(a)

Initiation of Forced Sale. At any time after (i) with respect to Investor Manager only, the second (2nd) anniversary of the Effective Date, or (ii) the fifth (5th) anniversary of the Effective Date, Investor Manager, on behalf of Investor, and Sponsor may each elect, as applicable, to send to the other a written notice (the “Forced Sale Notice”) stating that the Member giving such notice (the “Forced Sale Initiating Member”) is initiating the sale of the Project (or in the event any of the Properties have been sold, the remaining Properties constituting the Project) in accordance with this Section 12.1 and stating a purchase price (the “Forced Sale Price”), payable in cash, for the Project at which the Forced Sale Initiating Member would agree to the sale of the Project; provided, however, that (A) if Sponsor or, following the fifth (5th) anniversary of the Effective Date, Investor is the Forced Sale Initiating Member, then Sponsor or Investor shall have the right to send a Forced Sale Notice under the foregoing only with respect to all of the remaining Properties constituting the Project, and (B) if Investor is the Forced Sale Initiating Member and the Forced Sale Notice is delivered after the second (2nd) anniversary of the Effective Date but on or before the fifth (5th) anniversary of the Effective Date, then (1) the value of the portion of the Project sold in such sale (together with the value of any portion of the Project sold in any prior sales pursuant to this clause (B)) shall not exceed thirty percent (30%) of the value of the Project (with the value of each Property being determined by reference to the initial Price Allocation), (2) if any FMC Property is proposed to be sold in such sale, all FMC Properties shall be proposed to be sold in such sale, (3) if any of the Coral Springs Properties is proposed to be sold in such sale, all Coral Springs Properties shall be proposed to be sold in such sale, (4) if any of the Castle Rock Properties is proposed to be sold in such sale, all Castle Rock Properties shall be proposed to be sold in such sale, and (5) if any of the Stone Oak Properties is proposed to be sold in such sale, all Stone Oak Properties shall be proposed to be sold in such sale, in each case of clauses (2)-(5), subject to clause (1). The Forced Sale Price shall be the Forced Sale Initiating Member’s good faith determination of the fair market value of the Project (or the applicable portion of the Project) prevalent in the market for a proposed sale of the Project (or the applicable portion of the Project) to a third party; provided, however, neither Investor Manager nor Sponsor shall be entitled to invoke the provisions of this Section 12.1 (A) while a contract of sale is in effect with respect to all of the Project (or any portion of the Project), or (B) while an exclusive period under a letter of intent for the sale of all of the Project (or any portion of the Project) is in effect, and provided further that Sponsor shall have no right to invoke the provisions of this Section 12.1 if

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an Event of Default has occurred. Within thirty (30) days after its receipt of a Forced Sale Notice (the “Forced Sale Response Period”), the Member (or Investor Manager on behalf of Investor) that is the recipient of said notice (the “Forced Sale Responding Member”) may elect by giving written notice without qualification or condition (a “Purchase Election Notice”) to the Forced Sale Initiating Member to purchase, or cause its nominee or designee to purchase, the Project (or the applicable portion of the Project) for the Forced Sale Price, subject to adjustment as provided in Section 12.1(c)(2). If the Forced Sale Responding Member timely gives a Purchase Election Notice, then the Members shall proceed in accordance with Section 12.1(c). The failure of the Forced Sale Responding Member to timely give a Purchase Election Notice shall be deemed notice of an election to decline the offer contained in the Forced Sale Notice. The date as of which the Forced Sale Responding Member shall have given a Purchase Election Notice of its election to decline the offer (or be deemed to have made an election to decline the offer) shall be the “Forced Sale Election Date”.

(b)

If the Forced Sale Notice is Declined. If the Forced Sale Responding Member declines (or is deemed to decline) to purchase the Project (or the applicable portion of the Project) under clause (a) above, then notwithstanding anything herein to the contrary the Forced Sale Initiating Member shall have the right to cause the Company to enter into a written purchase and sale agreement with a third party for the sale of the Project (or the applicable portion of the Project) on market terms, as determined by the Forced Sale Initiating Member in good faith, except that the gross sales price shall in no event be less than ninety-five percent (95%) of the Forced Sale Price (a “Qualifying Sale Agreement”) and to enter into related documents (such as brokerage agreements) in good faith and cause the consummation of said sale in accordance with a Qualifying Sale Agreement within nine (9) months after the Forced Sale Election Date (the “Forced Sale Period”). If the sale of the Project (or the applicable portion of the Project) is not consummated pursuant to a Qualifying Sale Agreement during the Forced Sale Period, then the Forced Sale Initiating Member shall not be entitled to deliver a Forced Sale Notice for at least one (1) year after the earlier of (A) the date on which the Forced Sale Initiating Member stops all sale activities related to the Project, or (B) the last day of the Forced Sale Period.

(c)	If the Purchase Election Notice is given, then the following shall apply:

(1)

ROFO Deposit. The Forced Sale Responding Member shall make an earnest money deposit (the “ROFO Deposit”) equal to two percent (2%) of the Forced Sale Price within three (3) Business Days following the Forced Sale Election Date. The ROFO Deposit shall be delivered, in immediately available funds, to a national

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 65

title company selected by Forced Sale Responding Member and reasonably acceptable to Forced Sale Initiating Member, which title company shall perform the services of escrow agent for the closing of the transactions contemplated by this Section 12.1(c) (the “ROFO Closing”). The ROFO Deposit shall be refundable to the Forced Sale Responding Member except in the event the ROFO Closing does not occur as a result of a default by the Forced Sale Responding Member in performing its closing obligations pursuant to this Section 12.1(c), in which case the ROFO Deposit shall be retained by the Forced Sale Initiating Member as liquidated damages in lieu of all other remedies.

(2)

Closing Process. The ROFO Closing shall occur on the date (the “ROFO Closing Date”) that is (i) one hundred twenty (120) days following the Forced Sale Election Date unless such date is not a Business Day, in which case the ROFO Closing Date shall be the next Business Day, or (ii) an earlier date agreed upon by Investor Manager and Sponsor. The ROFO Closing shall be completed through a customary closing escrow. At the ROFO Closing, the Forced Sale Responding Member, or its nominee or designee, shall pay to the Company an amount equal to (A) the Forced Sale Price, less (B) the ROFO Deposit (provided that the ROFO Deposit is paid at the ROFO Closing to the Company), less (C) the principal balance of any Loan secured by the Project (or the applicable portion of the Project) (if the Forced Sale Responding Member, or its nominee or designee, as applicable, elects, to the extent permitted or required by the Lender if such Loan is assumable, to assume such Loan at the ROFO Closing), plus or minus (as applicable) (D) prorations as provided below. At the ROFO Closing, the Company shall convey to the Forced Sale Responding Member (or its nominee or designee) good and indefeasible title to (i) the portion of the Project constituting real property by special warranty deed (or the local law equivalent) or (ii) the ground lessee leasehold interest in the portion of the Project subject to ground leases by an assignment and assumption of ground lessee’s leasehold interest in the ground lease, in “as is, where is” condition, with all faults and subject to all liens, encumbrances and other matters of title affecting the Project (or the applicable portion of the Project) (including any mortgages securing any Loan in connection with the Project) except for (x) all liens and encumbrances affecting the Project created in violation of this Agreement by the Forced Sale Responding Member or any Affiliate thereof, and (y) all liens and encumbrances that the Company would reasonably likely be required to remove if the Company had sold the Project to a Person in an arms-length transaction. For no additional consideration, the Company shall

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 66

also convey all of the tangible personal property owned by the Company to the Forced Sale Responding Member (or its designee) in its “as is, where is” condition, with all faults and without warranty (other than a special warranty of title, or the local law equivalent) and the Company shall also assign, and Forced Sale Responding Member (or its designee) shall assume, all of the Company’s right, title and interest in the Leases, property agreements, any first mortgage Loan assumed at the ROFO Closing and any other intangible property owned by the Company pursuant to customary written instruments in form and substance reasonably acceptable to Forced Sale Initiating Member and Forced Sale Responding Member. Investor Manager and Sponsor agree to cooperate and to take all actions and execute all other documents reasonably necessary or appropriate to reflect the purchase of the Project (or the applicable portion of the Project) by the Forced Sale Responding Member or its nominee or designee. At the ROFO Closing, the Forced Sale Initiating Member and Forced Sale Responding Member shall apportion all items of income and expense relating to the Project (or the applicable portion of the Project) in an equitable manner as of the close of business on the day immediately preceding the ROFO Closing so that the income and expense items with respect to the period up to and including the day before the ROFO Closing will be for the Company’s account and the income and expense items with respect to the period commencing on the day of the ROFO Closing will be for the Forced Sale Responding Member’s (or its nominee’s or designee’s) account. Said apportionments and adjustments shall be set forth on a closing statement in form and substance reasonably acceptable to the Forced Sale Initiating Member and Forced Sale Responding Member and executed by the Company and the Forced Sale Responding Member or its nominee or designee. All such apportionments shall be made on the basis of good faith estimates of Investor Manager and Sponsor using currently available information and final adjustment shall be made promptly after precise figures are determined or available, and in any event within one (1) year after the ROFO Closing. The Forced Sale Responding Member (or its nominee or designee) shall be responsible for the payment of any loan assumption, transfer or related consent fees and expenses and for all other closing costs (such as, by way of example, costs of title insurance and recording fees and taxes) incurred in excess of those which would have been incurred had the Forced Sale Responding Member exercised the option described in Section 12.1(c)(4). All other costs shall be borne by the party that incurs said costs.

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 67

(3)

Failure to Close. If as a result of a default of Forced Sale Responding Member under this Section 12.1(c) the ROFO Closing is not consummated, then the Forced Sale Initiating Member shall be entitled to retain the ROFO Deposit as liquidated damages in lieu of all other remedies, and the Forced Sale Responding Member shall be prohibited from sending a Forced Sale Notice for a period ending on the two (2) year anniversary of the ROFO Closing Date. Additionally, the Forced Sale Initiating Member shall be entitled to enter into a Qualifying Sale Agreement and to consummate a sale of the Project (or the applicable portion of the Project) in accordance with Section 12.1(b) just as if the Forced Sale Responding Member had not timely given the Purchase Election Notice provided that for purposes of determining the Forced Sale Period, the Forced Sale Election Date shall be the ROFO Closing Date. If as a result of the default of Forced Sale Initiating Member under this Section 12.1(c) the ROFO Closing is not consummated on or before the ROFO Closing Date, then the Forced Sale Responding Member shall have all rights and remedies available to it hereunder or at law or equity, including the right to seek specific performance and the Forced Sale Initiating Member shall be prohibited from sending a Forced Sale Notice for a period ending on the second (2nd) anniversary of the ROFO Closing Date.

(4)

Right to Structure as Sale of Interests in the Company. Either Sponsor or Investor Manager (on behalf of Investor) may, not later than fifteen (15) days prior to the ROFO Closing Date, notify the other Member that the transaction contemplated by this Section 12.1(c) be consummated by the Forced Sale Responding Member purchasing the Forced Sale Initiating Member’s Membership Interest rather than the Project, provided that (i) the provisions of this Section 12.1(c)(4) shall apply to a sale of the entire Project only, and (ii) the Forced Sale Initiating Member shall also cause each Affiliate that is a Member to sell its Membership Interest under the foregoing. Sponsor and Investor Manager shall then cooperate to effectuate such a transaction at no incremental costs or expense to the Forced Sale Initiating Member. At the ROFO Closing under this scenario, (y) the Forced Sale Initiating Member shall convey its Membership Interest to the Forced Sale Responding Member (or its designee) pursuant to a reasonably acceptable assignment and assumption agreement, and (z) the Forced Sale Responding Member shall pay to the Forced Sale Initiating Member the money the Forced Sale Initiating Member would have received had the Forced Sale Responding Member purchased the Project under this Section 12.1 and the Company had distributed the Extraordinary Cash Flow therefrom to the

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 68

Members in accordance with Section 7.4. Additionally, at the request of the Forced Sale Responding Member and at no cost, expense or additional liability (tax or otherwise) to the Forced Sale Initiating Member, the Forced Sale Initiating Member shall further reasonably cooperate in good faith with the Forced Sale Responding Member in structuring the purchase pursuant to this Section 12.1 by methods that minimize the gain or other tax effects of the purchase upon the Forced Sale Responding Member.

(5)

Indemnification of Sponsor. If Sponsor is the Forced Sale Initiating Member under this Section 12.1, then Investor shall use commercially reasonable efforts to cause the applicable Lender to release the applicable Sponsor Party from any and all obligations any Sponsor Party may have pursuant to any guaranties to any Lender for the period from and after the ROFO Closing Date. If the applicable Lender is not willing to release the applicable Sponsor Party under any such guaranty, then the Company shall indemnify and hold harmless any Sponsor Party under any Lender guaranty (other than with respect to any obligation or liability which results from a Sponsor Party Event of Default) from and against all obligations of the Company that accrue after the ROFO Closing Date and from and against any obligations Sponsor or its Affiliates have pursuant to any guaranties to any Lender that accrue after the closing date.

[SIGNATURES AND SCHEDULES FOLLOW BELOW.]

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Page 69

IN WITNESS WHEREOF, the undersigned has executed this Agreement on August     , 2020, effective as of the day and year first above written.

“Sponsor”	WELLTOWER INC., a Delaware corporation

By:
Name:
Title:

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Sponsor Signature Page

IN WITNESS WHEREOF, the undersigned has executed this Agreement on August     , 2020, effective as of the day and year first above written.

“Investor”	VIDA MOB PORTFOLIO CO-INVEST LLC, a Delaware limited liability company

By:
Name:
Title:

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Investor Signature Page

IN WITNESS WHEREOF, the undersigned has executed this Agreement on August     , 2020, effective as of the day and year first above written.

“Investor Manager”	VIDA MOB PORTFOLIO MANAGER LLC, a Delaware limited liability company

By:
Name:
Title:

LIMITED LIABILITY COMPANY AGREEMENT VIDA JV LLC	Investor Manager Signature Page

SCHEDULE 1.1A1

LAND

[1]	NTD: This Schedule 1.1A can be addressed between signing and closing once the list of Initial Facilities is finalized.

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

SCHEDULE 3.1

REIT COMPLIANCE

Real Estate Investment Trust Limitations. Sponsor and Investor Manager each agree and acknowledge that an equity owner of each of Sponsor and Investor is a REIT that must comply with certain provisions of the Code. Accordingly, the Company and the Subsidiaries shall be operated such that the nature of their assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Company to qualify as a REIT under Section 856 of the Code (assuming for this purpose that the Company were a REIT and treating any entity that is classified for U.S. federal income tax purposes as a corporation as a “taxable REIT subsidiary” under Section 856(l) of the Code if the Sponsor and Investor (and their direct and indirect members) were permitted to make a timely taxable REIT subsidiary election with respect to such corporation), and to cause the Company to avoid any “income from foreclosure property” within the meaning of Section 857(b)(4) of the Code and any “net income derived from prohibited transactions” within the meaning of Section 857(b)(6) of the Code (determined as if the Company were a REIT but without regard to Sections 856(c)(6) and (7) of the Code). The Managers shall take or refrain from taking, as the case may be, such actions as are reasonably requested by the Sponsor or Investor to protect the status of the Sponsor, Investor or any direct or indirect owner or owners of the Sponsor or Investor as a REIT. In that regard and except as Sponsor and Investor Manager may Approve to the contrary, notwithstanding any other provision in this Agreement, Sponsor and Investor Manager agree as follows:

(a)

Company Assets. Other than assets held in connection with hedges, assets held as reserves pursuant to a loan agreement, and other similar assets, during the term of the Company, the assets of the Company will consist only of either (i) direct ownership interests in (1) cash or cash items, (2) fee ownership of the Land (or a portion thereof) or ground lessee leasehold interest in the Land (or a portion thereof), as applicable, and the Improvements, (3) the personal property held in connection with the Project, (4) the Leases, and (5) that certain Promissory Note, dated October 5, 2015, from Cynthia Elizabeth Collins, MD and Temple Health & Wellness Center, Inc. as maker, or (ii) ownership interests in entities that are disregarded as separate from the Company for U.S. federal income tax purposes pursuant to Regulations § 301.7701-2(c)(2), all of the assets of which consist of the foregoing type of assets. Specifically, but without limitation, the Company will not during its term:

(1)

acquire, own or hold any stock of (or other ownership interest in) a corporation other than a REIT or Approved TRS (or other entity treated for federal income tax purposes as an association taxable as a corporation other than a REIT or Approved TRS);

(2)	form a corporation other than a REIT or Approved TRS (or any other entity treated for federal income tax purposes as an association taxable as a corporation other than a REIT or Approved TRS)

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

(3)

merge with or into (or otherwise transfer all or a portion of its interests to) a corporation or any other entity treated for federal income tax purposes as an association taxable as a corporation other than a REIT

(4)	acquire, own or hold any convertible debt instrument;

(5)

acquire, own or hold any security, warrant, option, subscription agreement, or contract for the acquisition of an asset, including any security described in Sections 856(c)(4)(B)(iii)(II) or 856(c)(4)(B)(iii)(III) of the Code other than for the purpose of holding such asset in connection with a loan agreement;

(6)

acquire, own, sell, hold or create any asset or other property of a kind that would properly be included in inventory of the Company if on hand at the close of the Taxable Year or property held by the Company primarily for sale to customers in the ordinary course of its trade or business, within the meaning of Section 1221(a)(1) of the Code, including interests in residential development property;

(7)	acquire, own or operate a motel or hotel; or

(8)	conduct any business other than the business of owning and operating the Project.

(b)

Two-Year Holding Requirement. Except as Approved by Investor Manager and Sponsor, the Company will not sell or otherwise dispose of any real estate asset, as defined in Section 856(c)(5)(B) of the Code, prior to the second anniversary of the acquisition of such real estate asset by the Company.

(c)	Foreclosure Property. The Company will not acquire any real property by foreclosure, deed in lieu of foreclosure or a default on indebtedness that such property secures.

(d)

Income Requirements. Each of Sponsor and Investor Manager shall conduct its duties in such a manner that all of the gross income of the Company during its term of existence will consist of (i) interest (as referred to in Section 856(c)(2)(B) or Section 856(c)(3)(B) of the Code), (ii) rents from real property (as defined in Section 856(d) of the Code), (iii) gain from the sale or disposition of the Project, (iv) abatements and refunds of taxes on real property (as referred to in Section 856(c)(2)(E) or Section 856(c)(3)(E) of the Code), (v) income and gain derived from

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

foreclosure property (as defined in Section 856(e) of the Code), and (vi) other income not described in clauses (i) through (v) provided that such other income shall not exceed five percent (5%) of the total gross income of the Project for each Taxable Year.

(e)

Services. Each service provided to tenants of the Project, whether or not there is a separate charge for such service, shall either (i) be performed by an independent contractor, as such term is defined in Section 856(d)(3) of the Code or by an Approved TRS (provided that Sponsor and Investor Manager shall use reasonable best efforts to cause the Company not to enter into any service agreement with respect to the Project with any party other than an Approved TRS if the prospective service provider could be a related party with respect to Sponsor or Investor within the meaning of Section 856(d)(3) of the Code), (ii) be a service that is “usually or customarily rendered in connection with the rental or rooms or other space for occupancy only,” within the meaning of Treas. Reg. § 1.512(b)-(1(c)(5), or (iii) be rendered for an amount that does not exceed one (1) percent of all amounts received or accrued directly or indirectly during the Taxable Year with respect to any particular property. The Company may not receive or derive income from any independent contractor (within the meaning of Section 856(d)(3) of the Code) that provides services to the Project. Each relationship between the Company and any independent contractor must be an arm’s length relationship and the independent contractor must be adequately compensated for any services it performs. If noncustomary services are rendered to a tenant by an independent contractor, the cost of the services will be borne by the independent contractor, a separate charge must be made for the services, the separate charge must be received and retained by the independent contractor and the independent contractor must be adequately compensated for the services or if provided by an Approved TRS, such Approved TRS must receive gross income from such service at least equal to one hundred fifty percent (150%) of its direct cost of furnishing or rendering such service or, if less, the arm’s length price of such services.

(f)	Leases.

(1)

Each of Sponsor and Investor Manager shall use its best efforts to cause the Company not to enter into any lease with respect to the Project or consent to a sublease or an assignment of a lease if the prospective tenant, sublessee or assignee could be a related party with respect to Sponsor or Investor within the meaning of Section 856(d)(2)(B) of the Code. In addition, each of Sponsor and Investor shall furnish the Managers with a list of all tenants from whom the Company reasonably anticipates deriving rental revenues that represent five percent (5%) or more of the

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

Company’s aggregate rental revenues for any year at least quarterly, and each of Sponsor and Investor shall inform the Managers whether such tenants could be considered related to such Member pursuant to Section 856 of the Code.

(2)

Neither Sponsor, Investor Manager nor the Company will enter into any lease associated with the Project with respect to personal property unless such personal property is leased in connection with a lease of real property and only if the rent attributable to the personal property at no time during the term of the lease will exceed fifteen (15%) of the income from such lease, based on the ratio of the fair market value of the personal property to the fair market value of all the property subject to the lease.

(3)

Neither Sponsor, Investor Manager nor the Company will enter into any lease (or consent to any sublease or assignment) with respect to the Project if the determination of any amount under the lease (or sublease or assignment) depends in whole or in part on the income or profits derived by any person from such property, within the meaning of Section 856(d)(2)(A) of the Code; provided however, that percentage rent based on gross receipts of a tenant is acceptable and percentage rent based on the income of a tenant is acceptable to the extent attributable to “qualified rents” (as defined in Section 856(d)(6)(B) of the Code) received or accrued by such tenant.

(4)

Neither Sponsor, Investor Manager nor the Company shall perform any construction work in connection with the finish out, tenant improvements or the development or redevelopment of the Project or any portion thereof.

(g)

Hedges. Any hedging transaction (as defined in Section 1221(b)(2)(A) of the Code) entered into by the Company must be clearly identified as such before the close of the Business Day on which it was acquired, originated or entered into and the item or items hedged must be identified as provided in applicable Regulations under Section 1221 of the Code. Any such hedging transactions entered into by the Company will otherwise comply with the hedging rules contained in Section 1221 of the Code.

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

SCHEDULE 7.2(b)

NOI CALCULATIONS

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

SCHEDULE A

PROPERTY MANAGER CRITERIA

Any replacement Property Manager shall have one million square feet of healthcare real estate under management at the time of its selection as a replacement Property Manager

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

SCHEDULE B

APPROVED PROPERTY MANAGERS

The replacement property managers Approved by the Members are set forth below.

(i)	Caddis

(ii)	CBRE

(iii)	JLL

(iv)	Lincoln Harris

(v)	Cushman & Wakefield

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

SCHEDULE C

FORM OF REPORTING PACKAGE

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

SCHEDULE D

COMPETITORS OF SPONSOR

1.	American Realty Capital Healthcare Trust

2.	CapitalSource Finance (NYSE: CSE)

3.	Care Investment Trust LLC

4.	Care Trust REIT (Nasdaq: CTREV)

5.	CNL Healthcare Properties

6.	Colony Capital Inc. (NYST: CLNY)

7.	Griffin-American Healthcare REIT II

8.	HCP, Inc. (NYSE: HCP)

9.	Healthcare Realty Trust (NYSE: HR)

10.	Healthcare Trust of America

11.	Invesque Inc. (TSX: IVQ.U)

12.	LTC Properties (NYSE: LTC)

13.	Medical Properties Trust (NYSE: MPW)

14.	National Health Investors (NYSE: NHI)

15.	New Senior Investments (NYSE: SNR)

16.	Newcastle Investment Corp. (NYSE: NCT)

17.	NorthStar Realty Finance Corp. (NYSE: NRF)

18.	Omega Healthcare Investors (NYSE: OHi)

19.	ReNew REIT

20.	Sabra Health Care REIT, Inc. (Nasdaq: SBRA)

21.	Senior Housing Properties Trust (NYSE: SNH)

22.	Sentio Healthcare Properties

23.	Sentio Investments, LLC

24.	Universal Health Income Trust (NYSE: UHT)

25.	Ventas, Inc. (NYSE: VTR)

26.	Physicians Realty Trust (NYSE: DOC)

All other public health care real estate investment trusts.

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

EXHIBIT A

FORM OF AFFILIATE PROPERTY MANAGEMENT AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

EXHIBIT B

FORM OF TENANT MANAGED

PROPERTY MANAGEMENT AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT

VIDA JV LLC

Exhibit D

Sources and Uses Table

JV		Purchase Price
WELL	15%
Invesco	85%	Transaction/Closing Costs
		WELL - Only	200,000
Purchase Price	426,183,000	Investor - Only	175,000
		JV - Non Financing	500,000
		JV - Financing	250,000
		Total	1,125,000

		Sources and Uses
		Uses
		Purchase Price	426,183,000
		Transaction Costs	1,125,000
		Total	427,308,000

		Sources
		Debt	213,091,500	50%
		Equity
		WELL	32,276,225	15%
		Invesco	181,940,275	85%

		Total	427,308,000

		Seller Gross Cash Flow	393,906,775

		Seller Net Cash Flow	393,906,775

EXHIBIT E

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into effective as of [●], 2020 (the “Effective Date”) by and among Welltower Inc., a Delaware corporation (“Welltower”), Welltower OM Group, LLC, a Delaware limited liability company, WMPT Congress II Management, L.L.C., a Delaware limited liability company, and WMPT Stone Oak Properties, L.P., a Delaware limited partnership (the “Legacy HoldCos”), each of the legacy property entities set forth on the signature pages hereto (collectively, the “Legacy PropCos”), Vida JV LLC, a Delaware limited liability company (“Holdings”), and [each of the new property entities set forth on the signature pages hereto]1 (collectively, the “New PropCos” and, together with Welltower, the Legacy PropCos, Legacy Holdcos, Holdings and the New PropCos, the “Parties”).

RECITALS

WHEREAS, Welltower, directly or indirectly through the Legacy PropCos, owns or leases certain Owned Facilities, Leased Facilities and the Parking Lot (the Owned Facilities, the Leased Facilities and the Parking Lot, collectively, the “Facilities”);

WHEREAS, following the consummation of the Transactions (as defined below), each of the Equity Legacy PropCos and New PropCos will be a direct wholly-owned Subsidiary of Holdings, which in turn will be a direct wholly-owned Subsidiary of Welltower, Inc.;

WHEREAS, Welltower has entered into the Formation and Membership Interest Purchase Agreement, dated as of August [●], 2020 (the “Formation and Purchase Agreement”), with Vida MOB Portfolio Co-Invest LLC, a Delaware limited liability company (“Investor”) and Holdings, which contemplates, among other things, the entry into this Agreement and the issuance of membership interests in Holdings to Investor such that Investor will hold eighty five percent (85%) of the outstanding membership interests in Holdings;

WHEREAS, Welltower and the Asset Legacy PropCos (as defined below) hold certain Welltower Assets (as defined below);

WHEREAS, Welltower and the Legacy HoldCos collectively own or will own 100% of the issued and outstanding interests of the Equity Legacy PropCos (as defined below) set forth opposite the names of the Legacy HoldCos on Exhibit B (the “Welltower Equity Interests”);

WHEREAS, in accordance with the terms of the Formation and Purchase Agreement (and subject to the satisfaction by Investor of its obligations under Article II thereof), Welltower desires to cause the consummation of each of the Transactions (as defined below), all upon the terms and subject to the conditions set forth in this Agreement;

[1]	NTD: Except in respect of “Grouped Facilities” (as defined in the MIPA), each facility will be owned by a separate PropCo.

WHEREAS, it is intended that the Transactions be treated for U.S. federal income Tax purposes as set forth in the Formation and Purchase Agreement; and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the terms and conditions of and otherwise effect the foregoing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS; INTERPRETATION

Section 1.1    Certain Definitions. Unless the context requires otherwise, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Formation and Purchase Agreement. As used herein, the following terms shall have the following respective meanings:

(a)    “Assets” means all assets, properties and rights of every kind (whether tangible or intangible), including real and personal property and intellectual property.

(b)    “Asset Legacy PropCos” means the Legacy PropCos listed on the first column of Exhibit A, provided, however, that references to Asset Legacy PropCos shall in no event include Welltower.

(c)    “Assumed Liabilities” means, with respect to the Welltower Assets, (i) all of the Liabilities, whether direct or indirect, known or unknown, absolute or contingent, arising out of or relating to such Welltower Assets, as applicable, following the Closing, other than the Excluded Liabilities, and (ii) all Liabilities for property Taxes other than Liabilities for property Taxes that are Excluded Liabilities.

(d)    “Contract” means each Ground Lease, Space Lease, contract, agreement, option, lease, license, cross-license, sale and purchase order, commitment and other instrument of any kind, whether written or oral.

(e)    “Equity Legacy PropCos” means the Legacy PropCos listed on the second column of Exhibit B.

(f)    “Excluded Liabilities” means, with respect to the Welltower Assets, the following Liabilities:

(i)    except as otherwise expressly provided in Section 4.11 of the Formation and Purchase Agreement or any other Transaction Document, any Liabilities in respect of property Taxes applicable to such Welltower Assets the payment of which would be delinquent as of the Reorganization Date;

(ii)    any and all Liabilities, whether direct or indirect, known or unknown, absolute or contingent, other than the Assumed Liabilities; and

2

(iii)    except as otherwise expressly provided in Section 8.03 of the Formation and Purchase Agreement or any other Transaction Document, any Liabilities resulting from costs or expenses incurred in connection with this Agreement and the other Transaction Documents and in consummating the transactions contemplated hereby and thereby.

(g)    “Ground Lease” means each of the ground leases (or subground leases, as applicable) pursuant to which a PropCo is the ground lessee (or subground lessee, as applicable) of a Leased Facility or the Parking Lot, as applicable, together with all amendments, restatements, supplements and modifications thereto, as each of such ground leases and their amendments, restatements, supplements and modifications thereto.

(h)    “Leased Facilities” means the real property and improvements described on Exhibit C and by this reference incorporated herein, in which Welltower owns, directly or indirectly, ground leasehold interests pursuant to the Ground Leases. Such descriptions include the legal descriptions for the Leased Facilities based on the Surveys.

(i)    “Owned Facilities” means the real property and improvements described on Exhibit C, which Welltower owns, directly or indirectly, in fee simple absolute title. Such descriptions include the legal descriptions for the Owned Facilities.

(j)    “Parking Lot” means that certain real property described on Exhibit C, in which Welltower owns, directly or indirectly, a ground leasehold interest pursuant to the Parking Lot Ground Lease.

(k)    “Parking Lot Ground Lease” means that certain ground lease pursuant to which a PropCo is the ground lessee of the Parking Lot, together with all amendments, restatements, supplements and modifications thereto.

(l)    “Reorganization Date” means the date and time at which the Transactions occur or are effectuated.

(m)    “Space Leases” means, individually or collectively, any leases, subleases, occupancy agreements, and any other agreements for the use, possession, or occupancy of all or any portion of a Facility (including, without limitation, signage rights) as to which a Welltower Subsidiary is the landlord or lessee (it being understood that Ground Leases shall not be included in this definition of “Space Leases”).

(n)    “Transferred Assets” means the Welltower Assets and the Welltower Equity Interests.

(o)    “Welltower Assets” means, with respect to Welltower or an Asset Legacy PropCo, all of the right, title and interest of Welltower or such Asset Legacy PropCo in and to all Assets related to, used or held for use in connection with the Facility set forth opposite Welltower or such Asset Legacy PropCo’s name on Exhibit A, as the same shall exist immediately prior to the Reorganization Date, including, without limitation, the following:2

[2]	NTD: Parking Lot references to be deleted if Parking Lot isn’t transferred at Initial Closing.

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(i)    the land related to the Facility set forth opposite Welltower’s or such Asset Legacy PropCo’s name on Exhibit A, together with all rights and appurtenances pertaining to such land, including (A) all minerals, oil, gas and other hydrocarbon substances thereon or thereunder, (B) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (C) all easements, privileges and hereditaments pertaining thereto, whether or not of record, and (D) all access, air, water, riparian, development, utility and solar rights (collectively, the “Welltower Land”);

(ii)    the Facility and any other improvements and structures constructed on such Welltower Land (collectively, the “Welltower Improvements”);

(iii)    any mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon or within such Welltower Improvements excluding, for the avoidance of doubt, any personal property owned by tenants of such Facility or any third parties;

(iv)    any ground leasehold interest under any applicable Ground Lease [or Parking Lot Ground Lease];

(v)    any Space Leases; and

(vi)    any right, title or interest in amounts paid or payable as security deposit or other form of security or pursuant to any letter of credit or similar instrument, in each case that relates solely to the Welltower Land, the Welltower Improvements, the applicable Ground Lease [or Parking Lot Ground Lease] or any predecessor lease relating to the Welltower Land or the Welltower Improvements (and not together with any other land, improvements, structures, leases or other real estate or rights relating thereto).

Section 1.2    Interpretation. The definitions set forth in this Agreement or otherwise referred to in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

ARTICLE 2

CONTRIBUTION AND SALE OF ASSETS

Section 2.1    Transactions. Upon the terms and subject to the conditions of this Agreement, the Parties shall hereby consummate the following transactions (collectively, the “Transactions”):

(a)    Welltower hereby unconditionally and irrevocably contributes, transfers, assigns, conveys and delivers, as applicable, all of Welltower’s right, title and interest in and to the

4

Welltower Assets related to each Facility listed on Exhibit A to the New PropCo whose name is set forth opposite such Facility in Exhibit A, and each such New PropCo in turn hereby receives, accepts and assumes legal and beneficial ownership of such right, title and interest in and to such Welltower Assets and assumes and becomes obligated to pay, perform and otherwise discharge, in accordance with their respective terms, all of the Assumed Liabilities with respect to such Welltower Assets.

(b)    Each Asset Legacy PropCo hereby unconditionally and irrevocably contributes, transfers, assigns, conveys and delivers, as applicable, all of such Asset Legacy PropCo’s right, title and interest in and to the Welltower Assets related to each Facility listed on Exhibit A to the New PropCo whose name is set forth opposite such Facility in Exhibit A, and each such New PropCo in turn hereby receives, accepts and assumes legal and beneficial ownership of such right, title and interest in and to such Welltower Assets and assumes and becomes obligated to pay, perform and otherwise discharge, in accordance with their respective terms, all of the Assumed Liabilities with respect to such Welltower Assets.

(c)    Each Legacy HoldCo hereby unconditionally and irrevocably contributes, transfers, assigns, conveys and delivers, as applicable, all of such Legacy Holdco’s right, title and interest in and to the Welltower Equity Interests owned by such Legacy Holdco and listed on Exhibit B to Holdings, provided that (i) the Welltower Equity Interests owned by WMPT Stone Oak Properties, L.P. in 19016 Stone Oak Pkwy LLC will be deemed contributed, transferred, assigned, conveyed and delivered immediately after WMPT Stone Oak Properties, L.P. unconditionally and irrevocably contributes, transfers, assigns, conveys and delivers to 19016 Stone Oak Pkwy LLC, pursuant to Section 2.1(b), all of WMPT Stone Oak Properties, L.P.’s right, title and interest in and to the Welltower Assets related to the Facilities set forth opposite its name in Exhibit A and (ii) the Welltower Equity Interests owned by WMPT Congress II Management, L.L.C. will be unconditionally and irrevocably contributed, transferred, assigned, conveyed and delivered to [Vida JV MOB Porfolio GP, LLC] and not to Holdings.

Section 2.2    Deliveries. At the Reorganization Date:

(a)    Welltower and each Asset Legacy PropCo, as applicable, will deliver or cause to be delivered, for each Facility set forth in Exhibit A that is an Owned Facility, to the New PropCo whose name is set forth opposite such Facility in Exhibit A:

(i)    a Deed from the applicable jurisdiction in the form of Exhibit D (a “Deed”), duly executed in counterpart; and

(ii)    a Bill of Sale in the form of Exhibit F (a “Bill of Sale”), duly executed in counterpart; and

(iii)    such other documents and instruments which are necessary to consummate the Transactions and reasonably requested by the New PropCos.

(b)    Welltower and each Asset Legacy PropCo, as applicable, will deliver or cause to be delivered, for each Facility set forth in Exhibit A that is a Leased Facility, to the New PropCo whose name is set forth opposite such Facility in Exhibit A:

(i)    an Assignment and Assumption of Ground Lease in the form of Exhibit E (an “Assignment and Assumption of Ground Lease”), duly executed in counterpart;

5

(ii)    a Bill of Sale, duly executed in counterpart; and

(iii)    such other documents and instruments which are necessary to consummate the Transactions and reasonably requested by the New PropCos.

(c)    Each Legacy HoldCo, as applicable, will deliver or cause to be delivered, for each Facility set forth in Exhibit B, to Holdings or [Vida JV MOB Porfolio GP, LLC], as applicable:

(i)    an Assignment Agreement in the form of Exhibit G (an “Assignment Agreement”), duly executed in counterpart; and

(ii)    such other documents and instruments which are necessary to consummate the Transactions and reasonably requested by Holdings.

(d)    Each New PropCo, as applicable, will deliver or cause to be delivered, for each Facility set forth in Exhibit A that is an Owned Facility, to Welltower or the Asset Legacy PropCo, as applicable, whose name is set forth opposite such Facility in Exhibit A:

(i)    a Deed, duly executed in counterpart; and

(ii)    a Bill of Sale, duly executed in counterpart; and

(iii)    such other documents and instruments which are necessary to consummate the Transactions and reasonably requested by Welltower or the Asset Legacy PropCos.

(e)    Each New PropCo, as applicable, will deliver or cause to be delivered, for each Facility set forth in Exhibit A that is a Leased Facility, to Welltower or the Asset Legacy PropCo, as applicable, whose name is set forth opposite such Facility in Exhibit A:

(i)    an Assignment and Assumption of Ground Lease, duly executed in counterpart;

(ii)    a Bill of Sale, duly executed in counterpart; and

(iii)    such other documents and instruments which are necessary to consummate the Transactions and reasonably requested by Welltower or the Asset Legacy PropCos.

(f)    Holdings or [Vida JV MOB Porfolio GP, LLC], as applicable, will deliver or cause to be delivered, for each Facility set forth in Exhibit B, to the Legacy HoldCos whose names are set forth opposite such Facility on Exhibit B:

(i)    an Assignment Agreement, duly executed in counterpart; and

(ii)    such other documents and instruments which are necessary to consummate the Transactions and reasonably requested by the Legacy HoldCos.

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ARTICLE 3

THIRD PERSONS; REPRESENTATIONS AND WARRANTIES

Section 3.1    Third Persons. Subject to Section 5.1, nothing herein shall effect the contribution, transfer, assignment, conveyance or delivery of any right, title or interest in or to any Transferred Asset to the extent that such contribution, transfer, assignment, conveyance or delivery would constitute a material breach of any contract of any Party or any of its respective Affiliates or cause forfeiture or loss of such Transferred Asset.

Section 3.2     No Representations and Warranties. Each of the Parties acknowledges, represents and warrants that no other Party is, nor are its Affiliates or any other Person on its behalf, making any representations or warranties of any nature, express or implied, including with respect to any Asset, except as expressly set forth herein or in the other Transaction Documents.

ARTICLE 4

INDEMNIFICATION

Section 4.1    Indemnification by Holdings and Subsidiaries. Each of Holdings and the New PropCos agrees to indemnify and hold harmless each of Welltower, the Legacy PropCos and the Legacy HoldCos and their respective Subsidiaries and Affiliates (other than Holdings and its Subsidiaries), and the directors, officers and employees of Welltower, the Legacy PropCos, the Legacy HoldCos and their respective Subsidiaries and Affiliates (other than Holdings and its Subsidiaries), along with the successors and assigns of each of the foregoing (collectively, the “Welltower Indemnified Parties”), from and against any and all Losses incurred by such Welltower Indemnified Party in connection with, arising from or relating to any Assumed Liabilities, including the failure of any of Holdings and the New PropCos to assume, pay, perform or discharge any Assumed Liabilities.

Section 4.2     Indemnification by Welltower and Subsidiaries. Nothing in this Agreement shall alter any obligation of Welltower, the Legacy PropCos or the Legacy HoldCos with respect to any claims, Liabilities, or causes of action arising under, out of, in connection with, or related in any manner to, the Formation and Purchase Agreement, which shall govern such obligations of Welltower, the Legacy PropCos and the Legacy HoldCos with respect to the Transferred Assets.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1     Further Assurances. In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, each of the Parties shall cooperate with each other and use commercially reasonable efforts, on and after the Effective Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary or desirable on its part under Applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement, including, from time to time, the execution and delivery by the Parties of, or the Parties causing to be executed and delivered, such other instruments of conveyance, transfer, assignment or assumption or other documents, bills of sale

7

deeds, endorsements or assignments, as reasonably may be requested by any other Party or its Affiliates or as otherwise may be necessary or desirable to more effectively contribute, transfer, assign, convey and deliver the Transferred Assets as set forth herein.

Section 5.2    Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, by electronic mail transmission, telecopied, sent by nationally-recognized overnight courier or mailed by U.S. registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail transmission, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of telecopier delivery, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (d) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (e) in the case of mailing, on the fifth (5th) Business Day following that on which the piece of mail containing such communication is posted to the address provided herein or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Notices to Parties pursuant to this Agreement shall be given to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.2):

(a)	to Welltower or any of the Legacy PropCos or Legacy HoldCos:

4500 Dorr Street
Toledo, Ohio 43615-4040
Attention: General Counsel
E-Mail: infi@welltower.com
Telephone No.: (419) 247-2800

with a copy to (which shall not constitute notice to Welltower):

Gibson Dunn & Crutcher
200 Park Avenue
New York, NY 10166-0193
Attn: Steven Klein
E-Mail: sklein@gibsondunn.com
Telephone No.: (212) 351-2602

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(b)	to Holdings and the New PropCos

4500 Dorr Street
Toledo, Ohio 43615-4040
Attention: General Counsel
E-Mail: infi@welltower.com
Telephone No.: (419) 247-2800

with a copy to (which shall not constitute notice to Holdings):

Gibson Dunn & Crutcher
200 Park Avenue
New York, NY 10166-0193
Attn: Steven Klein
E-Mail: sklein@gibsondunn.com
Telephone No.: (212) 351-2602

Section 5.3    Amendments; Waivers.

(a)     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed in the case of an amendment, by all Parties, or in the case of a waiver, by the Party or Parties against which the waiver is to be effective.

(b)    No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under Applicable Law.

Section 5.4    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns. No Party may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, whether directly or indirectly, by operation of law, merger or otherwise, without the prior written approval of all other Parties. No such transfer or assignment shall relieve the transferring or assigning Party of its obligations hereunder if such transferee or assignee does not perform such obligations.

Section 5.5 Governing Law. This Agreement shall be construed in accordance with and this Agreement and any disputes or controversies related hereto shall be governed by the internal laws of the State of Delaware without giving effect to any conflicts of laws principles thereof that would apply the laws of any other jurisdiction.

Section 5.6    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy or email attachment, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties.

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Section 5.7    Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein), along with the other Transaction Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, promise, inducement or statement of intention has been made by any Party that is not embodied in this Agreement or such other Transaction Documents, and no Party shall be bound by, or liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

Section 5.8     Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 5.9    Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect so long as, after excluding the portion deemed to be unenforceable, the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, unenforceable or void, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated to the greatest extent practicable in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 5.10     Consent to Jurisdiction. All disputes and litigation arising out of or related to this Agreement, including matters connected with its performance, shall be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in New Castle County, Delaware or, if such court does not have jurisdiction, of the other courts of the State of Delaware and the United States of America, in each case sitting in New Castle County, Delaware. Each of the Parties hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 5.11     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE,

10

AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11.

Section 5.12    State-Specific Provisions. The provisions set forth on Schedule 5.12 attached hereto shall be deemed to modify this Agreement with respect to the specific Facilities identified thereon. If there is any inconsistency between the provisions of Schedule 5.12 and this Agreement, Schedule 5.12 shall control.

Section 5.13    Third Person Beneficiaries. Except as set forth in Article 4 or otherwise expressly provided herein, no provision of this Agreement shall create any third Person beneficiary rights in any other Person, including any employee or former employee of any of the Parties or any of their respective Affiliates (including any beneficiary or dependent thereof).

Section 5.14    No Presumption Against Drafting Party. The Parties acknowledge that each of the Parties has been represented by counsel in connection with the negotiation and execution of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by a duly authorized representative effective as of the Effective Date.3

WELLTOWER:

WELLTOWER INC.

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

LEGACY HOLDCOS:

WELLTOWER OM GROUP, LLC

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

WMPT CONGRESS II MANAGEMENT, L.L.C.

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

WMPT STONE OAK PROPERTIES, L.P.

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

LEGACY PROPCOS:

EPC SPARTI LLC

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

[3]	NTD: Signature pages to be updated between signing and Initial Closing following final determination of facilities transferring at the Initial Closing.

WELLTOWER OM GROUP, LLC

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

WMPT STONE OAK PROPERTIES, L.P.

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

HOLDINGS:

VIDA JV LLC

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

NEW PROPCOS:

[●]

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

[●]

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

[●]

By:

Name: Mary Ellen Pisanelli
Title: Authorized Signatory

[●]

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

[●]

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

[●]

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

EXHIBIT F

ESTOPPEL CERTIFICATE

[INSERT BUYER INFORMATION]

Re:	[DESCRIPTION OF PROPERTY], as legally described on Exhibit A attached hereto (the “Property”), and that certain [INSERT TITLE DOCUMENT INFORMATION] (the “DOCUMENT”)

The undersigned, the [ABC ENTITY YOU ARE REQUESTING ESTOPPEL FROM] under the referenced XYZ DOCUMENT [as amended by INSERT AMENDMENT INFORMATION, IF APPLICABLE], hereby certifies and confirms to and agrees with [BUYER INFORMATION] and its successors and assigns, (collectively, “Buyer”), and any lender of Buyer and/or Buyer’s successors and/or assigns and such lender’s successors and/or assigns (collectively, “Lenders”), as follows:

1.    The DOCUMENT is in full force and effect as of the date hereof and has not been modified, supplemented, or amended in any way. The current address for notices to the undersigned under the DOCUMENT is:

2.    There exists no default under, violation of, or failure to comply with the DOCUMENT by the owner of the Property and no event has occurred that, with the giving of notice or the lapse of time, or both, would constitute a default under, violation of, or failure to comply with the DOCUMENT by the owner of the Property.

3.    All sums due under the DOCUMENT, if any, have been paid in full to and including the date hereof.

4.    The Property and all improvements thereon are in compliance with the DOCUMENT and there is no violation under the DOCUMENT with respect to the Property.

5.    The undersigned does not have the right to approve purchasers of property within the Association, and neither the undersigned, nor any other property owners, have a right of first refusal to lease and/or purchase the Property. [NOTE – YOU CAN REMOVE THIS SECTION, IF THIS IS NOT AN ESTOPPEL FOR AN ASSOCIATION]

6.    As of the date hereof, the undersigned [has/has not] voted to approve a special assessment to be paid by the members of the Association which is not identified. [NOTE – YOU CAN REMOVE THIS SECTION, IF THIS IS NOT AN ESTOPPEL FOR AN ASSOCIATION]

7.    Attached hereto as Exhibit B is a true, correct and complete copy of the Articles of Incorporation of the Association. [NOTE – YOU CAN REMOVE THIS SECTION, IF THIS IS NOT AN ESTOPPEL FOR AN ASSOCIATION]

8.    Attached hereto as Exhibit C is a true, correct and complete copy of the Bylaws of the Association. [NOTE – YOU CAN REMOVE THIS SECTION, IF THIS IS NOT AN ESTOPPEL FOR AN ASSOCIATION]

9.    Attached hereto as Exhibit D is a true, correct and complete copy of the current membership list of the Association, together with their allocation of voting rights. [NOTE – YOU CAN REMOVE THIS SECTION, IF THIS IS NOT AN ESTOPPEL FOR AN ASSOCIATION]

10.    Attached hereto as Exhibit E is a true, correct and complete list of the Board of Directors [To Confirm Correct Defined Term] and officers [If Applicable] of the Association. [NOTE – YOU CAN REMOVE THIS SECTION, IF THIS IS NOT AN ESTOPPEL FOR AN ASSOCIATION]

11.     As of the date hereof, (i) the regular assessments [Insert Defined Term from the Applicable Document] due for the Property is $        , payable in                  installments of $         and (ii) the Special Assessments [Insert Defined Term from the Applicable Document] due for the Property is $        , payable in                  installments of $        . Assessments have been paid through         . [NOTE – YOU CAN REMOVE THIS SECTION, IF THIS IS NOT AN ESTOPPEL FOR AN ASSOCIATION]

12.    The person signing this letter on behalf of undersigned is duly authorized to execute and deliver this certificate for and on behalf of undersigned.

The truth and accuracy of the certifications contained herein may be relied upon by Buyer, [INSERT TITLE COMPANY] and Lenders, their successors, assigns and transferees (collectively, the “Reliance Parties”) and said certifications shall be binding upon the undersigned and its successors and assigns and inure to the benefit of the Reliance Parties.

SIGNATURE PAGE TO FOLLOW

ABC ENTITY:

, a

By:
Name:
Title:

EXHIBIT A

LEGAL DESCRIPTION OF

PROPERTY

EXHIBIT B

ASSOCIATION ARTICLES OF

INCORPORATION

[IF APPLICABLE]

EXHIBIT C

ASSOCIATION BYLAWS

[IF APPLICABLE]

EXHIBIT D

ASSOCIATION MEMBERSHIP LIST

[IF APPLICABLE]

EXHIBIT E

ASSOCIATION BOARD OF

DIRECTORS / OFFICERS

[IF APPLICABLE]

EXHIBIT G

1.

HCA Nashville: With respect to the Facility commonly known as HCA 310 Nashville, Welltower must obtain from its counter-party a waiver (or a deemed waiver in accordance with the Deeds (defined below)) of the First Right of Refusal under and in accordance with that certain Warranty Deed dated December 20, 1986 made by HCA Properties, Inc., in favor of Frist-Massey Neurological Institute Building, LTD. (“Deed 1”), and that certain Warranty Deed dated December 20, 1984 made by Hospital Corporation of America, a Tennessee corporation in favor of Frist-Massey Neurological Institute Building, Ltd. (“Deed 2”), as Deed 1 and Deed 2 were modified by that certain Modification Agreement dated September 14, 2000 by and between HCA Properties, Inc., and MPA 310 Nashville, LLC (Deed 1 and Deed 2, as so modified, collectively, the “Deeds”).

2.

Physician’s Plaza: With respect to the Facility commonly known as Physician’s Plaza, Welltower must convey said Facility with (i) a Special Warranty Deed using the 81 deg. 08’ 41” calls in the legal description set forth in Welltower’s vesting deed and (ii) a separate Quitclaim Deed using the 81 deg. 08’ 42” calls in the legal description prepared by the surveyor in order to induce the Title Company to include the as-surveyed legal description (which reflects the 81 deg. 08’ 42” calls) as part of the insured legal description.

3.

Southpointe: With respect to the Facility commonly known as Southpointe, in connection with that certain Third Amendment to Lease Agreement dated July 29, 2020 (the “Southpointe Lease Amendment”) by and between Welltower OM Group LLC and Orthopaedic Center of South Florida, P.A. (the “Southpointe Tenant”), (i) the Closing Date must occur prior to the expiration of the Closing Period (as defined in the Southpointe Lease Amendment), and (ii) Welltower must pay the $300,000 payment due to the Southpointe Tenant at Closing. This provision shall survive the Closing of the transaction contemplated by this Agreement.

EXHIBIT H

TENANT ESTOPPEL CERTIFICATE

LANDLORD:

TENANT:

LEASE DATED:

LEASED PREMISES:

[Tenant understands that                  (together with its successors and assigns, collectively, “Purchaser”) has agreed to purchase the Leased Premises].1 [In that regard,]2 Tenant certifies to Landlord[, Purchaser] and all lenders providing mortgage or mezzanine financing to [Landlord]3 [Purchaser] or its direct or indirect owners and parent companies (together with any such lenders’ respective successors and assigns, collectively, “Lender”) that, as of the date of Tenant’s signature to this Certificate (the “Effective Date”):

1.    Tenant is the tenant (“Tenant”) under the following described lease agreement ([as so amended,] the “Lease”), which covers the Leased Premises located at                      (the “Property”):

Space lease by and between Tenant and Landlord, dated                     , as amended by (if left blank, then deemed to be “none”):

2.    The Lease is unmodified except as set forth in Paragraph 1 above, is in full force and effect, and constitutes the entire agreement between Landlord and Tenant with respect to the Leased Premises.

3.    The current term of the Lease commenced                      and will expire                     . Tenant has no right to renew the term of the Lease beyond the currently scheduled expiration date thereof, except (if left blank, then deemed to be “none”):                     .

4.    Tenant has accepted and is in sole possession of the Leased Premises. Tenant has not assigned the Lease or subleased the Leased Premises or any portion thereof. Any tenant improvement work and all other improvements required by the terms of the Lease to be made by Landlord have been completed to the satisfaction of Tenant, and any payments by Landlord to Tenant for tenant improvements, design allowances, construction allowances or other allowances or reimbursements to which Tenant may or hereafter be entitled under the Lease have been paid in full, except as follows (if left blank, then deemed to be “none”):                     .

[1]	Include this sentence and references herein to Purchaser if the property is being conveyed by deed to a new landlord entity.
[2]	Include this language if the property is being conveyed by deed to a new landlord entity.
[3]	Use this term if the property is being conveyed by entity transfer.

5.    Base Rent, additional rent4 and any other amounts identified in and payable under the Lease have been paid to and through the Effective Date of this Certificate. Tenant certifies that the Base Rent payable by Tenant is currently $         per month. The additional rent (including any share of operating expenses, taxes or other amounts) payable by Tenant is currently $         per month.

6.    There are no uncured defaults on the part of Tenant or on the part of Landlord under the Lease and, no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, will constitute a default under the Lease.

7.    Tenant presently has no defense, charge, lien or claim of offset or deduction under the Lease, against rent or other charges due or to become due under the Lease. There is no unexpired free rental or rental abatement and Tenant has made no other agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other concession, except (if left blank, then deemed to be “none”):                     .

8.    Tenant’s address for notices under the Lease is either set forth in the Lease or set forth below (if left blank, then Tenant’s address for notices under the Lease as set forth in the Lease is deemed to be true, correct and complete):

Name:
Address:

Attention:
Facsimile:
Email:
with a copy to:

Name:
Address:

Attention:
Facsimile:
Email:

9.    Tenant has not paid and will not pay any Base Rent, additional rent or other charges due under the Lease more than thirty (30) days in advance of its due date.

[4]	If “Base Rent” and “Additional Rent” are not the terms used in the applicable lease, revise accordingly to include the proper defined terms.

2

10.    A security deposit was collected by Landlord in connection with the Lease in the following amount (if left blank, then deemed to be “none”): $                    .5

11.    Tenant has not filed and is not the subject of any filing for bankruptcy, reorganization or assignment for the benefit of creditors under federal or state bankruptcy or insolvency laws.

12.    Tenant has no expansion options, rights of first offer to lease additional premises at the Property, or rights of first refusal to lease additional premises at the Property, other than (if left blank, then deemed to be “none”):                     .

13.    Tenant does not have any right to unilaterally cancel the Lease or to surrender any space back to Landlord, except (if left blank, then deemed to be “none”):                     .

14.    The only interest of Tenant in the Property is that of a tenant pursuant to the terms of the Lease. Tenant has no option or other right to acquire all or any portion of the Property or any interest therein, other than (if left blank, then deemed to be none):                     .

15.    To Tenant’s knowledge, no commission or other payment is due to any real estate broker in connection with the leasing of the Leased Premises to Tenant, and there are no agreements, oral or written, under which any real estate broker is entitled to any future payment or commission in connection with the leasing of the Leased Premises to Tenant or any extension or renewal of the Lease.

16.    Tenant understands that Landlord, any prospective purchaser of the Property or any interest therein [(including Purchaser)], and any party providing financing to Landlord or any such prospective purchaser (including Lender), and each of their respective successors and assigns, may each rely upon this Certificate, and that Tenant shall be precluded from taking a position after the Effective Date which is inconsistent with the statements made in this Certificate.

17.    Executed counterparts of this Certificate with signatures sent by electronic mail (i.e., in PDF format) or signed electronically via DocuSign (or a comparable application) may be used in the place of an original signature. The undersigned intend(s) to be bound by any such electronically mailed or signed signature(s), and the delivery of the same shall be effective as delivery of an original executed counterpart of this Certificate

[5]

If applicable, replace this statement with: “Tenant provided Landlord with a letter of credit in connection with the Lease, a true, correct and complete copy of which is attached hereto as Exhibit B.” Note to preparer: Please be sure to attach a copy of the letter of credit prior to circulating the form of estoppel to the applicable tenant.

3

18.    The person signing this Certificate on behalf of Tenant is duly authorized and empowered to execute the same on behalf of Tenant.6

[Signature Page Follows]

[6]	Add Guarantor and a Guarantor certification if applicable

4

By:

Title:

Date:

5

EXHIBIT K

Owner’s Affidavit

Each of the undersigned, in his or her named capacity of the applicable entities stated below (each, a “Seller” and collectively, “Sellers”), and not individually, being duly sworn, hereby says as follows:

1.    The sale of such Seller’s interest in the real property set forth on Schedule 1 hereto (collectively, the “Property”) and as more particularly described in Exhibits A-1 through A-22 hereto and in the Title Commitment bearing the Order Number set forth on Schedule 1 hereto and last revised on the date set forth on Schedule 1 hereto (the “Title Commitment”) issued by Commonwealth Land Title Insurance Company (the “Title Company”), has been duly authorized by all requisite corporate and/or limited liability company and/or limited partnership action.

2.    To such Seller’s knowledge, there are no unrecorded leases of the Property (collectively, “Leases”) except as listed on Exhibit B hereto. To Seller’s knowledge, the tenants under the Leases have no rights of first refusal, options, or contracts, to purchase all or any portion of the Property that have not been waived in connection with the transaction with respect to which this Owner’s Affidavit is being delivered.

3.    Except for obligations incurred for routine and ordinary maintenance of the Property, during the one hundred eighty (180) days immediately preceding the date of this Owner’s Affidavit, no materials have been delivered to, and no work has been performed on, the Property, except as set forth on Exhibit C hereto. There are no expenses for labor or services performed by or on behalf of any Seller or materials furnished by or on behalf of any Seller during the one hundred eighty (180) days immediately preceding the date of this Owner’s Affidavit for alterations, repair work or new construction on any portion of the Property that are lawfully due and payable which have not been paid in full.

4.    As of the date of this Owner’s Affidavit, certain work is in progress at the Property in connection with the tenant improvement and base building projects listed on Exhibit C hereto.

5.    To such Seller’s knowledge, all real property taxes and assessments lawfully due and payable which could become a lien against the Property have been paid in full.

6.    Such Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code, as amended.

7.    With respect to the facility commonly known as Bethesda Health Center only, the purchaser of such facility, Vida JV LLC, a Delaware limited liability company, does not primarily and directly engage in the business of owning, acquiring, operating, managing, investing in or leasing wireless telecommunications infrastructure.

8.    With respect to the facilities commonly known as HCA 310 Nashville and Physicians Plaza (the “Tennessee Properties”), to Seller’s knowledge, all water and/or waste assessments and charges lawfully due and payable which could become a lien against the Tennessee Properties have been paid in full.

For purposes of this Owner’s Affidavit, “to Seller’s knowledge” or phrases regarding the knowledge or awareness of Sellers, or phrases of similar import, shall mean the actual knowledge

(excluding constructive or imputed knowledge) of Ryan Rothacker, whose involvement in the Property is such that he/she has knowledge of the matters inquired of herein (and there shall be no personal liability on the part of the individual named above arising out of any representations, warranties, or statements made herein or otherwise). This Owner’s Affidavit is given on behalf of Sellers in order to induce Title Company to issue a title insurance policy or policies.

Sellers will hold harmless the Title Company against any damages or expense (excluding consequential, punitive and/or special damages) sustained as a result of any defects, liens, encumbrances, adverse claims or other matters, if any, created by any Seller (whether as a result of action or inaction by any Seller) (“Damages Caused By Seller”), first appearing in the public records or attaching to the Property subsequent to the effective date of the Title Commitment but prior to the recording of the documents creating the interest insured, provided that such recording creating the interest insured shall occur no later than two (2) business days following the date hereof. Notwithstanding anything herein, this hold harmless shall terminate, without recourse to Sellers, upon the earlier to occur of (a) two (2) business days following the date hereof, and (b) the recording of the documents creating the interest being insured (such period, the “Gap Period”); provided, that Sellers’ obligations hereunder shall survive with respect to any Damages Caused By Seller that shall have first appeared on the public records or attached to the Property following the date hereof and before the expiration of the Gap Period.

Each of the undersigned is executing this Owner’s Affidavit solely in the undersigned’s capacity as an Authorized Signatory of its applicable Seller and shall have no personal liability in connection herewith. Neither any of the undersigned, in the undersigned’s individual capacity on behalf of its applicable Seller, nor any present or future direct or indirect partner, member, advisor, trustee, director, officer, employee, beneficiary, shareholder, participant or agent of any Seller, shall have any personal liability, directly or indirectly, under or in connection with this Owner’s Affidavit; and Title Company hereby waives any and all such personal liability by its acceptance hereof. The limitations of liability provided in this paragraph are in addition to, and not in limitation of, any limitation on liability provided by applicable law or by any other contract, agreement, or instrument.

[Remainder of page intentionally blank]

Executed as of              , 2020.1

Solely with respect to [Bethesda Health City (FL)], Adventist Castle Rock II (CO), Dignity Glendale (CA), [Physicians Plaza (TN)], PMC Dallas (TX), Prestonwood (TX), Southpointe (FL), Tenet Lakewood (CA), Tenet West Boynton (FL), and Tenet Westover Hills Baptist (TX):

WELLTOWER OM GROUP LLC, a Delaware limited liability company

By:
Name:	Mary Ellan Pisanelli
Title:	Authorized Signatory

STATE OF OHIO	)
	)	SS.
COUNTY OF	)

BEFORE ME, a Notary Public in and for said county and state, personally appeared Mary Ellen Pisanelli, as Authorized Signatory of Welltower OM Group LLC, a Delaware limited liability company, who acknowledged that she did execute the foregoing instrument on behalf of said company and that the same is her free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and seal as of this      day of             , 2020.

Notary Public

[1]	All signature blocks remain subject to confirmation.

[Signature Page to Owner’s Affidavit]

Executed as of              , 2020.

Solely with respect to Broward Coral Springs I and Broward Coral Springs II (FL):

EPC SPARTI LLC, a Delaware limited liability company

By:
Name:	Mary Ellan Pisanelli
Title:	Authorized Signatory

STATE OF OHIO	)
	)	SS.
COUNTY OF	)

BEFORE ME, a Notary Public in and for said county and state, personally appeared Mary Ellen Pisanelli, as Authorized Signatory of EPC SPARTI LLC, a Delaware limited liability company, who acknowledged that she did execute the foregoing instrument on behalf of said company and that the same is her free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and seal as of this      day of             , 2020.

Notary Public

[Signature Page to Owner’s Affidavit]

Executed as of              , 2020.

Solely with respect to Congress II (FL):

WINDROSE CONGRESS II PROPERTIES, L.P.,
a Delaware limited partnership

By:
Name:	Mary Ellan Pisanelli
Title:	Authorized Signatory

STATE OF OHIO	)
	)	SS.
COUNTY OF	)

BEFORE ME, a Notary Public in and for said county and state, personally appeared Mary Ellen Pisanelli, as Authorized Signatory of Windrose Congress II Properties, L.P., a Delaware limited partnership, who acknowledged that she did execute the foregoing instrument on behalf of said partnership and that the same is her free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and seal as of this      day of             , 2020.

Notary Public

[Signature Page to Owner’s Affidavit]

Executed as of              , 2020.

Solely with respect to FMC–Brandon (FL), FMC – Land O’Lakes I (FL), FMC Land O’Lakes II (FL), FMC – Tampa II (FL), and FMC – Zephyrhills (FL):

WELLTOWER INC., a Delaware corporation

By:
Name:	Mary Ellan Pisanelli
Title:	Authorized Signatory

STATE OF OHIO	)
	)	SS.
COUNTY OF	)

BEFORE ME, a Notary Public in and for said county and state, personally appeared Mary Ellen Pisanelli, as Authorized Signatory of Welltower Inc., a Delaware corporation, who acknowledged that she did execute the foregoing instrument on behalf of said corporation and that the same is her free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and seal as of this      day of         , 2020.

Notary Public

[Signature Page to Owner’s Affidavit]

Executed as of              , 2020.

Solely with respect to Tenet Stone Oak & Tenet Stone Oak II (TX):

WMPT STONE OAK, L.P., a Virginia limited partnership

By:
Name:	Mary Ellan Pisanelli
Title:	Authorized Signatory

STATE OF OHIO	)
	)	SS.
COUNTY OF	)

BEFORE ME, a Notary Public in and for said county and state, personally appeared Mary Ellen Pisanelli, as Authorized Signatory of WMPT Stone Oak, L.P., a Delaware limited partnership, who acknowledged that she did execute the foregoing instrument on behalf of said partnership and that the same is her free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and seal as of this      day of        , 2020.

Notary Public

Executed as of              , 2020.

Solely with respect to Centura Castle Rock (CO):

CASTLE ROCK HEALTHCARE INVESTORS, LLC, a Delaware limited liability company

By:
Name:	Mary Ellan Pisanelli
Title:	Authorized Signatory

STATE OF OHIO	)
	)	SS.
COUNTY OF	)

BEFORE ME, a Notary Public in and for said county and state, personally appeared Mary Ellen Pisanelli, as Authorized Signatory of Castle Rock Healthcare Investors, LLC, a Delaware limited liability company, who acknowledged that she did execute the foregoing instrument on behalf of said company and that the same is her free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and seal as of this      day of         , 2020.

Notary Public

Executed as of              , 2020.

Solely with respect to HCA 310 Nashville (TN):

WINDROSE 310 PROPERTIES, L.L.C., a Tennessee limited liability company

By:
Name:	Mary Ellan Pisanelli
Title:	Authorized Signatory

STATE OF OHIO	)
	)	SS.
COUNTY OF	)

BEFORE ME, a Notary Public in and for said county and state, personally appeared Mary Ellen Pisanelli, as Authorized Signatory of Windrose 310 Properties, L.L.C., a Tennessee limited liability company, who acknowledged that she did execute the foregoing instrument on behalf of said company and that the same is her free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and seal as of this      day of         , 2020.

Notary Public

EXHIBIT L

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT, dated as of              , 2020 (this “Agreement”), is entered into among Welltower Inc., a Delaware corporation (“Welltower”),                     ,                     , and                     , (each a “Seller” and, collectively, “Sellers”)                     ,                      and                      (each a “Buyer” and collectively, “Buyers”) and Buyers’ direct parent, Vida JV LLC (“Holdings”). Welltower, Buyers, Sellers and Holdings are sometimes referred to herein as the “Parties” and each individually as a “Party”.

A.    Welltower and Investor have entered into that certain Formation and Membership Interest Purchase Agreement, dated as of August [4], 2020 (the “MIPA”), which contemplates, among other things, the entry into this Agreement.

B.    Welltower either directly or indirectly through Sellers owns in [fee simple or] ground leasehold estates, a portfolio comprised of [                     (    )] medical office buildings, consisting of (each a “Facility” and collectively, the “Facilities”) .

C.    Sellers and Welltower desire to contribute, directly or indirectly, the Facilities to Buyers and Holdings and Buyers and Holdings desire to accept the direct or indirect contribution of the Facilities and the related cash contribution made by Investor and to make the distributions and take the other actions contemplated by the MIPA and this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions. Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Appendix A to this Agreement or, if not set forth in Appendix A, in the MIPA. The definitions set forth in Appendix A or otherwise referred to in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

ARTICLE II

AGREEMENTS

Section 2.01    Contribution of Assets. Each of Welltower and each of the Sellers hereby agrees to contribute, assign, transfer, convey and deliver all of its respective right, title and interest in and to the Transferred Assets related to each Facility listed on Exhibit A next to its name to the Buyer whose name is set forth opposite such Facility in Exhibit A, and each such Buyer, in reliance on the representations, warranties and covenants of Welltower and Sellers contained herein, hereby agrees to receive and accept from Welltower or the respective Seller and assume legal and beneficial ownership of all of Welltower’s or such Sellers’ respective right, title and interest in and to such Transferred Assets and agrees to assume and become obligated to pay, perform and otherwise discharge, in accordance with their respective terms, all of the Assumed Liabilities with respect to such Transferred Assets.

Section 2.02    Distributions.

(a)    Concurrently with the contribution of assets pursuant to Section 2.01, (i) Holdings will distribute to Welltower, an aggregate amount equal to $[        ] in immediately available funds in United States dollars, (the “Distribution”) and (ii) the proper Buyer shall assume the Assumed Liabilities related to the Facility acquired by it.

(b)    Prior to the date hereof, Holdings and Buyers have (i) deposited the Distribution, by wire transfer of immediately available funds to the Escrow Agent and (ii) executed and deposited the Transaction Documents to which Holdings and/or any Buyer is a party with the Escrow Agent.

(c)    Prior to the date hereof, Welltower and Sellers have executed and deposited the Transaction Documents to which any of them is a party with the Escrow Agent.

Section 2.03    Escrowed Deliverables.

(a)    [Prior to the date hereof, the relevant Seller delivered to the Escrow Agent an Assignment Agreement in the form of Exhibit E (the “Assignment Agreement”), duly executed in counterpart, assigning the membership or limited partnership interests, as applicable, in [Names of Transferred Entities, if any] to [Holdings/Buyer Name]]1.

(b)    [Prior to the date hereof, [Holdings/Buyer Name] has delivered to the Escrow Agent the Assignment Agreement, duly executed in counterpart.]2

(c)    Prior to the date hereof, Welltower and the relevant Seller has delivered to the Escrow Agent, for each Facility set forth in Exhibit A that is a Leased Facility:

(i)     an Assignment and Assumption of Ground Lease in the form of Exhibit G (an “Assignment and Assumption of Ground Lease”), duly executed in counterpart assigning its interest in such Ground Lease to the Buyer whose name is set forth opposite such Facility in Exhibit A; and

[1]	NTD: Only include if closing includes Entity Transfers. As of the date hereof, we expect there will be Entity Transfers in a Subsequent Closing.
[2]	NTD: Only include if closing includes Entity Transfers.

(ii)    a Bill of Sale in the form of Exhibit F (a “Bill of Sale”), duly executed in counterpart assigning Seller’s interest in the Transferred Assets described therein to the Buyer whose name is set forth opposite the relevant Facility in Exhibit A.

(d)    Prior to the date hereof, the relevant Buyer has delivered to the Escrow Agent for each Facility set forth in Exhibit A that is a Leased Facility:

(i)     an Assignment and Assumption of Ground Lease, duly executed in counterpart, assuming the relevant Seller’s obligations under the Ground Lease being assigned to such Buyer; and

(ii)     a Bill of Sale, duly executed in counterpart, assuming the relevant Seller’s obligations under the Transferred Assets being sold to such Buyer pursuant thereto.

(e)    [Prior to the date hereof, Welltower and the relevant Seller has delivered to the Escrow Agent, for each Facility set forth in Exhibit A that is an Owned Facility:

(i)    a Deed from the applicable jurisdiction in the form of Exhibit H (a “Deed”), duly executed in counterpart;

(ii)     a Bill of Sale, duly executed in counterpart; and

(iii)     such other documents and instruments which are necessary to consummate the Transactions and reasonably requested by Buyers.

(f)    Prior to the date hereof, the relevant Buyer has delivered to the Escrow Agent for each Facility set forth in Exhibit A that is an Owned Facility:

(i)    a Deed, duly executed in counterpart;

(ii)    a Bill of Sale, duly executed in counterpart; and

(iii)    such other documents and instruments which are necessary to consummate the Transactions and reasonably requested by Welltower or the Sellers.]3

(g)    At the Closing, each Seller will deliver an Internal Revenue Service Form W-9 establishing an exemption to withholding under Section 1445 of the Code pursuant to proposed Section 1.1445-2(b)(2)(v) of the United States Treasury Regulations.

Section 2.04     Other Agreements among the Parties. Except as otherwise set forth herein, on the date hereof the Parties shall, and shall cause each of their respective Subsidiaries to comply with the provisions of this Article II, to the extent applicable, and to effect the Transaction, including the payments contemplated by the Sources and Uses Table.

[3]	NTD: Revisions made to account for the possibility that Physicians Plaza will be transferred at subsequent closing.

Section 2.05    Closing Transactions. The contribution and acceptance of the Transferred Assets and the Distribution (the “Closing”) shall take place on the date hereof, remotely via the exchange of executed documents and other deliverables by electronic transmission and/or facsimile via an escrow through the office of the Escrow Agent. At the Closing, (i) the Escrow Agent shall deliver copies of each of the Transaction Documents, executed by each of the parties thereto to each of the Parties, (ii) the Escrow Agent shall release the Distribution to Welltower, (iii) Holdings and Buyers shall consummate each of the transactions contemplated by the Transaction Documents to be consummated by any of them at the Closing, and (iv) Welltower and Sellers shall consummate each of the transactions contemplated by the Transaction Documents to be consummated by any of them at the Closing.

[NTD: Provision to be included in MIPA.]

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01    Welltower Representations. Except as set forth in the Welltower Disclosure Letter, Welltower represents and warrants to Buyers and Holdings as of the date hereof as follows:

(a)     Existence; Good Standing. Welltower, [Names of Transferred Entities, if any] and each of the Sellers (i) is duly organized and validly existing under the laws of its jurisdiction of incorporation and has all corporate power and authority required to carry on its business as now conducted and to own and operate its business as now owned and operated by it and (ii) is qualified to conduct business and is in good standing in each jurisdiction in which it conducts business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b)    Authorization; Enforceability. (i) Welltower and each of the Sellers has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (ii) the execution and delivery by Welltower and each of the Sellers of this Agreement and each of the other Transaction Documents to which it is a party, and the performance by it of its obligations contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company action, and (iii) this Agreement and the other Transaction Documents have been duly and validly executed and delivered by Welltower or each Seller party thereto and, assuming the due execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the other parties thereto, this Agreement and the other Transaction Documents to which Welltower or such Seller is a party constitute, the legal, valid and binding agreement of Welltower or such Seller, enforceable against Welltower or such Seller in accordance with their respective terms, except to the extent that their enforceability may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(c)    Governmental Authorization. Neither the execution, delivery and performance by Welltower or any Seller of this Agreement and the other Transaction Documents to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby, require Governmental Approval.

(d)    Non-Contravention; Consents. Neither the execution, delivery and performance by Welltower or any Seller of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby, will: (i) contravene or conflict with the certificate of incorporation, bylaws or other organizational documents of Welltower, [Names of Transferred Entities, if any] or such Seller; (ii) contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to Welltower, [Names of Transferred Entities, if any], such Seller or the Facilities; or (iii) (A) constitute (either directly or upon the passage of time or the providing of notice or both) a default or an event of default under, give rise to any right of termination, cancellation, modification, acceleration of, or a loss of any benefit under any Contract to which Welltower, [Names of Transferred Entities, if any] or any of the Sellers is a party, (B) result in the creation or imposition of any Lien (other than Permitted Liens) on the Facilities or any portion thereof, (C) constitute a breach, default or violation of any settlement agreement, judgment, injunction or decree applicable to Welltower, [Names of Transferred Entities, if any], any Seller or the Facilities, or (D) require the consent or approval of any counter-party to, or any third party in connection with, any Contract to which Welltower, [Names of Transferred Entities, if any], or such Seller is a party.

(e)    Litigation. As of the date hereof, there is no Proceeding or court order currently in effect, pending or, to the Knowledge of Welltower, threatened, in each case, by or against Welltower, [Names of Transferred Entities, if any] or any of the Sellers preventing, enjoining, altering, delaying, or seeking to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Transaction Documents. (i) Each of the Sellers has complied in all material respects with all court orders that are applicable to the Transferred Assets; (ii) no Seller is in material violation of Applicable Law; and (iii) as of the date hereof, there is no Proceeding pending or, to the Knowledge of Welltower, threatened that questions the legality or validity of the transactions contemplated by this Agreement or that would reasonably be expected to impair the ability of Welltower or any Seller to perform any of its obligations hereunder or under any of the Transaction Documents or reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby or thereby or that would reasonably be expected to have a Material Adverse Effect.

(f)    Bankruptcy. Neither Welltower, [Names of Transferred Entities, if any] nor any of the Sellers has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by any of their respective creditors, (iii) suffered the appointment of a receiver to take possession of any Facility or all, or substantially all, of their respective other Transferred Assets, (iv) suffered the attachment or other judicial seizure of any Facility or all, or substantially all, of their respective other Transferred Assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(g)    Patriot Act. Each of Welltower and [Names of Transferred Entities, if any] is in material compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(h)    OFAC. None of: (i) Welltower; nor (ii) any Person who owns a controlling interest in or otherwise controls Welltower; is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(i)    Senior Foreign Political Figure. Welltower is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure. Further, Welltower is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and, to the Knowledge of Welltower, none of the ten percent (10%) or greater direct or indirect owners of Welltower (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

(j)    Title to Properties, Leases, Contracts, and Other Property-Related Items.

(i)    Each Seller is the owner of, in each case free and clear of all Liens, except for Permitted Liens, valid leasehold interests in the real property and all buildings, structures and other improvements thereon constituting those Facilities listed opposite such Seller’s name on Exhibit A. [Names of Transferred Entities, if any] is the owner of, in each case free and clear of all Liens, except for Permitted Liens, valid leasehold interests in the real property and all buildings, structures and other improvements thereon constituting the Facility set forth opposite such entity’s name on Exhibit A.

(ii)    Each Seller has good title to its Transferred Assets free and clear of Liens other than Permitted Liens other than where the failure to have the same would not reasonably be expected to have a Material Adverse Effect on the use or operation of any Facility. [Names of Transferred Entities, if any] is the owner of, in each case free and clear of all Liens, except for Permitted Liens, good and insurable fee simple title to the Facility set forth opposite such entity’s name on Exhibit A.

(iii)    [Names of Transferred Entities, if any] does not have any Liabilities except those incurred in connection with the operation of the Facilities owned or ground leased by [Names of Transferred Entities, if any] in the ordinary course of business consistent with past practice.

(k)    Domestic Person. Neither Welltower, [Names of Transferred Entities, if any] nor any Seller is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(l)    Certain Representations Relating to the Facilities.

(i)    Proceedings. As of the date hereof, there is no litigation or Claim pending or, to the Knowledge of Welltower, threatened with respect to [Names of Transferred Entities, if any] or any Facility that would reasonably be expected to have a Material Adverse Effect or seeks to enjoin the transactions contemplated by this Agreement. A true and correct list of all litigation pending or, to the Knowledge of Welltower, threatened as of the date hereof with respect to [Names of Transferred Entities, if any] or any Facility is set forth on Section 3.01(l)(i) of the Welltower Disclosure Letter.

(ii)    Compliance with Law. Neither Welltower, [Names of Transferred Entities, if any] nor any Seller has received any written notice of a material violation of any Applicable Law with respect to any Facility, including any applicable building codes, zoning law or land use law, building law, fire law, Environmental Law or regulation, or any applicable local, state or federal law or regulation relating to any Facility, which material violation has not been dismissed, cured or remedied in accordance with Applicable Law prior to the date hereof.

(iii)    Authorizations. None of Welltower, [Names of Transferred Entities, if any] or any Seller has received any written notice of a material default or violation with respect to any material Authorization, and (i) all material Authorizations are in full force and effect, (ii) all material requirements and conditions of the material Authorizations have been complied with, and (iii) no event has occurred which, merely by notice or the passage of time or both, would render any Facility in material breach of such requirements and conditions. [Each of [Names of Transferred Entities, if any] owns and/or possesses all Authorizations that are required for its businesses, assets and operations except where the failure to so own or possess such Authorizations would not reasonably be excepted to have a Material Adverse Effect. None of [Names of Transferred Entities, if any] has received written notice that any material suspension, modification or revocation of any material Authorizations is pending or threatened.]4

(iv)    Takings; Commitments. None of Welltower, [Names of Transferred Entities, if any] or any Seller has received any written notice of any pending action to take all or any portion of the real property or buildings, structures and other improvements thereon constituting the Facilities, nor has any of them received any written offer to purchase or other written expression of intent from any Governmental Authority to purchase all or any portion of the real property or buildings, structures and other improvements thereon constituting the Facilities in lieu of Condemnation, nor has any Seller agreed or committed to dedicate any part of any Facility.

(v)    Taxes. [Each of [Names of Transferred Entities, if any] has at all times since its formation been, and will at all times immediately prior to and at the Initial Closing be, properly treated as a disregarded entity under Treasury Regulation Section 301.7701-3(b)(1)(ii). Each of [Names of Transferred Entities] has filed all material Tax Returns which are required to be filed and has paid all material Taxes required to be paid (whether or not shown on any Tax Return) under Applicable Laws. All such Tax Returns are complete and accurate in all material respects.]5

[4]	NTD: Only include if closing includes Entity Transfers.
[5]	NTD: Only include if closing includes Entity Transfers. GDC and WT Tax to confirm if true depending on which entities are being transferred.

(vi)    Rent Roll. Set forth in the Welltower Disclosure Letter is the most recent rent roll for each Facility (the “Rent Roll”) received by Welltower, [Names of Transferred Entities, if any] or any Seller of all of the Space Tenants at each of the Facilities. To the Knowledge of Welltower, all information set forth in the Rent Roll is true and correct in all material respects as of its date.

(vii)    Lease Agreements and Properties:

(A)    Each of the Ground Leases constitutes (assuming the due execution and delivery thereof by the other parties thereto) a valid and binding obligation of the parties thereto and is in full force and effect, except to the extent that its enforceability may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity. Each of the Material Space Leases constitutes a valid and binding obligation of the landlord thereunder, and to the Knowledge of Welltower, the Material Space Tenants thereunder, and is in full force and effect, except to the extent that its enforceability may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity. To Welltower’s Knowledge, none of the Sellers, [Names of Transferred Entities, if any], the Ground Lessor under any Ground Lease or any Space Tenant under its applicable Space Lease is directly, or would be upon the passage of time or the providing of notice or both, in default in any material respect or undergoing an event of default under any Ground Lease or Space Lease, as applicable. Other than the Ground Leases and the Space Leases set forth on Section 3.01(l)(vi)(A) of the Welltower Disclosure Letter, there are no leases, subleases, licenses, concessions or other occupancy agreements pursuant to which Welltower, [Names of Transferred Entities, if any] or any Seller has granted any Person the right to use or occupy the Facilities or any Facility thereof.

(B)    (1) Welltower has not received any written notice of any material default of any of its (or any Seller’s or [Names of Transferred Entities, if any]’s) obligations under any of the Space Leases or Ground Leases which has not been cured or waived, (2) no Space Tenant under any Space Lease is in arrears in the payment of base rent for any period in excess of thirty (30) days, (3) none of Welltower, [Names of Transferred Entities, if any] or any Seller has delivered to any such Space Tenant a written notice of any material default on the part of such Space Tenant under its Space Lease, which default remains uncured or has not been waived, and (4) none of Welltower, [Names of Transferred Entities, if any] or any Seller has delivered to any Ground Lessor a written notice of any material default on the part of such Ground Lessor under its Ground Lease, which default remains uncured or has not been waived.

(C)    Welltower has delivered to Holdings and Buyers copies of all of the Ground Leases and Space Leases, including any and all amendments thereto and related guarantees, that are in Welltower’s possession or control and the copies so delivered are duplicates of what Welltower so possesses or controls.

(D)    None of the Welltower, [Names of Transferred Entities, if any] or any Seller has assigned or pledged any Ground Lease or Space Lease, or rents or any interest therein, to any Person other than the lenders in connection with mortgage loans with respect to the Facilities and except for Permitted Liens.

(E)    To Welltower’s Knowledge, no lessee under any of the Space Leases, and no Ground Lessor under any of the Ground Leases, has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by any of their respective creditors, (iii) suffered the appointment of a receiver to take possession of any Facility or all, or substantially all, of their respective other assets, (iv) suffered the attachment or other judicial seizure of any Facility or all, or substantially all, of their respective other assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(F)    As of the date hereof, none of Welltower, [Names of Transferred Entities, if any] or any Seller has received any written notification from any party to any Ground Lease or any Space Lease of an intent or desire to terminate such Ground Lease or Space Lease entirely or with respect to any of the Facilities.

(viii)    Except as provided in the Welltower Disclosure Letter:

(A)    Except for Authorizations required to be obtained by Space Tenants under their respective Space Leases, Sellers or [Names of Transferred Entities, if any], as applicable, have all Authorizations necessary for the ownership, use and operation of the Facilities as currently used, including all certificates of occupancy necessary for the occupancy of the Facilities, and there exists no restriction, condition or covenant in regard to the Facilities or any part thereof or the operations thereon other than the CCRs;

(B)    Except for Authorizations required to be obtained by Space Tenants under their respective Space Leases, all of the Authorizations are in full force and effect, and none of Welltower, [Names of Transferred Entities, if any] or any of the Sellers has received any written notice of an intention to revoke, suspend or limit any Authorization;

(C)    None of the Welltower, [Names of Transferred Entities, if any] or any of the Sellers has received any written notice from any insurance company or underwriter of any defects that would adversely affect the insurability of the Facilities or cause an increase in insurance premiums beyond a de minimis extent; and

(D)    None of the Welltower, [Names of Transferred Entities, if any] or any of the Sellers has received any written notice of violation of any restrictive covenants or other encumbrances on any Facility, which has not been remedied and which, if not remedied, would reasonably be expected to have a Material Adverse Effect.

(ix)    Environmental.

(A)    Except as disclosed in the environmental reports set forth in Section 3.01(l)(viii) of the Welltower Disclosure Letter (the “Environmental Reports”), Welltower has no Knowledge of any violation of any Environmental Law related to the real property and all buildings, structures and other improvements thereon constituting the Facilities or of any presence or release of any Hazardous Materials in or from the real property and the buildings, structures and other improvements thereon constituting the Facilities in violation of or requiring remedial action pursuant to Environmental Laws. Except for de minimis amounts of

Hazardous Materials used, stored, handled, generated and disposed of in accordance with Environmental Laws and used in connection with the ordinary maintenance and operation of the Facilities, none of Welltower, [Names of Transferred Entities, if any] or any Seller has, nor, to Welltower’s Knowledge and except as disclosed in the Environmental Reports, has any other party, (i) manufactured, introduced, released or discharged any Hazardous Materials (including asbestos) from or onto the Facilities, or (ii) used the Facilities or any part thereof for the generation, treatment, storage, handling or disposal of such Hazardous Materials. Except as set forth in the Environmental Reports, to Welltower’s Knowledge, there are no underground storage tanks located on the real property constituting the Facilities. Except for the Environmental Reports, none of Welltower, [Names of Transferred Entities, if any] or any Seller has in its possession or control any environmental assessments or studies prepared on behalf of any of Welltower, [Names of Transferred Entities, if any] or any Seller with respect to the real property or any buildings, structures and other improvements thereon constituting the Facilities.

(B)    None of Welltower, [Names of Transferred Entities, if any] or any Seller has received any written notice from a third party concerning (i) any violation or alleged violation of any Environmental Law that has not been corrected to the satisfaction of the applicable Governmental Authority or (ii) alleged liability pursuant to applicable Environmental Law, in either case in connection with any real property or any buildings, structures and other improvements thereon constituting the Facilities, or relating to Hazardous Materials transported to, from or across any real property or any buildings, structures and other improvements thereon constituting the Facilities, excluding any liability that has been fully resolved with no further liability or material obligations on the part of any of Welltower, [Names of Transferred Entities, if any] or any Seller . No injunction, decree, order or judgment to which Welltower, [Names of Transferred Entities, if any] or any Seller is a party relating to the foregoing is outstanding. There is no Proceeding pending or, to the Knowledge of Welltower, threatened, against any of Welltower, [Names of Transferred Entities, if any] or any Seller relating to any alleged violation of Environmental Law or a spill or release of any Hazardous Materials on any real property constituting the Facilities.

(C)    To the Knowledge of Welltower, each Facility has in place all material Authorizations required pursuant to Environmental Laws for its operations as currently conducted and all such environmental Authorizations applicable to the Facilities are in full force and effect. Each of Welltower, [Names of Transferred Entities, if any] and each Seller has been in compliance with all terms and conditions of such environmental Authorizations in all material respects, and there is no Proceeding pending, or the Knowledge of Welltower, threatened in writing against any of the Welltower, [Names of Transferred Entities, if any] or any Seller to revoke or adversely modify such environmental Authorizations.

(D)    To the Knowledge of Welltower, neither the execution and delivery of this Agreement by Welltower and Sellers nor compliance by Welltower and Sellers with any of the provisions herein will result in the termination or revocation of, or right of termination or cancellation under, any environmental Authorization with respect to the Facilities. Welltower has delivered to Holdings and Buyers true, correct and complete copies of all of the Environmental Reports.

(E)    The representations and warranties set forth in clauses (A) – (D) above are the sole and exclusive representations of the Welltower and Sellers relating to Environmental Laws, Authorizations required under Environmental Laws, Hazardous Materials or other environmental matters.

(x)    Utility Services. To the Knowledge of Welltower, all utilities servicing the Facilities are publicly provided and maintained.

(xi)    Condition of Facilities. To the Knowledge of Welltower, each Facility is in working order sufficient for the ordinary course operation of such Facility, consistent with its current use by its Space Tenant(s) and is free from any material structural defects.

(xii)    Purchase Rights. There are no outstanding agreements, contracts, commitments, options, or rights of first refusal granted to third parties to purchase any Facility, or any portion thereof or interest therein as a result of the transactions to be consummated hereunder, except for the Ground Lessor Purchase Rights, the CCR Purchase Rights and the Space Tenant Purchase Rights, if any, all of which Ground Lessor Purchase Rights, CCR Purchase Rights and Space Tenant Purchase Rights have been waived by the possessors thereof with respect to the Transaction. To Welltower’s Knowledge, there are no pending Proceedings to change or redefine the zoning or land use classification for all or any portion of any Facility and none of Welltower, [Names of Transferred Entities, if any] or any Seller has received written notice of any threatened Proceeding of such kind in each case that would reasonably be expected to have a Material Adverse Effect.

(m)    Brokerage. None of Welltower, [Names of Transferred Entities, if any] or any Seller or any Person acting on behalf of any of them has dealt with any finder, broker, investment banker, or financial advisor in connection with any of the transactions contemplated by this Agreement or any other Transaction Document, and no finder, broker, investment banker, or financial advisor is entitled to any brokerage, finders’ or other fees or commissions in connection with any of the transactions contemplated by this Agreement or any other Transaction Document, based upon arrangements made by or on behalf of Welltower, [Names of Transferred Entities, if any] or any Seller.

(n)    Material Contracts.

(i)    Section 3.01(n)(i) of the Welltower Disclosure Letter lists each of the following written Contracts (such contracts as described in this Section 3.01(n)(i) being “Material Contracts”):

(A)    All assignable Contracts relating to the Facilities or to which [Names of Transferred Entities, if any] is a party, other than (i) Contracts that are terminable upon thirty (30) or fewer-days’ prior written notice without payment of any fees or penalty, (ii) national Contracts also relating to Welltower real estate assets other than the Facilities, (iii) Contracts that provide for payment or receipt by Welltower or any Seller of less than $75,000 or (iv) the Ground Leases and the Space Leases;

(B)    All joint venture, partnership or similar Contracts with third parties relating to the ownership of the Facilities or [Names of Transferred Entities, if any] that are in Welltower’s possession or control or as to which Welltower has actual knowledge; and

(C)    The Ground Leases and the Space Leases.

(ii)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each Material Contract is in full force and effect, and (B) neither Welltower, [Names of Transferred Entities, if any] nor any Seller is in breach of, or default under, any Material Contract to which it is a party.

(o)    Employees. None of the Sellers or [Names of Transferred Entities, if any] has any employees at any of the Facilities, and all services at the Facilities are performed by the property managers retained by Welltower, [Names of Transferred Entities, if any] or Sellers.

(p)    ERISA. Welltower is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code. The assets of Welltower do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code. Welltower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Welltower do not constitute plan assets of one or more such plans. The Transaction is not in violation of state statutes applicable to Welltower’s regulating investments of and fiduciary obligations with respect to governmental plans. The performance or discharge of Welltower’s obligations hereunder shall not contravene any requirements of any applicable provisions of the Code, ERISA or other Applicable Law.

(q)    Parties in Possession. There are no parties in possession of any Facility, other than (i) Welltower, [Names of Transferred Entities, if any] or any Seller and (ii) Space Tenants who are in possession of space to which they are entitled (and any Persons occupying by, through or under such Space Tenants).

(r)    CFIUS. Welltower represents and warrants that it is not a “pilot program U.S. business” as defined in the Department of the Treasury’s Office of Investment Security regulations at 31 C.F.R. § 801.213; does not produce, design, test, manufacture, fabricate, or develop any “critical technologies” as defined at 31 C.F.R. § 801.204; and does not operate in, or design any “critical technology” for use in, any of the “pilot program industries” as defined in 31 C.F.R § 801.212 such that a mandatory declaration is required pursuant to 31 C.F.R Part 801, Subpart D.

(s)    Reliance. Welltower and the Sellers acknowledge that (i) the representations and warranties of Holdings and Buyers contained in Section 3.02 and in the other Transaction Documents constitute the sole and exclusive representations and warranties of Holdings and Buyers to Welltower and the Sellers in connection with this Agreement and the Transaction, and (ii) all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against Holdings or Buyers.

Section 3.02    Holdings and Buyers Representations. Except as set forth in the Buyer Disclosure Letter, Holdings and Buyers represent and warrant to Welltower and Sellers as follows:

(a)    Existence and Good Standing. Holdings and each of the Buyers (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all limited liability company power and authority required to carry on its business as now conducted and to own and operate its business as now owned and operated by it, and (ii) is qualified to conduct business and is in good standing in each jurisdiction in which it conducts business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b)    Authorization; Enforceability. (i) Each of Holdings and each of the Buyers has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (ii) the execution and delivery by each of Holdings and each of the Buyers of this Agreement and each of the other Transaction Documents to which it is a party, and the performance by it of its obligations contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action and (iii) this Agreement and the other Transaction Documents have been, duly and validly executed and delivered by Holdings or each Buyer party thereto and assuming the due execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the other parties thereto, this Agreement and the other Transaction Documents to which Holdings or such Buyer is a party constitute, the legal, valid and binding agreement of Holdings or such Buyer, enforceable against Holdings or such Buyer in accordance with their respective terms, except to the extent that their enforceability may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(c)    Governmental Authorization. Neither the execution, delivery and performance by Holdings or any Buyer of this Agreement and the other Transaction Documents to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby, require Governmental Approval.

(d)    Non-Contravention; Consents. Neither the execution, delivery and performance by Holdings or any Buyer of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby, will: (i) contravene or conflict with the organizational documents of Holdings or such Buyer; (ii) contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to Holdings or such Buyer; or (iii) (A) constitute (either directly or upon the passage of time or the providing of notice or both) a default or an event of default under, give rise to any right of termination, cancellation, modification, acceleration of, or a loss of any benefit under any Contract to which Holdings or any of the Buyers is a party, (B) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets of Holdings or any Buyer, (C) constitute a breach, default or violation of any settlement agreement, judgment, injunction or decree applicable to Holdings, any Buyer or any of their respective assets, or (D) require the consent or approval of any counter-party to, or any third party in connection with, any Contract to which Holdings or such Buyer is a party.

(e)    Litigation. As of the date hereof, there is no Proceeding or court order currently in effect, pending or, to the Knowledge of Holdings, threatened by or against Holdings or any Buyer, preventing, enjoining, altering, delaying, or seeking to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Transaction Documents.

(f)    Brokerage. None of Holdings or any Buyer nor any Person acting on behalf of any of them has dealt with any finder, broker, investment banker, or financial advisor in connection with any of the transactions contemplated by this Agreement or any other Transaction Document, and no finder, broker, investment banker, or financial advisor is entitled to any brokerage, finders’ or other fees or commissions in connection with any of the transactions contemplated by this Agreement or any other Transaction Document, based upon arrangements made by or on behalf of Holdings or any Buyer.

(g)    Patriot Act. Holdings is in material compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(h)    OFAC. None of: (i) Holdings; nor (ii) any Person who owns a controlling interest in or otherwise controls Holdings; nor (iii) any Person otherwise having a direct or indirect beneficial interest in Holdings; nor (iv) any Person (other than Persons that hold an interest in a publicly traded entity) for whom Holdings is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(i)    Senior Foreign Political Figure. Holdings is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure. Further, Holdings is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and, none of the direct or indirect owners of Holdings (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

(j)    Holdings and Buyers’ Independent Investigation. Each of Holdings and each Buyer has been given a full opportunity to inspect and investigate each and every aspect of the Transferred Assets, [Names of Transferred Entities, if any] and the Facilities, either independently or through agents of Holdings and Buyers’ choosing, including, without limitation:

(i)    All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

(ii)    The physical condition and aspects of the Facilities, including, without limitation, the interior, the exterior, the square footage within the improvements constituting the Facilities and within each tenant space therein, the structure, the paving, the utilities, and all other physical and functional aspects of the Facilities, including, without limitation, an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Holdings and Buyers at their sole expense;

(iii)    Any easements and/or access rights affecting the Facilities;

(iv)    Any Ground Leases, Space Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay rent;

(v)    The Contracts, the Authorizations and Permits, and any other material documents or agreements affecting Sellers, [Names of Transferred Entities, if any], the Transferred Assets or the Facilities; and

(vi)    All other matters of material significance affecting Sellers, [Names of Transferred Entities, if any], the Transferred Assets or the Facilities or delivered to Holdings or any Buyer by Welltower as set forth in Article IV of this Agreement, or which Holdings otherwise reasonably considers to be relevant to the transactions contemplated hereby.

(vii)    THE TRANSACTION AND THE TRANSACTION DOCUMENTS HAVE BEEN NEGOTIATED BY AND BETWEEN WELLTOWER AND SELLERS, ON THE ONE HAND, AND HOLDINGS AND BUYERS, ON THE OTHER HAND, THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REFLECT THE MUTUAL AGREEMENT OF EACH OF THEM, AND HOLDINGS AND BUYERS HAVE CONDUCTED THEIR OWN INDEPENDENT EXAMINATION OF THE TRANSFERRED ASSETS, [NAMES OF TRANSFERRED ENTITIES, IF ANY] AND THE FACILITIES. OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS SUCH MAY BE LIMITED BY ARTICLE V HEREOF, HOLDINGS AND BUYERS HAVE NOT RELIED UPON AND SHALL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF WELLTOWER, SELLERS OR ANY OF THEIR RESPECTIVE AGENTS OR REPRESENTATIVES, AND HOLDINGS AND BUYERS HEREBY ACKNOWLEDGE THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, WELLTOWER AND SELLERS SPECIFICALLY DISCLAIM, AND NEITHER WELLTOWER, ANY SELLER NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO HOLDINGS OR BUYERS AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY WELLTOWER OR ANY SELLER OR RELIED UPON BY HOLDINGS OR ANY BUYER WITH RESPECT TO THE TRANSFERRED ASSETS, [NAMES OF TRANSFERRED ENTITIES, IF ANY] OR THE FACILITIES,

INCLUDING THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE TRANSFERRED ASSETS OR THE FACILITIES, OR ANY PORTION THEREOF, FURTHER INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF HOLDINGS OR ANY BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY HOLDINGS OR ANY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT, NOW OR HEREAFTER EXISTING, WITH RESPECT TO THE FACILITIES, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE FACILITIES OR [NAMES OF TRANSFERRED ENTITIES, IF ANY] AND (g) THE COMPLIANCE OR LACK THEREOF OF WELLTOWER, SELLERS, [NAMES OF TRANSFERRED ENTITIES, IF ANY] OR THE FACILITIES OR ANY PORTION THEREOF WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF WELLTOWER AND SELLERS, ON THE ONE HAND, AND HOLDINGS AND BUYERS, ON THE OTHER HAND, THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, THE FACILITIES AND TRANSFERRED ASSETS WILL BE CONVEYED AND TRANSFERRED TO BUYERS, “AS IS” AND “WHERE IS”, WITH ALL FAULTS.

(viii)    Each of Holdings and each Buyer represents that it is a knowledgeable, experienced and sophisticated real estate investor, and that it is relying solely on the express representations and warranties set forth in this Agreement and the other Transaction Documents and the covenants hereunder and thereunder of Welltower and Sellers and Holdings’ and Buyers’ own expertise and that of their respective consultants in entering into the transactions contemplated hereby. Each of Holdings and each Buyer acknowledges and agrees that each of them has been given the opportunity to conduct such inspections, investigations and other independent examinations of the Transferred Assets, [Names of Transferred Entities, if any] and the Facilities and related matters, including but not limited to the physical and environmental conditions thereof and shall rely upon the same and not upon any statements of Welltower, any Seller or of any member, manager, officer, director, employee, agent or attorney of any of them, except for the express representations and warranties set forth in this Agreement and the other Transaction Documents and the covenants hereunder and thereunder of Welltower or a Seller. Each of Holdings and each Buyer acknowledges that all information obtained by it shall be obtained from a variety of sources and neither Welltower nor any Seller shall be deemed to have represented or warranted the completeness, truth or accuracy of any of the Due Diligence Items or other such information heretofore or hereafter furnished to Holdings or any Buyer. Upon Closing, Holdings and Buyers shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Holdings’ or Buyers’ inspections and investigations and each of Holdings and each Buyer, upon Closing, shall be deemed to have waived, relinquished and released each of Welltower and each Seller (and each of their respective officers, members, employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) of any and every kind or character, known or unknown, which Holdings or any Buyer might have asserted or alleged against Welltower or any Seller (or any of their respective officers, members, employees and agents) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any Applicable Laws and any and all other acts, omissions, events, circumstances or matter regarding the Transferred Assets, [Names of Transferred Entities, if any] or the Facilities other than claims based on a breach of Welltower’s or a Seller’s express representations and warranties in this Agreement and the Transaction Documents or fraud, gross negligence or willful misconduct of a Welltower or a Seller. Each of Holdings and each Buyer acknowledges and agrees that Welltower shall sell and convey to Buyers, and, except as otherwise provided in this Agreement, Buyers shall accept the Facilities and Transferred Assets, “AS IS, WHERE IS,” with all faults. Each of Holdings and each Buyer further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting Welltower, Sellers, the Transferred Assets, [Names of Transferred Entities, if any] or the Facilities, by Welltower, any Seller, any broker or other agent of Welltower or any Seller or any third party. None of Welltower or any Seller is liable or bound in any manner by any oral or written statements, representations or information pertaining to Welltower, Sellers and/or the Transferred Assets, [Names of Transferred Entities, if any] or the Facilities furnished by any real estate broker, agent, employee, servant or other Person, unless the same are specifically set forth or referred to herein. EACH OF Holdings AND EACH BUYER, WITH ITS COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. EACH OF HOLDINGS AND EACH BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN AND THEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND THAT WELLTOWER AND SELLERS WOULD NOT HAVE AGREED TO THE TRANSACTIONS CONTEMPLATED HEREBY WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

ARTICLE IV

DILIGENCE; COVENANTS

Section 4.01    Holdings and Buyers’ Due Diligence.

(a)    Subject to the limitations as may be imposed by Section 4.01(c) below, each of Holdings and each Buyer has conducted its examinations, inspections, testing, studies and investigations (collectively, the “Due Diligence”) of the Facilities, the Transferred Assets, [Names of Transferred Entities, if any] and the ownership thereof, all facts, circumstances, and matters relating to the Facilities (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, engineering and structural matters), title and survey matters and all other matters that Holdings or any Buyer deemed necessary or appropriate for purposes of consummating the Transaction. Each of Holdings and each Buyer acknowledges and agrees that its satisfaction with any Due Diligence is not a condition to its closing obligations hereunder and that no matter discovered during any Due Diligence shall give rise to any right to terminate this Agreement.

(b)    Each of the Parties shall hold, and shall cause its representatives to hold, in confidence all documents and information furnished to it by or on behalf of another Party in connection with the Transaction.

(c)    Each of Holdings and each Buyer acknowledges that prior to the date hereof, Welltower delivered to it, and/or made available to it for inspection in a digital room maintained by Welltower, all documents requested by it relating to the Facilities or the Transaction (the “Due Diligence Items”).

(d)    Each of Holdings and each Buyer acknowledges and agrees that all Due Diligence Items furnished to or made available to it pursuant to this Section 4.01 have been furnished or made available to it for information purposes only and without any representation or warranty by Welltower or any Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in Section 3.01 hereof and as limited by Sections 3.02(j) and (k), and all Due Diligence Items are expressly understood by each of Holdings and each Buyer to be subject to the terms of this Agreement.

(e)    Each of Holdings and each Buyer, jointly and severally, shall defend, indemnify, and hold harmless each of Welltower and each Seller and their respective managers, officers, partners, shareholders and members, as applicable from and against all losses, costs, damages, claims, and liabilities (whether arising out of injury or death to persons or damage to any Facility or otherwise) including, but not limited to, costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and reasonable attorneys’ fees, arising out of or in connection with Holdings’ and Buyers’ Due Diligence, Holdings’ or any Buyer’s breach of its obligations under Section 4.01(b) or Holdings’, Buyer’s or any of their respective employees or agents entry upon any of the Facilities, except to the extent directly caused by the gross negligence or willful misconduct of Welltower, any Seller or any of their respective managers, officers, partners, shareholders and members, as applicable, or arising out of the mere discovery of an existing condition at or affecting any Facility. The provisions of this Section 4.01(e) shall survive the Long Stop Date for the duration of one (1) year.

(f)    Prior to execution of this Agreement, each of Holdings and each Buyer has reviewed (i) the Due Diligence Items, (ii) the Title Commitments, (iii) the Surveys, and (iv) the Title Proformas. Each of Holdings and each Buyer acknowledges and agrees that it hereby approves of, and will purchase the Facilities, subject to all matters set forth in the Title Proformas (collectively, the “Permitted Encumbrances”).

Section 4.02    Press Releases. Other than as provided in Section 4.03, no Party shall issue any press release or make any public disclosure, announcement, or statement with regard to this Agreement, any of the other Transaction Documents, or the Transaction, without the prior written consent of the other Parties hereto; provided, however, nothing contained herein shall prohibit Welltower Inc. from making public disclosures consistent with its policies and prior practice if required or advisable to be made under applicable securities law or regulation (including the regulations of any securities exchange); provided, however, that Welltower shall not cause or allow the public disclosure of the value allocated to each Facility hereunder or otherwise, unless in each of the foregoing cases, such public disclosure is required by law or otherwise advised by counsel for Welltower; provided, further, that Holdings shall be entitled to issue a press release of substantially the same form and substance as the press release issued by Welltower pursuant to the immediately preceding clause so long as Holdings has provided Welltower with a reasonable opportunity to review and comment on such press release prior to the issuance of the same and Holdings has considered in good faith any comments thereto provided by Welltower.

Section 4.03    Other Disclosures.

(a)    If any Party determines, with the advice of counsel, that it is required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, the NASDAQ Stock Market, the New York Stock Exchange or any other U.S. or non-U.S. securities exchange on which any securities of such Party are then listed or quoted, to publicly disclose this Agreement, any of the other Transaction Documents or any of the transactions contemplated by this Agreement or any of the other Transaction Documents, it shall be entitled to make such disclosure and shall, to the extent reasonably practicable, a reasonable time before making any public disclosure, consult with each other Party regarding such disclosure and seek confidential treatment for such information to be so disclosed, as may be reasonably requested by the any other Party.

(b)    If any of Welltower or Sellers, on the one hand or Holdings or Buyers on the other hand determines to make any public statements with respect to this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby in accordance with the terms of this Agreement, then the other shall be entitled to make a public statement following such determination; provided, that it coordinates the timing thereof with the other and obtains the other’s prior written approval of the contents thereof, not to be unreasonably withheld or delayed.

(c)    Welltower may announce the execution of this Agreement to the employees, customers, vendors and strategic partners of Welltower at such time and in such form as it determines in its reasonable discretion. Any disclosure of the existence or terms of this Agreement, any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby to any Person from whom consent shall be required, to whom notice shall be provided, or from whom waiver shall be sought in order to comply with the requirements of this Agreement or any of the other Transaction Documents shall be made at such time and in such form and with such content as is mutually agreed upon by the Parties.

Section 4.04    Tax Election; Transfer Tax.

(a)    Any real property transfer or gains Tax, sales Tax, stamp Tax or other similar Tax (“Transfer Taxes”) imposed in connection with the Transaction contemplated by the Transaction Documents shall be borne by Welltower. The Parties will cooperate in good faith and will use commercially reasonable efforts to minimize any such Transfer Taxes that may be due, including filing for any applicable exemptions or relief that may be available. Each tax Return required to be filed by the parties hereto with respect to the Transfer Taxes shall be prepared and filed by Welltower and shall be agreed upon by the parties as to form and substance prior to filing on the date hereof.

(b)    It is intended by Welltower and Investor that the Transactions governed by this Agreement shall, for U.S. federal income tax purposes, be treated as Investor purchasing an eighty-five percent (85%) interest in the assets transferred to Holdings pursuant to this Agreement (which assets shall be treated as held by Welltower for U.S. federal income tax purposes immediately prior to the Closing), and immediately thereafter, Welltower and Investor contributing their respective interests in such assets to Holdings in exchange for membership interests in Holdings.

Section 4.05    Prorations. The following items shall be pro-rated and adjusted at the Closing as of the close of business on the day immediately preceding the date hereof, the date hereof being a day of income and expense to Holdings and its Subsidiaries:

(a)    Rent and Other Revenue Under Space Leases. On the date hereof, Holdings and Buyers shall receive from Welltower a credit for any collected rent and other revenue received by Welltower prior to the date hereof (and any applicable state or local tax on rent) under the Space Lease of such Space Tenant, that applies to any period from and after the date hereof. After the Closing, Holdings and Buyers shall apply and distribute all rent and revenue collected by them from any Space Tenant first to the costs of such collection, then to such tenant’s current monthly rental and then to arrearages in the reverse order in which they were due, remitting to Welltower any balance properly allocable to Welltower’s period of ownership. If rents or any portion thereof received by Welltower or Holdings or any Buyer after the Closing are payable to the other party by reason of this allocation, the appropriate sum shall be paid within ten (10) Business Days to the other Party. Holdings and Buyers shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but Holdings and Buyers shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages or to terminate any Space Lease. Any rent or other revenue received by Welltower after the Closing which applies to any period from and after the date hereof shall be held in trust and remitted to Holdings and Buyers promptly after receipt. Welltower shall have the right to pursue any Space Tenant to collect any rent arrearages after the Closing (except for receivables purchased by Holdings and Buyers at the Closing, if any); provided, however, that no such action shall result in termination of any Space Lease or eviction of any Space Tenant. If any audit by a Space Tenant or common area maintenance or operating expense reconciliation indicates that a Space Tenant is owed any amount of money under its Space Lease for any time period prior to the date hereof, then subject to any rights Welltower or any Affiliate of Welltower may have under such Space Lease to contest the results of any such audit or reconciliation, Welltower shall promptly pay any amount it is finally determined to owe under such Space Lease to Holdings, and Holdings (or the applicable Buyer) shall thereafter pay such amount to such Space Tenant.

(b)    Security Deposits Under Space Leases. At the Closing, all unapplied and unforfeited Security Deposits (together with any refundable interest, if any, thereon) held by Welltower or any Seller shall be itemized by Welltower, and Buyers shall receive a credit for same at the Closing. If Welltower or any Seller is holding any Security Deposit wholly or partially in the form of a letter of credit (each, a “Letter of Credit,” and collectively, the “Letters of Credit”), Buyers shall not receive a credit for such Security Deposits, but rather, at the Closing, Welltower shall deliver to Holdings all original Letters of Credit, with all amendments thereto, and shall execute and deliver such instruments as the issuers of such Letters of Credit may require to effectuate the transfer of such Letters of Credit (or the issuance of a replacement Letter of Credit) to the applicable Buyer, together with payment in full of all fees due and payable in connection with such transfer of any Letter of Credit. In the event a Letter of Credit cannot be transferred to Holdings or the applicable Buyer or a replacement Letter of Credit cannot be issued to Holdings or the applicable Buyer at the Closing, Welltower agrees to cooperate in good faith with Buyers in its pursuit to have such Letter of Credit transferred or a replacement thereof issued to the applicable Buyer (the “New Letter of Credit”). Until the New Letter of Credit is transferred or issued, as applicable, Welltower shall not cancel the existing Letter of Credit and, at the applicable Buyer’s direction and to the extent authorized by the applicable Space Lease, upon written request by the applicable Buyer, the applicable Seller shall make draws on the existing Letter of Credit on behalf of the applicable Buyer as landlord under the Space Lease and immediately remit such funds to the applicable Buyer. Holdings shall indemnify, defend and hold Welltower and Sellers harmless from any loss, cost, expense, claim or demand related to (i) Security Deposits actually turned over or credited to any Buyer at the Closing, and (ii) Security Deposits in the form of Letters of Credit that are transferred to Holdings or any Buyer by Welltower or any Seller at or after the Closing, except in the case of gross negligence or willful misconduct of Welltower or such Seller.

(c)    Other Amounts Under Space Leases. Welltower shall be responsible for: (i) paying, at or prior to the Closing, any brokerage or leasing commissions, tenant improvement allowances, or other compensation that is due or payable with respect to any Space Lease, regardless of whether same is due or payable prior to or after the date hereof; and (ii) any and all amounts of free rent due to any Space Tenant under any Space Lease, other than brokerage or leasing commissions, tenant improvement allowances, or other compensation relating to (x) renewals or extensions of existing Space Leases exercised after the date hereof, and (y) new leases or modifications, supplements, waivers, amendments approved by Holdings or any Buyer, (such amounts payable by Welltower, collectively, the “Space Tenant Amounts”). To the extent any Space Tenant Amount set forth under clause (i) or (ii) is not paid as of the Closing, then Holdings (or the applicable Buyer) shall receive a credit at the Closing in the amount of the applicable Space Tenant Amount that has not been paid by Welltower at or prior to the Closing.

(d)    Ground Lease Rent. Ground Lease rent for this month shall be prorated as of the date hereof.

(e)    Security Deposits Under Ground Leases. At the Closing, all unapplied and unforfeited security and other deposits paid by any Ground Lessee under any Ground Lease (together with any refundable interest, if any, thereon) shall be itemized by Welltower, and Welltower shall receive a credit for same at the Closing.

(f)    Taxes. General real estate taxes for the then current tax period and relating to each Facility transferred (directly or indirectly) at the Closing shall be prorated as of the date hereof. If the Closing shall occur before the tax rate is fixed for the then current tax period for any Facility transferred at the Closing, the apportionment of taxes shall be upon the basis of the tax rate for the immediately preceding tax period. Within thirty (30) days after the actual taxes for the tax period in which the Closing occurs are determined, Welltower and Holdings (or the applicable Buyer) shall adjust the proration of such taxes and Welltower or Holdings (or the applicable Buyer), as the case may be, shall pay to the other any amount required as a result of such adjustment. At the

Closing, Welltower shall ensure that all tax reserves and tax escrow accounts held by it or any third-party escrow agent in accordance with the Ground Leases and/or Space Leases shall be transferred to or at the direction of Holdings and Buyers. For the avoidance of doubt, nothing contained in this subsection shall apply to taxes payable by the tenant pursuant to the terms of its Space Lease. Welltower shall be responsible for Taxes other than general real estate taxes arising with respect to the Facilities [or the Transferred Entities, if any] transferred at the Closing as follows: (i) in the case of Taxes attributable to a taxable period ending prior to the Closing Date, all of such Taxes; and (ii) in the case of Taxes attributable to a taxable period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of such Taxes (A) as to income, receipts or similar Taxes, based on an interim closing of the books as of the close of business on the Closing Date, and (B) as to all other Taxes, based on a daily proration. For purposes of any Taxes determined based on a daily proration basis, the amount of such Taxes for which Welltower is responsible shall be the full, actual amount of such Taxes multiplied by a fraction the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(i)    Other Income and Expenses. All other income from, and expenses of, the Facilities, including but not limited to public utility charges, interest, maintenance charges, service charges, amounts due under any CCRs, and amounts due under Contracts, shall be prorated as of the date hereof.

ARTICLE V

SURVIVAL AND INDEMNIFICATION

Section 5.01    Survival of Representations, Warranties and Covenants.

(a)    The representations and warranties of each Party set forth in this Agreement are made as of the date hereof.

(b)    Except for the Statute Representations and the Property Level Representations, all of the representations and warranties of Welltower and Sellers set forth in this Agreement shall survive the Closing until the date that is six (6) months after the date hereof; provided, however that the Statute Representations shall survive the Closing until the expiration of the statute of limitations applicable to the Liability or Loss incurred or suffered in respect of a breach of any such Statute Representation; provided, further, that the Property Level Representations shall survive the Closing until the date that is nine (9) months after the date hereof.

(c)    Except for the representations and warranties of Holdings and Buyers contained in Sections 3.02(a)(i) and 3.02(b)(i) which shall survive the Closing until the expiration of the statute of limitations applicable to the Liability or Loss incurred or suffered in respect of a breach of any such representation, all of the representations and warranties of Holdings and Buyers set forth in this Agreement shall survive until the date that is six (6) months after the date hereof.

(d)    None of the covenants or other agreements contained in this Agreement will survive the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement will survive the Closing for the period contemplated by its terms or, if no such period is contemplated, until such covenant and agreement is fully and finally performed.

(e)    Notwithstanding the foregoing, the indemnification obligations under this Article V with respect to Losses arising prior to the applicable survival termination date set forth above in this Section 5.01 shall not terminate if an indemnification claim with respect to such Losses is made by the Indemnified Party in accordance with this Agreement prior to such applicable survival termination date, and any such claim that has been asserted in accordance with this Article V and that is pending on the such applicable survival termination date may continue to be asserted until fully and finally resolved.

Section 5.02    Indemnification Obligations of Welltower. From and after the Closing, Welltower will indemnify, defend and hold harmless Holdings and Buyers from and against any and all Losses incurred by Holdings or Buyers caused by, relating to or arising out of:

(a)    any breach of or inaccuracy in any representation or warranty of Welltower or Sellers;

(b)    any breach or non-performance by Welltower or Sellers of any of its covenants or agreements contained in this Agreement.

Notwithstanding any other provision of this Agreement to the contrary: (i) the cumulative indemnification obligation of Welltower under this Section 5.02, when combined with all indemnification obligations of Welltower under the MIPA and any other Subsequent Contribution Agreement (as defined in the MIPA) , shall in no event exceed $5,500,000 in the aggregate and (ii) Welltower shall not be liable to Holdings or any Buyer for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from Welltower equals or exceeds $275,000 (the “Basket Amount”), in which case Welltower shall be liable for the full amount of such Losses from the first dollar thereof.

Section 5.03    Indemnification Obligations of Holdings and Buyers. From and after the Closing, Holdings and Buyers, jointly and severally, will indemnify, defend and hold harmless Welltower and Sellers from and against any and all Losses incurred by any of them caused by, relating to or arising out of:

(a)    any breach of or inaccuracy in any representation or warranty of Holdings or Buyers; or

(b)    any breach or non-performance by Holdings or any Buyer of any of its covenants or agreements contained in this Agreement.

Notwithstanding any other provision of this Agreement to the contrary: (i) the cumulative indemnification obligation of Holdings and Buyers under Section 5.03(a), when combined with all indemnification obligations of Investor, Holdings and Buyers under the MIPA, any other Subsequent Contribution Agreement (as defined in the MIPA), shall in no event exceed $5,500,000 and (ii) Holdings and Buyers shall not be liable to Welltower or Sellers for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from Holdings and Buyers equals or exceeds $275,000, in which case Holdings and Buyers shall be jointly and severally liable for the full amount of such Losses from the first dollar thereof.

Section 5.04    Indemnification Procedures. The following provisions govern all claims for indemnification under this Article V. The Party making a claim under this Article V is referred to as the “Indemnified Party”, and the party against whom such claim is asserted under this Article V is referred to as the “Indemnitor”.

(a)    If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnitor prompt written notice thereof. The failure to give such prompt written notice will not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all written evidence thereof and all correspondence from or to such third party (or its representatives), in each case to the extent in the possession of the Indemnified Party, related to the matter giving rise to such Third-Party Claim and will indicate the estimated amount, if reasonably practicable or estimable, of the Loss that has been or is reasonably expected to be sustained by the Indemnified Party. The Indemnitor will have the right to participate in or, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnitor’s receipt of the notice of a Third-Party Claim, to assume and control the defense of such Third-Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel, and the Indemnified Party will use commercially reasonable efforts to cooperate in good faith in such defense. In the event that the Indemnitor assumes the defense of any Third-Party Claim in accordance with this Section 5.04(a), and subject to the provisions of this Section 5.04(a) and Section 5.04(b), (i) it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party; provided, however, that if (i) a conflict of interest arises that, under applicable principles of legal ethics or Applicable Law, in the judgment of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnitor and the Indemnified Party in connection with the defense of such Third-Party Claim, or (ii) the Indemnitor fails to take reasonable steps necessary to defend diligently such Third-Party Claim in the reasonable judgment of the Indemnified Party, then the Indemnified Party may participate in its own defense, and the Indemnitor will be liable for all documented reasonable costs or expenses paid or incurred in connection with hiring one counsel for such defense. Indemnitor and the Indemnified Party will cooperate with each other in all commercially reasonable respects in connection with the defense of any Third-Party Claim.

(b)    Notwithstanding any other provision of this Agreement, neither the Indemnitor nor the Indemnified Party will enter into settlement of, or consent to the entry of any judgment with respect to, any Third-Party Claim without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed), except as otherwise provided in this Section 5.04(b). The Indemnitor shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim without the consent of any Indemnified Party; provided, that the Indemnitor shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, including by virtue of any injunctive or other equitable relief and (iii) obtain, as a condition of any settlement or other resolution, a complete release of claims, with prejudice, for any Indemnified Party potentially affected by such Third-Party Claim; provided further that such settlement or entry of judgment shall not give rise to any amounts payable in excess of the maximum amount for which the Indemnitor is required to indemnify the Indemnified Party at the time of such settlement.

(c)    Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party giving the Indemnitor prompt written notice thereof. The failure to give such prompt written notice will not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all written evidence thereof to the extent such evidence is in the possession of the Indemnified Party and will indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party. The Indemnitor will have 45 days after its receipt of such notice to respond in writing to such Direct Claim. During such 45-day period, the Indemnified Party will allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party will use commercially reasonable efforts to assist the Indemnitor’s investigation by giving such information and assistance as the Indemnitor or any of its professional advisors may reasonably request. If the Indemnitor does not so respond within such 45-day period, the Indemnitor will be deemed to have rejected such claim, in which case the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement.

Section 5.05     Exclusive Remedies. Except with respect to any equitable remedies contemplated by Section 6.13 or in the event of fraud, the Parties acknowledge and agree that, following the Closing, the indemnification provisions of Article V shall be the sole and exclusive remedies of any Indemnified Party for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. The provisions of this Section were specifically bargained for among the parties and were taken into account by the parties in arriving at the Distribution and the terms and conditions of this Agreement. Welltower and Sellers, on one hand, and Holdings and Buyers, on the other hand, have each specifically relied upon the provisions of this Section in agreeing to the Distribution and the terms and conditions of this Agreement. No Person who is not a party hereto, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, Liabilities or causes of action arising under, out of, in connection with, or related in any manner to the this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Applicable Law, each Party hereby waives and releases all such claims, Liabilities and causes of action against any such Persons.

Section 5.06    Mitigation. Each Party shall, and shall cause its Affiliates to, take commercially reasonable steps to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 5.07    Limitation on Liability. In no event shall any Party have any liability to any other hereunder for any consequential, special, incidental, indirect or punitive damages. The amount of any and all Losses under this Article V shall be determined net of any insurance, indemnity, reimbursement arrangement, contract or other recovery available to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (each, an “Alternative Recovery”). In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnitor hereunder, the Indemnified Party will promptly refund an equal amount to the Indemnitor.

ARTICLE VI

MISCELLANEOUS

Section 6.01     Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, by electronic mail transmission, sent by nationally-recognized overnight courier or mailed by U.S. registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail transmission, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the fifth Business Day following that on which the piece of mail containing such communication is posted to the address provided herein or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Notices to Parties pursuant to this Agreement shall be given to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.01):

(a)	to Welltower or any Seller:

4500 Dorr Street

Toledo, Ohio 43615-4040

Attention: General Counsel

E-Mail: info@welltower.com

Telephone No.: (419) 247-2800

with a copy to (which shall not constitute notice to Welltower):

Gibson Dunn & Crutcher

200 Park Avenue

New York, NY 10166-0193

Attn: Steven Klein

E-Mail: sklein@gibsondunn.com

Telephone No.: (212) 351-4000

(b)	to Holdings or Buyers:

2001 Ross Avenue, Suite 3400

Dallas, TX 75201

Attn: Scott Wyatt

E-Mail: Scott.wyatt@invesco.com

Telephone No.: (972) 715-7430

with a copy to (which shall not constitute notice to Holdings or Buyers):

E-Mail: Telephone No.:

Section 6.02    Amendments; Waivers.

(a)    Any provision of this Agreement or any other Transaction Document may be amended or waived if, and only if, such amendment or waiver is in writing and signed in the case of an amendment, by all Parties to such agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)    No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under Applicable Law.

Section 6.03     Expenses. Except as set forth in the Sources and Uses Table set forth in Exhibit B attached hereto or otherwise expressly provided in this Agreement or in any other Transaction Document, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and in closing and carrying out the Transaction shall be paid by Holdings.

Section 6.04    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns. No Party may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, whether directly or indirectly, by operation of law, merger or otherwise, without the prior written approval of the each other Party hereto. No such transfer or assignment shall relieve the transferring or assigning Party of its obligations hereunder if such transferee or assignee does not perform such obligations.

Section 6.05     Governing Law. This Agreement shall be construed in accordance with, and this Agreement and any disputes or controversies related hereto shall be governed by, the internal laws of the State of Delaware without giving effect to any conflicts of laws principles thereof that would apply the laws of any other jurisdiction.

Section 6.06    Counterparts; Effectiveness; Telecopy or PDF Signature. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy or email attachment, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by each other Party. This Agreement may be signed by telecopy or .pdf signature and a telecopy or .pdf signature will constitute an original for all purposes.

Section 6.07    Entire Agreement. This Agreement (including the schedules and exhibits referred to herein), the MIPA, and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, express or implied, between and among the Parties with respect to the subject matter of this Agreement. No representation, warranty, promise, inducement or statement of intention has been made by either Party that is not embodied in this Agreement or such other documents, and neither Party shall be bound by, or liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

Section 6.08    Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 6.09    Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect so long as, after excluding the portion deemed to be unenforceable, the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, unenforceable or void, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated to the greatest extent practicable in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 6.10    Consent to Jurisdiction. All disputes and litigation arising out of or related to this Agreement, including matters connected with its performance, shall be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in New Castle County, Delaware or, if such court does not have jurisdiction, of the other courts of the State of Delaware and the United States of America, in each case sitting in New Castle County, Delaware. Each of the Parties hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 6.11     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

Section 6.12    Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any other Person, including any employee or former employee of Welltower or Holdings or any of their respective Affiliates (including any beneficiary or dependent thereof).

Section 6.13    Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, shall cause irreparable injury to the other Party, for which damages, even if available may not be an adequate remedy. Accordingly, each Party hereby shall have the right to seek injunctive relief from any court of competent jurisdiction, without the necessity of proving actual monetary loss, to compel performance of a Party’s obligations and each Party consents to the grant by any court of the remedy of specific performance of its obligations hereunder.

Section 6.14    No Presumption Against Drafting Party. The Parties acknowledge that each of them has been represented by counsel in connection with the negotiation and execution of this Agreement and the other Transaction Documents. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.15    Further Assurances. In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, each of the Parties shall cooperate with each other and use commercially reasonable efforts, on and after the date hereof, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary or desirable on its part under Applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement, including, from time to time, the execution and delivery by the Parties of, or the Parties causing to be executed and delivered, such other instruments of conveyance, transfer, assignment or assumption or other documents, bills of sale, deeds, endorsements or assignments, as reasonably may be requested by any other Party or its Affiliates or as otherwise may be necessary or desirable to more effectively contribute, transfer, assign, convey and deliver the Transferred Assets as set forth herein.

Section 6.16    Section 1031 Exchanges. Investor hereto agrees to cooperate with Welltower in effecting one or more Section 1031 Exchanges with respect to the Facilities transferred at the Closing, including executing and delivering any and all documents required by one or more exchange trustees, qualified intermediaries or exchange accommodation titleholders retained by Welltower, and Welltower shall have the right to assign this Agreement to an entity established in order to effectuate such exchange (including a qualified intermediary, an exchange accommodation title holder or one or more single member limited liability companies that are owned by any of the foregoing persons); provided, however, that (a) Investor shall not be obligated to incur any liability, cost, expense, delay or other detriment in connection with the implementation of any such Section 1031 Exchange unless Welltower agrees to reimburse and/or indemnify Investor for any such liability, cost, expense, delay or other detriment and (b) Welltower will not be relieved from its obligations under this Agreement following any such assignment.

* * * * * * *

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

WELLTOWER INC.

By:
Name: Mary Ellen Pisanelli
Title: Authorized Signatory

[SELLERS]

By:
Name:
Title:

VIDA JV LLC

By:
Name:
Title:

[BUYERS]

By:
Name:
Title:

[CONTRIBUTION AGREEMENT SIGNATURE PAGE]

APPENDIX A

DEFINITIONS

“Affiliate”, with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, such Person; provided, however, that, except as otherwise expressly provided in this Agreement, (i) with respect to Holdings and its Subsidiaries, “Affiliates” shall be deemed to expressly exclude Welltower and its other Affiliates and (ii) with respect to Welltower and Sellers, “Affiliates” shall be deemed to expressly exclude Holdings and its Subsidiaries. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the introduction to this Agreement

“Alternative Recovery” has the meaning set forth in Section 5.07 to this Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, managers (in the case of a limited liability company), employees, consultants or agents.

“Assets” means all assets, properties and rights of every kind (whether tangible or intangible), including real and personal property and intellectual property.

“Assumed Liabilities” means, with respect to the Transferred Assets, (i) all of the Liabilities, whether direct or indirect, known or unknown, absolute or contingent, arising out of or relating to such Transferred Assets, as applicable, following the Closing, other than the Excluded Liabilities, and (ii) all Liabilities for property Taxes other than Liabilities for property Taxes that are Excluded Liabilities.

“Authorizations” means all licenses, permits, concessions and approvals required by any Governmental Authority, as defined herein with respect to the ownership, operation, leasing, maintenance, or use of any Facility.

“Basket Amount” has the meaning set forth in Section 5.02(b) to this Agreement.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

[CONTRIBUTION AGREEMENT SIGNATURE PAGE]

“Buyer Disclosure Letter” means a disclosure letter, containing the Schedules contemplated by the provisions of this Agreement.

“CCRs” means any declaration of covenants, condition, restriction, easement or similar instrument or encumbrance.

“CCR Purchase Rights” means those purchase rights pursuant to CCRs and set forth in Section [●] of the Welltower Disclosure Letter providing a third party the right to purchase a Facility or property (or an interest therein), either pursuant to a right of first offer, right of first refusal, or other form of purchase option, as a result of certain transfers to be effected by the Transaction.

“Claims” means all rights to causes of action, claims, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate.

“Close Associate” shall mean a person who is widely and publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a Person who is in a position to conduct substantial United States and non-United States financial transactions on behalf of the Senior Foreign Political Figure.

“Closing” has the meaning set forth in Section 2.05 of this Agreement.

“Closing Date” means [                    ].

“Closing Statement” means the preliminary closing statement approved by the Parties prior to the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Law” means all domestic or foreign Applicable Laws passed by a domestic or foreign Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Condemnation” means any action by which any Governmental Authority commences condemnation proceedings, taking by power of eminent domain or any similar action.

“Contract” means each Ground Lease, Space Lease, contract, agreement, option, lease, license, cross-license, sale and purchase order, commitment and other instrument of any kind, whether written or oral.

“Direct Claim” has the meaning set forth in Section 5.04(c) to this Agreement.

“Distribution” has the meaning set forth in Section 2.02(a) of this Agreement.

“Due Diligence” has the meaning set forth in Section 4.01(a) to this Agreement.

“Due Diligence Items” has the meaning set forth in Section 4.01(c) to this Agreement.

[FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE]

“Environmental Laws” shall mean and refer to the following: all federal, state, county, municipal, local and other statutes, laws, ordinances and regulations which relate to or deal with human health or the environment, all as may be amended form time to time.

“Environmental Reports” has the meaning set forth in Section 3.01(l)(viii)(A) to this Agreement.

“ERISA” has the meaning set forth in Section 3.01(p) to this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means, with respect to the Transferred Assets, the following Liabilities:

(i)    except as otherwise expressly provided in any other Transaction Document, any Liabilities in respect of property Taxes applicable to such Transferred Assets the payment of which would be delinquent as of the date hereof;

(ii)    any and all Liabilities, whether direct or indirect, known or unknown, absolute or contingent, other than the Assumed Liabilities.

“Facilities” has the meaning set forth in the recitals.

“Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Authority.

“Governmental Authority” means any United States or non-United States federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Ground Lease” means each of the ground leases (or subground leases, as applicable) pursuant to which a Seller is the ground lessee (or subground lessee, as applicable) of a Facility, together with all amendments, restatements, supplements and modifications thereto, as each of such ground leases and their amendments, restatements, supplements and modifications thereto.

“Ground Lessee” means each ground lessee (or subground lessee, as applicable) under any Ground Lease that ground leases (or subground leases, as applicable) any Facility from a Ground Lessor.

“Ground Lessor” means any ground lessor (or subground lessor, as applicable) under any Ground Lease that ground leases (or subground leases, as applicable) any Facility to a Seller.

“Ground Lessor Purchase Rights” means those purchase rights listed in Section                      of the Welltower Disclosure Letter whereby the Ground Lessor of a Facility has the right to purchase the leasehold estate created by the applicable Ground Lease, either pursuant to a right of first offer, right of first refusal, or other form of purchase option, as a result of certain transfers to be effected by the Transaction.

[FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE]

“Hazardous Materials” means any and all petroleum products and fractions thereof, asbestos, asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radioactive materials and all other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials, substances and wastes listed or identified in, or regulated by, any Environmental Law.

“Holdings” has the meaning set forth in the Preamble of this Agreement.

“Immediate Family Member” shall mean the parents, siblings, spouse, children and in-laws of a Senior Foreign Political Figure.

“Indemnified Party” has the meaning set forth in Section 5.04 to this Agreement.

“Indemnitor” has the meaning set forth in Section 5.04 to this Agreement.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person. Notwithstanding the foregoing, with respect to any Person that is a corporation, limited liability company, partnership or other business entity, actual knowledge shall be deemed to mean the actual knowledge of all directors (or managers in the case of a limited liability company) and executive officers of any such Person; provided, however, that with respect to Welltower, “Knowledge” shall be deemed to be solely the actual knowledge, after reasonable investigation, of Ryan Rothacker, VP, Operations, Team Leader and Brian Dunlay, Vice President, Asset Strategy and with respect to Vida JV LLC and Buyers “Knowledge” shall be deemed to be solely the actual knowledge, after reasonable investigation, of Scott Wyatt, Senior Director, Transaction Services of Invesco, provided, however, the Parties acknowledge and agree that none of Scott Wyatt, Brian Dunlay or Ryan Rothacker shall have any personal liability with respect to the representations and warranties made herein.

“Letter of Credit” has the meaning set forth in Section 4.05(b) to this Agreement.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, absolute, contingent, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any asset, any lien, mortgage, pledge, hypothecation, right of others, Claim, security interest, encumbrance, lease, sublease, license, interest, option, charge or other restriction or limitation of any nature whatsoever in respect of such asset.

“Losses” means any and all deficiencies, judgments, settlements, demands, Claims, suits, actions or causes of action, Proceedings, assessments, liabilities, losses, damages, interest, fines, penalties, costs, Taxes and expenses (including reasonable legal, accounting and other costs and expenses) incurred in connection with investigating, defending, settling or satisfying any and all demands, Claims, actions, causes of action, suits, Proceedings, assessments, judgments or appeals, and in seeking indemnification therefor.

[FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE]

“Material Adverse Effect” means any event, change, occurrence or effect that would have a material adverse effect on the business, financial condition or results of operations of the Facilities, taken as a whole, other than any event, change, occurrence or effect arising out of, attributable to or resulting from, alone or in combination, (i) general changes or developments in any of the industries in which Welltower operates, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, or any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) natural disasters or calamities, including any epidemic, pandemic, disease outbreak or public health crisis or the response of any Governmental Authority thereto, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or Competition Laws for the consummation of the transactions contemplated hereby, (v) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof, (vi) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Welltower or Sellers due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (vii) any action taken by Welltower or any Seller, in each case which is required or permitted by or resulting from or arising in connection with this Agreement, or (viii) any actions taken (or omitted to be taken) by or at the request of Holdings or any Buyer or (ix) any existing event, occurrence or circumstance of which the Holdings or any Buyer has knowledge as of the date hereof. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Facilities, and not against any forward-looking statements, financial projections or forecasts of the Facilities.

“Material Contracts” has the meaning set forth in Section 3.01(n) to this Agreement.

“Material Space Leases” means any Space Lease of more than fifty thousand (50,000) rentable square feet at any Facility.

“Material Space Tenant” means any Space Tenant under a Material Space Lease.

“New Letter of Credit” has the meaning set forth in Section 4.05(b) to this Agreement.

“OFAC List” shall mean any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the SDN List and/or other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

[FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE]

“Parties” has the meaning set forth in the preamble to this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Permits” means all permits, licenses, franchises, approvals, certificates, certifications, clearances, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 4.01(f) to this Agreement.

“Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet delinquent or which are both (A) being contested in good faith, and (B) described in reasonable detail on a Schedule to the applicable Transaction Document, (ii) statutory Liens of landlords and statutory Liens of carriers, warehousemen, mechanics or materialmen incurred in the ordinary course of business which are either for sums not yet due or are immaterial in amount, (iii) zoning, entitlement, and other land use laws, (iv) easements and other encumbrances, in each case, that do not materially detract from the value of the relevant Facility or materially interfere with any present or intended use of such Facility and, as to equity securities only, those created under applicable securities laws or pursuant to the limited liability company agreement of the relevant entity.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Proceeding” means any action, suit, Claim, charge, hearing, arbitration, audit, or proceeding (public or private).

“Property Level Representations” means the representations and warranties set forth in Section 3.01(j)(i) and 3.01(l)(vi)(A) and (C).

“Rent Roll” has the meaning set forth in Section 3.01(l)(v) to this Agreement.

“Section 1031 Exchange” means a tax-deferred exchange in accordance with Section 1031 of the Code, as structured by Welltower and its tax advisors.

“Security Deposits” means any refundable security deposits, prepaid rent, or damage deposits or similar amounts, including without limitation, any letters of credit or similar financial instruments (other than rent paid for the month in which the Closing occurs), and other forms of credit enhancements, with respect to any of the Space Leases.

“Seller” has the meaning set forth in the preamble to this Agreement.

[FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE]

“Senior Foreign Political Figure” shall mean a senior official of a major non-United States political party or a senior executive of a government-owned corporation not organized within the United States. In addition, a “Senior Foreign Political Figure” includes any corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure.

“Sources and Uses Table” means the table setting forth the sources and uses of funds at the Closing, substantially in the form attached hereto as Exhibit B.

“Space Leases” means, individually or collectively, any leases, subleases, occupancy agreements, and any other agreements for the use, possession, or occupancy of all or any portion of a Facility (including, without limitation, signage rights) as to which a Seller or [Names of Transferred Entities, if any] is the landlord (it being understood that Ground Leases shall not be included in this definition of “Space Leases”).

“Space Tenant” means any tenant under any Space Lease.

“Space Tenant Amounts” has the meaning set forth in Section 4.05(c) to this Agreement.

“Space Tenant Purchase Rights” those purchase rights listed on Section                      of the Welltower Disclosure Letter whereby a Space Tenant has the right under a Space Lease to purchase a Facility (or an interest therein), either pursuant to a right of first offer, right of first refusal, or other form of purchase option, as a result of certain transfers to be effected by the Transaction.

“SRO” means self-regulatory organization or authority.

“Statute Representations” means the representations and warranties set forth in Sections 3.01 (a)(i) (Organization) and (b)(i) (Authority).

“Straddle Period” has the meaning set forth in Section 4.05(f) of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company or other similar entity as to which more than 50% of the outstanding capital stock or other securities having voting rights or power is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s direct or indirect subsidiaries.

“Survey” means those certain surveys of the Facilities listed on Section                      of the Welltower Disclosure Letter.

“Tax Returns” means all reports and returns (including elections, declarations, disclosures, schedules, estimates, information returns and claims for refund and any related or supporting information and any amendment to any of the foregoing) required to be supplied to a taxing authority with respect to Taxes.

“Taxes” means (i) all foreign, federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll,

[FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE]

employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, value added tax, goods and services tax, social service tax, import tax, export tax, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any Liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes; and the term “Tax” means any one of the foregoing Taxes.

“Third-Party Claim” has the meaning set forth in Section 5.04(a) to this Agreement.

“Title Commitments” means those certain commitments for title insurance on the Facilities prepared by the Title Company listed on Section                      of the Welltower Disclosure Letter.

“Title Company” means Commonwealth Land Title Insurance Company.

“Title Proformas” means those certain proforma policies of title insurance for all of the Facilities, prepared by the Title Company and attached as Exhibit D.

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, this Agreement and the, Bills of Sale, Assignments and Assumptions of Ground Lease and Assignment Agreement in each case delivered pursuant hereto.

“Transfer Taxes” has the meaning set forth in Section 4.04(a) to this Agreement.

“Transferred Assets” means, with respect to a Seller and to the extent assignable, all of the right, title and interest of such Seller in and to all Assets related to, used or held for use in connection with the Facility set forth opposite such Seller’s name on Exhibit A, as the same shall exist immediately prior to the date hereof, including, without limitation, the following:

(i)    the land related to the Facility set forth opposite such Seller’s name on Exhibit A, together with all rights and appurtenances pertaining to such land, including (A) all minerals, oil, gas and other hydrocarbon substances thereon or thereunder, (B) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (C) all easements, privileges and hereditaments pertaining thereto, whether or not of record, and (D) all access, air, water, riparian, development, utility and solar rights (collectively, the “Welltower Land”);

(ii)    the Facility and any other improvements and structures constructed on such Welltower Land (collectively, the “Welltower Improvements”);

(iii)    any mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon or within such Welltower Improvements excluding, for the avoidance of doubt, any personal property belonging to a Space Tenant or any other Person other than a Seller;

[FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE]

(iv)    Seller’s ground leasehold interest under any applicable Ground Lease;

(v)    any Space Leases; and

(vi)    any right, title or interest in amounts paid or payable as security deposit or other form of security or pursuant to any letter of credit or similar instrument, in each case that relates solely to the Welltower Land, the Welltower Improvements, the applicable Ground Lease or any predecessor lease relating to the Welltower Land or the Welltower Improvements (and not together with any other land, improvements, structures, leases or other real estate or rights relating thereto).

[Provided, that, with respect to                     , the “Transferred Assets” shall be all of their respective membership or limited partnership interests, as applicable, in [Names of Transferred Entities, if any] ]

“Welltower” has the meaning set forth in the preamble to this Agreement.

“Welltower Disclosure Letter” means the disclosure letter, as delivered by Welltower to Holdings as of the date hereof, containing the Schedules contemplated by the provisions of this Agreement.

[FORMATION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE]

Exhibit M

Initial Facilities

1	Bethesda Health City
2	Broward Coral Springs I
3	Broward Coral Springs II
4	Congress II
5	FMC - Brandon
6	FMC - Land O’Lakes
7	FMC - Land O’Lakes II
8	FMC - Tampa II
9	FMC - Zephyrhills II
10	[HCA 310 Nashville]
11	Prestonwood
12	Southpointe
13	Tenet Stone Oak
14	Tenet Stone Oak II

Exhibit N

Post-Closing Action Items

1.	Bethesda Health City:

a.	Welltower shall provide notice of the transfer of the Facility to Palm Beach County within thirty (30) days after the applicable Closing.

b.	Welltower shall provide notice of the transfer of the Facility to the South Florida Water Management District within thirty (30) days after the applicable Closing.

2.

Congress II: With respect to the Facility commonly known as Congress II, Welltower shall, at its sole cost and expense, close out open Permit #201801436, which is related to A/C unit work, and remedy any building violation arising from such Permit being open, all within the earlier date to occur of (i) six (6) months following the Closing Date or (ii) the date required by applicable law.

3.

Tenet Westover Hills Baptist: With respect to the Facility commonly known as Tenet Westover Hills Baptist, Welltower must provide Certificates of Occupancy for (i) SAS Orthopaedic, the space tenant of Suite 213 of the Tenet Westover Hills Baptist property, within six (6).months following the Closing Date

4.

Tax Audits. In connection with any Florida Department of Revenue, Sales Tax Division, tax audit that has been or may be conducted with respect to any Facility located in the State of Florida, which audit related to any period of time prior to the Closing, Welltower shall, at its sole cost and expense, comply with any and all requirements associated with the audit, and pay any and all amounts due with respect to the Facilities in connection therewith. This obligation shall survive the Closing for the applicable statute of limitations period.

5.

FMC Brandon: With respect to the Facility commonly known as FMC - Brandon, Welltower shall obtain a release within six (6) months following the Closing Date, at Welltower’s sole cost and expense and to the satisfaction of the Title Company, of (i) that certain Florida Department of Revenue Tax Warrant number 1000000843400.H filed in Official Records Book 27116, Page 1587 of the Public Records of Hillsborough County, Florida that encumbers the Facility, and (ii) that certain judgement lien filed in connection therewith on October 9, 2019 with the Florida Secretary of State under judgement number J19000670859.

6.

FMC Land O’Lakes I: With respect to the Facility commonly known as FMC - Land O’Lakes, Welltower shall obtain a release within six (6) months following the Closing Date, at Welltower’s sole cost and expense and to the satisfaction of the Title Company, of (i) that certain Florida Department of Revenue Tax Warrant number 1000000843397.P filed in Official Records Book 10003 Page 3235 of the Public Records of Pasco County,

Florida that encumbers the Facility, and (ii) that certain judgement lien filed in connection therewith on October 9, 2019 with the Florida Secretary of State under judgement number J19000670834.

7.

FMC Land O’Lakes II: With respect to the Facility commonly known as FMC - Land O’Lakes II, Welltower shall obtain a release within six (6) months following the Closing Date, at Welltower’s sole cost and expense and to the satisfaction of the Title Company, of (i) that certain Florida Department of Revenue Tax Warrant number 1000000843399.P filed in Official Records Book 10003 Page 3236 of the Public Records of Pasco County, Florida that encumbers the Facility, and (ii) that certain judgement lien filed in connection therewith on October 9, 2019 with the Florida Secretary of State under judgement number J19000670842.

8.

FMC Tampa II: With respect to the Facility commonly known as FMC - Tampa II, Welltower shall obtain a release within six (6) months following the Closing Date, at Welltower’s sole cost and expense and to the satisfaction of the Title Company, of (i) that certain Florida Department of Revenue Tax Warrant number 1000000843395.H filed in Official Records Book 27116 Page 1588 of the Public Records of Hillsborough County, Florida that encumbers the Facility, and (ii) that certain judgement lien filed in connection therewith on October 9, 2019 with the Florida Secretary of State under judgement number J19000670818.

9.

FMC - Zephyrhills II: With respect to the Facility commonly known as FMC - Zephyrhills II, Welltower shall obtain a release within six (6) months following the Closing Date, at Welltower’s sole cost and expense and to the satisfaction of the Title Company, of (i) that certain Florida Department of Revenue Tax Warrant number 1000000843401.P filed in Official Records Book 10003 Page 3234 of the Public Records of Pasco County, Florida that encumbers the Facility, and (ii) that certain judgement lien filed in connection therewith on October 9, 2019 with the Florida Secretary of State under judgement number J19000670867.